                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

              (AMENDMENT NO. 5 TO THE PRELIMINARY PROXY STATEMENT)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BELLSOUTH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                PRELIMINARY COPY

                               PROXY STATEMENT OF

                             BELLSOUTH CORPORATION

                     SPECIAL MEETING OF SHAREHOLDERS TO BE

                HELD AT 9 A.M., LOCAL TIME, ON DECEMBER 5, 2000


                             ---------------------


                                                                 October 6, 2000


Dear Shareholder,


     You are cordially invited to attend a special meeting of BellSouth shareholders, to be held at Cobb Galleria Centre Ballroom, 2 Galleria Parkway in Atlanta, Georgia.


     As part of our ongoing efforts to create additional value for our shareholders, our board of directors requests your approval to amend our charter so that we can create a new series of BellSouth common stock that is intended to reflect, or track, the performance of our Latin American businesses. In the same process, the BellSouth common stock you currently own will become a separate series of BellSouth common stock, BLS group tracking stock, that is intended to track the performance of all of our other businesses. We believe that this new capital structure will further our efforts to continue to grow our businesses and achieve our strategic objectives.


     Following approval of the tracking stock proposal, our board of directors intends to designate two series of common stock, BLS group stock and Latin America group stock. Our board plans to authorize the sale of shares of Latin America group stock in a public offering to raise cash for our expansion in Latin America. At the time of the public offering, our board will reserve for the BLS group or for issuance to the holders of BLS group stock (our current shareholders) shares of Latin America group stock. We expect to distribute as a dividend to the holders of BLS group stock those reserved shares of Latin America group stock. We expect to make this distribution within six to twelve months following the public offering.



     The decision to make a public offering of Latin America group stock and a distribution of shares of Latin America group stock to the holders of BLS group stock and the precise timing of those events will depend on market conditions and other factors. If Latin America group stock is distributed as we now plan, your ownership in BellSouth will then be represented by two stocks: Latin America group stock and BLS group stock.


     We intend to pay a quarterly dividend of $.19 per share on the BLS group stock, which is the current dividend amount on our existing common stock. We do not intend to pay dividends on the Latin America group stock in the foreseeable future.

     At the special meeting, we will be asking you to vote in favor of a proposed amendment to our charter to permit the creation of the tracking stock capital structure. Approval of the amendment will permit us to issue common stock in series, including the BLS group stock and Latin America group stock. The terms of the BLS group stock and the Latin America group stock, along with other important information, are included in this proxy statement.

     FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN CONNECTION WITH THE TRACKING STOCK PROPOSAL, SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROXY STATEMENT.

     At the special meeting, you also will be asked to consider and approve a proposal to adopt our amended and restated stock plan, which will reflect the tracking stock capital structure and increase annual grant limits above current plan limits. In addition, you will be asked to consider and approve a proposal to amend our by-laws to change the quorum and reduce the voting requirements for approval of proposals at shareholders' meetings.

     Our board of directors unanimously recommends that you vote "FOR" the tracking stock proposal, the proposal to adopt our amended and restated stock plan and the proposal to amend our by-laws.

     This proxy statement provides you with detailed information about the three proposals. We encourage you to read this entire document.

     I look forward to seeing you at the special meeting.

                                             Sincerely,

                                             F. Duane Ackerman
                                             Chairman of the Board, President
                                             and Chief Executive Officer


     This proxy statement is first being mailed to BellSouth shareholders on or about October 14, 2000.

                      HOW YOU CAN OBTAIN MORE INFORMATION

     This proxy statement incorporates important information that is not included in or delivered with this document. You may request a copy of this information at no cost, by writing or telephoning us at the following address:

                             BellSouth Corporation
                          1155 Peachtree Street, N.E.
                          Atlanta, Georgia 30309-3610
                      Attention: Office of the Controller
                           Telephone: (800) 969-2372


     To obtain timely delivery, you must make this request no later than five business days before December 5, 2000, the date of the special meeting.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE MATTERS BEING CONSIDERED AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 6, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


TIME:                                  9 a.m., local time, Tuesday, December 5, 2000

PLACE:                                 Cobb Galleria Centre Ballroom
                                       2 Galleria Parkway
                                       Atlanta, Georgia 30339

PURPOSES OF MEETING:                   1)   Consider and approve a proposal to amend our articles of
                                            incorporation, which would:

                                            -    permit us to issue a total of 8.65 billion shares of
                                                 BellSouth common stock in series, of which our board of
                                                 directors intends initially to designate 6.4 billion
                                                 shares as "BellSouth Corporation -- BLS Group Common
                                                 Stock" and 2.25 billion shares as "BellSouth
                                                 Corporation -- Latin America Group Common Stock;" and

                                            -    provide for each outstanding share of our existing
                                                 common stock to be changed into one share of BLS group
                                                 stock.

                                            Approval of Proposal 1 will also constitute approval of the terms of these two series of tracking stock as described in the accompanying proxy statement. Proposed articles of
                                            amendment to our charter to be voted on at the special
                                            meeting are included in Annex I to the accompanying proxy
                                            statement.

                                       2)   Consider and approve a proposal to adopt our amended and
                                            restated stock plan to reflect the tracking stock capital
                                            structure and increase annual grant limits above current plan limits.

                                       3)   Consider and approve a proposal to amend our by-laws to
                                            change the quorum and reduce the votes required to approve proposals at shareholders' meetings.

WHO CAN VOTE:                          You can vote if you were a shareholder of record on             ,
                                         2000.

PROXY VOTING:                          YOUR VOTE IS IMPORTANT. Please vote in one of these ways:

                                       1)   use the toll-free telephone number shown on your proxy card;

                                       2)   visit and cast your vote at the web site listed on your proxy card; or

                                       3)   mark, sign, date and promptly return your proxy card in the enclosed postage-paid envelope.


           This notice is issued by order of our board of directors.

                                 BELLSOUTH LOGO

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS...................            1
PROXY STATEMENT SUMMARY.....................................            2
  Tracking Stock............................................            2
  BellSouth Corporation.....................................            3
  The Special Meeting.......................................            5
  Proposal 1 -- The Tracking Stock Proposal.................            5
  Proposal 2 -- The Adoption of the Amended and Restated
     BellSouth Corporation
     Stock Plan.............................................            9
  Proposal 3 -- Amendments to the By-laws...................           10
  Recommendation of Our Board of Directors..................           10
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BELLSOUTH
  CORPORATION...............................................           11
SELECTED HISTORICAL COMBINED FINANCIAL AND OPERATING DATA OF
  THE LATIN AMERICA GROUP...................................           13
SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF THE
  BLS GROUP (UNAUDITED).....................................           15
RISK FACTORS................................................           16
  Risk Factors Relating to Our New Tracking Stock Capital
     Structure..............................................           16
  Risk Factors Relating to Our Latin American Operations....           24
CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS...           35
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING............           36
  Date, Time and Place of the Special Meeting...............           36
  Proposals to be Considered at the Special Meeting.........           36
  Who Can Vote..............................................           36
  Shares Outstanding........................................           36
  Proxy.....................................................           36
  Voting of Shares..........................................           36
  Votes Required to Approve the Proposals...................           37
  How You Can Vote..........................................           37
  Revocation of Proxy.......................................           38
  Quorum....................................................           38
  Attendance at the Special Meeting.........................           38
  Solicitation of Proxies...................................           38
PROPOSAL 1 -- THE TRACKING STOCK PROPOSAL...................           39
  Description of the Tracking Stock Proposal................           39
  Background of and Reasons for the Tracking Stock
     Proposal...............................................           41
  Recommendation of Our Board of Directors..................           43
  Dividend Policy...........................................           43
  Our BLS Group and Our Latin America Group.................           44
  Description of BLS Group Stock and Latin America Group
     Stock..................................................           44
     Actions by Our Board of Directors Without Shareholder
      Approval; No Separate Boards of Directors for the
      Groups................................................           44
     Authorized and Outstanding Shares......................           45
     Dividends..............................................           48
     Voting Rights..........................................           49
     Conversion and Redemption..............................           53

                                                                 PAGE
                                                                 ----
     Liquidation Rights.....................................           63
     Shares Reserved for Another Group or for Issuance to
      the Holders of the Series of Stock Related to
      that Group............................................           63
     Determinations by Our Board of Directors...............           65
     Preemptive Rights......................................           65
     Additional Series of Common Stock......................           65
     Restated Rights Agreement..............................           66
     Anti-Takeover Provisions of Georgia Law, Our Charter
      and By-laws and Our Restated Rights Agreement.........           68
  U.S. Federal Income Tax Considerations....................           72
  Stock Exchange Listings...................................           74
  Stock Transfer Agent and Registrar........................           74
  Financial Advisor.........................................           74
  Effect on Existing Stock Based Awards.....................           75
  No Dissenters' Rights.....................................           75
BUSINESS OF THE BLS GROUP...................................           76
BUSINESS OF THE LATIN AMERICA GROUP.........................           90
EMPLOYEES OF OUR LATIN AMERICAN OPERATIONS..................          119
LEGAL PROCEEDINGS...........................................          121
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF BELLSOUTH CORPORATION........          122
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF THE LATIN AMERICA GROUP OF
  BELLSOUTH CORPORATION.....................................          148
RELATIONSHIP BETWEEN THE BLS GROUP AND THE LATIN AMERICA
  GROUP.....................................................          174
  General Policy............................................          174
  Amendment and Modification of the Policy Statement........          174
  The Finance/Strategic Planning Committee..................          174
  Scope of the Business of the Groups; Competition..........          174
  Corporate Opportunities...................................          175
  Relationship Between the BLS Group and the Latin America
     Group..................................................          175
     Commercial Inter-Group Transactions....................          176
     Transfers of Other Assets and Liabilities..............          176
     Cash Management........................................          176
     Financing Arrangements.................................          176
     Intellectual Property..................................          176
  Dividend Policy...........................................          177
  Financial Reporting; Allocation Matters...................          177
     Shared Corporate Services..............................          178
     Taxes..................................................          178
PROPOSAL 2 -- THE ADOPTION OF THE AMENDED AND RESTATED
  BELLSOUTH CORPORATION STOCK PLAN..........................          179
PROPOSAL 3 -- AMENDMENTS TO THE BY-LAWS.....................          188
STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS.................          189
DIRECTOR COMPENSATION.......................................          190
EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES
  COMMITTEE REPORT ON EXECUTIVE COMPENSATION................          191

                                                                 PAGE
                                                                 ----
EXECUTIVE COMPENSATION......................................          195
FIVE-YEAR PERFORMANCE COMPARISON............................          200
INFORMATION ABOUT SHAREHOLDER PROPOSALS.....................          201
VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET....          201
INDEPENDENT ACCOUNTANTS.....................................          201
WHERE YOU CAN FIND MORE INFORMATION.........................          202
INFORMATION INCORPORATED BY REFERENCE.......................          202
INDEX TO FINANCIAL STATEMENTS...............................          F-1
  BellSouth Corporation -- Report of Independent Accountants
     and Consolidated Financial Statements..................          F-3
  The Latin America Group of BellSouth Corporation -- Report
     of Independent Accountants and Combined Financial
     Statements.............................................         F-55
ANNEX I --
  Proposed Articles of Amendment to the Amended and Restated
     Articles of Incorporation of BellSouth Corporation.....    Annex I-1
ANNEX II --
  Policy Statement Regarding BLS Group and Latin America
     Group Matters..........................................   Annex II-1
ANNEX III --
  The Amended and Restated BellSouth Corporation Stock
     Plan...................................................  Annex III-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q-1:     WHAT AM I BEING ASKED TO VOTE ON?

A-1: We are asking you to approve articles of amendment to our charter to permit us to issue a total of 8.65 billion shares of common stock in series, of which our board of directors will initially designate 6.4 billion shares as BLS group stock and 2.25 billion shares as Latin America group stock.

         We are also asking you to approve an amended and restated stock plan to reflect our tracking stock capital structure and increase annual grant limits above current plan limits.

         Finally, we are asking you to approve amendments to our by-laws to change the quorum and reduce the votes required to approve proposals at shareholders' meetings.

Q-2:     SHOULD I VOTE "FOR" ALL THREE PROPOSALS?

A-2:     Yes. Our directors unanimously
         recommend that you vote "FOR" all three proposals. We are soliciting your vote "FOR" all three proposals with this proxy statement.

Q-3:     WHAT WILL HAPPEN TO MY SHARES OF BELLSOUTH COMMON STOCK?

A-3: At the time Latin America group stock is first issued, each of your existing shares will be changed into one share of BLS group stock.

Q-4:     SHOULD I SEND IN MY STOCK CERTIFICATES?

A-4:     No. The stock certificates representing
         shares of existing common stock will represent shares of BLS group stock.

Q-5:     HOW DO I VOTE ON THE PROPOSALS?


A-5:     You may vote by telephone or via the
         Internet. You may also mail your signed proxy card in the enclosed return envelope, but please do so as soon as possible so that your shares may be represented at the special meeting. Or, you may attend the special meeting, as we describe in this proxy statement on page 36. The special meeting will take place on December 5, 2000.


Q-6: IF I HOLD MY SHARES THROUGH A BROKER, HOW DO I VOTE ON THE TRACKING STOCK PROPOSAL?

A-6: You should have received with this proxy statement a voting instruction card. If you have further questions on voting, please contact your broker.

Q-7:     CAN I CHANGE MY VOTE?

A-7: Yes. If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting. You may do this by (1) voting again by telephone or on the Internet prior to the special meeting; (2) signing another proxy card with a later date and returning it to us prior to the special meeting; or (3) attending the special meeting in person and casting a ballot.

         If you own your shares through a broker, your broker can tell you how to change your vote.

Q-8:     WHAT HAPPENS IF I DO NOT VOTE ON THE TRACKING STOCK PROPOSAL?

A-8:     If you do not return a proxy card or
         otherwise vote on the tracking stock proposal, the effect will be the same as if you have voted "AGAINST" the proposal. We urge you to vote "FOR" the proposal.

Q-9:     WHOM CAN I CALL WITH QUESTIONS?

A-9:     If you have any questions about the
         tracking stock proposal, please call us at (800) 969-2372.

                            PROXY STATEMENT SUMMARY

     This summary, together with the "Questions and Answers About the Proposals" on the preceding page, highlights important information from this proxy statement. To understand the tracking stock proposal fully and for a more complete description of the legal terms of the tracking stock proposal, you should read carefully this entire document. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

     In this proxy statement, "we," "us," "our," "ours" and "BellSouth" refer to BellSouth Corporation and its subsidiaries.

                                 TRACKING STOCK

     We are asking you to permit us to create two new series of BellSouth common stock. One, Latin America group stock, is intended to reflect or "track" the separate performance of our Latin American businesses, which we call our "Latin America group;" the other, BLS group stock, is intended to reflect or "track" the separate performance of all of our other businesses, which we call our "BLS group." These groups are collections of businesses that we have grouped together in order for us to issue BLS group stock and Latin America group stock. The groups are not separate legal entities and cannot issue any securities. Holders of BLS group stock and holders of Latin America group stock will be shareholders of BellSouth only and will not have an ownership interest in our BLS group or our Latin America group or any company in these groups. As a result, holders of BLS group stock and holders of Latin America group stock will be subject to the benefits and risks associated with an investment in BellSouth and all of its businesses, assets and liabilities.


     We cannot assure you that either BLS group stock or Latin America group stock will reflect the separate performance of our BLS group or our Latin America group as we intend. In particular, we cannot assure you that the terms of BLS group stock and Latin America group stock will guarantee a linkage between their market prices and group performance. In addition, the market prices of BLS group stock and Latin America group stock could be affected by factors that do not affect the market price of the BellSouth stock you now own. We discuss these risks more fully beginning on page 16.


     If shareholders approve the tracking stock proposal, we will be able to:

     - issue Latin America group stock in a public offering or some other manner;

     - change your existing BellSouth common stock into BLS group stock; and

     - distribute Latin America group stock to you, as holders of BLS group stock.

     If the distribution of Latin America group stock occurs as expected, your ownership in BellSouth will be represented by two separate securities, BLS group stock and Latin America group stock. From that point forward, you will be able to decide whether to retain or sell either or both series of common stock, depending on your investment objectives.

     The following chart contrasts our current capital structure and our capital structure following the completion of the expected distribution:

(Capital Structure Chart)

                             BELLSOUTH CORPORATION

     We are a communications company serving more than 40 million customers in 17 countries. We provide local and long distance wireline and wireless telecommunications, advertising and directory publishing services and products and video entertainment services. Our services include digital and data services, web design and hosting, Internet access, e-commerce and other services to residences and businesses and institutions of all sizes. We have assets of more than $43 billion and employ more than 99,000 individuals.

     Our principal executive offices are located at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309 and our telephone number is (404) 249-2000. We are incorporated under the laws of the State of Georgia.

OUR OPERATIONS TRACKED BY BLS GROUP STOCK (PAGE 76)

     The BLS group includes all of our businesses outside Latin America. These businesses provide communications services in the U.S. and internationally outside of Latin America to 34 million customers in six countries.


     We are the leading telephone service provider in the Southeastern U.S., serving substantial portions of the population within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We provide wireline voice and data communications services, including local exchange, network access and long distance services. Our BLS group also includes wireless businesses in the United States, Denmark, Germany, Israel and India. Our BLS group also includes directory advertising and publishing operations and video entertainment services in several areas in the Southeastern U.S.

OUR OPERATIONS TRACKED BY LATIN AMERICA GROUP STOCK (PAGE 90)


     BellSouth is a leading provider of wireless telecommunications services in Latin America. Over the past ten years, we have rapidly grown our core wireless telephone services businesses in Latin America by adding customers in existing licensed areas and extending our geographic coverage. We currently have operations in Venezuela, Brazil, Argentina, Colombia, Peru, Chile, Panama, Ecuador, Uruguay, Nicaragua and Guatemala. As of July 2000, our Latin American companies held licenses for territories with a total population of approximately 246 million and provided wireless services to approximately 10 million customers. We do not own 100% of each of these companies; adjusting market and customer data to reflect this partial ownership, our licensed service areas had a population of approximately 157 million and provided wireless services to approximately 6.2 million customers, each as of July 2000.


     Latin America group stock is intended to reflect the separate performance of our Latin America group, which includes the assets and liabilities shown in the combined balance sheets of our Latin America group. We attributed these assets and liabilities to our Latin America group in accordance with the group's lines of business described in our tracking stock policy statement adopted by our board of directors and set forth in Annex II to this proxy statement. This initial attribution is reflected in the November 30, 1999 combined balance sheets of our Latin America group included in this proxy statement.

     Under our tracking stock policy statement, the companies in our Latin America group may generally engage in any business activity only in Latin America, which is defined to include South America, Central America, Mexico and the Caribbean area, excluding the territories and possessions of the United States and the Commonwealth of Puerto Rico. The companies in our BLS group generally may not provide telecommunications and related services and products in Latin America.

     The major assets attributed to the Latin America group consist of:

     - our interests in communications companies in 11 Latin American countries;

     - our interests in advertising and directory publishing companies in Brazil and Peru; and

     - our international network services business.


     We also attributed all the liabilities related to these assets to our Latin America group. As BellSouth acquires interests in other Latin American businesses, we intend to attribute those assets and any related liabilities to our Latin America group in accordance with the tracking stock policy statement. All net income and cash flows generated by these assets will be attributed to our Latin America group and all net proceeds from any disposition of these assets will also be attributed to our Latin America group.

                              THE SPECIAL MEETING

PROPOSALS TO BE CONSIDERED AT THE MEETING

     We are asking you to consider and vote upon the following proposals at the special meeting:

     - Proposal 1: The adoption of the articles of amendment to our charter set forth in Annex I. These articles of amendment authorize our board of directors to issue 8.65 billion shares of our common stock in series. Pursuant to these articles of amendment, our board of directors intends to create BellSouth's BLS group stock and Latin America group stock with the terms described under "Proposal 1 -- The Tracking Stock
       Proposal -- Description of BLS Group Stock and Latin America Group Stock." Your vote for Proposal 1 also will constitute approval of the change of your existing common stock into BLS group stock and the terms of BLS group stock and Latin America group stock. (page 39)


     - Proposal 2: The adoption of the Amended and Restated BellSouth Corporation Stock Plan set forth in Annex III. (page 179)



     - Proposal 3: The adoption of amendments to our by-laws to change the quorum and reduce the votes required to approve proposals at shareholders' meetings. (page 188)


VOTE REQUIRED TO APPROVE THE PROPOSALS (PAGE 37)

     The following shareholder votes are required for approval of the proposals:

     - Proposal 1: The favorable vote of a majority of the outstanding shares of our existing common stock.

     - Proposal 2: The favorable vote of a majority of the shares of our existing common stock represented at the special meeting and entitled to vote.

     - Proposal 3: The favorable vote of a majority of the outstanding shares of our existing common stock.


     Our directors and executive officers beneficially owned less than 1% of the outstanding shares of our existing common stock on September 30, 2000.


                                   PROPOSAL 1

                     THE TRACKING STOCK PROPOSAL (PAGE 39)

THE ARTICLES OF AMENDMENT

     The adoption of our articles of amendment to our charter will:

     - permit us to issue a total of 8.65 billion shares of BellSouth common stock in series, of which our board of directors will initially designate
       6.4 billion shares as BLS group stock and 2.25 billion shares as Latin America group stock; and

     - provide for each outstanding share of our existing common stock to be changed into one share of BLS group stock immediately before the initial issuance of Latin America group stock.

Approval of this proposal will also constitute approval of the terms of these two series of tracking stock as described in "Proposal 1 -- The Tracking Stock Proposal -- Description of BLS Group Stock and Latin America Group Stock."

THE PUBLIC OFFERING

     If our shareholders approve the tracking stock proposal, we plan a public offering of shares of Latin America group stock. We plan to offer to the public shares of Latin America group stock that are intended to represent 10%-20% of the estimated value of our businesses attributed to the Latin America group. We will determine when to proceed with the public offering and the amount to be issued based on capital requirements of the Latin America group, market conditions and other factors. We intend to use the proceeds from the public offering to continue our expansion in Latin America.


     We expect to complete the public offering following shareholder approval of the tracking stock proposal. However, if subsequent considerations arise, even if our shareholders have approved the articles of amendment, our board of directors can decide not to create BLS group stock and Latin America group stock, to delay the public offering or to cancel the public offering and initially issue Latin America group stock in some other manner.


     If we do complete the public offering:

     - your percentage interest in BellSouth and your voting power will be reduced because we will have more shares with voting rights issued and outstanding;

     - however, you will own the same economic interest in BellSouth as before the planned offering, assuming the increase in value resulting from receipt of the cash proceeds offsets the decrease in your percentage interest in BellSouth.

EXPECTED DISTRIBUTION OF SHARES OF LATIN AMERICA GROUP STOCK TO HOLDERS OF BLS GROUP STOCK

     At the time of the public offering, we will determine the number of shares to offer for sale to the public and the number of shares to be reserved for the expected distribution to the holders of BLS group stock six to 12 months thereafter. The decision to make such a distribution and the precise timing will depend on market conditions and other factors that our board of directors considers relevant. Even if we complete the public offering, we cannot assure you that the expected distribution will occur.

     If we do complete the expected distribution, you will own the same economic interest in BellSouth as you will immediately before the distribution. The only difference will be that your interest will now be represented by two stocks -- BLS group stock and Latin America group stock. You will then be able to decide whether to retain or sell either or both series of common stock, depending on your investment objectives.

REASONS FOR THE TRACKING STOCK PROPOSAL (PAGE 41)

     We expect the tracking stock proposal to:

     - permit greater market recognition of our businesses;

     - enhance our strategic flexibility;

     - increase our financial flexibility; and

     - increase the effectiveness of management incentives.

For additional reasons for the tracking stock proposal, see "Proposal 1 -- The Tracking Stock Proposal -- Background of and Reasons for the Tracking Stock Proposal."

COMPARISON OF EXISTING COMMON STOCK WITH BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK (PAGE 44)

     The following table compares the terms of our existing common stock to the terms of BLS group stock and Latin America group stock. This comparison should be read together with the more detailed information set forth under "Proposal
1 -- The Tracking Stock Proposal -- Description of BLS Group Stock and Latin America Group Stock."

                                        EXISTING                                     LATIN AMERICA
                                      COMMON STOCK          BLS GROUP STOCK           GROUP STOCK
                                 ----------------------  ----------------------  ----------------------
DIVIDENDS                        Current quarterly       Expected quarterly      None for the
  (SEE PAGE 48):                 dividend of $.19 per    dividend of $.19 per    foreseeable future
                                 share paid at the       share paid at the
                                 discretion of our       discretion of our
                                 board of directors      board of directors

VOTING RIGHTS                    One vote per share      One vote per share      Variable, based on
  (SEE PAGE 49):                                                                 relative average
                                                                                 market values of the
                                                                                 two series of common
                                                                                 stock; voting power of
                                                                                 series limited to 35%
                                                                                 of total voting power

CONVERSION AT OPTION OF          Not convertible         Convertible into Latin  Convertible into BLS
  BOARD OF DIRECTORS                                     America group stock     group stock
  (SEE PAGE 53):

REDEMPTION IN EXCHANGE           Not redeemable          Redeemable for common   Redeemable for common
  FOR THE STOCK OF A                                     stock of BellSouth      stock of BellSouth
  SUBSIDIARY AT OPTION                                   subsidiary in the BLS   subsidiary in the
  OF BOARD OF DIRECTORS                                  group                   Latin America group
  (SEE PAGE 56):

RIGHTS ON SALE OF AT LEAST       None                    Holders will receive a  Holders will receive a
  80% OF ASSETS                                          dividend or their       dividend or their
  ATTRIBUTED TO A GROUP                                  shares will be          shares will be
  (SEE PAGE 57):                                         redeemed or converted   redeemed or converted
                                                         into Latin America      into BLS group stock
                                                         group stock at the      at the option of our
                                                         option of our board of  board of directors
                                                         directors

DISSOLUTION                      Receives remaining      Receives remaining      Receives remaining
  (SEE PAGE 63):                 BellSouth assets in     BellSouth assets on a   BellSouth assets on a
                                 equal amounts per       per share basis in      per share basis in
                                 share of existing       proportion to           proportion to
                                 common stock.           liquidation units per   liquidation units per
                                                         share. Each share has   share. Each share has
                                                         one liquidation unit.   .25 of one liquidation
                                                                                 unit.

TRACKING STOCK POLICY STATEMENT (PAGE 175)

     Our board of directors has adopted the tracking stock policy statement set forth in Annex II to govern the ongoing relationship between the BLS group and the Latin America group where the holders of BLS group stock and Latin America group stock may have potentially divergent interests. Our board of directors may change our tracking stock policy statement at any time without shareholder approval.

     Our tracking stock policy statement provides that we will resolve all material matters as to which the holders of BLS group stock and the holders of Latin America group stock may have potentially divergent interests in a manner that our board of directors or the finance/strategic planning committee of our board of directors determines to be in the best interests of BellSouth. The best interests of BellSouth may be different from the best interests of the holders of one series of stock. The tracking stock policy statement provides that due consideration will be given to the potentially divergent interests and all other interests of the separate series of common stock of BellSouth that our board of directors or the finance/strategic planning committee, as the case may be, deems relevant.

     Our tracking stock policy statement also requires that:

     - commercial transactions between the businesses attributed to one group and the businesses attributed to the other group in the ordinary course of their businesses be on arm's-length terms;

     - the transfer of assets and liabilities between the businesses attributed to one group and the businesses attributed to the other group not in the ordinary course of their businesses be at fair value;

     - the businesses attributed to a group generally provide telecommunications and related services and products only in the geographic regions of the businesses attributed to that group;

     - corporate opportunities be allocated in the overall best interests of BellSouth; and

     - the businesses attributed to both groups be given access to BellSouth's names and marks and other intellectual property.

ATTRIBUTION OF PROCEEDS OF ISSUANCES OF COMMON STOCK (PAGE 47)


     If we issue shares of a series of common stock for cash or other property, we will attribute the proceeds of that issuance to the group related to the series of common stock that we are issuing. However, if there are shares of the series of stock being issued reserved for another group or for issuance to the holders of the series of stock related to that other group, our board of directors will decide whether any portion of the proceeds should be attributed to that other group. For example, if our board of directors decides to sell shares of Latin America group stock at a time when there are shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock, our board of directors could decide to attribute the proceeds of those shares of Latin America group stock:



     - to the Latin America group;



     - to the BLS group; or



     - partly to the BLS group and partly to the Latin America group.


RISK FACTORS (PAGE 16)

     When evaluating the tracking stock proposal, you should be aware of the risk factors we describe under "Risk Factors," starting on page 16.

U.S. FEDERAL INCOME TAX CONSIDERATIONS (PAGE 72)

     In the opinion of Simpson Thacher & Bartlett, our counsel, BLS group stock will be considered our common stock for U.S. federal income tax purposes. This means that changing our existing common stock into BLS group stock under the tracking stock proposal will not be taxable to you. We also anticipate that the expected distribution of shares of Latin America group stock to the holders of BLS group stock will not be taxable to you. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the terms of stock similar to those of BLS group stock and Latin America group stock. The Internal Revenue Service has also announced that it will not issue rulings on the characterization of stock with characteristics similar to BLS group stock and Latin America group stock. Therefore, the tax treatment of the tracking stock proposal is subject to some uncertainty.

STOCK EXCHANGE LISTINGS (PAGE 74)

     Our existing common stock is listed on the New York, Boston, Chicago, Pacific, Philadelphia, London, Frankfurt, Amsterdam and Swiss Stock Exchanges. We expect to list BLS group stock on these exchanges under the trading symbol "BLS." We expect to list Latin America group stock on the New York Stock Exchange under the trading symbol "LA."

                                   PROPOSAL 2


THE ADOPTION OF THE AMENDED AND RESTATED BELLSOUTH CORPORATION STOCK PLAN (PAGE 179)


     We are also asking you to vote on a related proposal to adopt our Amended and Restated BellSouth Corporation Stock Plan. Our restated stock plan would, among other things, reflect the tracking stock proposal by authorizing us to grant to our employees, officers and directors awards based on shares of BLS group stock and Latin America group stock and increase annual grant limits above current plan limits. We intend that awards to employees will reflect the group for which they work.

     The restated stock plan provides that awards, other than stock payments, may be granted:

     - to eligible employees, during any year, up to a number of shares of BLS group stock equal to 1.25% of the total number of shares of BLS group stock outstanding and Latin America group stock equal to 1.25% of the total number of shares of Latin America Group stock outstanding (with unused amounts rolled over for awards in subsequent years); and

     - to nonemployee directors, in the aggregate, up to 1.2 million shares of BLS group stock and 1.2 million shares of Latin America group stock.

Our stock plans currently limit grants to eligible employees in any year to 1% of the shares of our existing common stock outstanding, with no rollover feature, and grants in the aggregate to nonemployee directors to 1.2 million shares of our existing common stock.

     The restated stock plan further provides that awards of stock payments may be granted:

     - to eligible employees, during any year, up to a number of shares of BLS group stock and Latin America group stock equal to .125% of the total number of outstanding shares related to each such group; and

     - to nonemployee directors, in the aggregate, up to 700,000 shares of BLS group stock and 700,000 shares of Latin America group stock.

Our stock plans currently limit stock payments to eligible employees in any year to .1% of the shares of our existing common stock outstanding, and stock payments in the aggregate to nonemployee directors to 700,000 shares of our existing common stock.

     For these purposes, the total number of shares of Latin America group stock outstanding equals the number of issued and outstanding shares of Latin America group stock plus the number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock.


     The increased grant limits will become effective as to our existing common stock immediately upon approval at the special meeting and until the issuance of Latin America group stock. Grants of awards as to Latin America group stock will be available only upon the issuance of Latin America group stock.

                                   PROPOSAL 3


                      AMENDMENTS TO THE BY-LAWS (PAGE 188)


     We are also asking you to vote on a proposal to adopt amendments to our by-laws. The amendments would:

     - reflect our new voting structure under the tracking stock proposal by providing that a quorum would exist at a shareholders' meeting if 40% of the voting power of the outstanding shares are represented at the meeting; and

     - change the way in which we determine the shareholder votes required to take action on certain issues. The change would, except as otherwise required by law, allow the shareholders to approve a proposal made at a meeting by a vote in which the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. For example, if there were shares representing 2,000,000 votes at a shareholders' meeting and 1,600,000 votes were cast on a proposal, the proposal would be approved if 800,001 votes were cast in favor of it.

                             ---------------------

                    RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has carefully considered each of these proposals and believes that the approval of these proposals by the shareholders is advisable and in the best interests of BellSouth. Our board of directors unanimously recommends that you vote "FOR" each of these proposals.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                            OF BELLSOUTH CORPORATION

     We derived the selected historical consolidated financial data presented below from our consolidated financial statements and related notes, which include the BLS group and the Latin America group. Our audited consolidated financial statements for each of the years ended December 31, 1997, 1998 and 1999 and unaudited consolidated financial statements for the six months ended June 30, 1999 (first half 1999) and 2000 (first half 2000) are included in this document. You should read the selected financial data together with our audited and unaudited consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations of BellSouth Corporation" included in this document.

     PricewaterhouseCoopers LLP, independent accountants, audited our consolidated financial statements for each of the years in the five-year period ended December 31, 1999.

Significant events affecting our historical earnings trends include the following:

- 1995 results include charges for the discontinuance of Statement on Financial Accounting Standards No. 71 and the refinancing of long-term debt issues, which reduced net income by $2,796 million, or $1.41 per share. 1995 also includes a work force reduction charge, which increased operating expense by $1,082 million and reduced net income by $663 million, or $.33 per share.

- 1996 results include a gain from the sale of a paging business, which increased net income by $344 million, or $.17 per share.

- 1997 results include gains resulting from the sale of our interests in Optus Communications, ITT World Directories and Bellcore, which increased net income by $352 million, or $.18 per share, $128 million, or $.06 per share, and $23 million, or $.01 per share. 1997 results also include the effect of a regulatory settlement in South Carolina, which reduced operating revenues by $72 million and net income by $47 million, or $.02 per share, as well as a loss of $9 million incurred in connection with the early redemption of long-term debt.

- 1998 results include net income of $110 million, or $.06 per share, from the sale of BellSouth New Zealand, net income of $96 million, or $.05 per share related to the receipt of additional proceeds from the sale of ITT World Directories, and $62 million, or $.03 per share, of net income related to contingent interest and prepayment penalties associated with the repayment of a loan receivable.

- 1999 results include foreign currency losses related to the devaluation of the Brazilian Real, which reduced net income by $308 million, or $.16 per share, an asset impairment loss, which reduced net income by $187 million, or $.10 per share, the recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95 million, or $.05 per share and a gain on the sale of Honolulu Cellular, which increased net income by $23 million, or $.01 per share.

- Results for the six months ended June 30, 1999 include foreign currency losses related to the devaluation of the Brazilian Real, which reduced net income by $280 million, or $.15 per share, and an asset impairment loss which reduced net income by $187 million, or $.10 per share.

- Results for the six months ended June 30, 2000 include income related to the restructuring of BellSouth's ownership interest in German wireless operator E-Plus, which increased net income by $68 million, or $.04 per share, and expense recorded as a result of an announced general and administrative staff reduction plan, which decreased net income by $48 million, or $.03 per share.


                                                        (continued on next page)

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    OF BELLSOUTH CORPORATION -- (CONTINUED)

                                                                                      AT OR FOR THE
                                                                                    SIX MONTHS ENDED
                                       AT OR FOR THE YEAR ENDED DECEMBER 31,            JUNE 30,
                                  -----------------------------------------------   -----------------
                                   1995      1996      1997      1998      1999      1999      2000
                                  -------   -------   -------   -------   -------   -------   -------
                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating revenues..............  $17,886   $19,040   $20,561   $23,123   $25,224   $12,121   $13,239
Operating expenses..............   14,594    14,261    15,185    17,219    18,787     9,200     9,669
Operating income................    3,292     4,779     5,376     5,904     6,437     2,921     3,570
Net income (loss)...............   (1,232)    2,863     3,261     3,527     3,448     1,401     2,065
Operating income margin.........     18.4%     25.1%     26.1%     25.5%     25.5%     24.1%     27.0%
Diluted earnings (loss) per
  share of common stock:
  Before extraordinary losses...  $   .79   $  1.44   $  1.64   $  1.78   $  1.80   $   .73   $  1.09
  After extraordinary losses....     (.62)     1.44      1.64      1.78      1.80       .73      1.09
Diluted weighted-average shares
  of common stock outstanding
  (millions)....................    1,989     1,992     1,989     1,984     1,916     1,930     1,899
Dividends declared per share of
  common stock..................  $   .71   $   .72   $   .72   $   .73   $   .76   $   .38   $   .38
BALANCE SHEET DATA:
Total assets....................   31,880    32,568    36,301    39,410    43,453    41,184    46,088
Long-term debt..................    7,924     8,116     7,348     8,715     9,113     8,391    10,869
Shareholders' equity............   11,825    13,249    15,165    16,110    14,815    13,760    16,502
OTHER:
Operating cash flow.............    5,443     5,863     7,039     7,741     8,199     4,093     4,798

           SELECTED HISTORICAL COMBINED FINANCIAL AND OPERATING DATA
                           OF THE LATIN AMERICA GROUP

     We derived the selected financial data presented below from the combined financial statements and related notes of the Latin America group. The audited combined financial statements of the Latin America group for each of the years ended November 30, 1997, 1998 and 1999 and unaudited combined financial statements of the Latin America group for the six months ended May 31, 1999 (first half 1999) and 2000 (first half 2000) are included in this document. You should read the selected financial data together with the audited combined financial statements of the Latin America group and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Latin America Group of BellSouth Corporation."

     1999 results include the following items that affect comparability:

     - foreign currency losses related to the devaluation of the Brazilian Real which reduced net income by $308 million (these losses are included in net earnings (losses) of equity affiliates); and

     - the recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95 million.

     Results for the six months ended May 31, 1999 include foreign currency losses related to the devaluation of the Brazilian Real, which reduced net income by $280 million.

     The legal restriction on BellSouth's ownership of the Nicaraguan wireless operations was lifted in December 1999, and we have elected to exercise our prepaid option to increase our interest to an 89% controlling stake. Accordingly, data for the Nicaraguan operations, which were previously reported using the equity method, are now combined in the amounts shown below, beginning in the first quarter of 2000.

                                                    AT OR FOR THE                    AT OR FOR THE
                                               YEAR ENDED NOVEMBER 30,         SIX MONTHS ENDED MAY 31,
                                              --------------------------     -----------------------------
                                              1997      1998       1999          1999             2000
                                              ----     ------     ------     ------------     ------------
                                                                 (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenues:
  Communications revenues...................  $940     $1,907     $2,336        $1,139           $1,354
  Advertising and directory publishing
    revenues................................    --         --         69             4               45
                                              ----     ------     ------        ------           ------
         Total operating revenues...........   940      1,907      2,405         1,143            1,399
                                              ----     ------     ------        ------           ------
Operating expenses:
  Cost of services, products and
    equipment...............................   344        607        867           375              537
  Selling, general and administrative.......   455        766        982           438              566
  Depreciation and amortization.............   140        338        450           212              256
                                              ----     ------     ------        ------           ------
         Total operating expenses...........   939      1,711      2,299         1,025            1,359
                                              ----     ------     ------        ------           ------
Operating income............................     1        196        106           118               40
Interest expense............................    46         53         88            49               59
Other income (expense), net.................    --         (1)        (5)            5               18
                                              ----     ------     ------        ------           ------
Income (loss) before income taxes...........   (45)       142         13            74               (1)
Provision (benefit) for income taxes........     1        103       (116)           47              (11)
                                              ----     ------     ------        ------           ------
Income (loss) before net earnings (losses)
  of equity affiliates and minority
  interests.................................   (46)        39        129            27               10
Net earnings (losses) of equity
  affiliates................................    14        (57)      (354)         (300)             (42)
Minority interests in income of
  subsidiaries..............................     4        (50)       (91)          (36)             (22)
                                              ----     ------     ------        ------           ------
Net loss attributable to the Latin America
  group.....................................  $(28)    $  (68)    $ (316)       $ (309)          $  (54)
                                              ====     ======     ======        ======           ======

---------------

     After the public offering of Latin America group stock, the consolidated financial statements of BellSouth will present basic and diluted earnings per share for BLS group stock and Latin America group stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for BLS group stock and Latin America group stock according to the participation rights in undistributed earnings. The combined financial statements of the Latin America group will not present earnings per share because the Latin America group stock is a series of common stock of BellSouth and because the Latin America group is not a legal entity with a capital structure.

                                                        (continued on next page)

           SELECTED HISTORICAL COMBINED FINANCIAL AND OPERATING DATA
                   OF THE LATIN AMERICA GROUP -- (CONTINUED)

     The "combined" amounts under the caption "Operating Data" represent the total customers, licensed population, billed minutes of use and average revenue per user of the Latin American companies in Argentina, Chile, Ecuador, Peru and Venezuela which are the businesses included in the combined financial statements included elsewhere in this document. Data for the business in Nicaragua is included beginning in the first quarter of 2000. Data for the businesses in Brazil, Guatemala, Panama and Uruguay are not presented because we do not combine the results of these non-controlled operations in the Latin America group financial statements.

                                                          AT OR FOR THE                    AT OR FOR THE
                                                     YEAR ENDED NOVEMBER 30,          SIX MONTHS ENDED MAY 31,
                                               ------------------------------------   ------------------------
                                                  1997         1998         1999         1999          2000
                                               ----------   ----------   ----------   ----------    ----------
CASH FLOW DATA (dollars in millions):
Cash flows from operating activities.........  $       55   $      476   $      568   $      248    $      220
Cash used in investing activities............      (1,440)      (1,387)      (1,099)        (392)         (683)
Cash provided by financing activities........       1,569          902          651          303           520
Capital expenditures.........................         448          697          647          310           441
Investments and advances to equity
  affiliates.................................         679          248           77           29           243
BALANCE SHEET DATA (dollars in millions):
Cash and cash equivalents....................  $      177   $      171   $      287   $      328    $      344
Investment in equity affiliates..............         684          805          348          395           261
Licenses and other intangible assets, net....         651        1,059        1,471        1,013         1,520
Total assets.................................       3,098        4,171        4,674        4,129         5,125
Long-term debt, including current
  maturities.................................         436          678          638          716         1,050
Group net worth..............................       1,414        2,119        2,345        1,883         2,436
OPERATING DATA (in thousands, except as
  noted):
Customers....................................       1,624        2,598        4,230        3,233         5,584
Licensed population..........................      60,900       79,400      111,700      103,000       114,600
Billed minutes of use........................   3,066,145    5,183,254    6,655,884    3,170,786     3,937,485
Average revenue per user (whole dollars).....  $       84   $       73   $       52   $       59    $       37
OTHER (dollars in millions):
EBITDA.......................................         141          534          556          330           296
EBITDA margin................................        15.0%        28.0%        23.1%        28.9%         21.2%

     EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of equity affiliates and other income, net. We present EBITDA because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA does not represent cash flows for the period, nor is it an alternative to operating income (loss) as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. Our computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.

     Average revenue per user is calculated by dividing average monthly revenue by average customers. Average monthly revenue includes activation fees, access, airtime, net roaming, long distance and value added services.

                     SELECTED PRO FORMA CONDENSED COMBINED
                        FINANCIAL DATA OF THE BLS GROUP
                                  (UNAUDITED)

     The following table presents selected unaudited pro forma condensed combined financial data of the BLS group assuming that the Latin America group was a separate group as of January 1, 1999 for income statement purposes, and as of December 31, 1999 and June 30, 2000 for balance sheet and other operating data purposes.

     You should not rely on the selected unaudited pro forma condensed combined financial data as an indication of the results of operations or financial position that would have been achieved had the Latin America group been a separate group.

     The results of operations for the year ended December 31, 1999 include an asset impairment loss that reduced net income by $187 million and a gain on the sale of Honolulu Cellular that increased net income by $23 million.

     The results of operations for the six months ended June 30, 2000 include expense recorded as a result of a previously announced plan to reduce the BLS group's domestic general and administrative staff, which reduced net income by $48 million. Results for the first six months of 2000 also include income related to the restructuring of BellSouth's ownership interest in the German wireless operator, E-Plus, which increased net income by $68 million.

                                                              AT OR FOR THE            AT OR FOR THE
                                                                YEAR ENDED            SIX MONTHS ENDED
                                                            DECEMBER 31, 1999          JUNE 30, 2000
                                                          ----------------------   ----------------------
                                                                       (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
  Operating revenues....................................         $22,895                  $11,886
  Operating expenses....................................          16,564                    8,356
  Operating income......................................           6,331                    3,530
  Net income attributable to the BLS group..............           3,764                    2,119
CASH FLOW DATA:
  Operating cash flow...................................         $ 7,635                  $ 4,578
  Cash used in investing activities.....................           8,789                    3,112
  Cash used in financing activities.....................             818                    1,290
  Capital expenditures..................................           5,553                    2,827
FINANCIAL POSITION:
  Total assets..........................................         $38,956                  $41,366
  Long-term debt........................................           8,638                   10,421
  Group net worth.......................................          12,470                   14,066
OTHER:
  EBITDA................................................         $10,872                  $ 5,810
  EBITDA margin.........................................            47.5%                    48.9%

                                  RISK FACTORS

     You should carefully consider the following risks and other information contained in this proxy statement before deciding to vote in favor of the tracking stock proposal.

RISK FACTORS RELATING TO OUR NEW TRACKING STOCK CAPITAL STRUCTURE

                     RISKS RELATING TO BOTH SERIES OF STOCK

THE MARKET PRICES OF BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK MAY NOT REFLECT THE SEPARATE PERFORMANCE OF THE GROUPS

     The market price of BLS group stock may not reflect the separate performance of our non-Latin American businesses. Similarly, the market price of Latin America group stock may not reflect the separate performance of our Latin American businesses. The market price of either or both series of stock could simply reflect the performance of BellSouth as a whole, or the market price could move independently of the performance of the businesses of the related group. Investors may discount the value of BLS group stock and Latin America group stock because they are part of a common enterprise rather than stand-alone entities.

THE MARKET PRICES OF BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK COULD BE AFFECTED BY FACTORS THAT DO NOT AFFECT TRADITIONAL COMMON STOCK

     THE COMPLEX NATURE OF THE TERMS OF THE TWO SERIES OF STOCK MAY ADVERSELY AFFECT THE MARKET PRICES OF THE TWO SERIES OF STOCK

     The complex nature of the terms of BLS group stock and Latin America group stock, such as the convertibility of Latin America group stock into BLS group stock or vice versa, and the potential difficulties investors may have in understanding these terms may adversely affect the market prices of BLS group stock and Latin America group stock.

     As a result, we cannot assure you that:

     - the market price of BLS group stock before the expected distribution to the holders of BLS group stock of Latin America group stock; or

     - the combined market values of BLS group stock and Latin America group stock after the expected distribution will equal or exceed the market value of our existing common stock.

     THE MARKET PRICE OF ONE SERIES OF STOCK COULD BE ADVERSELY AFFECTED BY EVENTS INVOLVING THE OTHER GROUP OR THE PERFORMANCE OF THE OTHER SERIES OF STOCK


     Events, such as earnings announcements, governmental actions, announcements of new products or services, acquisitions or dispositions, that the market does not view favorably and thus adversely affect the market price of one series of stock may adversely affect the market price of the other series of stock. Because both series are common stock of BellSouth, an adverse market reaction to one series of stock may, by association, cause an adverse reaction to the other series of stock. This could occur even if the triggering event was not material to BellSouth as a whole.


YOU WILL BE SUBJECT TO ALL OF THE RISKS OF AN INVESTMENT IN BELLSOUTH AS A WHOLE, EVEN IF YOU OWN ONLY ONE SERIES OF STOCK

     The holders of BLS group stock and the holders of Latin America group stock will be shareholders of a single company, BellSouth. Financial effects arising from one group that affect BellSouth's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group. The BLS group and the Latin America group will not be separate legal entities and as such cannot own assets or enter into legally binding agreements. The issuance of BLS group stock and Latin America group stock and the attribution of assets, liabilities and shareholders' equity to the BLS group or the Latin America group will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries.

     WE COULD BE REQUIRED TO USE ASSETS ATTRIBUTED TO ONE GROUP TO PAY THE LIABILITIES ATTRIBUTED TO THE OTHER GROUP

     The assets we attribute to one group could be subject to the liabilities attributed to the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. No provision of our charter prevents us from using the assets attributed to one group to satisfy the liabilities attributed to the other group.

     FINANCIAL EFFECTS FROM ONE GROUP COULD ADVERSELY AFFECT THE OTHER GROUP'S ABILITY TO PAY DIVIDENDS

     Net losses of either the BLS group or the Latin America group and dividends paid on shares of BLS group stock or Latin America group stock will reduce the dividends we can pay on each series of common stock under Georgia law.

     FINANCIAL EFFECTS FROM ONE GROUP COULD ADVERSELY AFFECT THE OTHER GROUP'S BORROWING COSTS

     If BellSouth or any of its subsidiaries were to incur significant indebtedness on behalf of one group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of BellSouth and its subsidiaries. This, in turn, could increase the borrowing costs of the companies in the other group and BellSouth as a whole.

OUR BOARD OF DIRECTORS MAY CHANGE OUR TRACKING STOCK POLICY STATEMENT TO THE DETRIMENT OF ONE GROUP WITHOUT SHAREHOLDER APPROVAL

     Our board of directors may at any time change, or make exceptions to, the policies set forth in our tracking stock policy statement with respect to the allocation of corporate opportunities, financing arrangements, shared corporate services, taxes, debt, interest and other matters, or may adopt additional policies, without shareholder approval. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage the holders of one series of common stock, and advantage the holders of the other series of common stock.

HOLDERS OF BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK WILL NOT HAVE SHAREHOLDER RIGHTS ASSOCIATED WITH TRADITIONAL COMMON STOCK

     THERE WILL BE NO BOARD OF DIRECTORS THAT OWES ANY SEPARATE DUTIES TO THE HOLDERS OF EITHER SERIES OF STOCK

     Neither the BLS group nor the Latin America group will have a separate board of directors to represent solely the interests of the holders of BLS group stock or Latin America group stock. Consequently, there will be no board of directors that owes any separate duties to the holders of either series of stock.

     HOLDERS OF BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK MAY NOT HAVE ANY REMEDIES IF ANY ACTION BY DIRECTORS OR OFFICERS HAS AN ADVERSE EFFECT ON THE SERIES OF STOCK RELATED TO THEIR GROUP

     Shareholders may not have any remedies if any action or decision of our directors or officers has an adverse effect on the holders of one series of common stock compared to the other series of common stock. Although we are not aware of any Georgia court adjudicating such an action in the context of our anticipated capital structure, recent cases in Delaware involving tracking stocks have indicated that decisions by directors or officers involving treatment of tracking stock shareholders should be judged under the business judgment rule unless self-interest is shown.

     The business judgment rule provides that a director or officer will be deemed to have satisfied his or her fiduciary duties to BellSouth if that person acts in a manner he or she believes in good faith to be in the best interests of BellSouth as a whole, not of either group. As a result, in some circumstances, our directors or officers may even be required to make a decision that is adverse to the holders of one series of common stock. A Georgia court hearing a case involving such a challenge may decide in any such case to apply principles of Georgia law that are different from the principles of Delaware law that are discussed above, or may develop new principles of law.

SALES OF LATIN AMERICA GROUP STOCK MAY REDUCE YOUR ECONOMIC INTEREST IN
BELLSOUTH

     We intend that, prior to the expected distribution, the holders of BLS group stock will participate in the performance of our Latin American businesses through the shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock. The price at which Latin America group stock will be sold to the public in the planned public offering will be determined by negotiations with the underwriters. Holders of BLS group stock will suffer an immediate loss in value if the increase in value resulting from receipt of the cash proceeds does not offset the decrease in their percentage interest in BellSouth.

     In addition, the price at which any shares of Latin America group stock may be sold in the future, such as in acquisitions, for strategic investments, for purchases of interests of partners or for other transactions, may not reflect accurately the value of Latin America group stock. Prior to the expected distribution, the holders of BLS group stock and the holders of Latin America group stock will suffer an immediate loss in value if the increase in value resulting from these sales does not offset the decrease in percentage interest in BellSouth. Similarly, after the expected distribution, the holders of Latin America group stock will suffer an immediate loss in value if the increase in value resulting from these sales does not offset the decrease in percentage interest in BellSouth.

SALES OF LATIN AMERICA GROUP STOCK WILL DILUTE YOUR VOTING POWER IN BELLSOUTH

     The holders of BLS group stock and the holders of Latin America group stock will generally vote together as a single group on those matters on which they are entitled to vote. As a result, the sale of Latin America group stock in the planned public offering or otherwise, such as in acquisitions, for strategic investments, for purchases of interests of partners or for other transactions, will reduce your voting power in BellSouth.

TRANSFERS OF CASH, OTHER ASSETS OR LIABILITIES BETWEEN THE BLS GROUP AND THE LATIN AMERICA GROUP COULD CAUSE A LOSS IN VALUE TO ONE SERIES OF STOCK

     Under our tracking stock policy statement, our board of directors may decide to transfer cash, other assets or liabilities between groups for consideration it would determine. If the financial markets do not view a transfer as fair to both groups, then one series of stock may suffer a loss in value.

     A transfer could result in a corresponding change in the number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock. Any increase or decrease in the number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock would be determined under our charter by reference to fair value of the asset or liability transferred, as determined by our board of directors, and the then-current market price of Latin America group stock. The market price of your shares may be adversely affected if the financial markets do not view the consideration received by the transferee group as fair or:

     - shares of Latin America group stock are considered under-valued and you are a holder of Latin America group stock; or

     - shares of Latin America group stock are considered over-valued and you are a holder of BLS group stock.

HOLDERS OF THE SERIES OF STOCK RELATED TO ONE GROUP WILL NOT BE ENTITLED TO VOTE ON A SALE OF THE ASSETS ATTRIBUTED TO THAT GROUP, EXCEPT IN LIMITED CIRCUMSTANCES

     Georgia law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. Because the assets attributed to either group represent less than substantially all of the assets of BellSouth as a whole, our board of directors could, without shareholder approval, approve sales and other dispositions of any amount, including all or substantially all, of the assets attributed to either group. In exercising its discretion, our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of the series of stock related to the group to which we have attributed the assets being sold or with the smallest effect on the series of stock related to the other group.

     In addition, under Georgia law, our board of directors could decline to sell the assets attributed to a group, despite the request of a majority of the holders of the series of stock related to that group.

CONFLICTS OF INTEREST MAY ARISE BETWEEN HOLDERS OF BLS GROUP STOCK AND HOLDERS OF LATIN AMERICA GROUP STOCK THAT MAY BE DIFFICULT FOR OUR BOARD OF DIRECTORS TO RESOLVE OR MAY BE RESOLVED ADVERSELY TO ONE OF THE SERIES, WHICH MAY SUFFER A LOSS IN VALUE

     The existence of separate series of common stock could give rise to occasions when the interests of the holders of BLS group stock and the holders of Latin America group stock diverge, conflict or appear to diverge or conflict. Because the value of the assets attributed to the BLS group, the revenue and earnings generated by those assets and the market capitalization of BLS group stock initially will be substantially larger than the value of the assets attributed to the Latin America group, the revenue and earnings generated by those assets and the market capitalization of Latin America group stock, our board of directors may resolve many conflicts of interest between the two groups in favor of the BLS group.

     OPERATIONAL AND FINANCIAL DECISIONS COULD FAVOR ONE GROUP OVER THE OTHER

     Our board of directors could from time to time, without shareholder approval, make operational and financial decisions or implement policies that affect disproportionately the businesses attributed to a group. These decisions could include:

     - allocation of financing opportunities in the public markets;

     - allocation of business opportunities, resources and personnel; and

     - transfers of funds, assets or liabilities between groups and other inter-group transactions.

In each case, the opportunity, resources or personnel allocated, or funds, assets or liabilities transferred, to one group may be equally or more suitable for the other group. Furthermore, any such decision may benefit the businesses in one group more than the businesses in the other. For example, the decision to borrow funds for companies in one group may adversely affect the ability of companies in the other group to borrow funds sufficient to implement their growth strategies or may increase the cost of those funds.

     PROCEEDS OF A MERGER MAY BE ALLOCATED DISPROPORTIONATELY BETWEEN THE TWO SERIES OF STOCK

     Because our articles of amendment do not specify how consideration to be received in a merger involving BellSouth will be allocated between the holders of BLS group stock and the holders of Latin America group stock, our board of directors will make that determination. In doing so, our board of directors could allocate the proceeds in a manner not proportionate to the market capitalizations of the two series of stock. In that event, the holders of one series of stock could be adversely affected.

     OUR BOARD OF DIRECTORS MAY PAY MORE OR LESS DIVIDENDS ON THE SERIES OF STOCK RELATED TO ONE GROUP THAN IF THAT GROUP WERE A SEPARATE COMPANY

     Our board of directors has the authority to declare and pay dividends on BLS group stock and Latin America group stock in any legal amount. Our board of directors could, in its sole discretion, declare and pay dividends exclusively on BLS group stock, exclusively on Latin America group stock, or on both, in equal or unequal amounts. Our board of directors could pay more dividends on the series of stock related to one group than would be financially prudent if that group were a stand-alone corporation.

     CONVERSION OF ONE SERIES OF STOCK INTO THE OTHER WILL CHANGE THE NATURE OF YOUR INVESTMENT, COULD DILUTE YOUR ECONOMIC INTEREST IN BELLSOUTH AND COULD RESULT IN A LOSS IN VALUE

     Our board of directors could, without shareholder approval, convert shares of Latin America group stock into shares of BLS group stock or shares of BLS group stock into shares of Latin America group stock, at some or no premium. A conversion would preclude the holders of both series of common stock from retaining their investment in a security that is intended to reflect separately the performance of the related group.

     If you own shares of the series of stock into which the other series is being converted and the conversion is at a premium, it is likely that your shares will suffer a loss in value because your economic interest in BellSouth will be diluted. In addition, if you own shares of the series of stock into which the other series is being converted and the shares of that other series are considered over-valued, the holders of shares of the series of stock being converted will receive more shares of your series of stock than they should and you will suffer a loss in value in addition to any loss resulting from dilution of your economic interest. Conversely, if you own shares of the series of stock being converted and these shares are considered under-valued, you will not receive as many shares of the other series of stock as you should and will suffer a loss in value. Your loss would increase if the other series of stock is also considered over-valued.

DECISIONS BY DIRECTORS AND OFFICERS THAT AFFECT MARKET PRICES COULD DECREASE RELATIVE VOTING POWER OF A SERIES OF STOCK AND THE NUMBER OF SHARES RECEIVED IN A CONVERSION

     The relative voting power per share of each series of common stock and the number of shares of one series of common stock issuable upon the conversion of the other series of common stock will vary depending upon the relative market prices of BLS group stock and Latin America group stock. The market price of either or both series of common stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to disadvantage one series of common stock.

IF OUR BOARD OF DIRECTORS CAUSES A SEPARATION OF ONE GROUP FROM BELLSOUTH, EITHER OR BOTH SERIES OF STOCK MAY SUFFER A LOSS IN VALUE

     Our board of directors may, without shareholder approval, declare that all outstanding shares of either series of common stock will be exchanged for shares of one or more wholly-owned subsidiaries of BellSouth that own all of the assets and liabilities attributed to that group. Such an exchange would result in the subsidiary or subsidiaries becoming independent of BellSouth. If our board of directors chooses to exchange shares of one series of common stock:

     - the market value of the subsidiary shares received in that exchange could be or become less than the market value of the series of common stock exchanged; and/or

     - the market value of BellSouth's remaining series of common stock could decrease from its market value before the exchange.

The market value of the subsidiary shares and/or our remaining series of common stock may decrease in part because the subsidiary and/or our remaining businesses may no longer benefit from the advantages of doing business under common ownership with the other group. Specifically, they will no longer be able to take advantage of our strategic and operational benefits of common branding, shared managerial expertise, synergies relating to technology and purchasing arrangements, cost savings in corporate overhead and enhanced access to capital markets.

HOLDERS OF ONE SERIES OF COMMON STOCK MAY RECEIVE LESS CONSIDERATION UPON A SALE OF THE ASSETS ATTRIBUTED TO THEIR GROUP THAN IF THEIR GROUP WERE A SEPARATE COMPANY

     If we sell 80% or more of the properties and assets attributed to either group, our board of directors must, subject to some exceptions:

     - distribute to the holders of the stock related to that group by special dividend or redemption an amount equal to their proportionate interest in net proceeds of the sale; or

     - convert the outstanding shares of the series of stock related to that group into a number of shares of the series of stock related to the other group, based on the average market values of the two series of common stock during a ten-trading day period after the sale.

     If the group to which the sold assets were attributed were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of a separate, independent company might receive a greater amount than the net proceeds that would be received by the holders of the stock related to that group. In addition, we cannot assure you that the net proceeds per share of the stock related to that group will be equal to or more than the market value per share of the series of common stock prior to or after announcement of a sale.

IF BELLSOUTH WERE TO BE LIQUIDATED, AMOUNTS DISTRIBUTED TO HOLDERS OF EACH SERIES WILL NOT BEAR ANY RELATIONSHIP TO THE VALUE OF THE ASSETS ATTRIBUTED TO THE GROUPS

     The liquidation rights of the holders of the respective series of common stock are fixed. As a result, liquidation rights of the two series of stock will not bear any relationship to the relative market values, the relative voting rights of the series of common stock or the relative value of the assets attributed to the groups. For example, each share of Latin America group stock will be entitled to an amount equal to 25% of the amount to which each share of BLS group stock will be entitled. As a result, holders of Latin America group stock may receive less than they would if there were only one series of BellSouth common stock outstanding.

IN THE FUTURE, WE MAY ISSUE ADDITIONAL SERIES OF COMMON STOCK, WITHOUT SHAREHOLDER APPROVAL, INCLUDING BY REATTRIBUTING ASSETS AND LIABILITIES FROM AN EXISTING GROUP TO A NEW GROUP

     If we issue an additional series of common stock, we may establish a new group to which that series of common stock relates by attributing to it newly acquired assets or by reattributing to it some of the assets and liabilities from either or both of the BLS group or the Latin America group. If our board of directors decides to reattribute assets and liabilities from an existing group to a new group, we would reserve for the group or groups to which those assets and liabilities were previously attributed shares of the new series of common stock, unless the new group paid for those assets and liabilities with other consideration.

     The issuance of an additional series of common stock will make our capital structure and decisions relating to inter-group transactions and related matters more complicated. In addition, our board of directors would likely amend our tracking stock policy statement at that time to provide for the new group and transactions between it and the BLS group and the Latin America group.

     BLS group stock and Latin America group stock could be convertible into any new series of common stock. Also, the terms of the new series of common stock could provide for the convertibility into either BLS group stock or, beginning on the second anniversary of the initial issuance of Latin America group stock, Latin America group stock at premiums and on the terms determined by our board of directors.

     In the event our board of directors issues an additional series of common stock, the risk factors discussed in this proxy statement would then also apply to the new series of common stock and the new groups created in relation to BLS group stock and Latin America group stock.

INTERNAL REVENUE SERVICE COULD ASSERT THAT THE RECEIPT OF TRACKING STOCK IS TAXABLE

     While we believe the change of our existing common stock into BLS group stock under the tracking stock proposal will not be taxable to you, there are no court decisions or other authorities bearing directly on the effect of the features of BLS group stock and Latin America group stock. In addition, the IRS has announced that it will not issue rulings on the characterization of stock with characteristics similar to BLS group stock and Latin America group stock. It is possible, therefore, that the IRS could successfully assert that the change of our existing common stock into BLS group stock as well as the subsequent conversion of one series of common stock into another could be taxable to you and/or to us.

CLINTON ADMINISTRATION PROPOSAL COULD HAVE ADVERSE TAX CONSEQUENCES FOR US OR FOR HOLDERS OF BLS GROUP STOCK OR LATIN AMERICA GROUP STOCK

     The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as BLS group stock and Latin America group stock. This proposal would, among other things, treat the receipt of stock similar to BLS group stock and Latin America group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, you could be subject to tax on your receipt of BLS group stock, or, if we make the expected distribution, on your receipt of Latin America group stock. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and it is impossible to predict whether Congress will act upon this proposal or any other proposal relating to tracking stock.

     Our board of directors may, without shareholder approval, convert shares of Latin America group stock into shares of BLS group stock and, beginning on the second anniversary of the initial issuance of Latin America group stock, shares of BLS group stock into Latin America group stock if there is more than an insubstantial risk of adverse income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action. Any conversion would be without any premium.

                     RISKS RELATING TO BLS GROUP STOCK ONLY

PRIOR TO THE EXPECTED DISTRIBUTION, THE MARKET PRICE OF BLS GROUP STOCK MAY NOT REFLECT THE VALUE OF THE RESERVED SHARES OF LATIN AMERICA GROUP STOCK, INCLUDING ANY INCREASES IN VALUE

     The market price of BLS group stock should reflect the value of the shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock. However, we cannot assure you that the holders of BLS group stock will benefit from the value of the reserved shares of Latin America group stock until they are distributed. Moreover, if the market price of Latin America group stock increases, the market price of BLS group stock should reflect the increase in value of the reserved shares. However, we cannot assure you that the market price of BLS group stock will increase correspondingly, or at all.

PRIOR TO THE EXPECTED DISTRIBUTION, THE MARKET PRICE OF BLS GROUP STOCK COULD BE PARTICULARLY ADVERSELY AFFECTED BY EVENTS INVOLVING THE LATIN AMERICA GROUP


     We cannot assure you that events involving our businesses in Latin America, such as earnings announcements, acquisitions or governmental actions, or the performance of Latin America group stock will not have an adverse effect on the market price of BLS group stock prior to the expected distribution of Latin America group stock to the holders of BLS group stock. For example, the financial markets may not view favorably subsequent sales of Latin America group stock because of the price paid to us or issuances of Latin America group stock in acquisitions, for strategic investments, for purchases of interests of partners or other transactions due to the price we pay or the assets we purchase.

IN CIRCUMSTANCES WHERE A SEPARATE SERIES VOTE IS REQUIRED, HOLDERS OF LATIN AMERICA GROUP STOCK CAN BLOCK ACTION

     If Georgia law, stock exchange rules, our charter, our by-laws or our board of directors requires a separate vote on a matter by the holders of Latin America group stock, those holders could prevent approval of the matter -- even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as one voting group, were to vote in favor of it.

                RISKS RELATING TO LATIN AMERICA GROUP STOCK ONLY

LIMITS EXIST ON THE VOTING POWER OF LATIN AMERICA GROUP STOCK

     HOLDERS OF LATIN AMERICA GROUP STOCK COULD HAVE VOTING POWER THAT IS LESS THAN THEIR ECONOMIC INTEREST IN BELLSOUTH

     If the market capitalization of Latin America group stock is more than 35% of the combined market capitalization of both series of stock, the voting power of the holders of Latin America group stock will be less than their economic interest in BellSouth.

     SHAREHOLDERS THAT OWN ONLY LATIN AMERICA GROUP STOCK MAY NOT HAVE SUFFICIENT VOTING POWER TO PROTECT THEIR INTERESTS

     The holders of BLS group stock, to the extent they vote the same way, could control the outcome of a vote because BLS group stock will retain a substantial majority of the combined voting power of BLS group stock and Latin America group stock. This will be true even if the matter involves a divergence from or conflict with the interests of the holders of BLS group stock and the holders of Latin America group stock. These matters may include mergers and other extraordinary transactions. This control results because the multiple series of stock will generally vote as a single voting group, except in limited circumstances requiring a vote of a single series voting as a separate voting group.

FUTURE SALES, DISTRIBUTIONS OR ISSUANCES OF LATIN AMERICA GROUP STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE AND THE LATIN AMERICA GROUP'S ACCESS TO CAPITAL IN THE FUTURE

     The market price of Latin America group stock could be materially adversely affected by any sales, distributions or issuances of substantial amounts of Latin America group stock in the public market, whether as a result of:

     - the expected distribution to the holders of BLS group stock of the shares of Latin America group stock; or

     - any issuances of Latin America group stock in acquisitions, for strategic investments, for purchases of interests of partners and for other transactions;

or the perception that these sales, distributions or issuances might occur. If the market price of Latin America group stock is depressed as a result of these factors, it could hurt the access to capital in the future of the companies in the Latin America group.

IF COMPANIES IN THE LATIN AMERICA GROUP LOAN FUNDS TO COMPANIES IN THE BLS GROUP, THE LATIN AMERICA GROUP COULD EARN A LOWER RATE OF RETURN THAN IT MIGHT HAVE EARNED FROM ALTERNATIVE INVESTMENTS

     Under our tracking stock policy statement, the companies in one group may make loans to companies in the other group at interest rates and on other terms and conditions designed to reflect the interest rates, terms and conditions that the borrowing group, assuming it were a legal entity, would be able to obtain from third parties. If the companies in the Latin America group were to make any loans to the companies in the BLS group, we expect that they would do so at interest rates, terms and conditions highly favorable to the BLS group because we expect that the BLS group, assuming it were a legal entity, would be able to obtain highly favorable interest rates, terms and conditions from third parties. Consequently, we expect interest rates paid to the companies in the Latin America group by the companies in the BLS group might be lower than interest rates third parties might pay to the companies in the Latin America group.

RISK FACTORS RELATING TO OUR LATIN AMERICAN OPERATIONS

WE COMPETE WITH AN INCREASING NUMBER OF TELECOMMUNICATIONS PROVIDERS IN MOST OF OUR LATIN AMERICAN MARKETS. OUR FAILURE TO COMPETE EFFECTIVELY COULD RESULT IN THE LOSS OF CURRENT AND POTENTIAL CUSTOMERS, REVENUES AND PROFITABILITY

     Our Latin American operations are subject to significant competition, typically from at least one other wireless provider, and increasingly from multiple providers. Wireless providers compete on:

     - prices for handsets and service;

     - call quality and reliability;

     - services and features offered, including plans;

     - coverage; and

     - customer service.

     COMPETITION CAUSES DOWNWARD PRICE PRESSURE, WHICH COULD DECREASE OUR REVENUES AND PROFITABILITY


     We anticipate that wireless service prices in Latin America will continue to decline due to increased competition, particularly from new competitors. If we are unable to compensate for declining prices by adding new customers and increasing usage and through the offering of new services, the revenues and profitability of our Latin American operations will decline. The cost of adding new customers may increase, decreasing our profitability even if customer growth continues.


     COMPETITION INCREASES CUSTOMER CHURN, WHICH CAN IN TURN REDUCE REVENUES AND PROFITS, SLOW CUSTOMER GROWTH AND INCREASE OUR MARKETING AND DISTRIBUTION COSTS

     The wireless industry is characterized by a high rate of customer disconnection of services -- referred to as customer "churn" -- which is increased by additional competition. Churn reduces our revenues and profits, slows customer growth and increases marketing and customer acquisition costs. Customer churn is the result of several factors, including:

     - network coverage;

     - network reliability;

     - non-use of wireless handsets;

     - pricing and affordability; and

     - customer care concerns.

     WE ANTICIPATE THAT COMPETITION IN LATIN AMERICA WILL INCREASE IN THE FUTURE, THUS MAGNIFYING COMPETITIVE RISKS AND PRESSURES

     We expect that competition in Latin America will intensify in the future, both from new entrants and existing competitors. Increased competition will accelerate downward price pressure and churn. Our competitors could:

     - offer or provide increased handset subsidies;

     - offer lower prices, more attractive plans or better service and features;

     - provide free services, such as Internet access, to acquire market share;

     - bundle more attractive offerings of wireline services and other services;

     - deploy and expand their networks faster; and

     - develop and deploy improved wireless technologies faster.

     WE MAY FACE DISADVANTAGES WHEN COMPETING AGAINST GOVERNMENT-OWNED OR -AFFILIATED TELECOMMUNICATIONS COMPANIES AND WIRELINE MONOPOLY OPERATORS IN LATIN AMERICA

     In the Latin American markets where we compete against an incumbent government-owned telecommunications company, or a company in which the government retains a significant interest, we may be at a competitive disadvantage. We may encounter obstacles and setbacks if Latin American governments adopt policies favoring these competitors or otherwise afford them preferential treatment. Government-owned or -affiliated competitors may have:

     - close ties with national regulatory authorities;

     - control over connections to local telephone lines; or

     - the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

     To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. Such companies may also continue to enjoy the legacy of their pre-privatization privileges.

     In virtually every Latin American market, we compete against an incumbent monopoly wireline company in the provision of certain services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with our Latin American wireless operations. Often, the monopoly provider enjoys competitive advantages similar to the advantages enjoyed by government-owned and -affiliated providers described above. As a result, we may be at a competitive disadvantage to monopoly providers offering a broader range of bundled services, particularly as our companies seek to offer new telecommunications services, such as domestic and international long distance service. Our Latin American operations may be particularly susceptible to such competition, as our principal pan-regional competitors in Latin America often are affiliated with or have interests in incumbent wireline companies.

IF WE CANNOT CONTINUE TO SUCCESSFULLY BUILD OUR LATIN AMERICAN NETWORKS, OR BUILD THEM ON A TIMELY AND COST-EFFECTIVE BASIS, OUR COMPETITIVE POSITION AND REVENUES COULD BE ADVERSELY AFFECTED

     If we cannot satisfactorily complete the planned build-out of our Latin American wireless and backbone networks, or do so in a timely manner, we could lose potential and current customers to competitors, and our revenues may consequently suffer. As we continue to develop our networks, we must:

     - obtain cell and switch sites;

     - obtain rights of way, government approvals and permits for network construction;

     - complete radio frequency design for each developing market;

     - design and install switching systems, radio systems, backbone networks, interconnection facilities and operating support systems;

     - expand and maintain customer care, network management and management and administrative systems; and

     - obtain additional radio spectrum.

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

     We cannot guarantee you that we will be able to successfully execute these tasks -- many of which are not under our control -- on a timely basis or at all. Our ability to develop our Latin American networks is also affected by other factors described in this section, including:

     - the availability of capital;

     - relations with capable suppliers and vendors;

     - political or regulatory factors; and

     - foreign currency fluctuations.

IF OUR LATIN AMERICAN COMPANIES CANNOT MEET THEIR SUBSTANTIAL CAPITAL REQUIREMENTS, NETWORK OPERATIONS AND EXPANSION, MARKETING AND OTHER OPERATIONS WILL SUFFER

     Operating, expanding and modernizing our Latin American wireless and fiber networks, and the marketing and distribution of our related products and services, requires substantial capital, which may be difficult to raise in sufficient amounts on a timely basis, or at all. If our Latin American companies fail to raise adequate capital in a timely fashion, we may not be able to complete planned network construction, acquisitions or other strategies. Our Latin American operations also require a significant amount of capital for:

     - acquisition or construction of additional network capacity;

     - license acquisitions;

     - development of new services;

     - development and implementation of planned wireless and wireline technologies; and

     - potential acquisitions of and investments in other communications companies, or acquisitions of the interests of partners.

     In addition, our Latin American companies may not be able to respond quickly, or at all, to new, unexpected capital requirements, which could impede their business and development. Some of the factors that could cause significant unanticipated capital needs are:

     - regulatory changes;

     - engineering design and new technological changes;

     - foreign currency fluctuation; and

     - significant departures from the current business plan.

OUR LATIN AMERICAN OPERATIONS MAY NOT BE ABLE TO SATISFY THEIR CAPITAL NEEDS ON FAVORABLE ECONOMIC TERMS, OR AT ALL, IF OUR NON-LATIN AMERICAN OPERATIONS OR OUR PARTNERS IN OUR LATIN AMERICAN OPERATIONS DECLINE TO CONTRIBUTE CAPITAL


     Historically, our Latin American companies have relied on assistance from our other companies to help satisfy their capital requirements, including an aggregate of $2.6 billion in capital contributions in fiscal years 1997, 1998 and 1999. We are not obligated, however, to use resources from our other companies to provide financial or other support to our Latin American companies if they cannot meet their own capital needs. If we decline to assist our Latin American companies with resources from our other companies at some time in the future, particularly during an economic crisis in Latin America, any problems our Latin America companies encounter in addressing a capital shortfall will be aggravated.



     Moreover, if the partners in our Latin American companies are unwilling to fund their pro rata share of our Latin American companies' capital requirements, we may decide to contribute a disproportionate amount of debt or equity to the company relative to our ownership. However, we may decide not to contribute at a disproportionate level, or at all, in which case the company may not be able to meet its capital needs and its business may suffer.

IF OUR LATIN AMERICAN COMPANIES INCUR ADDITIONAL DEBT TO MEET THEIR CAPITAL NEEDS, OUR PROFITABILITY COULD BE NEGATIVELY AFFECTED


     If the capital requirements of our Latin American operations increase significantly, our Latin American companies may be obliged to raise capital through more extensive borrowings or other external financing activities. We cannot guarantee you that our Latin American companies will be able to arrange any needed additional financing to fund their capital requirements, or refinance existing debt, on acceptable terms, or at all.


     Our Latin American companies often, where possible, borrow funds from financing sources within Latin America. Because of historical, political and economic uncertainty in the region, indebtedness in Latin America typically carries significantly higher interest rates and shorter maturities than borrowings in the U.S. As a result, our Latin American companies will experience higher borrowing costs, which will reduce profitability. Moreover, financing may be more difficult to obtain on reasonable terms, or at all, in the markets that need significant capital, such as those in which the Latin America group has substantial network expansion to execute.

     Increased indebtedness may have a number of negative effects on our Latin American operations, including:

     - increased difficulty in obtaining future financing;

     - increased difficulty in claiming a foreign tax credit for U.S. federal income tax purposes;

     - allocation of increasing amounts of income to debt repayments; and

     - restrictions on the Latin America group's capital resources or operations imposed by lenders.

IF WE CANNOT WORK IN A COOPERATIVE FASHION WITH OUR LATIN AMERICAN PARTNERS, WE MAY BE UNABLE TO CARRY OUT OUR GROWTH STRATEGY

     We cannot assure you that all of our relations with our partners will be harmonious and successful, and disagreements with partners could impede the execution of our Latin American strategy and work to the favor of our competitors. Our Latin American operations are mostly conducted through companies in which we own a significant, but less than 100%, ownership interest. As a result, we must generally obtain the cooperation of our partners in order to implement and expand upon our Latin American business strategies, even where we own a majority of the venture. For instance, approval of operating and capital expenditure budgets and distributions to and capital contributions from partners typically require the consent of our partners. Moreover, the refusal of any of these partners to approve funding or to fund their pro rata share of capital contributions could force us to contribute on a disproportionate basis in situations where we are unable to receive a corresponding increase in our ownership percentage.

IF CONSUMERS CHOOSE COMPETING WIRELESS TECHNOLOGIES OR IF OUR LATIN AMERICAN COMPANIES CANNOT KEEP PACE WITH DEVELOPING WIRELESS TECHNOLOGIES, THEY WILL LOSE CUSTOMERS

     We cannot assure you that we have selected the ideal combination of wireless technologies for our Latin American operations, or that consumers will not ultimately prefer providers offering different technologies. If consumers predominantly select other technologies, our investment in our current networks in Latin America could be lost, in whole or in part, and our revenues could sharply decline.

     The wireless communications industry is experiencing significant technological change. Wireless service providers are in the process of selecting the next generation of wireless technologies. If the technology and networks we have deployed in our existing operations are not compatible with the next generation technologies, or can be made compatible only at significant capital expense, our operations could suffer. In addition, if the next generation technology that we select does not gain widespread consumer acceptance, our Latin American companies could suffer. Significant capital investments may not be recouped and revenues could drop as current and potential customers opt for alternative providers and technologies. Also, alternative technologies may develop for the provision of wireless services to customers that may prove superior to those currently projected. We cannot assure you that unforeseen technological developments will not render the services offered by our Latin American companies unpopular with customers or obsolete.

IF WE ARE UNABLE TO OBTAIN OR MAINTAIN FAVORABLE ROAMING ARRANGEMENTS WITH ACCEPTABLE WIRELESS PROVIDERS, WE MAY LOSE CUSTOMERS

     In countries where our Latin American companies do not have nationwide coverage, roaming is an important feature to some of their customers. To the extent competitors have, or are perceived to have, better roaming features than our Latin American companies, our businesses may lose customers to competitors. Our Latin American customers can access another provider's wireless system only if our customers' handsets are compatible with the other provider's system and the other provider allows them to roam on its network. We rely on agreements to provide roaming capability to customers in Latin America, the United States and elsewhere in areas that our networks do not serve. Some competitors may have more extensive coverage through their own networks and be less dependent on roaming arrangements. In addition, competitors may be able to obtain roaming rates that are lower than rates obtained by our Latin American companies, giving these competitors a pricing advantage.

     Our Latin American companies are also dependent upon roaming agreements with other providers as a source of revenues when the other providers' customers roam in the companies' territories. If these roaming agreements were to terminate, or if the other providers deploy incompatible technologies, revenues would decrease.

OUR LATIN AMERICAN COMPANIES RELY ON A SMALL NUMBER OF KEY SUPPLIERS AND VENDORS FOR EQUIPMENT AND SERVICES; IF THESE SUPPLIERS AND VENDORS EXPERIENCE PROBLEMS OR FAILURES, OR SUPPLY OR SERVE OUR COMPETITORS BETTER, OUR LATIN AMERICAN COMPANIES COULD HAVE A DIFFICULT TIME OBTAINING SUFFICIENT QUANTITIES OF REQUIRED PRODUCTS AND SERVICES

     Our Latin American companies depend on a small number of companies for key products and services, such as customer equipment and network infrastructure. If these suppliers experience interruptions or other problems delivering these products on a timely basis, our Latin American operations could be hurt. Similarly, interruptions in the supply of telecommunications equipment for the networks of our Latin American companies could impede network development and expansion. Our Latin American companies also rely on various companies to assist them in designing and building these networks, and our growth strategy could be hindered by poor performance by these vendors and contractors.

     WE MAY NOT BE ABLE TO OBTAIN THE WIRELESS HANDSETS WE NEED TO COMPETE EFFECTIVELY

     Our Latin American companies rely largely on Nokia, Ericsson, Motorola, Gradient, Samsung and Philips Electronics to furnish, on a timely basis, adequate quantities of wireless handsets that feature the latest technological innovations favored by customers. If suppliers fail to develop and deliver handsets that are on a par with or better than the handsets produced by competitors' suppliers, current and potential customers may select those competitors' wireless services and handsets instead of those of our Latin American companies. Moreover, these suppliers also supply handsets to some of our competitors in Latin America. To the extent these competitors have better relationships with the same suppliers or are otherwise afforded preferential treatment, they may obtain larger quantities of newer, more desirable handsets more quickly than our Latin American companies.

     WE MAY NOT BE ABLE TO OBTAIN THE EQUIPMENT WE NEED TO BUILD AND EXPAND OUR NETWORKS

     In addition, the initial choice of a network infrastructure supplier by our Latin American companies can, where the supplier's proprietary technology is an integral component of the network, cause the companies to be effectively locked into one or a few suppliers for key network components. Substituting suppliers under those circumstances could require significant expenditures to change network infrastructure. As a result, our companies have become reliant upon a limited number of network equipment manufacturers, including Lucent, Nortel, Cisco and Corning. We cannot assure you that we would be able to obtain satisfactory replacement suppliers or vendors on economically attractive terms, on a timely basis or at all in the event it was necessary to seek alternative suppliers and vendors for our Latin American companies.

WE MAY NOT SUCCESSFULLY DEVELOP INTERNET SERVICES, WIRELESS DATA, DATA NETWORK SERVICES OR OTHER NEW COMMUNICATIONS SERVICES IN LATIN AMERICA ON A TIMELY, PROFITABLE BASIS OR AT ALL, WHICH COULD IMPEDE OUR GROWTH STRATEGY AND CAUSE THE LOSS OF CAPITAL INVESTMENTS IN OUR LATIN AMERICAN COMPANIES

     An element of our Latin American strategy is to provide new communications services, including Internet services, wireless data and data network services. We cannot assure you that these initiatives will be profitable. If they are not, our Latin American growth strategy could be impaired and we could lose our capital investments in these new services. These initiatives could fail for any number of reasons, including insufficient capital resources or competitive factors. In addition, our ability to introduce new services in Latin America depends on whether and on what terms the new services are permitted by local laws and regulations.

     WE DO NOT KNOW IF OUR LATIN AMERICAN COMPANIES WILL BE ABLE TO SUCCESSFULLY SELL SOME OF THESE NEW COMMUNICATIONS SERVICES BECAUSE MARKET DEMAND FOR THEM IS UNPROVEN AND MAY NOT DEVELOP

     Demand for some of these new communications services, like wireless data, is unproven, and we cannot guarantee you that it will ever develop. We may incur significant start-up and deployment costs to develop services for which there is less demand than anticipated. In addition, even if there is significant demand, it may be at price levels that do not allow an adequate return on investment.

     BECAUSE THE TECHNOLOGY AND CONSUMER APPLICATIONS FOR SOME OF THESE NEW COMMUNICATIONS SERVICES IS UNPROVEN AND IS STILL DEVELOPING, WE CANNOT GUARANTEE YOU THAT THEY WILL BECOME WIDELY ACCEPTED

     The ability of our Latin American companies to deploy and deliver some of these new communications services relies, in many instances, on new and unproven technology. This technology may not perform as expected, or compare favorably in performance to competing technologies. Even if our technology is effective, our Latin American companies may not be able to economically deliver these services, particularly in comparison to competing technologies.

     The success of these new services is also substantially dependent on the development, manufacture and distribution of end-user devices and applications that support the services. We cannot assure you that vendors and manufacturers will successfully develop and build these devices and applications or offer them to potential end-users at acceptable prices.

     PROVIDING ADDITIONAL WIRELESS SERVICES WILL REQUIRE ADDITIONAL TELECOMMUNICATIONS SPECTRUM, WHICH MAY BE DIFFICULT TO ACQUIRE

     The ability of our Latin American companies to introduce new wireless communications services will in many cases require the companies to acquire additional radio spectrum to provide sufficient capacity. We cannot assure you, however, that we will be able to acquire additional spectrum in our Latin American markets at a reasonable cost, or at all. Our Latin American operations may not be able to acquire new spectrum because of, for instance, regulatory policies intended to promote competition by prohibiting a carrier holding a license in a certain portion of the radio frequency spectrum from obtaining another license covering the same territory in a different portion of the spectrum.

ACQUIRING AND INTEGRATING NEW OPERATIONS AND SERVICES MAY BE COSTLY, DIFFICULT AND TIME CONSUMING; IF WE FAIL AT THESE TASKS, WE MAY NOT BE ABLE TO EXPAND AND IMPROVE OUR LATIN AMERICAN NETWORKS AND WE MAY LOSE CUSTOMERS AND REVENUES

     We may expand and improve our Latin American operations through the acquisition of new licenses, systems and telecommunications providers. We cannot assure you that we can successfully complete needed acquisitions on acceptable terms, or at all. Our failure to expand and improve our service and product offerings may render us at a competitive disadvantage to other telecommunications providers, causing our Latin American companies to lose customers and revenues.

     We may encounter difficulties in integrating acquired operations and technologies into our current operations and technologies. Remedial actions could prove costly and time consuming and could divert management's attention from other business matters.

REGULATION OF THE WIRELESS INDUSTRY MAY RESULT IN THE LOSS OF OUR LATIN AMERICAN LICENSES, CONCESSIONS OR MARKETS OR AN INCREASE IN COMPETITION, COMPLIANCE COSTS OR CAPITAL EXPENDITURES FOR NETWORK DEVELOPMENT


     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless telecommunications systems in Latin America are regulated to varying degrees by government authorities. Any of these authorities having jurisdiction over our Latin American companies could adopt regulations or take other actions that could adversely affect us. These actions could include revocation of a license to offer wireless service in a market, failure to renew such licenses or other actions. New regulations can also increase the costs of regulatory compliance. For example, governmental authorities in Brazil have proposed regulations which, if implemented, could require our operating company to renegotiate interconnection charges on less favorable terms or transfer some long distance traffic, and the related revenues, to third-party long distance providers.


     OUR LATIN AMERICAN OPERATIONS REQUIRE LICENSES, CONCESSIONS OR PERMITS FROM GOVERNMENT AUTHORITIES, COMPLIANCE WITH WHICH CAN BE DIFFICULT AND COSTLY

     Our Latin American companies require licenses or concessions from the governments of the countries in which they operate. These licenses and concessions outline the types of communications businesses permitted under each license or concession. The duration of licenses or concessions with finite terms range from five to 50 years, and although they generally are renewable upon expiration, we cannot assure you that they will be renewed or that any renewal will be on acceptable terms. The continued existence and terms of the companies' licenses or concessions are subject to review by regulatory authorities in each country and to interpretation, modification or termination by such authorities. In addition, many of these concessions and licenses are revocable for public policy reasons.

     The construction, ownership and operation of our Latin American companies' networks, the maintenance and renewal of their licenses and the pricing of their services and related matters are subject to substantial regulation in each country in which they operate. Regulation of our Latin American activities, including the regulation of prices operators may charge for their services, could have a material adverse effect on us by reducing profit margins, increasing compliance costs or through other causes.

     Our Latin American companies also typically require government permits, including permits from local building and planning commissions for the construction and operation of cell sites. Some of our Latin American companies have not been able to obtain all required permits. Although we do not believe such noncompliance would have a material adverse effect on our business as a whole, we cannot assure you that there will not be claims or regulatory actions relating to past or future noncompliance with these permitting requirements.

     Our Latin American companies' wireless licenses or concessions typically also require the operator to maintain minimum quality, service and coverage criteria specified in the applicable license, and failure to comply with these criteria can result in fines or revocation of licenses. We cannot assure you that our Latin American companies will be able to fully comply with the terms of these licenses.

    DIFFICULT NETWORK BUILD-OUT SCHEDULES COULD CAUSE UNANTICIPATED EXPENSES, THE LOSS OF OUR LATIN AMERICAN LICENSES OR OTHER PENALTIES

     The rules of many of the government regulatory authorities having jurisdiction over our Latin American companies require wireless licensees to meet specified network build-out requirements and schedules. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of the license for that area or the imposition of fines. Moreover, the need to meet scheduled deadlines may cause us to expend more capital resources than otherwise budgeted for a particular network build-out.

    THE POLICIES OF REGULATORY AUTHORITIES WILL INCREASE COMPETITION, WHICH CAUSES DOWNWARD PRICE PRESSURE AND INCREASES CUSTOMER CHURN

     The policies of many of the Latin American countries in which we operate generally favor increasing competition in the communications industry. Consequently, we expect competition in wireless service to increase in Latin America, thus intensifying competitive risks and decreasing the revenues and profitability of our Latin American companies by forcing down prices for wireless services and increasing customer churn. For instance, regulatory policies may provide that a carrier holding a license to provide wireless service in a territory in a certain portion of the radio frequency spectrum may have limited eligibility for a license covering the same territory in a different portion of the spectrum. As more of the radio spectrum is made available for wireless communications, regulatory authorities may adopt methods, procedures or requirements that may have the effect of discriminating against a BellSouth bid for a new radio spectrum license in favor of a new entrant.

    UNPREDICTABLE REGULATORY SHIFTS COULD IMPEDE OR STOP DEVELOPMENT OF OUR MARKETS


     Our Latin American operations are subject to greater regulatory risks than our U.S. business. Most Latin American countries are executing programs to deregulate and privatize the provision of communications services, including wireless services. However, these programs are still developing, and we cannot guarantee you that Latin American governments or regulatory authorities will not adopt policies concerning competition, privatization and taxation of communications services that may be detrimental to our Latin American operations. Such restrictions, which may take the form of a preference for local over foreign ownership of communications licenses and assets, or government over private ownership, may make it impossible for us to continue to develop our businesses. These restrictions could cause losses of revenues and capital investments. Some restrictions currently exist, usually in the form of percentage limits on our equity ownership in joint ventures in foreign markets.


WE MAY NOT BE ABLE TO COLLECT AMOUNTS DUE FROM OTHER COMMUNICATIONS CARRIERS, WHICH MAY REDUCE CASH FLOWS AND EARNINGS

     In most of our Latin American markets, the calling party pays for the airtime on a call to a wireless number. For instance, if a caller places a call over a wireline telephone to one of our Latin American mobile wireless customers, the caller's wireline communications provider collects the amounts due for wireless airtime and pays them to our Latin American company. From time to time, our Latin American companies have encountered difficulties collecting such amounts from some communications companies. Some of these companies may also be our competitors. If our Latin American companies cannot collect amounts due from other communications providers on a timely basis, or at all, they could incur material losses. Difficulties in collecting amounts due could also increase administrative costs, interest expenses and risks from foreign exchange fluctuations.

GENERAL ECONOMIC AND POLITICAL CONDITIONS IN LATIN AMERICA POSE NUMEROUS RISKS TO OUR LATIN AMERICAN OPERATIONS

     The revenues of the businesses attributed to our Latin America group are derived almost exclusively from operations in Latin America. Most countries in Latin America where we operate have experienced political and social instability and unfavorable economic trends in recent years. We have no control over these matters. Volatility resulting from these matters may create uncertainty regarding the operating climate of our Latin American companies and adversely affect them. In addition, lower per capita income, socio-economic inequality, negative economic growth and exodus of portions of the middle class from Colombia and Venezuela, where these conditions are most serious, may diminish our Latin American growth prospects.

     Economic difficulties have been common in the countries in which our more significant Latin American businesses operate, including Argentina, Brazil, Chile and Venezuela. Other countries in which we have significant operations, such as Venezuela and Peru, suffer from political instability, and Colombia, where our newest operations are located, has experienced significant economic and political disturbances, including high levels of violence. We describe some of these recent economic and political events in more detail below in "Business of the Latin America Group -- Overview of Country Operations."

     Moreover, negative economic or political developments in one country in Latin America, or even in other emerging markets, can lead to or exacerbate economic or political crises in Latin American markets. For instance, instability and volatility in the world financial markets, which began with a crisis in Asia in 1998 and spread to Russia, negatively affected most of the economies and financial markets in Latin America in 1999. Latin American instability occurred principally in Brazil, the region's most populous country and the world's tenth largest economy. Excessive outflows of foreign currency reserves in 1998 pressured the Brazilian government in early 1999 to devalue the Brazilian Real and abandon its policy of exchanging it for the U.S. Dollar within a fixed range, instead permitting the Real to float freely against the U.S. Dollar. This resulted in increased interest rates, market volatility and a decline in investor confidence throughout the region. Effects of the instability are still felt in Latin America.

     We cannot assure you of fundamental improvements in macroeconomic and political conditions in Latin America. Nor can we assure you that economic and political difficulties in Latin America will cease, or that economic crises like that which occurred in 1998-99 will not happen again. Such crises could negatively impact our revenues and expenses, result in the loss of capital investments and depress the market price of both the Latin America group stock and BLS group stock.

FLUCTUATIONS IN FOREIGN EXCHANGE RATES COULD HARM OUR LATIN AMERICAN COMPANIES' OPERATING RESULTS AND IMPAIR THEIR ABILITY TO RAISE CAPITAL


     Any devaluation or depreciation of local currencies in the countries in which our Latin American companies operate is likely to hurt their customers, which can decrease their sales, revenues and net income and expose them to foreign currency risk. Volatility in local currencies and capital markets can also impair our Latin America group's ability to access international capital markets to raise capital, and may depress the price of both the Latin America group stock and BLS group stock, regardless of the operating performance of our Latin American companies. Our competitors who operate in a single currency or in a currency other than the U.S. Dollar, which itself is likely to weaken against the U.S. Dollar, or who do not operate in countries with as great a foreign exchange risk as we do, are not subject to the same level of foreign currency exchange risk as we are.


     Historically, weakness and volatility in local currencies and capital markets has been caused by:

     - changes in monetary, foreign exchange or fiscal policies;

     - changes in policies with regard to foreign investment;

     - significant government influence over many aspects of local economies;

     - political instability;

     - unexpected changes in regulatory requirements;

     - social unrest;

     - slow or negative economic growth;

     - imposition of trade barriers;

     - changes in wage and price controls; and

     - price inflation in local currencies.

     FLUCTUATIONS IN FOREIGN EXCHANGE RATES COULD DIMINISH THE VALUE OF BELLSOUTH'S INVESTMENT IN ITS LATIN AMERICAN OPERATIONS

     The Latin America group's reporting currency is the U.S. Dollar. In most cases, however, our Latin American customers are billed in local currencies. A significant weakening against the U.S. Dollar of the currency of a country where one of our Latin American companies generates revenues and net income may adversely impact its results. Any such weakening could also decrease cash flows if the relevant company has significant costs or obligations denominated in currencies other than the currency of the country in which it operates. As of November 30, 1999, the most significant U.S. Dollar-denominated obligations reflected in our Latin America group's combined balance sheet included short and long-term debt issued by our Latin America companies in the amount of $860 million. In addition, our proportionate share of U.S. Dollar-denominated debt in our Brazilian operations was approximately $1.0 billion at November 30, 1999.

    OUR LATIN AMERICAN COMPANIES MAY NOT BE ABLE TO COMPENSATE FOR INFLATION BY INCREASING PRICES, WHICH COULD DECREASE THEIR PROFITABILITY

     Many of our Latin American companies are subject to price regulation by government authorities and may not be permitted to adjust prices in response to local inflation, including those that may result from an adverse change in the exchange rate of the local currency with the U.S. Dollar. Even if permitted to increase prices, our Latin American customers may not be willing or able to absorb price increases. Nor can we guarantee you that any price increases that are effected will compensate for all of the deterioration of the local currency against the U.S. dollar.

    RESTRICTIONS ON THE EXPATRIATION OF EARNINGS OR CAPITAL FROM THE COUNTRIES IN WHICH OUR LATIN AMERICAN COMPANIES OPERATE COULD IMPEDE OUR LATIN AMERICAN OPERATIONS

     Significant fluctuations in foreign exchange rates could also result in new or increased exchange controls. Latin American economies have experienced shortages in foreign currency reserves and restrictions on the ability to expatriate local earnings and convert local currencies into U.S. Dollars. These restrictions could limit our ability to allocate excess cash flows efficiently among our various companies.

WE MAY FACE LIABILITY UNDER THE FOREIGN CORRUPT PRACTICES ACT FOR THE ACTS OF LOCAL COMPANY EMPLOYEES, PARTNERS, AGENTS OR OTHER INTERMEDIARIES

     As a U.S. company, we are subject to the Foreign Corrupt Practices Act, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Because our Latin American companies must deal with government officials for licenses, concessions, permits and additional radio spectrum, they may be affected by the Act more than companies that are not so heavily regulated. We cannot assure you that the compliance program we have instituted to comply with the Act and the other precautions we employ will protect us against liability under the Act, particularly as a result of actions which may in the past have been taken or which may be taken in the future by employees, partners, agents and other intermediaries for whom we may have exposure under the Act.

     We may be held responsible for actions taken by local company employees, partners, agents or other intermediaries, even though we may have limited ability to control them. Because our Latin American companies are dependent on local partners over which we exercise little control, we may be more susceptible to liability under the Act than companies not so dependent on local partners. In addition, our local operating companies are managed almost exclusively by local employees who have less familiarity with U.S. laws and customs and may take actions that, while customary in the local country, may create exposure under the Act. Any determination that we have violated the Act could result in liabilities, litigation costs, injury to our reputation and other detrimental effects.

WE COMPETE AGAINST COMPANIES THAT ARE NOT SUBJECT TO THE FOREIGN CORRUPT PRACTICES ACT, WHICH MAY GIVE THEM A COMPETITIVE ADVANTAGE

     Many of our competitors in Latin America are not subject to the Foreign Corrupt Practices Act. To the extent that our Latin American competitors can use improper payments to help secure licenses, concessions, preferential treatment or other advantages, our Latin American companies may suffer.

WE MAY INCUR SIGNIFICANT COSTS FROM WIRELESS FRAUD

     Our Latin American operations incur costs associated with the unauthorized use of their wireless networks, particularly their analog cellular networks. These costs include administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud also impacts interconnection costs, capacity costs, administrative costs and payments to other carriers for unbillable fraudulent roaming. Although we strive to combat this problem through the deployment of anti-fraud technologies and other measures, we cannot guarantee that these efforts will be effective or that fraud will not result in material costs for us in the future.

     Cloning, which is one form of wireless fraud, involves the use of scanners and other electronic devices to illegally obtain telephone numbers and electronic serial numbers during cellular transmission. These stolen telephone and serial number combinations can be programmed into a cellular phone and used to obtain improper access to cellular networks. Roaming fraud occurs when a phone programmed with a number stolen from one of our Latin American customers is used to place fraudulent calls from another carrier's market, resulting in a roaming fee charged to our Latin American companies that cannot be collected from the customer.

THE WIRELESS INDUSTRY MAY BE HARMED BY MEDIA REPORTS SUGGESTING THAT RADIO FREQUENCY EMISSIONS CAUSE VARIOUS HEALTH PROBLEMS AND INTERFERE WITH VARIOUS MEDICAL DEVICES

     Media and other reports have suggested that radio frequency emissions from wireless handsets and base stations can cause various health problems, including cancer, and may interfere with electronic medical devices, including hearing aids and pacemakers. If consumers harbor health concerns over radio frequency emissions, they may be discouraged from using wireless handsets and regulators may impose restrictions on the location of base stations. These concerns have recently received increased focus, including the adoption in July 2000 by the leading industry trade group of a policy requiring handset manufacturers to disclose emission levels. These concerns could have an adverse effect on the wireless communications industry and possibly expose wireless providers to litigation. We cannot assure you that further research and studies will not demonstrate a link between the radio frequency emissions of wireless handsets and base stations and these health concerns. In June 2000, the U.S. Food and Drug Administration agreed to oversee a $1 million industry funded study on handset emissions. Furthermore, if such a link is demonstrated, we cannot assure you that government authorities will not increase regulation of wireless handsets and base stations as a result of these concerns or that wireless companies will not be held liable for costs or damages associated with these concerns.

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                         CAUTIONARY LANGUAGE CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This proxy statement includes forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for these forward-looking statements.

     A number of important factors, including those risks and uncertainties described under "Risk Factors," could affect future operating results and financial position and cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties set forth under "Risk Factors" are not exhaustive. These and other developments could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

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

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

DATE, TIME AND PLACE OF THE SPECIAL MEETING


     We are providing this proxy statement to you in connection with the solicitation of proxies by our board of directors for use at the special meeting of our shareholders. The special meeting will be held on December 5, 2000, at 9 a.m., local time, at Cobb Galleria Centre Ballroom, 2 Galleria Parkway, Atlanta, Georgia 30339. This proxy statement is first being mailed to our shareholders on or about October 14, 2000.


PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

     You will be asked to consider and vote on the three proposals described in this proxy statement.

     If Proposal 1 is approved, we intend to implement it whether or not Proposals 2 or 3 are approved. However, even if our shareholders approve Proposal 1, our board of directors can decide not to implement Proposal 1 if subsequent considerations arise. If Proposals 2 and 3 are approved, we will implement them.

     We do not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the Directors' Proxy Committee will vote the shares represented by it in accordance with its best judgment.

WHO CAN VOTE


     You are entitled to vote if you were a holder of record of our existing
common stock as of the close of business on                , 2000. Your shares
can be voted at the meeting only if you are present or represented by a valid proxy.


SHARES OUTSTANDING


     On September 30, 2000, 1,866,460,522 shares of our existing common stock were outstanding and entitled to vote. This total includes shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes. We do not know of any shareholder who beneficially owned more than 5% of BellSouth stock as of September 30, 2000.


PROXY

     Our board of directors has designated a Directors' Proxy Committee, which will vote the shares represented by proxies at the special meeting. Its members are Messrs. Reuben V. Anderson, James H. Blanchard and John G. Medlin, Jr.

     If you sign the proxy card or submit your vote by Internet or by telephone but do not specify how you want your shares to be voted, your shares will be voted by the Directors' Proxy Committee for Proposals 1, 2 and 3. The Directors' Proxy Committee will vote at its discretion on any other matter that may properly come before the special meeting.

     If you wish to assign your proxy to someone other than the Directors' Proxy Committee and you are using the proxy card, you should cross out all three names appearing on the proxy card and insert the name(s) of up to three other people. The person or persons representing you must present your signed proxy card and a ballot at the special meeting in order to vote your shares.

VOTING OF SHARES

     Each share of BellSouth stock represented at the special meeting is entitled to one vote on each matter properly brought before the special meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the special meeting, and not revoked or superseded, will be voted at the special meeting in accordance with the instructions indicated on those proxies.
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

     BELLSOUTH DIRECT INVESTMENT PLAN: If you participate in this Plan, your proxy will represent shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

     FOR BELLSOUTH EMPLOYEES: If you are a registered shareholder and/or own stock in one or more of the following employee payroll-based plans and the accounts are registered in the same name, you will receive one proxy card which will serve as voting instructions to the Directors' Proxy Committee, if applicable, and also to the trustees of those plans:

     - BellSouth Employee Stock Ownership Plan (PAYSOP)

     - BellSouth Employee Stock Investment Plan (ESIP)

     - BellSouth Employee Stock Purchase Plan (ESPP)

     - BellSouth Savings and Security Plan (SSP)

     - BellSouth Retirement Savings Plan (BRSP)

     The trustee will vote plan shares in the PAYSOP, the SSP and the BRSP represented by proxies which are not submitted in the same proportion as shares for which proxies are submitted for each plan. Shares owned by an employee in the ESIP and ESPP are not voted unless that employee submits his or her proxy.

VOTES REQUIRED TO APPROVE THE PROPOSALS

     Proposal 1 requires the favorable vote of a majority of the outstanding shares of our existing common stock. As a result, abstentions and broker non-votes on Proposal 1 will have the same effect as negative votes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

     Proposal 2 requires a favorable vote of a majority of the shares of our existing common stock represented at the special meeting and entitled to vote. As a result, abstentions and broker non-votes on Proposal 2 will have the same effect as negative votes.

     Proposal 3 requires the favorable vote of a majority of the outstanding shares of our existing common stock. As a result, abstentions and broker non-votes on Proposal 3 will have the same effect as negative votes.

HOW YOU CAN VOTE

     You may vote by proxy or in person at the special meeting. To vote by proxy, you may select one of the following options:

     VOTE BY TELEPHONE

     You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours-a-day, seven days-a-week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. Proxies granted by telephone using these procedures are valid under Georgia law. You can also consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote by telephone, you do NOT need to return your proxy card.

     VOTE BY INTERNET

     You can also choose to vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours-a-day, seven days-a-week. You will be given the opportunity to confirm that your instructions have been properly recorded. Proxies granted over the Internet using these procedures are valid under Georgia law. You can also consent to view future proxy statements and annual

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

reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

     VOTE BY MAIL

     If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you wish to view future proxy statements and annual reports on the Internet, check the box provided on the card.

REVOCATION OF PROXY

     If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting. You may do this by:

     - voting again by telephone or on the Internet prior to the meeting;

     - signing another proxy card with a later date and returning it to us prior to the meeting; or

     - attending the meeting in person and casting a ballot.

QUORUM

     Forty percent of the outstanding shares of BellSouth common stock must be present, either in person or represented by proxy, in order to conduct the special meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

ATTENDANCE AT THE SPECIAL MEETING

     If you plan to attend the special meeting, please keep the admission ticket and map attached to the proxy card. If you come to the special meeting and do not have an admission ticket, or if your shares are held by brokers or other institutions, you will be admitted upon presentation of proper identification at the door.

SOLICITATION OF PROXIES

     We will pay the cost of soliciting proxies. We have retained Morrow & Co., Inc. to solicit proxies, by mail, in person or by telephone, for a fee of $125,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, we have retained Morrow to answer telephone call inquiries from shareholders for which BellSouth will pay a fee of $3.00 per call. Employees of BellSouth also may solicit proxies on our behalf.

                                   PROPOSAL 1
                          THE TRACKING STOCK PROPOSAL

DESCRIPTION OF THE TRACKING STOCK PROPOSAL

     We are asking you to approve the tracking stock proposal which will permit us, without further shareholder approval, to:

     - issue common stock in series;

     - issue Latin America group stock, a new series of our common stock that is intended to reflect the separate performance of the businesses attributed to the Latin America group;

     - change your existing common stock into BLS group stock, a second series of our common stock that is intended to reflect the separate performance of the businesses attributed to the BLS group; and

     - distribute to holders of BLS group stock shares of Latin America group stock.

     We discuss each of these transactions and their effect on you below.

     ARTICLES OF AMENDMENT

     We are asking you to consider and approve articles of amendment to our charter, which would:

     - permit us to issue a total of 8.65 billion shares of BellSouth common stock in series, of which our board of directors intends initially to designate 6.4 billion shares as "BellSouth Corporation -- BLS Group Common Stock" and 2.25 billion shares as "BellSouth Corporation -- Latin America Group Common Stock;" and

     - provide for each outstanding share of our existing common stock to be changed into one share of BLS group stock which will occur immediately before the initial issuance of Latin America group stock.

     The articles of amendment we are asking you to consider and approve are set forth in Annex I. If our shareholders approve these articles of amendment, our board of directors intends to adopt additional articles of amendment without shareholder approval as permitted by Georgia law. Those articles of amendment will designate 6.4 billion shares as "BellSouth Corporation -- BLS Group Common Stock" and 2.25 billion shares as "BellSouth Corporation -- Latin America Group Common Stock" and establish the terms of these two series. Our shareholders' approval of the articles of amendment set forth in Annex I will also constitute approval of the terms of BLS group stock and Latin America group stock described under "-- Description of BLS Group Stock and Latin America Group Stock." Each outstanding share of our existing common stock will be changed into one share of BLS group stock immediately before the initial issuance of Latin America group stock.

     If the tracking stock proposal is implemented, your rights as shareholders will continue to be governed by (1) our charter as amended by the proposed articles of amendment submitted to the shareholders attached as Annex I and the proposed articles of amendment planned to be adopted by the board of directors and (2) our amended by-laws, all of which will have been filed with the SEC, and
(3) Georgia law.

     If the articles of amendment are approved and we issue Latin America group stock, we will file the articles of amendment with the Secretary of State of the State of Georgia. No state or federal regulatory approvals are required for the consummation of the tracking stock proposal.

     LINKAGE BETWEEN GROUP PERFORMANCE AND STOCK PRICE

     We believe that BLS group stock and Latin America group stock will reflect the separate performance of our non-Latin American businesses and our Latin American businesses, respectively. Our belief is based in part on the following:

     - upon the sale of 80% or more of the assets attributed to a group, our board of directors is required to take action that returns the value of the net proceeds of those assets to the holders of the series of stock related to that group;

     - the amount available for payment of dividends to the holders of BLS group stock and Latin America group stock is limited to the amount that would be available for payment of dividends if the businesses tracked by each stock were separate corporations;

     - if we decide to spin-off the assets attributed to a group, we can redeem shares of the series of stock related to that group for shares in one or more wholly-owned subsidiaries that hold all of the assets attributed to that group; and

     - the availability of separate, more detailed and specific public information about the BLS group and the Latin America group and more focused coverage of the Latin America group by research analysts.

     While we believe that these factors will cause BLS group stock to reflect the separate performance of our non-Latin American businesses and Latin America group stock to reflect the separate performance of our Latin American businesses, we cannot guarantee that the stocks will perform as intended.

     THE PUBLIC OFFERING

     Currently, all of the equity in BellSouth is represented by our existing common stock. Prior to the completion of the planned public offering, we will create BLS group stock and Latin America group stock. We will reserve a number of shares of Latin America group stock for the BLS group or for issuance to the holders of BLS group stock. The number of shares so reserved will be determined by dividing the estimated value of our businesses attributed to the Latin America group by the estimated offering price of Latin America group stock in the planned public offering.

     We plan a public offering of additional shares of Latin America group stock. The decision to proceed with the public offering and the precise timing will depend on market conditions and other factors that our board of directors considers relevant. The public offering could occur promptly following shareholder approval of the tracking stock proposal or at some time thereafter. If subsequent considerations arise, however, our board of directors can decide to initially issue Latin America group stock in some other manner or not to create BLS group stock and Latin America group stock, even if our shareholders have approved the articles of amendment.

     The shares of Latin America group stock sold in the public offering will be new, unreserved shares and will not reduce the number of shares reserved for the BLS group or for issuance to the holders of BLS group stock. We plan to offer shares of Latin America group stock that are intended to represent 10% - 20% of the estimated value of our businesses attributed to the Latin America group.

     THE EXPECTED DISTRIBUTION

     We expect to distribute to the holders of BLS group stock all of the shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock within six to 12 months after the public offering. The decision to make such a distribution and the precise timing will depend on market conditions and other factors that our board of directors considers relevant. The distribution could be accomplished in multiple stages. For example, half of the shares could be distributed in six months and the remaining shares in 12 months. In addition, market factors or other circumstances could cause our board of directors to delay or cancel the expected distribution.

     If we do complete the expected distribution, you will own the same economic interest in BellSouth as you will immediately before the distribution. The only difference will be that your interest will then be represented by two stocks -- BLS group stock and Latin America group stock. You will then be able to decide whether to retain or sell either or both series of common stock, depending on your investment objectives.

BACKGROUND OF AND REASONS FOR THE TRACKING STOCK PROPOSAL

     BellSouth continually reviews each of its businesses and BellSouth as a whole to determine ways to increase shareholder value. As a result of this review process, we concluded that a different capital structure would improve our ability to execute our business strategies and achieve a proper valuation of the businesses of each of the groups. As a result, in late 1999, we engaged a financial advisor and began to evaluate the creation of a tracking stock.


     At a meeting of our board of directors on January 24, 2000, our directors discussed the creation of a BellSouth tracking stock for some or all of our wireless businesses. At meetings on February 27 and 28, March 27, April 24, June 26 and September 25, 2000, our board of directors discussed the creation of a tracking stock for our Latin American businesses. After extensive discussions with our senior management, legal counsel and financial advisors, our board of directors has determined that the issuance of a tracking stock for our Latin American businesses would increase market awareness of our Latin American businesses and provide for more efficient valuation of all of our businesses, advance our strategic and financial objectives and create flexibility for our overall future growth.


     In making this determination, our directors determined that implementation of the tracking stock proposal would likely have the following advantages:

     - GREATER MARKET RECOGNITION AND MORE EFFICIENT VALUATION. Separating the performance of the BLS group and the Latin America group and reflecting separately the operating results and growth prospects of each group should permit greater market recognition of the businesses attributed to the BLS group and the Latin America group. Separate public information about the Latin America group should result in broader and more focused coverage by research analysts. As a result, investors should better understand the businesses attributed to the Latin America group and BellSouth as a whole. Wireless businesses are valued based on multiples of cash flow, population in a service area and subscribers, and traditional telephone companies are valued based on multiples of earnings and on dividends. Having two publicly traded equity securities should allow equity investors to apply different and more specific criteria in valuing the businesses attributed to the BLS group and the Latin America group.

     - GREATER STRATEGIC FLEXIBILITY. By separately tracking the performance of our Latin American businesses through the Latin America group stock rather than our existing common stock, we expect to reduce the financial impacts on our current shareholders resulting from additional investment necessary to grow and expand our Latin American businesses. Having two different equity securities that track the performance of separate business groups should provide BellSouth greater flexibility to take advantage of strategic opportunities for each group. BellSouth will be able to issue either BLS group stock or Latin America group stock for strategic investments, in acquisitions, for purchases of interests of partners and for other transactions. In addition, shareholders of an entity acquired for the series of stock related to either the BLS group or the Latin America group will be able to continue to own an investment in familiar businesses with similar dynamics rather than in the much larger and diversified BellSouth.

     - INCREASED FINANCIAL FLEXIBILITY. BellSouth also expects that Latin America group stock will assist us in meeting the capital requirements of our Latin American companies by creating an additional publicly traded equity security that we can use to raise capital. In addition, because we do not expect to pay dividends on Latin America group stock for the foreseeable future, our issuance of Latin America group stock, in connection with an acquisition or otherwise, would not reduce cash flow that would otherwise be available for strategic investments.

     - INCREASED SHAREHOLDER CHOICE. The creation of tracking stock will allow investors to invest in BellSouth by owning either or both series of common stock, depending on their particular investment objectives. Some investors may want to own BLS group stock with more predictable and stable earnings growth and dividends, while other investors may desire to own Latin America group stock with higher risk and growth profiles. Others may want to own both BLS group stock and Latin America group stock.

     - MORE EFFECTIVE MANAGEMENT INCENTIVES. Latin America group stock will permit us to structure distinctive and more effective incentive and retention programs for our management and employees. Stock options and other incentive awards to management and employees who work principally for the businesses attributed to the Latin America group or the BLS group will be tied more directly to the performance of the particular group in which they work.

     - ADVANTAGES OF DOING BUSINESS UNDER COMMON OWNERSHIP. In contrast to a spin-off, the tracking stock proposal will retain for us the advantages of doing business as a single company and allow the businesses attributed to each group to capitalize on relationships with the businesses attributed to the other group. As part of a single organization, we expect to continue to take advantage of the strategic and operational benefits of common branding, shared managerial expertise, synergies relating to technology and purchasing arrangements and cost savings in corporate overhead expenses.

     - PRESERVES CAPITAL STRUCTURE FLEXIBILITY. The tracking stock proposal retains future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings, such as spin-offs and split-offs, and the creation and issuance of other tracking stocks reflecting other unique business groups, if we decide that action is appropriate. The proposal also preserves our ability to modify our capital structure by unwinding the tracking stock structure.

     Our board of directors also considered that the implementation of the tracking stock proposal is not expected to be taxable for U.S. federal income tax purposes to BellSouth or to you. In addition, our board of directors considered the performance of similar equity securities issued by other telecommunications companies, such as U S West, Inc, Sprint Corporation and AT&T.

     Our board of directors also considered the following potential negative consequences of the tracking proposal:

     - UNCERTAINTY OF MARKET VALUATION. Not every company that has issued tracking stock has seen an increase in its market capitalization. In fact, many tracking stocks have traded flat or down from their original issue price. We believe that in many cases these results reflect fundamental weaknesses in those companies or attempts to segregate and create higher market value from Internet-related aspects of their businesses. We believe our tracking stock proposal is distinguishable from those circumstances. However, we cannot predict exactly:

        - the degree to which the market price of BLS group stock and Latin America group stock will reflect the separate performances of the BLS group and the Latin America group;

        - the impact of the tracking stock proposal on the market price of our existing common stock prior to the special meeting of shareholders;

        - the impact of the issuance of Latin America group stock on the market price of BLS group stock after the completion of the planned public offering of Latin America group stock or the expected distribution to the holders of BLS group stock of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock; or

        - whether the issuance of BLS group stock and Latin America group stock will increase the total market capitalization of BellSouth.

     - MORE COMPLEX CORPORATE GOVERNANCE. The tracking stock proposal introduces additional corporate governance issues, such as the fiduciary obligation of our board of directors to holders of different series of common stock representing different lines of business. Interests of the companies in two groups could diverge or conflict, or appear to diverge or conflict, and issues could arise in resolving conflicts with the result that our board of directors may benefit the companies in one group more than the companies in the other group with respect to any particular issue.

     - COMPLEX CAPITAL STRUCTURE. The tracking stock proposal will make the corporate structure of BellSouth more complex and could confuse investors, thereby adversely affecting their valuation of our businesses.

     - UNCERTAINTY OF MARKET REACTION TO TRACKING STOCK DECISIONS. The market values of BLS group stock and Latin America group stock could be affected by the market reaction to decisions by our board of directors and management that investors perceive as affecting differently one series of common stock compared to the other. These decisions could include decisions regarding business transactions between the groups and the allocation of assets, expenses, liabilities and corporate opportunities and financing resources.

     - POTENTIAL ADVERSE EFFECTS IN CONNECTION WITH ACQUISITIONS. The use of a tracking stock in connection with future acquisitions could have various adverse effects, such as the possible inability or increased difficulty of obtaining a ruling from the Internal Revenue Service for an acquisition designed to be tax-free.

     - POTENTIAL ADVERSE TAX CONSEQUENCES. The Internal Revenue Service could successfully assert that the change of our existing common stock into BLS group stock could be taxable to you and/or us. In addition, the Clinton Administration's Fiscal Year 2001 Budget Proposal included a provision that would treat the receipt of stock similar to BLS group stock and Latin America group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this provision is enacted following creation of our tracking stock, BellSouth might decide to change its capital structure by unwinding the tracking stock to avoid adverse tax consequences.

     Our board of directors determined that, on balance, the potential advantages of the tracking stock proposal far outweigh any potentially negative consequences.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has carefully considered the tracking stock proposal and believes that the approval of this proposal by the shareholders is advisable and in the best interests of BellSouth. Our board of directors unanimously recommends that you vote for this proposal.

DIVIDEND POLICY

     BLS GROUP STOCK. We currently intend to pay a quarterly dividend of $.19 per share on BLS group stock, which is the same as the current dividend amount on our existing common stock. The payment of dividends on BLS group stock will be a business decision to be made by our board of directors from time to time based primarily upon the results of operations, financial condition and capital requirements of the companies in the BLS group and of BellSouth as a whole, and such other factors as our board of directors considers relevant.

     LATIN AMERICA GROUP STOCK. Because the companies in the Latin America group are expected to require significant capital to finance their operations and fund their future growth, BellSouth does not expect to pay any dividends on shares of Latin America group stock for the foreseeable future. If and when our board of directors does determine to pay any dividends on shares of Latin America group stock, this determination will be based primarily on the results of operations, financial condition and capital requirements of the companies in the Latin America group and of BellSouth as a whole and such other factors as our board of directors considers relevant.
                                ---------------

     In making its dividend decisions, our board of directors will rely on our consolidated financial statements and the combined financial statements of the Latin America group.

     Georgia law limits the amount of dividends that we can pay on all series of common stock to funds legally available for distributions. Our charter further limits the amount of dividends we can pay on the series of stock related to either group to the lesser of funds available for distributions under Georgia law and the available distribution amount for the applicable group. The available distribution amount for a group is the same amount that would be legally available for the payment of dividends on the series of stock related to that group if that group were a separate company under Georgia law.

OUR BLS GROUP AND OUR LATIN AMERICA GROUP


     The articles of amendment to our charter that our board of directors will adopt if the shareholders approve our tracking stock proposal will establish our Latin America group and our BLS group. Our Latin America group will consist of all of our Latin American businesses, and our BLS group will consist of all of our other businesses -- our wireline telephone business, our domestic wireless business, our directory advertising and publishing business outside of Latin America and our international businesses in Europe and Asia. The businesses attributed to the BLS group are described beginning on page 76, and the businesses attributed to the Latin America group are described beginning on page
90. Each group is a collection of businesses, and neither is a separate legal entity. Neither group can issue securities or incur obligations; those powers can only be exercised by BellSouth or one of the companies in the groups. BLS group stock and Latin America group stock are both common stocks of BellSouth and not of either group.


DESCRIPTION OF BLS GROUP STOCK AND LATIN AMERICA GROUP STOCK

     We have summarized below the material terms of BLS group stock and Latin America group stock, the terms of which will be contained in the articles of amendment to be adopted by our board of directors.

     The following summary refers to the shares of Latin America group stock that we have reserved for the BLS group or for issuance to the holders of BLS group stock. It also refers to the related outstanding shares fraction which is calculated by dividing the number of outstanding shares of Latin America group stock issued to the public by the sum of the number of outstanding shares of Latin America group stock issued to the public plus the number of shares of Latin America group stock then reserved for the BLS group or for issuance to the holders of BLS group stock. The outstanding shares fraction will equal one at any time that there are no shares of Latin America group stock then so reserved.

     The number of reserved shares of Latin America group stock and the outstanding shares fraction may change in the future if we take specified actions, including:

     - issue additional shares of Latin America group stock;

     - pay share dividends on Latin America group stock in Latin America group stock;

     - repurchase Latin America group stock; or

     - transfer cash, other assets or liabilities between the Latin America group and the BLS group.

These actions and the effect they would have on the holders of BLS group stock and the holders of Latin America group stock are further described in "-- Shares Reserved for Another Group or for Issuance to the Holders of the Series of Stock Related to that Group."

     ACTIONS BY OUR BOARD OF DIRECTORS WITHOUT SHAREHOLDER APPROVAL; NO SEPARATE BOARDS OF DIRECTORS FOR THE GROUPS

     Under our charter as amended by our articles of amendment, the board of directors of BellSouth will be able to take actions with respect to the BLS group and the Latin America group and BLS group stock and Latin America group stock without shareholder approval so long as those actions are taken on the terms and conditions set forth in our charter. Neither the BLS group nor the Latin America group will have a separate board of directors to represent solely the interests of holders of BLS group stock or Latin America group stock. As described under "-- Voting Rights," the holders of BLS group stock and the holders of Latin America group stock will generally vote together as a single voting group on all matters on which holders of common stock are entitled to vote. This includes the election of directors of BellSouth.

     If we decide to take other actions with respect to BLS group stock or Latin America group stock or the BLS group or the Latin America group that is not on the terms and conditions in our articles of amendment, we would be required to obtain shareholder approval of an amendment to our charter. In instances listed under "-- Voting Rights," approval of such an amendment would require both the approval of the holders of BLS group stock, Latin America group stock and any additional series of common stock that is subsequently created and entitled to vote, voting together as a single voting group, and the approval of the holders of any series of common stock whose rights were affected by such amendment, voting as a separate voting group.

     The actions that our board of directors may take without shareholder approval, discussed in more detail below, include decisions to:

     - issue additional shares of BLS group stock and Latin America group stock and issue additional series of common stock so long as those additional shares are authorized shares under our charter;

     - pay dividends on a series of common stock, subject to the limitations set forth in the charter;

     - convert one series of common stock into another series on the terms set forth in the charter;

     - redeem a series of common stock in exchange for stock of one or more wholly-owned subsidiaries holding all of the assets and liabilities attributed to the related group;

     - dispose of assets attributed to the BLS group or the Latin America group;

     - if we dispose of 80% or more of the assets attributed to a group, pay a special dividend on, or redeem shares of, the series of common stock related to that group or convert shares of that series into shares of another series; or

     - take actions that require an increase or decrease in the number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock.

     AUTHORIZED AND OUTSTANDING SHARES

     OUR CURRENT CAPITAL STRUCTURE


     Our current charter authorizes us to issue 4.5 billion shares of stock, consisting of 4.4 billion shares of common stock, par value $1 per share, and 100 million shares of first preferred stock, par value $1 per share. Of the 100 million shares of first preferred stock, our board of directors has designated 30 million shares as Series B First Preferred Stock in connection with our existing rights agreement. As of September 30, 2000, approximately 1,866,460,522 shares of our existing common stock and no shares of first preferred stock were issued and outstanding.


     OUR PROPOSED CAPITAL STRUCTURE

     The articles of amendment will authorize us to issue 8.75 billion shares of stock as follows:

     - 8.65 billion shares of common stock in series, par value $1 per share;
       and

     - 100 million shares of first preferred stock in series, par value $1 per share.

Of the 8.65 billion shares of common stock, our board of directors will initially designate:

     - 6.4 billion shares as "BellSouth Corporation -- BLS Group Common Stock;" and

     - 2.25 billion shares as "BellSouth Corporation -- Latin America Group Common Stock."

Of the 100 million shares of first preferred stock, our board of directors will initially designate:

     - ten million shares as "Series C First Preferred Stock"; and

     - ten million shares as "Series D First Preferred Stock"

in connection with our restated rights agreement. The restated rights agreement will be effective immediately before the initial issuance of Latin America group stock.

     The articles of amendment also will change each outstanding share of our existing common stock into one share of BLS group stock effective upon the creation of BLS group stock, which will occur at the time of the initial issuance of Latin America group stock.

     REASONS FOR INCREASE IN AUTHORIZED COMMON STOCK

     Our board of directors believes that an increase in the number of authorized shares of common stock at this time is in the best interests of BellSouth so that we can implement the tracking stock proposal and have available the number of shares needed for:

     - capital raising;

     - possible acquisitions;

     - potential share dividends;

     - future conversions; and

     - our restated stock plan.

     As described under "-- Conversion and Redemption," our board of directors will have the right to convert Latin America group stock into BLS group stock at specified premiums payable in shares of BLS group stock. Similarly, our board of directors will have the right to convert BLS group stock into Latin America group stock at specified premiums payable in shares of Latin America group stock. The number of shares issuable in a conversion will vary based on the relative market values of the two series of common stock and the number of outstanding shares of common stock being converted. Our board of directors also may pay a dividend in shares of a series of common stock. If our board of directors determines that a conversion or a share dividend is in the best interests of BellSouth, but at that time sufficient authorized shares of common stock are not available, approval by our shareholders would be required to approve an amendment to our charter.


     We also have 84,459,495 shares of our existing common stock subject to issuance pursuant to existing stock options under our stock plan as of September 30, 2000.


     We have no present understanding or agreement for the issuance of any additional shares of BLS group stock or Latin America group stock or for the issuance of any additional series of common stock other than:

     - the issuance of shares of Latin America group stock in the planned public offering;

     - the issuance of shares of Latin America group stock in the expected distribution to the holders of BLS group stock;

     - the issuance of shares of BLS group stock and Latin America group stock under our restated stock plan and other employee benefit and shareholder dividend reinvestment and purchase plans; and

     - the issuance of shares of Latin America group stock in consideration for a potential acquisition of our partner's interest in our Colombian operations.

The additional shares of BLS group stock or Latin America group stock or additional series of common stock that would be authorized for issuance if the tracking stock proposal is implemented could be issued in one or more transactions that would make a takeover of BellSouth more difficult and, therefore, less likely, even though a takeover might be financially beneficial to BellSouth and our shareholders. We have no present intention of issuing shares of common stock for these purposes. We also have no knowledge of any person or entity that intends to seek a controlling interest in BellSouth or to make a takeover proposal.

     ISSUANCES OF COMMON STOCK WITHOUT SHAREHOLDER APPROVAL

     After the initial issuance of Latin America group stock, our board of directors may issue authorized but unissued shares of BLS group stock and Latin America group stock from time to time for any proper corporate purposes. Our board of directors also may decide to authorize the issuance of shares of one or more series of common stock relating to an additional business group as described below, in addition to BLS group stock and Latin America group stock. Our board of directors will have the authority under our charter, as amended by our articles of amendment, to issue additional shares of Latin America group stock or BLS group stock or shares of an additional series of common stock without shareholder approval, except as may be required by Georgia law or the rules of any stock exchange on which any series of outstanding common stock may then be listed.

     If our board of directors decides to issue an additional series of common stock, BellSouth may establish a new group to which such new series of common stock relates either by attributing to it newly acquired assets or by reattributing to it some of the assets and liabilities from any one or more of the BLS group, the Latin America group and any previously created additional group. If our board of directors decides to reattribute assets and liabilities from an existing group to a new group, we would reserve for the group or groups to which those assets and liabilities were previously attributed shares of the new series of common stock, unless the new group paid for those assets and liabilities with other consideration. Currently, our board of directors does not have any plan to issue any additional series of common stock.

     Our board of directors may at any time increase the number of shares in any series of common stock so long as the number of shares in all series of common stock immediately after the increase does not exceed the total number of shares of common stock authorized by our charter in effect at that time. Our board of directors also may decrease the number of shares in any series of common stock that it has previously designated, but not below the number of shares of that series then outstanding.

     Prior to the initial issuance of Latin America group stock, our board of directors will, based on the advice of our financial advisor, designate the initial number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock. See "-- Shares Reserved for Another Group or to the Holders of the Series of Stock Related to that Group."

     ATTRIBUTION OF PROCEEDS OF ISSUANCES OF COMMON STOCK

     If we issue shares of a series of common stock for cash or other property, such as in an acquisition, the proceeds of that issuance, including property acquired in an acquisition, will be attributed to the group in respect of which that series of common stock has been issued. However, if there are shares of the series of stock related to that group reserved for another group or for issuance to the holders of the series of stock related to that other group, our board of directors will decide at the time of the issuance whether any portion of the proceeds should be attributed to the group for which those reserved shares have been reserved. If it makes a determination to so attribute all or a portion of the proceeds, then the number of reserved shares would be reduced by the number of shares sold for those proceeds. For example, if our board of directors decides to sell shares of Latin America group stock at a time when there are shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock, our board of directors could decide to attribute the proceeds of those shares of Latin America group stock:

     - to the Latin America group;

     - to the BLS group; or

     - partly to the BLS group and partly to the Latin America group.

     When we attribute proceeds of an issuance of shares of Latin America group stock to the BLS group, we may do so only to the extent there are a sufficient number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock. If at the time of any sale of shares of Latin America group stock there were no shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock, we could not attribute the proceeds of that sale to the BLS group.

     DIVIDENDS


     Dividends on our existing common stock are limited to the funds of BellSouth legally available for distributions under Georgia law, subject to the prior payment of any dividends on any preferred stock.


     Our articles of amendment provide that dividends on BLS group stock or Latin America group stock will be limited to the lesser of:

     - the funds of BellSouth legally available for distributions under Georgia law; and

     - the available distribution amount for the BLS group or the Latin America group, as the case may be.

The available distribution amount for a particular group is the same amount that would be legally available for the payment of dividends on the series of stock related to that group if that group were a separate company under Georgia law. The available distribution amount for the relevant group is calculated by multiplying:

     - the outstanding shares fraction related to that stock, times

     - the lesser of:

      - any amount in excess of the minimum amount necessary to pay debts attributed to that group as they become due in the usual course of business; and

      - the total assets attributed to that group less the sum of the total liabilities attributed to that group plus the amount that would be needed to satisfy the preferential rights upon dissolution of shares of stock, if any, attributed to that group that are superior to the series of stock related to that group.

     Under Georgia law, the amount of funds of BellSouth legally available for distributions is determined on the basis of our entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of:

     - any net losses of each group, including any additional groups that are subsequently created;

     - any distributions on BLS group stock, Latin America group stock, any additional series of common stock that is subsequently created or any preferred stock; and

     - any repurchases of BLS group stock, Latin America group stock, any additional series of common stock that is subsequently created or any preferred stock.

     Payment of dividends on BLS group stock or Latin America group stock also may be restricted by loan agreements, indentures and other agreements or obligations entered into by BellSouth from time to time.

     If there are shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock at the time of any dividend on the outstanding shares of Latin America group stock, we will credit to the BLS group, and charge against the Latin America group, an amount that would be payable if the reserved shares were outstanding shares.

     If there are no longer any shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock and we have shares of BLS group stock reserved for the Latin America group or for issuance to the holders of Latin America group stock at the time of any dividend on the outstanding shares of BLS group stock, we will credit to the Latin America group, and charge against the BLS group, an amount that would be payable if the reserved shares were outstanding shares.

     VOTING RIGHTS

     Currently, the holders of our existing common stock have one vote per share on all matters submitted to shareholders.

     The holders of BLS group stock and the holders of Latin America group stock, as well as the holders of any additional series of common stock that is subsequently created and entitled to vote, will be entitled to vote on any matter on which our shareholders are, by Georgia law, by stock exchange rules or by the provisions of our charter or our by-laws or as determined by our board of directors, entitled to vote.

     The holders of BLS group stock and the holders of Latin America group stock, as well as the holders of any additional series of common stock that is subsequently created and entitled to vote, will vote together as a single voting group on each matter on which holders of common stock are generally entitled to vote, except as described below.

     On all matters as to which all series of common stock will vote together as a single voting group:

     - each share of BLS group stock will have one vote; and

     - each share of Latin America group stock will have a number of votes, which may be a fraction of one vote, equal to the average market value of one share of Latin America group stock divided by the average market value of one share of BLS group stock. We will calculate the average market values during the 20-day trading period ending on the tenth trading day prior to the record date for determining the holders entitled to vote. As a result of this calculation, each share of Latin America group stock may have more than, less than or exactly one vote per share.

      However, the number of votes per share of Latin America group stock will be reduced if this calculation results in the holders of Latin America group stock holding more than 35% of the total voting power of all outstanding shares of common stock. In that event, the number of votes per share will be recalculated so that all of the outstanding shares of Latin America group stock represent only 35% of the total voting power of all outstanding shares of common stock. The 35% limitation on the total voting power of all outstanding shares of common stock will be eliminated if the outstanding shares of BLS group stock are converted into shares of Latin America group stock.

     If we issue additional series of common stock, each share of each additional series of common stock will have a number of votes as our board of directors determines at the time of issuance. The additional series of common stock could have a fixed or variable vote per share, including a fraction of one vote, or could be non-voting. Shares of a series of stock related to one group that we reserve for another group or for issuance to the holders of the series of stock related to that other group will not have any voting rights.

     Accordingly, the relative per share voting rights of BLS group stock, Latin America group stock and any additional series of common stock that is subsequently created and entitled to a number of votes per share based on market values will fluctuate depending on changes in the relative market values of shares of the series of common stock.

     Upon implementation of the tracking stock proposal, BLS group stock will retain a substantial majority of the total voting power of BellSouth because:

     - we expect that initially the total market value of the outstanding shares of BLS group stock will be substantially greater than the total market value of the outstanding shares of Latin America group stock; and

     - the total voting power of all outstanding shares of Latin America group stock is limited to 35% of the total voting power of all outstanding shares of common stock, regardless of the market value of Latin America group stock.

     We will set forth the number of outstanding shares of BLS group stock, Latin America group stock and any additional series of common stock in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a shareholders' meeting the number of outstanding shares and per share voting rights of BLS group stock, Latin America group stock and any additional series of common stock.

     If shares of only one series of common stock are outstanding, each share of that series will have one vote. If any series of common stock is entitled to vote as a separate voting group with respect to any matter, each share of that series will, for purpose of such vote, have one vote on such matter.

     The holders of BLS group stock and the holders of Latin America group stock will not have any rights to vote separately as a voting group on any matter coming before our shareholders, except in the limited circumstances provided under Georgia law described below or by stock exchange rules, our charter or our by-laws. Our board of directors could also decide, in its sole discretion, to condition the taking of any action upon the approval of a series of common stock, voting as a separate voting group.

     The holders of the outstanding shares of a series are entitled to vote as a separate voting group on a proposed amendment to our charter if the amendment would:

     - effect an exchange or reclassification of all or part of the shares of the series into shares of another series;

     - effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another series into shares of the series;

     - change the designation, rights, preferences or limitations of all or part of the shares of the series;

     - change the shares of all or part of the series into a different number of shares of the same series;

     - create a new series of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;

     - increase the rights, preferences or number of authorized shares of any series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series; or

     - cancel, redeem or repurchase all or part of the shares of the series.

The holders of the shares of a series are not entitled, however, to vote as a separate voting group or otherwise on an amendment to our charter adopted by our board of directors to create an additional series of common stock out of authorized but unissued common stock, as permitted by our charter, or to increase or decrease the number of authorized shares in an existing series, even if the amendment would have an effect identified in the preceding sentence. In addition, if the holders of shares of a series would otherwise be entitled to vote as a separate voting group on a proposed charter amendment, but the amendment would affect one or more other series of common stock in the same or a substantially similar way, the holders of all the affected series would vote together on the amendment as a single voting group.

     The following illustration demonstrates the calculation of the number of votes to which each share of Latin America group stock would be entitled on all matters on which the holders of BLS group stock and the holders of Latin America group stock vote together as a single voting group. This illustration assumes facts so that the average market values calculation would not result in the holders of Latin America group stock holding more than 35% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of Latin America group stock is not required.

     If:

     - 2 billion shares of BLS group stock and 200 million shares of Latin America group stock were outstanding;

     - the average market value for the 20-trading day valuation period for Latin America group stock was $25 per share; and

     - the average market value for the 20-trading day valuation period for BLS group stock was $50 per share;

then each share of BLS group stock would have one vote and each share of Latin America group stock would have .5 votes based on the following calculation:

     average market value of
    Latin America group stock                         $25 per share                      .5 votes per share of
---------------------------------          =       ------------------          =       Latin America group stock
     average market value of                          $50 per share
         BLS group stock

As a result, the shares of BLS group stock would represent 2 billion votes, which would equal 95.24% of our total voting power, and the shares of Latin America group stock would represent 100 million votes, which would equal 4.76% of our total voting power. These amounts are calculated as follows:

    1 vote per share              X              2 billion shares of                 =           2 billion votes for
   of BLS group stock                              BLS group stock                                 BLS group stock

   .5 votes per share                          200 million outstanding                          100 million votes for
 of Latin America group           X                shares of Latin                   =        Latin America group stock
          stock                                  America group stock


             2 billion votes
           for BLS group stock                                 95.24% of total voting power held
------------------------------------------         =                   by BLS group stock
          100 million votes for
       Latin America group stock +
   2 billion votes for BLS group stock

          100 million votes for
        Latin America group stock                               4.76% of total voting power held
------------------------------------------         =              by Latin America group stock
          100 million votes for
       Latin America group stock +
   2 billion votes for BLS group stock

     The following illustration demonstrates the calculation of the number of votes to which each share of Latin America group stock would be entitled on all matters on which the holders of BLS group stock and the holders of Latin America group stock vote together as a single voting group. This illustration assumes facts so that the average market values calculation would result in the holders of Latin America group stock holding more than 35% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of Latin America group stock is required.

     If:

     - 2 billion shares of BLS group stock and 800 million shares of Latin America group stock were outstanding;

     - the average market value for the 20-trading day valuation period for Latin America group stock was $100 per share; and

     - the average market value for the 20-trading day valuation period for BLS group stock was $50 per share;

then each share of BLS group stock would have one vote and each share of Latin America group stock would have 1.346 votes based on the following series of calculations:

     average market value of
    Latin America group stock                          $100 per share                       2 votes per share of
---------------------------------         =        ---------------------        =           Latin America group
     average market value of                           $50 per share                               stock
         BLS group stock

                                                        800 million
       2 votes per share of                             outstanding
          Latin America                   X           shares of Latin           =          1.6 billion votes for
           group stock                                    America                           Latin America group
                                                        group stock                                stock

            1.6 billion votes
      for Latin America group stock                             Latin America group stock would
------------------------------------------         =           hold 44.44% of total voting power
          1.6 billion votes for                                         of common stock
       Latin America group stock +
   2 billion votes for BLS group stock

     Because the total voting power of Latin America group stock would exceed the 35% limitation, we would calculate the maximum number of votes which the holders of Latin America group stock are entitled in total by using this formula:

       x                          35% of total voting power
---------------          =             of common stock
     x + y

     where:

x      =      the maximum number of total votes to which the holders of
              outstanding shares of Latin America group stock are entitled as a group; and

y      =      the number of total votes to which the holders of the outstanding shares of BLS group stock are entitled as a group, based on one vote per share.

Applied to the foregoing facts, this formula results in the following:

      x
-------------         =               .35
x + 2 billion

      x               =       .35 (x + 2 billion)

      x               =       .35x + 700 million

  x - .35x            =           700 million

    .65x              =           700 million

                              1,076,923,077 votes
      x               =        for Latin America
                                  group stock

     We then calculate the maximum number of votes per share of Latin America group stock as follows:

               x                                1,076,923,077                     1.346 votes per share
-------------------------------         =       -------------         =       of Latin America group stock
 the number of shares of Latin                   800,000,000
America group stock outstanding

     The following table illustrates the calculation of the percentage of total voting power represented by shares of BLS group stock and Latin America group stock with respect to matters on which the holders of BLS group stock and the holders of Latin America group stock vote as a single voting group, assuming a number of shares outstanding and a range of average market values. Please note that the average market values set forth in the following tables are for illustrative purposes only and are not intended to be predictive of future market values of BLS group stock or Latin America group stock.

                ASSUMING 2 BILLION SHARES OF BLS GROUP STOCK AND
          200 MILLION SHARES OF LATIN AMERICA GROUP STOCK OUTSTANDING

AVERAGE MARKET VALUE FOR THE 20-TRADING   PERCENTAGE OF TOTAL VOTING POWER
       DAY VALUATION PERIOD FOR:              REPRESENTED BY SHARES OF:
---------------------------------------   ---------------------------------
       BLS             LATIN AMERICA           BLS          LATIN AMERICA
   GROUP STOCK          GROUP STOCK        GROUP STOCK       GROUP STOCK
-----------------   -------------------   --------------   ----------------
       $40                  $15               96.39%             3.61%
       $40                  $25               94.12%             5.88%
       $40                  $35               91.95%             8.05%
       $50                  $15               97.09%             2.91%
       $50                  $25               95.24%             4.76%
       $50                  $35               93.46%             6.54%
       $60                  $15               97.56%             2.44%
       $60                  $25               96.00%             4.00%
       $60                  $35               94.49%             5.51%

                ASSUMING 2 BILLION SHARES OF BLS GROUP STOCK AND
          1.5 BILLION SHARES OF LATIN AMERICA GROUP STOCK OUTSTANDING

AVERAGE MARKET VALUE FOR THE 20-TRADING   PERCENTAGE OF TOTAL VOTING POWER
       DAY VALUATION PERIOD FOR:              REPRESENTED BY SHARES OF:
---------------------------------------   ---------------------------------
       BLS             LATIN AMERICA           BLS          LATIN AMERICA
   GROUP STOCK          GROUP STOCK        GROUP STOCK       GROUP STOCK
-----------------   -------------------   --------------   ----------------
       $40                  $15               78.05%            21.95%
       $40                  $25               68.09%            31.91%
       $40                  $35               65.00%*           35.00%*
       $50                  $15               81.63%            18.37%
       $50                  $25               72.73%            27.27%
       $50                  $35               65.57%            34.43%
       $60                  $15               84.21%            15.79%
       $60                  $25               76.19%            23.81%
       $60                  $35               69.57%            30.43%

     * As adjusted to reflect the 35% limitation on the total voting power of Latin America group stock

     CONVERSION AND REDEMPTION

     Our charter does not provide for either mandatory or optional conversion or redemption of our existing common stock. The articles of amendment will permit the conversion or redemption of BLS group stock and Latin America group stock as described below.

     CONVERSION OF COMMON STOCK AT OUR OPTION AT ANY TIME

     CONVERSION OF LATIN AMERICA GROUP STOCK INTO BLS GROUP STOCK. Our board of directors may at any time, without shareholder approval, convert each share of Latin America group stock into a number of shares of BLS group stock equal to a percentage, set forth below under "-- Conversion Ratios," of the ratio of the average market value of one share of Latin America group stock to the average market value of one share of BLS group stock.

     However, beginning on the second anniversary of the initial issuance of Latin America group stock, our board of directors may effect a conversion of Latin America group stock into BLS group stock only if the average market capitalization of Latin America group stock is less than 60% of the average combined market capitalization of Latin America group stock and BLS group stock.

     CONVERSION OF BLS GROUP STOCK INTO LATIN AMERICA GROUP STOCK. Beginning on the second anniversary of the initial issuance of Latin America group stock, our board of directors may, without shareholder approval, convert each share of BLS group stock into a number of shares of Latin America group stock equal to a percentage, set forth below under "-- Conversion Ratios," of the ratio of the average market value of one share of BLS group stock to the average market value of one share of Latin America group stock.

     However, our board of directors may effect a conversion of BLS group stock into Latin America group stock only if the average market capitalization of BLS group stock is less than 60% of the average combined market capitalization of BLS group stock and Latin America group stock.

     CONVERSION RATIOS. The percentage of the ratio of the average market values will be as follows:

     - during the first year after the initial issuance of Latin America group stock -- 120%;

     - beginning on the first anniversary but before the second anniversary of initial issuance of Latin America group stock -- 115%; and

     - beginning on the second anniversary of the initial issuance of Latin America group stock:

        -- 110% if the average market capitalization of the series of common stock to be converted is less than 40% of the average combined market capitalization of the series of common stock to be converted and the series of common stock into which it is to be converted; and

        -- 100% if the average market capitalization of the series of common stock to be converted is 40% or more, but less than 60%, of the average combined market capitalization of the series of common stock to be converted and the series of common stock into which it is to be converted.

     CALCULATION PERIODS. We will calculate the average market values and average market capitalizations during the 20-trading day period ending on the fifth trading day prior to the date we begin to mail the conversion notice to holders.

     CONVERSION OF LATIN AMERICA GROUP STOCK OR BLS GROUP STOCK INTO ANY ADDITIONAL SERIES OF COMMON STOCK. If our board of directors has issued one or more additional series of common stock, our board of directors, without shareholder approval, may convert each share of Latin America group stock or BLS group stock into a number of shares of the additional series of common stock equal to a percentage, set forth above "-- Conversion Ratios," of the ratio of the average market value of one share of Latin America group stock or BLS group stock, as the case may be, to the average market value of one share of the additional series of common stock. A conversion of BLS group stock or Latin America group stock into an additional series of common stock would be subject to the same premium and market capitalization provisions that would apply to a conversion of Latin America group stock into BLS group stock or BLS group stock into Latin America group stock.

     TAX EVENT. If at any time there is more than an insubstantial risk of the adverse income tax consequences described below, the percentage of the ratio of the average market values will be 100%. This means that the holders of the series of common stock to be converted will not receive any premium in a conversion that is effected under such circumstances.

     Our board of directors may exercise our conversion rights at any time without a premium if we receive an opinion of our tax counsel to the effect that, as a result of any amendment to, clarification of, or change or proposed change in, the laws, or interpretation or application of the laws, of the United States or any political subdivision or taxing authority of or in the United States, including:

     - the enactment of any legislation; or

     - the publication of any judicial or regulatory decision, determination or pronouncement; or

     - any announced proposed change in law by an applicable legislative committee or the chairperson of an applicable legislative committee,

regardless of whether the amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving us and regardless of whether the amendment, clarification, change or proposed change is subject to appeal, there is more than an insubstantial risk that:

     - for tax purposes, any issuance of BLS group stock or Latin America group stock would be treated as a sale or other taxable disposition by us or any of our subsidiaries of any of the assets, operations or relevant subsidiaries to which BLS group stock or Latin America group stock relates;

     - the issuance or existence of BLS group stock or Latin America group stock would subject us, our subsidiaries or affiliates, or our or their successors or shareholders to tax or other adverse tax consequences; or

     - for tax purposes, either BLS group stock or Latin America group stock is not, or at any time in the future will not be, treated solely as common stock of BellSouth.

For purposes of rendering this opinion, tax counsel will assume that any legislative or administrative proposals will be adopted or enacted as proposed.

     PURPOSES OF OPTIONAL CONVERSION PROVISIONS; SHAREHOLDER
CONSIDERATIONS. These provisions allow us the flexibility to recapitalize BLS group stock and Latin America group stock into one series of common stock that would, after the recapitalization, represent an equity interest in the combined businesses of the BLS group and the Latin America group. The optional conversion could be exercised at any future time if our board of directors determines that, under particular facts and circumstances then existing, an equity structure consisting of these two series of stock was no longer in the best interests of BellSouth. Our board of directors may decide to convert one series of stock into another series of stock if the equity capital markets were to use the same criteria in valuing Latin America group stock as they use to value BLS group stock. For example, if Latin America group stock were to be valued primarily on the basis of an earnings per share multiple and dividends, rather than multiples of EBITDA, subscribers and population in licensed territories, and if the performance of the underlying businesses were expected to be similar based on those criteria, then our board of directors may be more likely to consider converting Latin America group stock into BLS group stock, or vice versa, and eliminate the separate series. A conversion could be exercised, however, at a time that is disadvantageous to the holders of the series of stock related to one group.

     Conversion would be based upon the relative market values of BLS group stock and Latin America group stock. Many factors could affect the market values of BLS group stock and Latin America group stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values also could be affected by decisions by our board of directors or our management that investors perceive to affect differently the series of stock related to one group compared to the series of stock related to the other group. These decisions could include changes to our tracking stock policies, transfers of assets and liabilities between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

     The following illustration demonstrates the calculation of the number of shares issuable upon conversion of Latin America group stock into shares of BLS group stock at our option during the third year after the initial issuance of Latin America group stock.

     If:

     - there is not more than an insubstantial risk of adverse income tax consequences;

     - 2 billion shares of BLS group stock and 200 million shares of Latin America group stock were outstanding immediately prior to the conversion;

     - the average market value of one share of Latin America group stock over the 20-trading day valuation period was $25 per share;

     - the average market value of one share of BLS group stock over the 20-trading day valuation period was $50 per share; and

     - the average market capitalization of the outstanding Latin America group stock during the 20-trading day valuation period is less than 40% of the combined average market capitalization of Latin America group stock and BLS group stock during the same period;

then each share of Latin America group stock could be converted into .55 shares of BLS group stock based on the following calculation:

                            average market value of
                           Latin America group stock
    110%          X    ---------------------------------       =
                            average market value of
                                BLS group stock

                                 $25 per share
    1.1           X    ---------------------------------       =     .55 shares
                                 $50 per share

     REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY

     Our board of directors may at any time, without shareholder approval, redeem on a pro rata basis all of the outstanding shares of BLS group stock or Latin America group stock in exchange for shares of the common stock of one or more of our wholly-owned subsidiaries that own all of the assets and liabilities attributed to the relevant group.

     These provisions are intended to give us increased flexibility with respect to spinning-off the assets attributed to one of the groups by transferring all of the assets attributed to that group to one or more wholly-owned subsidiaries. As a result of this redemption, the holders of BLS group stock and the holders of Latin America group stock would hold securities of separate legal entities operating in distinct lines of business. We currently do not have any intention of spinning-off the assets of either the BLS group or the Latin America group; however, this redemption could be authorized by our board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of BLS group stock and Latin America group stock is no longer in the best interests of BellSouth and a spin-off of the assets attributed to the BLS group or the Latin America group, as the case may be, in a company separate from BellSouth is desirable.

     If at the time of this redemption of Latin America group stock there are shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock, the number of shares of those subsidiaries that we will exchange for all of the outstanding shares of Latin America group stock in such redemption will be equal to the product of:

     - the outstanding shares fraction; and

     - the number of shares of common stock of each subsidiary that will be outstanding immediately after the redemption.

We will retain the balance of the shares of those subsidiaries for the BLS group or distribute them to the holders of BLS group stock. A similar result will occur if at the time of any redemption of BLS group stock, shares of BLS group stock are reserved for the Latin America group or for issuance to the holders of Latin America group stock.

     If there are no longer any shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock and shares of BLS group stock are reserved for the Latin America group or for issuance to the holders of Latin America group stock, at the time of any redemption of Latin America group stock, we will distribute, in addition to shares of one of more wholly-owned subsidiaries that own all of the assets and liabilities attributed to the Latin America group, a number of shares of BLS group stock equal to the number of shares of BLS group stock reserved for the Latin America group or for issuance to the holders of Latin America group stock to either the holders of Latin America group stock or one or more of those Latin America group subsidiaries. A similar result will occur if at the time of any redemption of BLS group stock, shares of Latin America group stock are reserved for the BLS group or for issuance to the holders of BLS group stock.

     We may redeem shares of BLS group stock or Latin America group stock for subsidiary stock only if we have funds legally available for distribution under Georgia law.

     The following illustration demonstrates the application of the provisions with respect to a redemption of all Latin America group stock in exchange for shares of the common stock of one of our wholly-owned subsidiaries that owns all of the assets and liabilities attributed to the Latin America group.

     If:

     - 200 million shares of Latin America group stock were outstanding;

     - 800 million shares of Latin America group stock were reserved for the BLS group or for issuance to the holders of BLS group stock, resulting in a 1/5 outstanding shares fraction; and

     - 400 million shares of common stock of that Latin America group subsidiary will be outstanding immediately after the redemption;

then we will exchange 80 million shares of common stock of that Latin America group subsidiary for Latin America group stock based on the following calculation:

                                            the number of shares of common stock of that
      outstanding               X            Latin America group subsidiary that will be            =
    shares fraction                         outstanding immediately after the redemption

          1/5                   X                   400 million        =        80 million shares

     As a result of the outstanding shares fraction, we will retain the remaining 320 million shares of common stock of that Latin America group subsidiary for the BLS group or distribute them to the holders of BLS group stock.

     MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF STOCK IF DISPOSITION OF GROUP ASSETS OCCURS

     If we dispose of 80% or more of the then fair value of the properties and assets attributed to either the BLS group or the Latin America group in a transaction or series of related transactions, our board of directors is required to take action that returns the value of the net proceeds of those assets to the holders of the stock related to that group. That action could take the form of a special dividend, a redemption of shares or a conversion into another series of common stock. There are exceptions, however, to this requirement that are described below under "-- Exceptions to the Mandatory Dividend, Redemption and Conversion Requirement if a Disposition Occurs."

     If no exception applies, our board of directors will elect, without shareholder approval, to do one of the following:

     - pay a special dividend to the holders of shares of the stock related to that group in cash and/or securities or other property having a fair value equal to the product of:

        -- the outstanding shares fraction related to that stock; and

        -- the net proceeds of the disposition;

     - if the disposition involves:


      - 100% of the properties and assets, redeem all outstanding shares of the series of stock related to that group in exchange for cash and/or securities or other property having a fair value equal to the product of:


        -- the outstanding shares fraction related to that stock; and

        -- the net proceeds of the disposition;

      - 80% or more but less than 100% of the properties and assets, redeem a number of whole shares of the stock related to that group in exchange for cash and/or securities or other property having a fair value equal to the product of:

        -- the outstanding shares fraction related to that stock; and

        -- the net proceeds of the disposition;

        the number of shares so redeemed will have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 51st trading day following the disposition date, closest to the product of:

        -- the outstanding shares fraction related to that stock; and

        -- the net proceeds of the disposition; or

     - convert each outstanding share of the series of stock related to that group into a number of shares of the series of stock related to another group equal to 110% of the ratio of the average market value of one share of the stock related to that group to the average market value of one share of the stock related to the other group. We will calculate the average market values during the ten-trading day period beginning on the 51st trading day following the disposition date. Alternatively, if our board of directors has issued one or more additional series of common stock, our board of directors may convert each share of the series of stock related to that group into a number of shares of an additional series of common stock. The same premium provisions would apply.

     If shares of Latin America group stock are reserved for the BLS group or for issuance to the holders of BLS group stock at the time of any special dividend on or redemption of Latin America group stock, we will credit to the BLS group, and charge against the Latin America group, an amount that would be payable if the reserved shares of Latin America group stock were outstanding shares.

     If there are no longer any shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock and we have shares of BLS group stock reserved for the Latin America group or for issuance to the holders of Latin America group stock at the time of any special dividend on or redemption of BLS group stock, we will credit to the Latin America group, and charge against the BLS group, an amount that would be payable if the reserved shares of BLS group stock were outstanding shares.

     We may only pay a special dividend or redeem shares of BLS group stock or Latin America group stock if we have funds for distributions under Georgia law and the amount to be paid to holders is less than or equal to the available distribution amount for the group. We will pay the special dividend or complete the redemption or conversion on or prior to the 120th trading day following the disposition date.

     The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

     - any taxes we estimate will be payable by us, or which we estimate would have been payable but for the utilization of tax benefits attributable to another group, in respect of the disposition or in respect of any resulting dividend or redemption;

     - any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

     - any liabilities attributed to the group whose assets are disposed of, including, without limitation:

        - any liabilities for deferred taxes;

        - any indemnity or guarantee obligations incurred in connection with the disposition or otherwise;

        - any liabilities for future purchase price adjustments; and

        - any preferential amounts plus any accumulated and unpaid dividends in respect of any preferred stock attributed to that group.

     We may elect to pay the special dividend or redemption price either in:

     - the same form as the proceeds of the disposition were received; or

     - any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have a total market value of not less than the fair value of the net proceeds.


     The factors our board of directors will consider when it is required to choose among paying a special dividend, redeeming shares or converting shares of one series into the other will depend upon all of the facts and circumstances at the time. Generally, if we dispose of 80% or more of the properties and assets attributed to a group, we probably would redeem the series of common stock related to that group, or exercise our conversion option because the scope or scale of the remaining properties and assets attributed to the group would likely not provide a reasonable basis for a tracking stock for that group. We may wish to convert one series of common stock into the other series, even at the applicable premium, if it was then desirable for us to retain the proceeds of the sale for our remaining businesses. However, the likely taxability of an asset sale and dividend or redemption at both the corporate and shareholder levels makes it very unlikely that we would dispose of any substantial amount of properties or assets in this manner.


     The following illustration demonstrates the application of the provisions requiring a mandatory special dividend, redemption or conversion if a disposition occurs.

     If:

     - 200 million shares of Latin America group stock were outstanding;

     - 800 million shares of Latin America group stock were reserved for the BLS group or for issuance to the holders of BLS group stock, resulting in a 1/5 outstanding shares fraction;

     - the net proceeds of the sale of more than 80% but less than 100% of the properties and assets attributed to the Latin America group equals $22 billion;

     - the average market value of Latin America group stock during the ten-trading day valuation period was $25 per share; and

     - the average market value of BLS group stock during the ten-trading day valuation period was $50 per share;

then we could do any one of the following:

(1) pay a special dividend to the holders of Latin America group stock equal to:

  outstanding shares                              net proceeds
       fraction                X       ---------------------------------          =
                                          number of outstanding shares
                                          of Latin America group stock

                                                  $22 billion
         1/5                   X       ---------------------------------          =       $22 per share
                                               200 million shares

     Because of the reserved shares of Latin America group stock, we will credit to the BLS group, and charge against the Latin America group, $17.6 billion ( 4/5 X $22 billion).

(2) redeem for $25 per share a number of shares of Latin America group stock equal to:

  outstanding shares                              net proceeds
       fraction                X       ---------------------------------          =
                                            average market value of
                                           Latin America group stock

                                                  $22 billion
         1/5                   X       ---------------------------------          =       176 million shares
                                                 $25 per share

     At the same time, because of the reserved shares of Latin America group stock, we will effectively treat as redeemed 704 million reserved shares of Latin America group stock for $25 per share by crediting to the BLS group, and charging against the Latin America group, $17.6 billion.

(3) convert each outstanding share of Latin America group stock into a number of shares of BLS group stock equal to:

                             average market value of
 110%           X           Latin America group stock              =
                             average market value of
                                 BLS group stock

                                  $25 per share
  1.1           X       ---------------------------------          =       .55 shares
                                  $50 per share

     If we dispose of 80% or more but less than 100% of the properties and assets attributed to the BLS group or the Latin America group, our board of directors may, prior to the second anniversary of the payment of a special dividend or redemption following the disposition, convert each outstanding share of the series of stock related to that group into a number of shares of the series of stock related to another group equal to 110% of the ratio of the average market value of one share of the series of stock of the group to which the disposed assets were attributed to the average market value of one share of the series of stock related to another group. Following the second anniversary of the initial issuance of Latin America group stock, the number of shares to be received as a result of a conversion will equal 100% of the applicable ratio if we would be entitled to convert without any premium pursuant to the optional conversion provisions described under "Conversion of Common Stock at Our Option at Any Time;" otherwise, the number of shares to be received will continue to equal 110% of the applicable ratio. We will calculate the ratio of average market values during a 20-trading day valuation period ending on the fifth trading day prior to the date we begin to mail the conversion notice to holders. After the disposition of 80% or more but less than 100% of the properties and assets attributed to a group, the market value of the series of stock related to that group will decrease to reflect the sale and subsequent special dividend or redemption and thus will only reflect the value of the remaining assets.

     Alternatively, if our board of directors has issued one or more additional series of common stock, our board of directors may convert each share of the series of stock related to the group to which the disposed assets were attributed into a number of shares of an additional series of common stock. A conversion of BLS group stock or Latin America group stock into an additional series of common stock would be subject to the same premium provisions that would apply to a conversion of Latin America group stock into BLS group stock or BLS group stock into Latin America group stock.

     The following illustration demonstrates the calculation of the number of shares issuable upon conversion of the series of stock related to one series into shares of the series of stock related to another group within two years after a special dividend following a disposition of 80% or more but less than 100% of the properties and assets attributed to a group.

     If:

     - 2 billion shares of BLS group stock and 200 million shares of Latin America group stock were outstanding;

     - the average market value of Latin America group stock during the 20-trading day valuation period was $5 per share; and

     - the average market value of BLS group stock during the 20-trading day valuation period was $50 per share;

then each share of Latin America group stock could be converted into .11 shares of BLS group stock based on the following calculation:

                             average market value of
                            Latin America group stock
 110%           X       ---------------------------------          =
                             average market value of
                                 BLS group stock

                                   $5 per share
  1.1           X       ---------------------------------          =       .11 shares
                                  $50 per share

     EXCEPTIONS TO THE MANDATORY DIVIDEND, REDEMPTION OR CONVERSION REQUIREMENT IF A DISPOSITION OCCURS. We are not required to take any of the above actions for any disposition of 80% or more of the properties and assets attributed to either group in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity that:

     - acquires those properties or assets or succeeds to the business conducted with those properties or assets or that controls such acquirer or successor; and

     - is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that group prior to the disposition, as determined by our board of directors.

The purpose of this exception is to enable us technically to "dispose" of properties or assets of a group to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a special dividend on, or a redemption or conversion of, the series of stock related to that group, so long as we receive an equity interest in that entity. We are not required to control that entity, whether by ownership or contract provisions.

     In addition, we are not required to effect a special dividend, redemption or conversion if a disposition is:

     - of 80% or more of our properties and assets in one transaction or a series of related transactions in connection with our dissolution and the distribution of our assets to shareholders;

     - on a pro rata basis, such as in a spin-off;

     - made to any person or entity controlled by us, as determined by our board of directors; or

     - a disposition conditioned upon the affirmative vote of a majority of the votes entitled to be cast by the holders of the stock related to that group, voting as a separate voting group.

     NOTICES IF DISPOSITION OF GROUP ASSETS OCCURS. Not later than the 45th trading day after the disposition date, we will announce publicly by press release:

     - the net proceeds of the disposition;

     - the number of shares outstanding of the series of common stock related to the group to which the disposed assets were attributed;

     - the number of shares of that series of common stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of those convertible securities; and

     - if applicable, the outstanding shares fraction on the date of the notice.

     Not earlier than the 61st trading day and not later than the 65th trading day after the disposition date, we will announce publicly by press release whether we will pay a special dividend or redeem shares of stock with the net proceeds of the disposition or convert the shares of the series of stock related to the group to which the disposed assets were attributed into another series of common stock.

     We will mail to each holder of shares of the series of stock related to the group to which the disposed assets were attributed the additional notices and other information required by our articles of amendment.

     DISPOSITION OF LESS THAN 80% OF THE ASSETS. If we dispose of less than 80% of the properties and assets attributed to either the BLS group or the Latin America group in a transaction or series of transactions, we will attribute the proceeds to the group to which the disposed assets were attributed. We will use those proceeds:

     - in the business of that group;

     - for distribution to the holders of the series of stock related to that group; or

     - to buy back shares of the series of stock related to that group in the open market.

We may use those proceeds in the business of another group only if we reattribute to the group to which the disposed assets and proceeds were originally attributed consideration with an equivalent fair value.

     SELECTION OF SHARES FOR REDEMPTION

     If fewer than all of the outstanding shares of a series of stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of that series of stock or by such other method as may be determined by our board of directors to be equitable.

     FRACTIONAL INTERESTS; TRANSFER TAXES

     We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either series of stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

     We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities to the holders of record on redemption or conversion of shares.

     LIQUIDATION RIGHTS

     Currently, in the event of our dissolution, the holders of existing common stock are entitled to share equally in our net assets after payment or provision for payment of our debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled.

     Under our articles of amendment, in the event of our dissolution, the holders of BLS group stock, the holders of Latin America group stock and the holders of any additional series of common stock that is subsequently created will be entitled to receive our assets on a per share basis in proportion to the liquidation units per share of such series. Similar to our existing common stock, however, holders of BLS group stock, Latin America group stock and any additional series of common stock will be entitled to receive our assets only after payment or provision for payment of the debts and other liabilities of BellSouth and full preferential amounts to which holders of any preferred stock are entitled.

     The liquidation rights of the series of common stock will be as follows:

     - each outstanding share of BLS group stock will have one liquidation unit; and

     - each outstanding share of Latin America group stock will have .25 of one liquidation unit.

     If we issue any additional series of common stock, each share of each additional series of common stock will have a number of liquidation units as our board of directors determines at the time of issuance. These liquidation units could also be equal to a fraction of one liquidation unit.

     The number of liquidation units to which each share of BLS group stock and Latin America group stock is entitled will not be changed without the approval of the holders of each series of common stock voting as a separate voting group, except in the limited circumstances described below. As a result, the liquidation rights of the holders of the respective series of common stock may not bear any relationship to the relative market values, the relative voting rights of the series of common stock or the relative value of the assets attributed to the groups.

     No holder of BLS group stock will have any special right to receive specific assets attributed to the BLS group and no holder of Latin America group stock will have any special right to receive specific assets attributed to the Latin America group in the case of our dissolution.

     If we subdivide or combine the outstanding shares of a series of common stock or declare a dividend or other distribution of shares of a series of common stock to holders of that series of common stock, the number of liquidation units of the other series of common stock will be appropriately adjusted. This adjustment will be made by our board of directors to avoid any dilution in the relative liquidation rights of any series of common stock.

     Neither a merger or share exchange of BellSouth into or with any other corporation, nor any sale, lease, exchange or other disposition of 80% or more of our assets, will, alone, cause the dissolution of BellSouth, for purposes of these liquidation provisions.

     SHARES RESERVED FOR ANOTHER GROUP OR FOR ISSUANCE TO THE HOLDERS OF THE SERIES OF STOCK RELATED TO THAT GROUP

     Prior to the completion of the planned public offering of Latin America group stock, BellSouth will reserve a number of shares of Latin America group stock for the BLS group or for issuance to the holders of BLS group stock. This number of shares of Latin America group stock will be determined by our financial advisor, subject to the approval of our board of directors, by dividing:

     - the estimated value of our businesses attributed to the Latin America group by

     - the estimated offering price of Latin America group stock.

     Our board of directors can attribute the net proceeds from the planned public offering of Latin America group stock or future public offerings of Latin America group stock or BLS group stock in its sole discretion to the Latin America group or the BLS group. See "-- Attribution of Proceeds of Issuances of Common Stock." Our board of directors intends to allocate the net proceeds from the planned public offering to the businesses of the Latin America group.

     That number of shares of Latin America group stock that we reserve for the BLS group or for issuance to the holders of BLS group stock are not outstanding shares of Latin America group stock and are not entitled to vote until we actually issue them. The outstanding shares fraction indicates the relationship between the shares of Latin America group stock held by the public and the sum of those shares and the shares reserved for the BLS group or for issuance to the holders of BLS group stock. It is calculated by dividing the number of shares of Latin America group stock issued to the public by the sum of the number of shares of Latin America group stock issued to the public plus the number of shares of Latin America group stock then reserved for the BLS group or for issuance to the holders of BLS group stock. The outstanding shares fraction will equal one at any time that there are no shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock.

     At any time that there are shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock, the outstanding shares fraction will be used to allocate to the BLS group any dividend or redemption payment made to the holders of Latin America group stock.

     The following illustration demonstrates the calculation of the outstanding shares fraction.

     If:

     - 100 million shares of Latin America group stock were outstanding as a result of the public offering; and

     - 400 million shares of Latin America group stock were reserved for the BLS group or for issuance to the holders of BLS group stock;

then the outstanding shares fraction with respect to the Latin America group stock would equal 1/5 based on the following calculation:

          number of shares of
 Latin America group stock outstanding
---------------------------------------         =
          number of shares of
Latin America group stock outstanding +
     number of reserved shares of
       Latin America group stock

          100 million shares
---------------------------------------         =       1/5
100 million shares + 400 million shares

     The number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock will be increased, without shareholder approval, to reflect:

     - share dividends of Latin America group stock to holders of Latin America group stock;

     - reclassifications of Latin America group stock resulting in a greater number of shares of Latin America group stock outstanding;

     - purchases of Latin America group stock with assets attributed to the BLS group;

     - transfers to the Latin America group of assets attributed to the BLS group; and

     - transfers to the BLS group of liabilities attributed to the Latin America group.

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

     The number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock will be decreased, without shareholder approval, to reflect:

     - sales of Latin America group stock for the account of the BLS group;

     - share dividends of Latin America group stock to the holders of BLS group stock, such as in the expected distribution;

     - the issuance of Latin America group stock when convertible securities are converted if those shares of Latin America group stock were reserved for the BLS group or for issuance to the holders of BLS group stock;

     - the issuance of Latin America group stock when securities convertible into Latin America group stock and issued as a distribution to the holders of BLS group stock are converted;

     - reclassifications of Latin America group stock resulting in a smaller number of shares of Latin America group stock outstanding;

     - transfers to the BLS group of assets attributed to the Latin America group; and

     - transfers to the Latin America group of liabilities attributed to the BLS group.

     Our board of directors could, without shareholder approval, also increase or decrease the number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock under other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

     We are not currently aware of any transaction other than the expected distribution that would require an increase or decrease in the number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock.

     DETERMINATIONS BY OUR BOARD OF DIRECTORS

     Any determinations made in good faith by our board of directors with respect to a series of common stock will be final and binding on all of our shareholders.

     PREEMPTIVE RIGHTS

     The holders of any series of common stock will not have any preemptive rights.

     ADDITIONAL SERIES OF COMMON STOCK

     Our board of directors may decide to authorize the issuance of shares of one or more series of common stock in addition to BLS group stock and Latin America group stock. Our board of directors will have the authority under our articles of amendment to issue additional series of common stock without shareholder approval, unless shareholder approval is required by Georgia law or the rules of any stock exchange on which any series of outstanding common stock may then be listed. Our board of directors does not currently have any plan to issue any additional series of common stock.

     If our board of directors decides to issue an additional series of common stock, BellSouth may establish a new group to which such new series of common stock relates either by attributing to it newly acquired assets or by reattributing to it some of the assets and liabilities from any one or more of the BLS group, the Latin America group or any previously created additional group. If our board of directors decides to reattribute assets and liabilities from an existing group to a new group, we would reserve for the group or groups to which those assets and liabilities were previously attributed shares of the new series of common stock, unless the new group paid fair value for those assets and liabilities with other consideration.

     At the time of issuance of any additional series of common stock, our board of directors will determine the dividend, voting and liquidation rights and conversion, redemption and other provisions applicable to that additional series of common stock. Any additional series of common stock issued may be convertible into either BLS group stock or Latin America group stock on such terms as may be determined by our board of directors.

     Our board of directors also may determine at the time of issuance of any additional series of common stock that shares of either BLS group stock or Latin America group stock, or both, could be reserved for the group related to that additional series of common stock or for issuance to the holders of that additional series of common stock. Similarly, our board of directors may provide that shares of that additional series could be reserved for the BLS group or for issuance to the holders of BLS group stock or for the Latin America group or for issuance to the holders of Latin America group stock, or both.

     RESTATED RIGHTS AGREEMENT

     Under our current rights agreement, each share of our existing common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a purchase price of $200, subject to adjustment, "units" of one one-thousandth of a share of Series B first preferred stock under circumstances provided for in our current rights agreement. Under our current charter, a holder of a unit of the Series B first preferred stock would be entitled to voting, dividend and other rights substantially similar to those of a holder of one share of our existing common stock.

     Our board of directors has determined that, if our shareholders approve the tracking stock proposal, effective upon our completion of the planned public offering of Latin America group stock, BellSouth will amend and restate our current rights agreement to reflect our new equity structure. As a result, instead of rights currently applicable to our existing common stock:

     - each share of BLS group stock will have associated with it a right to purchase a "unit" of one ten-thousandth of a share of Series C first preferred stock at a purchase price of $200, subject to adjustment; and

     - each share of Latin America group stock will have associated with it a right to purchase a "unit" of one ten-thousandth of a share of Series D first preferred stock at a purchase price of $200, subject to adjustment.

     The purpose of the rights agreement is to:

     - give our board of directors the opportunity to negotiate with any persons seeking to obtain control of BellSouth;

     - deter acquisitions of voting control of BellSouth, or of any series of our common stock, without assurance of fair and equal treatment to all of our shareholders or all holders of that series of common stock, as applicable; and

     - prevent a person from acquiring in the market a sufficient amount of BellSouth voting power, or a sufficient number of shares of a series of our common stock, to be in a position to block an action sought to be taken by our shareholders or by the holders of that series of common stock, as applicable.

The exercise of the rights would cause substantial dilution to a person attempting to acquire BellSouth on terms not approved by our board of directors and therefore would significantly increase the price that person would have to pay to complete the acquisition. The rights agreement may deter a potential hostile acquisition or tender offer.

     Our board of directors will designate shares of our first preferred stock as "Series C First Preferred Stock" and "Series D First Preferred Stock" in connection with the restated rights agreement. A holder of a Series C unit would be entitled to voting, dividend and other rights substantially similar to those of a holder of a share of BLS group stock. Similarly, a holder of a Series D unit would be entitled to voting, dividend and other rights substantially similar to those of a holder of a share of Latin America group stock.

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

     As is the case with the existing rights, until a "distribution date" occurs, the BLS group rights and the Latin America group rights:

     -  will not be exercisable;

     - will be represented by the same certificate that represents the shares with which the rights are associated; and

     -  will trade together with those shares.

     Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of BLS group stock and Latin America group stock.

     A "distribution date" would occur upon the earlier of:

     - the first day on which a person publicly announces that the person has become an "acquiring person," or on which we publicly announce that a person has become an "acquiring person;" or

     - the tenth day, or a later day determined by our board of directors, after a person, alone or together with a group, commences or announces its intention to commence a tender or exchange offer that, if successful, would result in a person, alone or together with a group, becoming an "acquiring person."

     Under the restated rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of:

     - 20% or more of the outstanding shares of BLS group stock;

     - 20% or more of the outstanding shares of Latin America group stock; or

     - 10% or more of the total voting power of all of our common stock.

For these purposes, the voting power of a person or group will be determined at any time and from time to time as if the day on which the determination is made is the record date for a vote of shareholders. Under our current rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 10% or more of the outstanding voting power of the existing common stock.

     If any person becomes an acquiring person:

     - each holder of a BLS group right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of Series C units having a market value two times the purchase price; and

     - each holder of a Latin America group right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of Series D units having a market value two times the purchase price.

     For these purposes, we will assume that each Series C unit has the same market value as a share of BLS group stock, and each Series D unit has the same market value as a share of Latin America group stock.

     Under our current rights agreement, if a person becomes an acquiring person, each holder of one of our existing rights would be entitled to purchase, at the purchase price, a number of Series B units having a market value two times the purchase price.

     If a person becomes an acquiring person, our board of directors may, at its option, exchange the BLS group rights and the Latin America group rights, other than rights owned by the acquiring person, at an exchange ratio of two Series C units for each BLS group right and two Series D units for each Latin America group right. Our current rights agreement includes a similar exchange provision.

     If, following a public announcement that a person has become an acquiring person:

     - BellSouth merges or enters into any similar business combination transaction and BellSouth is not the surviving corporation;

     - another entity merges or enters into any similar transaction with BellSouth and all or part of our common stock is converted or exchanged for other securities, cash or property; or

     - 30% or more of BellSouth's assets or earning power is sold or transferred,

each holder of a BLS group right and each holder of a Latin America group right will be entitled to purchase, at the purchase price, a number of shares of common stock of the surviving entity in any merger or other business combination, or of the purchaser in any sale or transfer of assets or earning power, having a market value two times the purchase price. Our current rights agreement includes a similar provision.

     As is the case with our existing rights, the BLS group rights and the Latin America group rights will expire on December 11, 2009, unless we extend or terminate them.

     Also, as with our existing rights, at any time until a public announcement that a person has become an acquiring person, our board of directors may redeem all of the BLS group rights and the Latin America group rights at a redemption price of $.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

     A holder of BLS group rights or Latin America group rights will not, as such, have any rights as a shareholder of BellSouth, including rights to vote or to receive dividends.

     At any time prior to the public announcement that a person has become an acquiring person, we may, without the approval of any holders of rights, supplement or amend any provision of the restated rights agreement in any manner, whether or not such supplement or amendment is or would be adverse to any holders of the rights. From and after the public announcement that a person has become an acquiring person, we may, without the approval of any holders of rights, supplement or amend the restated rights agreement only:

     - to cure any ambiguity;

     - to correct or supplement any provision that may be defective or inconsistent; and

     - in any manner that we may deem necessary or desirable and which does not adversely affect the interests of the holders of rights, other than an acquiring person.

     Like our current rights agreement, the restated rights agreement will contain provisions designed to prevent the inadvertent triggering of the rights and to allow our board of directors to waive or suspend its provisions to enable a transaction it deems to be in the best interests of BellSouth.

     ANTI-TAKEOVER PROVISIONS OF GEORGIA LAW, OUR CHARTER AND BY-LAWS AND OUR RESTATED RIGHTS AGREEMENT

     The following discussion concerns material provisions of Georgia law, our charter and by-laws and our restated rights agreement that could be viewed as having the effect of discouraging an attempt to obtain control of BellSouth.

     BUSINESS COMBINATIONS

     The Georgia legislature has enacted legislation which generally prohibits a corporation which has adopted a by-law electing to be covered thereby, which BellSouth has done, from engaging in any "business combination" with an "interested shareholder" for a period of five years from the date such person becomes an interested shareholder, unless the interested shareholder:

     - prior to becoming an interested shareholder, obtained the approval of our board of directors for either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

     - becomes the owner of at least 90% of the outstanding voting stock of the corporation in the same transaction in which the interested shareholder became an interested shareholder, excluding for purposes of determining the number of shares outstanding those shares owned by officers, directors, subsidiaries and certain employee stock plans of the corporation; or

     - subsequent to the acquisition of 10% or more of the outstanding voting stock of the corporation, acquires additional shares resulting in ownership of at least 90% of the outstanding voting stock of the corporation and obtains approval of the business combination by the holders of a majority of the shares of voting stock of the corporation, other than those shares held by an interested shareholder, officers, directors, subsidiaries and certain employee stock plans of the corporation.

     The term "business combination" refers to a merger, consolidation or other specified corporate transaction. The term "interested shareholder" refers to a 10% shareholder or an affiliate of the corporation which was a 10% shareholder at any time within the preceding two years.

     BellSouth's "business combinations" by-law may be repealed only by an affirmative vote of two-thirds of the continuing directors and a majority of the votes entitled to be cast by the shareholders, other than interested shareholders, and shall not be effective until 18 months after that shareholder vote. The Georgia statute provides that a Georgia corporation which has thus repealed such a by-law may not thereafter readopt that by-law.

     FAIR PRICE PROVISIONS

     The "fair price" provisions contained in the Georgia statute and our charter require, generally, in connection with a merger or similar transaction between BellSouth and an "interested shareholder," the unanimous approval of BellSouth's directors not affiliated with the interested shareholder or the affirmative vote of two-thirds of these directors and a majority of the outstanding shares held by disinterested shareholders, unless:

     - within the past three years the interested shareholder has not increased its shareholdings by more than 1% in any 12-month period; or

     - all shareholders receive at least the same consideration for their shares as the interested shareholder previously paid.

     For purposes of the fair price provisions, the term "interested shareholder" refers to the interested shareholder, as defined under the business combinations provisions, which is a party to, or an affiliate which is a party to, the business combination in question.

     The fair price provisions may be revised or rescinded only upon the affirmative vote of at least two-thirds of the directors not affiliated with an interested shareholder and a majority of the outstanding shares held by disinterested shareholders.

     AUTHORIZED SHARES OF STOCK

     Our charter will provide that we may from time to time issue shares of common and first preferred stock in one or more series, the terms of which will be determined by our board of directors. Our charter will authorize 100 million shares of first preferred stock, of which ten million shares will have been designated as "Series C First Preferred Stock" and ten million shares of "Series D First Preferred Stock." The shares of Series C first preferred stock and Series D first preferred stock will be reserved for issuance in connection with our restated shareholder rights agreement. We will not solicit approval of our shareholders for issuance of common and first preferred stock unless our board of directors believes that approval is advisable or is required by stock exchange rules or Georgia law.

     The existence of authorized, unissued and unreserved common and first preferred stock could enable our board of directors to issue shares to persons friendly to current management, which could render more difficult, or discourage, an attempt to obtain control of BellSouth by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management. These additional shares also could be used to dilute the share ownership of persons seeking to obtain control of BellSouth.

     SHAREHOLDER NOMINATIONS AND PROPOSALS

     Our by-laws provide that any shareholder may present a nomination for a directorship or a proposal at an annual meeting of shareholders only if advance notice of such nomination or proposal has been delivered to BellSouth not less than 75 days or more than 120 days prior to the date which is 12 months after the annual meeting of shareholders held in the prior year.

     The foregoing notices must describe:

     - as to each nominee for director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors;

     - as to any proposal, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and his or her material interest in the proposal, if any;

     - personal information regarding the shareholder giving the notice; and

     - the number of shares owned by the shareholder.

These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any shareholder to a vote of the shareholders.

     STAGGERED BOARD

     Our board of directors is divided into three classes of directors serving staggered three-year terms. Each class consists of, as nearly as possible, one-third of the total number of directors.

     The classification of directors makes it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, generally will be required to change the majority of our board of directors. The classification provisions of our by-laws could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of BellSouth.

     CHANGE IN THE NUMBER OF DIRECTORS

     Our by-laws provide that the number of directors may be increased or decreased either by:

     - the affirmative vote of a majority of our board of directors; or

     - the affirmative vote of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single voting group;

provided that such number may not be less than nine.

     These requirements make it more difficult for shareholders to change the composition of our board of directors.

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

     REMOVAL OF DIRECTORS

     Our by-laws provide that any director or all directors may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote in the election of directors, voting together as a single voting group.

     These requirements make it more difficult for shareholders to change the composition of our board of directors.

     FILLING VACANCIES

     Our by-laws provide that any vacancy on our board of directors that occurs by reason of the removal of a director may be filled:

     - by our shareholders; or,

     - if authorized by our shareholders, by the remaining directors.

     Any other vacancy that occurs, including any vacancy arising by reason of an increase in the number of directors, may only be filled:

     - by the affirmative vote of a majority of the remaining directors, though less than a quorum; or

     - if the vacancy is not so filled or if no director remains, by our shareholders.

     SPECIAL MEETINGS OF SHAREHOLDERS

     Our by-laws provide that we must call a special meeting of the shareholders if called by our board of directors or our chief executive officer, or upon the written request to our chief executive officer or our secretary signed by the holders of at least 75% of the outstanding shares entitled to vote at the proposed special meeting.

     The written request must describe:

     - a brief description of the purpose of the proposed meeting and the business to be brought before the meeting and material interest, if any, in the proposal of the shareholders requesting the special meeting;

     - if the shareholders requesting the special meeting propose to nominate one or more nominees for director, all information relating to such person or persons that is required to be disclosed in solicitations of proxies for election of directors;

     - personal information regarding the shareholder giving the notice;

     - the number of shares owned by the shareholder; and

     - the shareholders' intent, if any, to solicit proxies from our shareholders.

These procedural requirements could have the effect of delaying or preventing a request by shareholders for a special meeting.

     RESTRICTIONS ON AMENDMENTS OF OUR BY-LAWS

     Amendments to our by-laws may be approved by a majority of our board of directors. However, the shareholders may prescribe that any by-law or by-laws adopted by them shall not be altered, amended or repealed by our board of directors.

     Amendments to our by-laws also may be approved by the affirmative vote of the holders of a majority of the shares entitled to vote generally in the election of directors, voting together as a single voting group. However, the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single voting group, is required to amend or repeal any provision of our by-laws relating to:

     - the number of members of our board of directors;

     - the classification of our board of directors;

     - the removal of directors; and

     - the amendment of the by-law providing for super-majority voting with respect to the number of members of our board of directors, the classification of our board of directors and the removal of directors.

     OUR RESTATED RIGHTS AGREEMENT

     As described under "-- Restated Rights Agreement," in the event that a person or group acquires, without the approval of our board of directors, 20% or more of the shares of BLS group stock, 20% or more of the shares of Latin America group stock or shares of common stock having more than 10% or more of the total voting power of BellSouth, our restated rights agreement will permit all other shareholders to acquire additional shares, or equivalent units, of BellSouth or of an acquiring company at a substantial discount.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     Where indicated, the following discussion reflects the opinion of Simpson Thacher & Bartlett, our counsel, and is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to BLS group stock or Latin America group stock, or the Treasury could issue regulations that change current law. Any future legislation or regulations could apply retroactively to the implementation of the tracking stock proposal.

     This discussion addresses only those of you who hold your existing common stock and would hold your BLS group stock as a capital asset. This discussion does not:

     - discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular tax circumstances;

     - apply to you if you are:

        - a foreign person;

        - a dealer in securities or currencies;

        - a trader in securities that has elected the mark-to-market method of accounting for your securities;

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

        - a tax-exempt organization;

        - an S corporation or other pass-through entity;

        - a mutual fund;

        - a small business investment company;

        - a regulated investment company;

        - an insurance company or other financial institution;

        - a broker-dealer;

        - a U.S. person whose "functional currency" is not the U.S. dollar; or

        - are otherwise subject to special treatment under the federal income tax law; or

     - apply to you if you hold your existing common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

     TAX IMPLICATIONS TO YOU OF THE IMPLEMENTATION OF THE TRACKING STOCK
PROPOSAL

     In the opinion of Simpson Thacher & Bartlett, our counsel, for U.S. federal income tax purposes, BLS group stock will be considered our common stock. This means that:

     - you will not recognize any income, gain or loss on the reclassification of your existing common stock for shares of BLS group stock;

     - your basis in BLS group stock received will equal your basis in your existing common stock exchanged therefor;

     - your holding period of BLS group stock will include the holding period of the existing common stock; and

     - any gain or loss recognized upon a subsequent sale or exchange of BLS group stock will be capital gain or loss.

     TAX IMPLICATIONS OF THE EXPECTED DISTRIBUTION OF LATIN AMERICA GROUP STOCK

     We anticipate that the expected distribution of Latin America group stock to the holders of BLS group stock will be tax-free to you. However, the exact tax consequences will depend on the form of the distribution and other facts in existence at the time of the distribution.

     TAX IMPLICATIONS TO YOU OF A CONVERSION OF BLS GROUP STOCK OR LATIN AMERICA GROUP STOCK

     Generally, you will not recognize any income, gain or loss if we exercise any of our options to convert one series of common stock into the other series of common stock, and you will have a carryover adjusted tax basis in the shares of common stock that you receive and generally a holding period that includes the holding period of the common stock you surrendered in the conversion.

     NO IRS RULING

     No ruling has been sought from the IRS. The IRS has announced that it will not issue any advance rulings on the classification of an instrument whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Simpson Thacher & Bartlett's opinion is not binding on the IRS. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those
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of BLS group stock and Latin America group stock. It is possible, therefore, that the IRS could assert that the receipt of BLS group stock as well as the expected distribution of Latin America group stock or any subsequent conversion of one series of common stock into the other series of common stock could be taxable to you and to us.

     CLINTON ADMINISTRATION PROPOSAL

     The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as BLS group stock and Latin America group stock. This proposal would, among other things, treat the receipt of stock similar to BLS group stock and Latin America group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, you could be subject to tax on your receipt of BLS group stock or Latin America group stock after the date of enactment. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and it is impossible to predict whether Congress will act upon this proposal or any other proposal relating to tracking stock.

     We may convert BLS group stock or Latin America group stock into shares of the other series without any premium on such conversion if there is more than an insubstantial risk of adverse income tax developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action. Depending on the form of the proposal, we may be able to avoid the adverse tax consequences to you and to us by converting the Latin America group stock or BLS group stock in a timely manner. In determining whether to exercise our right to convert the Latin America group stock or BLS group stock, we would consider several factors including the tax consequences to you and to us and the extent of any grandfather provisions contained in the proposed legislation. Unless the proposal contained adequate grandfather provisions, it is likely that we would exercise our right to convert if there were more than an insubstantial risk of adverse income tax consequences. If our shareholders approve the tracking stock proposal, our board of directors will consider legislative developments relating to the proposal of the Clinton Administration prior to creating BLS group stock and Latin America group stock or distributing Latin America group stock.

STOCK EXCHANGE LISTINGS

     We expect BLS group stock to be listed on the New York, Boston, Chicago, Pacific, Philadelphia, London, Frankfurt, Amsterdam and Swiss Stock Exchanges. BLS group stock will be listed under the symbol BLS.

     We expect Latin America group stock to be listed on the New York Stock Exchange. Latin America group stock will be listed under the symbol LA.

STOCK TRANSFER AGENT AND REGISTRAR

     Our existing stock transfer agent and registrar, ChaseMellon Shareholder Services, L.L.C., will act as the stock transfer agent and registrar for both BLS group stock and Latin America group stock.

FINANCIAL ADVISOR


     Evercore Partners Inc. has acted as financial advisor in connection with structuring our tracking stock provisions. We have paid Evercore $1.3 million in fees and agreed to pay Evercore an additional $1.0 million in fees. We have also agreed to reimburse Evercore for its reasonable out-of-pocket expenses, including the fees and expenses of its lawyers, and to indemnify it against liabilities under the Securities Act and certain other liabilities. To date, we have reimbursed Evercore for $138,076 in expenses.


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EFFECT ON EXISTING STOCK BASED AWARDS

     If we implement the tracking stock proposal, each outstanding award for our existing common stock under our existing stock plans will change into an award for the same number of shares of BLS group stock effective upon the creation of BLS group stock at the time of the completion of the planned public offering and, where applicable, at the same purchase price. In addition, if we effect the expected distribution of Latin America group stock to the holders of BLS group stock, each outstanding award for BLS group stock will be converted into separate awards for a number of shares of BLS group stock and a number of shares of Latin America group stock determined based on the expected distribution. The purchase price of the original outstanding award, if applicable, will be allocated between the resulting BLS group stock award and the Latin America group stock award.

NO DISSENTERS' RIGHTS

     Under Georgia law, shareholders who dissent from the tracking stock proposal will not have appraisal rights.

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

                           BUSINESS OF THE BLS GROUP

     The primary lines of business attributed to the BLS group include all of our operations outside of Latin America, including our domestic wireline and wireless communications businesses, our non-Latin American international operations and our non-Latin American advertising and directory publishing operations.

WIRELINE COMMUNICATIONS

     We are the predominant wireline telecommunications carrier in the Southeastern U.S., serving substantial portions of the population within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We provide wireline communications services, including local exchange, network access and limited long distance services. Wireline communications operations provided 76% of the total operating revenues of the BLS group in 1999 and 77% in the six months ended June 30, 2000.

     While we provide telephone service to the majority of the metropolitan areas in our region, there are many localities and sizable geographic areas within the region that are served by nonaffiliated telecommunications carriers. In addition, there is increasing competition for business customers and residential customers within our territory from other telecommunications carriers, including cable television operators.


     Our business strategy is to grow by solidifying BellSouth as the leading choice of customers for an expanding array of voice, data, video and Internet services and to meet their national needs through organic expansion and teaming arrangements with other companies. Our customers are increasingly demanding bundled offerings of services of two or more service offerings, and as such, we offer a wide array of services consisting of combinations and prices responsive to our customers' needs.


     We have organized our marketing efforts to parallel our four major customer bases:

     - consumer;

     - small business;

     - large business; and

     - interconnection services.

     CONSUMER. This unit serves the largest segment of the market within our region, the residential customer. While traditional telephone service remains the core of this market, customer demands are rapidly broadening to include an expanded range of standard services, from convenience features such as caller ID, call forwarding and voice mail, to secondary lines, dial-up access to the Internet, high-speed digital subscriber lines and video services.

     SMALL BUSINESS. This unit focuses on providing, in addition to traditional voice services, advanced voice, data, Internet and networking solutions to small and medium-sized businesses. It offers a full selection of standard and customized communications services to this market.

     LARGE BUSINESS. This unit provides a wide range of standard and highly specialized services and products to large and complex business customers. In addition to traditional voice services, product and service offerings to these customers include Internet access, private networks, high-speed data transmission, conferencing and industry-specific communications arrangements.

     INTERCONNECTION SERVICES. This unit provides interconnection to our network and other related wholesale services to telecommunications carriers for use in providing services to their customers. The unit provides services to both affiliated and nonaffiliated customers in six different carrier markets:

     - wireless service providers;

     - competitive local exchange carriers;

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

     - competitive switched and special access providers;

     - long distance carriers;

     - information service providers; and

     - public payphone service providers.

     This unit provides these customers with voice and data, as well as advanced products, transport and interconnection services.

     LOCAL SERVICE

     Local service operations provide lines from our exchange offices to customers' premises for the origination and termination of telecommunications, including the following:

     - basic dial-tone local telephone service provided through the regular switched network;

     - dedicated private line facilities for voice and special services, such as transport of data and video;

     - switching services for customers' internal communications through our facilities;

     - services for data communications, which include managing and configuring special service networks; and

     - dedicated low- or high-capacity public or private digital networks.

     We also offer various standard convenience features, such as caller ID, call waiting, call return and 3-way calling on a monthly subscription or per-use basis. Additional local service revenues are derived from charges for inside wire maintenance contracts, voice messaging services, directory assistance and public payphone services.

     NETWORK ACCESS SERVICES

     We provide network access and interconnection services by connecting the equipment and facilities of our subscribers with the communications networks of long distance carriers, competitive local exchange carriers, competitive switched and special access providers and wireless providers. These connections are provided by linking these carriers to our public switched network through dedicated services and facilities.

     LONG DISTANCE SERVICES

     We provide limited long distance services within, but not between, areas within our local service territory that were defined at the time the Bell System, of which we were a part, was broken up in 1984. These services include the following:

     - service beyond the local calling area;

     - Wide Area Telecommunications Service (WATS or 800 services) for customers with highly concentrated demand; and

     - special services, such as transport of data and video.

     Revenues from these services have decreased as competition for customers has intensified and as more customers have subscribed to our wider local area calling plans. Long distance revenues will continue to decline until we receive permission from the FCC to provide full long distance services.


     While the Telecommunications Act of 1996 continue to restrict former Bell System companies from providing full long distance wireline communications in their original service areas or regions, it established procedures for the removal of the restrictions. We and other companies also subject to these restrictions -- Verizon Communications, which resulted from the merger of GTE Corporation and Bell Atlantic; SBC Communications; and Qwest Communications International, which merged with U S West -- may apply to the FCC on a state-by-state basis to offer full long distance wireline service in our respective regions.


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

The FCC must act on each application within 90 days. The FCC must grant the application if it determines, among other things, that the applicant has:

     - met a competitive checklist establishing that it has opened its network to competitive carriers; and

     - shown:

        -- the presence of a facilities-based competitor offering both residential and business local services; or

        -- if there is no such competitor, a statement that has been approved or permitted to take effect by state regulatory authorities of the terms under which the company would be willing to interconnect with a competitive local exchange carrier; and

        -- its application is consistent with the public interest.


The FCC is required to consult with state regulatory authorities and the U.S. Department of Justice when reviewing an application.


     We believe that, in order to remain competitive, we must aggressively pursue a corporate strategy of expanding service offerings beyond our traditional businesses and markets. These offerings include local and full long distance wireline voice, information and data communications. We plan to begin offering full long distance wireline service in each of our Southeastern states as soon as the FCC approves our application for each state.


     During December 1999, the FCC approved Bell Atlantic's request to provide full long distance wireline service in New York state, making it the first Bell System-affiliated company to obtain relief under the Telecommunications Act of 1996 in any state. In June 2000, the FCC approved SBC Communications' application to provide full long distance services in Texas. We are currently conducting third-party tests of our operating support systems in Georgia and Florida and expect to submit to the FCC an application to offer full long-distance wireline service in Georgia when testing and verification of our performance data are complete.


     We have a three-pronged approach to gain relief under the Telecommunications Act of 1996:

     - continue to modify our facilities and operation support systems to facilitate competition and aggressively seek approvals from the FCC and state commissions;

     - seek judicial review of adverse decisions that we believe to be erroneous; and

     - participate in actions by Congress to urge the FCC to implement the Telecommunications Act of 1996 in a timely fashion.

Because of the scrutiny of applications by the state commissions, the FCC and the Justice Department, the time required to obtain judicial review of adverse decisions and the possible challenges by other carriers of any approved applications, it is uncertain when we will be authorized to commence full long distance service over our wireline network.


     In April 1999, we bought an equity stake in Qwest Communications, currently less than 5%, and formed a strategic commercial relationship with it to facilitate the offering of a full set of integrated digital data, image and voice communications services to our business customers. Under the agreement, we immediately began the coordinated marketing of our respective services, with Qwest offering its full portfolio of long distance, data networking, Internet and voice services. Once we are allowed to provide full long distance wireline service, Qwest and BellSouth have agreed to jointly develop and deliver a comprehensive set of end-to-end high-speed data, image and voice communications services to business customers, with an emphasis on broadband and Internet-based services.


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

     DIGITAL AND DATA SERVICES

     A key component of our growth in local service and network access revenues is the provision of digital and data services to all of our customer groups. We deliver these services primarily over non-switched access lines that typically have significantly greater capacity per line than a traditional switched access line. These lines are well suited for high-capacity applications that previously could not be provided over traditional switched access lines. Uses of these lines include:

     - bulk data transmission;

     - video conferencing;

     - automated teller machines, or ATMs;

     - check/credit card authentication;

     - multimedia; and

     - interconnection with wireless networks.

     We believe that the data telecommunications business will eventually become larger than the traditional voice telephony market and that we will have to expand significantly our capabilities in the data communications market. Data communications provided over wireline facilities are generally subject to the same laws and regulations as fixed line voice communications.


     We have continuously updated our network with new advances in digital technology. Our deployment of broadband services and upgraded systems enables us to provide high-speed Internet access and entertainment services. These services also utilize new technologies that provide for the simultaneous, high-speed transport of voice, data, still images and video.


     Since 1995, fiber optics has been our technology of choice for servicing new housing developments. Nearly 500,000 homes are now served by fiber systems. Of these, some 200,000 will have access to high-speed Internet and video services provided by an integrated fiber architecture, which we began deploying in Atlanta and South Florida during 1999. Integrated fiber also enables the delivery of 160 channels of digital entertainment in Atlanta and South Florida.


     We have also deployed products which provide high-speed Internet access up to 1.5 Mbps (Megabits per second), up to 30 times faster than today's fastest dial-up modems. We offer this product in 31 markets and had 74,000 customers at June 30, 2000. Access is currently available to approximately nine million access lines, and we plan to increase this to 11.5 million by the end of 2000. We offer a self-install kit for high-speed Internet access in seven cities and are planning to expand these offerings to additional areas in the Southeastern U.S.


     BellSouth offers dial-up and dedicated Internet and intranet connections to consumers and businesses. This service is deployed on local Internet protocol networks across the Southeastern U.S., whereby customers have access to a variety of public-switched and dedicated networking capabilities to meet their data communications, electronic commerce, web design and hosting and customer network management needs. We provided Internet services to approximately 788,000 customers at June 30, 2000.

     OTHER SERVICES

     Other services include:

     - billing and collection services for long distance carriers;

     - customer premises equipment sales and maintenance services;

     - provision of separate network elements to competitors;

     - enhanced white pages listings;

     - collocation of competitors' equipment in our facilities; and

     - multichannel video programming.
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

     REGULATION

     LOCAL AND LONG DISTANCE SERVICE. We are subject to regulation of our local and limited long distance services by a state authority in each state where we provide intrastate telecommunications services. Such regulation covers prices, services, competition and other issues.

     The state regulatory commissions or state legislatures have established maximum prices that can be charged for certain telecommunications services. While such plans limit the amount of increases in prices for specified services, they enhance our ability to adjust prices and service options to respond more effectively to changing market conditions and competition. Price regulation also provides an opportunity to benefit more fully from productivity enhancements. The majority of these plans have limitations on raising prices for basic local exchange services during the early years with provisions for inflation-based price increases in later years.

     NETWORK ACCESS. The FCC regulates rates and other aspects of interstate network access services. State regulatory commissions have jurisdiction over the provision of network access services to carriers to complete intrastate telecommunications on their networks.

     Historically, network access service charges paid by other carriers were set at levels that subsidized the cost of providing local residential service. The Telecommunications Act of 1996 requires that the FCC identify the local service subsidy implicitly provided by historical network access charges, provide for the removal of that subsidy from network access rates, arrange for a universal service fund to ensure the continuation of service to high-cost, low-income service areas and develop the arrangements for payments into that fund by all carriers.

     The FCC regulates interstate prices using a price regulation plan, which is known as a "price cap" plan. The FCC's price cap plan limits aggregate price changes to the rate of inflation, minus a productivity offset, plus or minus other cost changes approved by the FCC. In May 1997, the FCC adopted orders regarding revisions to the price cap plan, access charge reform and the establishment of the universal service fund. The orders on the price cap plan and access charge reform resulted in access rate reductions related to per-minute-of-use charges and increases to per-line charges. We have been pricing our services based on a 6.5% productivity factor, which means that price increases could only occur to the extent that the gross domestic product price index of the U.S. increased by greater than 6.5% over an annual period. If the Index increases by less than 6.5%, we would reduce prices. Interstate prices have been decreasing over the last few years as a result of low inflation in the U.S. economy.

     In May 1999, the U.S. Court of Appeals for the District of Columbia Circuit overturned the FCC's order establishing the 6.5% productivity factor and remanded the matter to the FCC. In November 1999, the FCC initiated a rulemaking proceeding to review the 6.5% productivity factor. Any increase in this factor would result in reductions of network access charges paid to us by long distance carriers, subscribers or both.

     The FCC's 1997 order addressed the way in which local exchange telephone companies, such as our subsidiary, BellSouth Telecommunications, are compensated when their networks are used to originate or terminate long distance telecommunications. This order changed some of the compensation that local exchange telephone companies receive as per-minute charges from long distance carriers to a flat-rate form of compensation that is collected from both end-user subscribers and long distance carriers. Implementation of access reform was not intended to affect the revenues collected by local exchange telephone companies because decreases in revenues associated with per minute charges resulting from access reform were offset by increased revenues associated with flat-rated charges.

     Federal policies being implemented by the FCC strongly favor access reform, whereby the historical subsidy for local service that is contained in network access charges paid by long distance carriers is eliminated. Unless compensatory changes are adopted, such as universal service fund contribution mandates, our revenues from this source are at risk. In addition, other aspects of access charge regulation and universal service fund contribution requirements that are applicable to local exchange telephone companies are also under consideration and could result in greater expense levels or reduced revenues.
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

     On May 31, 2000 the FCC released an order on a proposal submitted by a coalition of local and long distance providers, including BellSouth, Bell Atlantic, GTE, SBC Communications, AT&T and Sprint, designed to result in lower consumer prices for long distance service by reforming the way in which access costs are recovered. The proposal is a comprehensive package that would apply to all local exchange carriers operating under price caps. Although one effect of the order will be to reduce access charges paid to BellSouth by other carriers, we will be able to increase subscriber line charges paid by residential and single-line business customers each year through 2003. Any increases which we request after July 2001 are subject to a cost review. During June 2000, we filed tariff modifications implementing the proposal. These modifications will result in interstate price decreases of approximately $270 million on an annual basis.

     The FCC's 1997 universal service order established new funding mechanisms for high-cost, low-income service areas. We began contributing to the new funds on January 1, 1998 and are allowed recovery of our contributions through increased interstate charges. As part of implementing the coalition proposal, our universal service contributions are being recovered directly from retail end users.

     In October 1999, the FCC announced the details of its universal service mechanism for non-rural carriers serving high-cost areas to ensure that customers in those areas receive telephone service at affordable rates. We expect to receive support for service to residents in Alabama, Kentucky, Mississippi and South Carolina. We believe the net financial effect of the new arrangement will not be material.

     The order established significant discounts to be provided to eligible schools and libraries for all telecommunications services, internal connections and Internet access. It also established support for rural health care providers so that they may pay rates comparable to those that urban health care providers pay for similar services. Industry-wide annual costs of the program, estimated at approximately $2.3 billion, are to be funded out of the universal service fund. Local and long distance carriers' contributions to the education and health care funds would be assessed by the fund administrator on the basis of their interstate end-user revenues.

     COMPETITION


     LOCAL SERVICE. The Telecommunications Act of 1996 requires the elimination of state and local legislative and regulatory barriers to competition for interstate and intrastate telecommunications services, subject only to competitively neutral requirements to preserve and advance universal service, protect the public safety and welfare, maintain the quality of telecommunications services and safeguard the rights of customers. The Telecommunications Act of 1996 also includes requirements that incumbent local exchange carriers, such as BellSouth Telecommunications, negotiate rates, terms and conditions with other carriers regarding interconnection, the provision of access to unbundled network elements, the payment of compensation for local calls terminating on the network of a carrier other than the originating carrier, the resale of telecommunications services and the provision of physical collocation of equipment in the incumbent carriers' facilities. If a negotiated agreement cannot be reached, either party may seek arbitration with the state regulatory authority or the FCC if the state fails to act. If rates are disputed, the arbitrator must set rates based on cost, which may include a reasonable profit. Incumbent carriers are also required to negotiate wholesale rates for the purpose of making telecommunications services available for resale by competing carriers. If agreement cannot be reached, the arbitrator must set the wholesale rates at the incumbent carriers' retail rates, less costs that are avoided. We have executed numerous interconnection and resale agreements with other carriers. Many of these agreements expired during 1999 and are being renegotiated.


     The state public service commissions with jurisdiction over our services have granted numerous applications to competitive local exchange carriers for authority to offer local telephone service. As a result, substantial competition has developed for business customers, which provide a greater concentration of higher margin revenues than residential customers. Competitors include major carriers which resell our local services, use separate network elements or provide services over their own facilities.

     In connection with the requirements of the Telecommunications Act of 1996, in August 1996, the FCC released an order adopting rules governing interconnection and related matters. With regard to setting
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

the price of interconnection between incumbent carriers and other carriers, the FCC has jurisdiction to set pricing standards to be implemented by the state commissions. The FCC has prescribed a forward-looking economic cost approach for pricing interconnection and the separate, unbundled network elements, such as the use of the customer access line, the central office switch and other properties that together constitute what a carrier needs to provide telecommunications service.

     In July 2000, the U.S. Court of Appeals for the Eighth Circuit vacated the FCC methodology for pricing unbundled network elements and the methodology for determining wholesale rates for retail services. The order also affirmed the previous decision of the Eighth Circuit that vacated FCC rules that required incumbent carriers to combine previously uncombined elements for requesting carriers.

     Access to proprietary network elements can be required only when necessary or, in the case of a non-proprietary element, when the failure to provide access would impair the ability of the requesting carrier to provide services. Based on a U.S. Supreme Court decision in 1999, the FCC has issued an order adopting a revised list of network elements that incumbent carriers must make available to competitors.

     The FCC's revised list, together with its regulations prohibiting incumbent carriers from separating currently combined elements, means that incumbent carriers will be required to provide certain combinations of network elements that competitors may substitute for certain higher priced incumbent carriers' services. This substitution could lead to further increases in competition for certain local exchange access services and materially reduce the incumbent carrier's access charge revenues. The FCC determined that, for an interim period, it would not apply new rules that would allow the substitution of certain network elements for special access services unless the telecommunications carrier provides a significant amount of local exchange services. The FCC announced that it will conduct a further inquiry into the use of network element combinations to provide certain special access services.


     The FCC's revised list does not require incumbent carriers to make available to competitors some network elements used to provide advanced data services, except in very limited circumstances. This outcome reduces a disincentive to the incumbent carriers to invest in these rapidly expanding services.



     The FCC has also adopted a "pick and choose" rule which requires that incumbent carriers make available to requesting competitive local exchange carriers contractual provisions, including related rates and terms, contained in any other agreements that have been previously approved by the state commission for that same state. Exceptions are allowed when the incumbent carrier can prove to the state commission that providing the particular item requested is either more costly than providing it to the original carrier or technically infeasible. These rulings may make it easier for a competitive local exchange carrier to compete with us.


     An increasing number of voice and data communications networks utilizing fiber optic lines have been and are being constructed by communications providers in all major metropolitan areas throughout our wireline service territory. These networks offer high-volume users a competitive alternative to our public and private line offerings. Furthermore, wireless services, such as cellular, personal communications service (PCS) and paging services, and Internet services (including all of these services being provided by our companies) increasingly compete with wireline communications services. These wireless services are provided by a number of well-capitalized entities in most of our markets.

     Technological developments have made it feasible for cable television networks to carry data and voice communications, and, as such, we face increased competition within our region from cable television ventures. AT&T has purchased extensive cable systems and has announced plans to upgrade those systems to offer two-way telephony services. AT&T has also formed joint ventures and has announced plans to expand this initiative with other cable television companies to provide telephony nationwide.

     In May 1998, the FCC adopted an order that will allow telecommunications carriers to recover over five years their carrier-specific costs of implementing long-term number portability, which allows customers to retain their local telephone numbers in the event they change local carriers. The order allows for such cost recovery in the form of a surcharge from customers to whom number portability is available. The

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surcharge began during the second quarter of 1999. It remains unclear to what degree, if any, we will be compensated for the non-carrier-specific costs of interconnection.

     Federal and state policies strongly favor further changes to the networks and business operations of incumbent carriers to encourage telecommunications services competition. The FCC has considerable authority to establish pricing, interconnection and other policies that had once been considered within the exclusive jurisdiction of the state public service commissions. We expect the FCC to accelerate the growth of local service competition by aggressively utilizing its power. While competition for local service revenues could adversely affect our results of operations, we are working to support the opening of local markets to competition by facilitating interconnection of our facilities and systems with those of competitive local exchange carriers. These actions, among other things, should allow us to qualify to offer in-region full long distance wireline service as contemplated in the Telecommunications Act of 1996.

     NETWORK ACCESS. FCC rules require us to offer expanded interconnection for interstate special and switched network access transport. As a result, we must permit competitive carriers and customers to terminate their transmission lines on our facilities in our central office buildings and other locations through collocation arrangements. The effects of the rules are to increase competition for network access transport. Furthermore, long distance carriers are increasingly connecting their lines directly to their customers' facilities, bypassing our networks and thereby avoiding network access charges entirely. In addition, commercial applications of Internet telephony are being developed. This medium could attract substantial traffic because of its lower cost structure due to the fact that FCC rules do not currently impose access charges on most Internet communications.

     LONG DISTANCE. A number of companies compete with us in our nine-state region for the limited long distance business that we are permitted to conduct by reselling long distance services obtained at bulk rates from us or providing long distance services over their own facilities. Effective February 1999, we implemented 1+ dialing parity in the last of the nine states in our region. This feature allows customers to choose a competing long distance carrier without having to dial a special access code.


     The Telecommunications Act of 1996 permits all incumbent local exchange carriers such as Verizon, Qwest, SBC Communications and BellSouth, to offer full long distance service outside of the states containing their local wireline service territories. Many of these carriers have announced plans to compete for all long distance service in our territory. In addition, AT&T, WorldCom, Sprint and other carriers currently provide long distance service to our local service customers.


     FRANCHISES AND LICENSES

     Our local exchange business is typically provided under certificates of public convenience and necessity granted pursuant to state statutes and public interest findings of the various public utility commissions of the states in which we do business. These certificates provide for franchises of indefinite duration, subject to the maintenance of satisfactory service at reasonable rates. The Telecommunications Act of 1996 provides that these franchises must be non-exclusive.

DOMESTIC WIRELESS


     BUSINESS OPERATIONS



     As of June 30, 2000, we were one of the largest wireless communications providers in the U.S., with operations primarily in our wireline service territory. These operations provided 14% of the total operating revenues of the BLS group in 1999 and 15% in the six months ended June 30, 2000. At June 30, 2000, we had approximately 5.9 million wireless customers on a proportionate basis with a penetration rate of 10.2% of the population in our licensed markets.



     Our wireless revenues are derived primarily from monthly access and airtime charges, sales of phones and equipment, roaming charges, custom calling and convenience features, long distance charges and service activation fees. Prices of wireless services are not regulated by the FCC and may not be regulated by the state regulatory commissions.

     As permitted by the Telecommunications Act of 1996, we offer full long distance wireless communications in conjunction with our wireless offerings. Approximately 80% of our wireless customers subscribe to our long distance service. In areas where we do not have long distance telephone facilities, we connect with the networks of long distance carriers.


     The transformation of our network from analog to digital technology has increased our costs, primarily as a result of higher-cost digital handsets, which typically cost one-third more than analog handsets. Although total customer acquisition costs have increased, we have broadened our sales distribution channels to reduce other components of customer acquisition costs. Wireless services are marketed through company-owned stores, authorized agents, national retail outlets and an Internet sales channel. In addition, we are increasingly utilizing cross-selling efforts by customer service representatives handling other services, a less costly alternative to independent agents and a natural entrant to selling bundled services. New methods of addressing the issue of customer retention are also being implemented, including the use of predictive models to identify customers who are likely to discontinue service.

     TECHNOLOGY

     We offer both analog and digital wireless services in most of our markets. Where we provide digital wireless services, we utilize either TDMA (Time Division Multiple Access) or GSM (Global System for Mobile Communications) digital technologies. Digital cellular technology offers many advantages over analog technology, including a three-fold gain in channel capacity, the ability to provide advanced services and functionality, inherent privacy, higher transmission quality and transmission security and the opportunity to provide improved data transmissions. Digital customers also generate higher average revenue per customer and have lower churn than analog customers.


     We are addressing the interoperability of our different wireless technologies through participation in industry alliances and investments in businesses that are developing adaptive technologies. In addition, we are evaluating standards and assessing the potential demand for high speed mobile wireless data access using third generation wireless technologies. We are focusing on maximizing our ability to deliver these capabilities while fully utilizing our existing wireless networks.


     COMPETITION

     Under FCC regulations, up to ten wireless carriers -- two cellular, six PCS and two enhanced specialized mobile radio -- and any number of resellers may operate in a single market. This structure has resulted in the presence of multiple aggressive competitors and makes it more difficult to attract new customers and retain existing ones. While we do not compete primarily on the basis of price, low prices offered by competitors who are attempting to build a subscriber base have created pressure to reduce prices and develop pricing plans attractive to lower usage customers. We are responding to the competitive conditions by offering a variety of innovative plans and new products and targeting the lower-usage customer through use of prepaid calling and other service options. We are addressing pressure on margins by aggressively reducing expenses.


     The wireless communications industry continues to experience significant consolidation. The merger of Bell Atlantic/GTE/Vodafone/AirTouch (Verizon) has created a large, well-capitalized competitor with substantial financial, technical, marketing and other resources to compete with our offerings. AT&T has acquired wireless companies and negotiated roaming arrangements that give it a national presence. These competitors may be able to offer nationwide services and plans more quickly and more economically than we can and obtain roaming rates that are more favorable than those which we can obtain.

     In response to competition, we have introduced variations of fixed-rate calling plans that appeal to a broad base of customers. The U.S. wireless industry is increasingly shifting towards the use of one-rate pricing plans, which include roaming and long distance at no extra charge. We have introduced a variety of one-rate plans, which include certain numbers of minutes of use per month. These plans have increased our customers' roaming activity and the roaming charges payable to other carriers. To keep these costs down, we have signed long-term roaming contracts with other carriers, which gives customers access to nationwide coverage at favorable rates. To reduce costs in areas covered by smaller carriers, we can program customers' digital handsets over the air to seek out the most cost-effective roaming provider.

     We have also introduced prepaid wireless calling plans in many areas to further penetrate the market. Prepaid customers can purchase service in fixed dollar increments, and these plans allow those consumers to receive service in a cost-effective manner with no credit check, service contract or monthly access fee. This customer base has a significantly higher churn rate than the post-paid customer base, and we are seeking methods to reduce that rate. Prepaid subscribers represent a small but growing portion of the domestic customer base.

     We have also introduced a "roll-over" plan across our markets which allows customers to retain unused minutes from one month for use in subsequent months. We are the first wireless carrier to offer such a plan and expect it to increase market share and market penetration.

     We are also introducing new wireless products to differentiate our service, such as BellSouth One Number Service, text messaging and multiple product offerings, including Internet service. For business customers, we have begun offering wireless systems that allow business customers to use their wireless handsets as office phones while at the workplace and as mobile phones when out of their buildings.


     LICENSES AND REGULATION


     The domestic wireless systems in which we have an interest are operated under licenses granted by the FCC. A carrier holding a license to provide cellular service in a territory has limited eligibility for a PCS license covering the same territory. Prior approval by the FCC is required for the assignment of a license or the transfer of control of a license. The licenses are generally issued for up to 10-year periods. At the end of the license period, a renewal application must be filed. We believe renewal will generally be granted on a routine basis upon showing of compliance with FCC regulations. Licenses may be revoked and license renewal applications may be denied for cause. With regard to cellular licenses, the FCC has established the procedures and standards for conducting comparative renewal proceedings, including the award of a "renewal expectancy" that effectively eliminates the need to consider competing applicants when the incumbent meets specified criteria.


     JOINT VENTURE WITH SBC COMMUNICATIONS



     In October 2000, we combined substantially all of our domestic wireless businesses with those of SBC Communications into a venture that comprises the nation's second largest wireless company, with service in 42 of the top 50 U.S. markets. This venture, which covers a total population of 190 million people and serves more than 19.0 million customers, is owned 40% by BellSouth and 60% by SBC Communications but is jointly controlled.


ADVERTISING AND DIRECTORY PUBLISHING

     BUSINESS OPERATIONS

     We own a group of companies that publish, print, sell advertising in and perform related services concerning alphabetical and classified telephone directories in both paper and electronic formats. Advertising and publishing revenues are derived primarily from sales of directory advertising, which represented approximately 8% of total operating revenues of the BLS group in 1999 and 7% in the six months ended June 30, 2000.

     We are one of the leading publishers of telephone directories in the United States. In 1999, we published alphabetical white page directories of business and residential telephone subscribers in all of our wireline telecommunications markets and sold advertising in and published classified directories under The Real Yellow Pages(R) trademark in the same markets.

     We also act as sales agent for advertising in yellow page directories in certain states and for nonaffiliated telephone companies and receive a portion of the advertising revenue as a commission. During 1999, we contracted with 105 nonaffiliated telephone companies to sell advertising in over 300 classified directories in over 40 states. We also act as agent for national yellow page ad placements in all 50 states on behalf of over 700 companies.

     In addition to publishing directories in traditional paper form, we publish white and yellow page directories in other media. For example, we offer white page directories on CD ROM for most of our major markets, publish Internet white and yellow page directories for the Southeastern U.S. and offer additional Internet advertising services. These services link to and are available on similar on-line directories with information for businesses nationwide. We also sell additional advertising to local and national businesses for our on-line yellow pages.

     We continually seek to expand our advertising and publishing business by increasing advertising sales in our traditional directory products. We also market to organizations and companies with unique directory needs. Export directories, audio text advertising, restaurant and entertainment guides and Internet directories are examples of such directory services and products.

     We own a printing company that prints substantially all white and yellow pages and specialty directories distributed within our wireline telecommunications markets. In 1999, it printed 56 million white page, yellow page and specialty directories. This company also prints other materials for us and our affiliates and, to a limited extent, documents for nonaffiliated companies.

     COMPETITION

     Competition for advertising revenues continues to intensify. Many different media compete for advertising revenues, and some newspaper organizations and other companies have begun publishing their own directories. Competition for directory sales agency contracts for the sale of advertising in publications of nonaffiliated companies also continues to be strong. Competitors offer directory information in various media such as CD ROM, the Internet and other electronic databases. As these offerings expand and are enhanced through interactivity and other features, we will experience heightened competition in our directory advertising and publishing businesses. We have responded to the increasing competition and changing market environment with new directory products, product enhancements, multi-media delivery options, including Internet directory services, pricing changes, competitive advertising, local promotions, directory redeliveries and extended distributions.

ALL OTHER

     INTERNATIONAL OPERATIONS

     We own interests in joint ventures that provide wireless communications in Denmark, Germany, Israel and India.

     DENMARK. We have a 46.5% ownership interest in a company that offers GSM-based nationwide wireless services to Denmark's total population of approximately 5.3 million people. This company began providing nationwide wireless voice service in Denmark in 1992 and nationwide wireless data services in 1994. Its principal competitors are Tele Denmark, Telia and Mobilix.

     GERMANY. We have a 22.5% ownership interest in E-Plus, a wireless communications company that provides nationwide service on its GSM network to Germany's total population of approximately 82.0 million people. It began providing nationwide wireless service in Germany in 1994 and now also offers wireless Internet services. Its principal competitors are Deutsche Telekom, Mannesman-Vodafone AirTouch and VIAG.

     In 2000, we closed on a previously announced alliance with KPN Royal Dutch Telecom. We utilized our right of first refusal that enabled KPN to acquire a 77.5% interest in E-Plus, and we received an option exercisable after 18 months of converting our 22.5% interest in E-Plus into either 200 million shares of KPN or shares representing at the time an estimated 33.3% ownership interest in KPN's wireless subsidiary. We also have agreed to make up to $3 billion of loans to KPN to be used for further wireless investments in Europe and received non-detachable warrants to purchase approximately 90 million additional shares of KPN. We have funded approximately $450 million of our $3 billion commitment, which funds were used by KPN to fund E-Plus' purchase of Universal Mobile Telecommunications Systems licenses from the German government on September 1, 2000 for $7.68 billion. Separately, we guaranteed $1.35 billion in bank loans to E-Plus, the proceeds of which were also used to purchase UMTS licenses.

     ISRAEL. We have a 34.75% ownership interest in a company that offers TDMA-based nationwide wireless services to Israel's total population of approximately six million people. It began providing nationwide wireless service in Israel in 1994. Its principal competitors are Pelephone and Partner.

     INDIA. We have a 24.5% ownership interest in a small company that offers GSM-based wireless communications to areas covering approximately 5.5 million people. This company began providing wireless service in 1995.

     Our international wireless operations are subject to significant competition, generally from at least one other wireless provider and increasingly, from multiple new PCS providers and any number of resellers. These competing service providers generally have partners who are at least as well capitalized as we are. In some cases, the government-owned telephone companies operate incumbent wireline and wireless systems or have a substantial investment in the competing wireless provider. In all cases, the competing wireless providers generally have access to substantial financial resources. Many governments have privatized the government-owned telephone companies, and these privatized companies often become more formidable competitors due to the availability of additional capital and technical expertise. We anticipate an increasing number of competitors in our wireless service markets.

     Our ability to introduce new products and services depends to a large extent upon whether the new products and services are permitted by the local laws and regulatory authorities. As countries have encouraged foreign investment in telecommunications and have privatized their government-owned wireless telephone companies, the general trend has been toward increasing deregulation of telecommunications. In several of our markets, our joint ventures offer or plan to offer international long distance services either to their wireless subscriber bases or, in some cases, to the entire population. In addition, we offer domestic long distance service in certain markets through our nationwide wireless facilities.

     These international wireless operations are provided pursuant to the terms of licenses granted by the telecommunications agency or similar supervisory authority in the various countries. Such agencies typically also promulgate and enforce regulations regarding the construction and operation of network equipment. Our international operations also typically require government permits, including permits from local building and planning commissions for the construction and operation of cell sites. Some of our international operations have not been able to obtain all required permits. Although we do not believe such non-compliance will have a material effect on our business as a whole, we cannot assure you that there will not be claims or regulatory actions relating to noncompliance with these permitting requirements. Other regulations commonly encountered in international markets include legal restrictions on the percentage ownership of telecommunications licensees by foreign entities, such as us, and transfer restrictions or government approval requirements regarding changes in the ownership of licensees.

     The terms of the licenses granted to our international ventures and conditions of the license renewal vary from country to country. Although license renewal is not usually guaranteed, most licenses do address the renewal process and terms, which we believe we will be able to satisfy. As licenses approach the end of their terms, it is our intention to pursue renewal as provided by these license agreements.

     ENTERTAINMENT


     We have subsidiaries and joint ventures that develop, implement and manage video systems in several areas within our region. These systems include wireline and wireless based systems designed to compete with cable operators market by market. We currently operate 100% digital wireless video systems covering more than one million homes in Atlanta, New Orleans, Jacksonville, Daytona Beach and Orlando. In addition, we operate wired systems in several local communities near Atlanta, Birmingham, Miami and Jacksonville.



     In May 2000, we signed a long-term satellite service agreement with GE Americom, a subsidiary of GE Capital Corporation. Through this arrangement, we will have the capability to deliver digital TV entertainment and information services to over 14 million households in our current markets and potentially 50 million households in neighboring states outside the Southeastern U.S.


     WIRELESS DATA

     We offer to businesses and individuals wireless data services through a nationwide, wireless packet data network that covers a service area of approximately 200 million people. We offer the ability to customize the wireless data services, including e-mail messaging, applications and access to information and e-commerce. For businesses, the service addresses the following markets:

     - telemetry (monitoring of devices);

     - transactions (point-of-sale, debit cards and ATMs);

     - field force automation (field service, transportation, utilities, etc.); and

     - general business needs of mobile workforce professionals (executive management, sales force, marketing teams, etc.)

To both businesses and individuals we offer Interactive Messaging PLUS. Customers may use our services on hand-held devices, such as the RIM Inter@ctive(TM) Pager 950 and Palm VII(TM), and on laptops. Our wireless data operations are included in our agreement with SBC Communications discussed above.

RESEARCH AND DEVELOPMENT

     We conduct research and development activities internally and through external vendors, primarily Telcordia Technologies. Telcordia provides research and development and other services to us and other telecommunications companies. We have contracted with Telcordia for ongoing support of engineering and systems. In addition, we are a member of the National Telecommunications Alliance, an organization that supports our commitment to national security and emergency preparedness.

EMPLOYEES

     At June 30, 2000, operations in the BLS group employed approximately 89,200 individuals. Of those totals, approximately 67,800 were employees engaged in our wireline operations. About 59% of our employees at June 30, 2000 were represented by the Communications Workers of America (the CWA), which is affiliated with the AFL-CIO. In September 1998, members of the CWA ratified new three-year contracts. The contracts include basic wage increases totaling 12.39% over the three years covered by the contracts. In addition, the agreement provides for a standard award of between 2% and 2.5% of base salary and overtime compensation, which is subject to adjustment based on company performance measures for plan years 1999 and 2000. Other terms of the agreement include pension band increases and pension plan cash balance improvements for active employees.

                      BUSINESS OF THE LATIN AMERICA GROUP


     BellSouth is a leading pan-regional provider of wireless telecommunications services in Latin America. Over the past ten years, we have rapidly grown our core wireless telephone services businesses in Latin America by adding customers in existing licensed areas, extending our geographic coverage in our existing countries of operation and expanding into additional Latin American countries. We currently have operations in Venezuela, Brazil, Argentina, Colombia, Peru, Chile, Panama, Ecuador, Uruguay, Nicaragua and Guatemala. As of July 2000, our Latin American companies held licenses for territories with a total population of approximately 246 million and provided wireless services to approximately 10 million customers. We do not own 100% of each of these companies; adjusting market and customer data to reflect this partial ownership, our licensed service areas had a population of approximately 157 million and provided wireless services to approximately 6.2 million customers, each as of July 2000.


     Our goal is to become the leading pan-regional integrated communications provider in Latin America by leveraging our existing wireless businesses. We have constructed and continue to enhance networks that will allow our Latin American companies to offer a broad array of additional communications services when and as permitted by local regulation. Using these networks, our Latin American companies are increasingly offering additional communications services, such as:

     - Internet access;

     - wireless data services;

     - long distance;

     - data network services; and

     - wireless pay phones.

     We also provide advertising and directory publishing services in Brazil and Peru. In addition, our Latin American network services business provides wholesale long distance voice, data access and transport and operates an international roaming clearinghouse.

     For fiscal year 1999, our Latin American companies in aggregate generated total revenues of $3.4 billion and EBITDA of $762 million. EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of companies we account for on the equity method and other income, net. For the six months ended May 31, 2000, the companies in aggregate generated total revenues of almost $2.0 billion and EBITDA of $458 million. As of May 31, 2000, BellSouth's proportionate share of each of its Latin American companies' debt amounted to $2.4 billion.

     The table below sets forth a summary overview of BellSouth's Latin American companies (on a total basis, as if each company were wholly-owned by BellSouth). The data in the paragraph above and the table below does not include BellSouth's approximately 17% equity interest in Tele Centro Oeste Celular Participacoes S.A., a Brazilian wireless company which served approximately 1.2 million customers in the central-west and northern regions of Brazil as of June 30, 2000. The data in the paragraph above and the table below also does not include BellSouth's approximately 66.0% combined equity interest in Celumovil and Cocelco, two wireless service providers in Colombia which serve a total of approximately 726,000 customers, acquired in June and July 2000.


                                                                                                  YEAR ENDED
                                                                                              NOVEMBER 30, 1999
                                                          BELLSOUTH                   ----------------------------------
                                               START-UP   OWNERSHIP     LICENSED         WIRELESS
COUNTRY                         AREA             DATE     INTEREST     POPULATION       CUSTOMERS      REVENUE    EBITDA
-------                ----------------------  --------   ---------   -------------   --------------   --------   ------
                                                                      (IN MILLIONS)   (IN THOUSANDS)     (IN MILLIONS)
COMMUNICATIONS:
 Argentina...........       Buenos Aires          11/89      65.0%         13.4           1,171        $  799.5   $234.0(1)
                          Rest of Country          5/00      65.0          22.4              --              --      --
 Brazil..............     Metro Sao Paulo          5/98      44.5          18.1           1,291           692.8    155.4
                          Northeast Region         6/98      46.8          26.6             440           103.0    (35.7)
 Chile...............   Santiago, Valparaiso       3/89     100.0           7.5             339           139.4     (4.8)(1)
                          Rest of Country         12/99     100.0           7.6              13              --       --
 Ecuador.............        Nationwide           11/93      89.4          12.4             186            85.4     22.2
 Guatemala...........        Nationwide           10/00      60.0          11.9              --              --       --
 Nicaragua...........         Managua,
                           Pacific Coast          11/93      89.0           2.9              39            31.1     11.6
 Panama..............        Nationwide            6/96      43.7           2.8             120           107.9     56.2
 Peru................           Lima               6/90      96.8           7.3             295           152.1     24.3
                          Rest of Country          8/99      96.8          17.9               7             0.7     (5.5)
 Uruguay.............     Coastal Corridor        11/91      46.0           2.1             116            80.0     34.9
 Venezuela...........        Nationwide           11/91      78.2          23.2           2,219         1,108.8    374.4
                                                                          -----           -----        --------   ------
   Communications
     subtotal:.......                                                     176.1           6,236         3,300.7    867.0
ADVERTISING AND
 DIRECTORY
 PUBLISHING..........                                                                                      73.7    (19.9)
                                                                                                       --------   ------
OTHER................                                                                                      50.2    (85.2)
                                                                                                       --------   ------
 TOTAL (100% OF
   OPERATING
   COMPANIES)........                                                                                  $3,424.6   $761.9
                                                                                                       ========   ======

                                SIX MONTHS ENDED
                                  MAY 31, 2000
                       ----------------------------------
                          WIRELESS
COUNTRY                  CUSTOMERS      REVENUE    EBITDA
-------                --------------   --------   ------
                       (IN THOUSANDS)     (IN MILLIONS)
COMMUNICATIONS:
 Argentina...........      1,402        $  385.2   $ 81.0(1)
                              14            25.5    (21.0)
 Brazil..............      1,455           340.7    101.4
                             731            83.8    (13.9)
 Chile...............        427            96.4     15.7(1)
                              56              --       --
 Ecuador.............        200            34.9     12.0
 Guatemala...........         --              --       --
 Nicaragua...........
                              60            22.1      8.3
 Panama..............        158            58.1     33.6
 Peru................        326            61.4      3.8
                              21             1.8     (4.1)
 Uruguay.............        138            43.9     20.4
 Venezuela...........      3,078           681.0    255.9
                           -----        --------   ------
   Communications
     subtotal:.......      8,066         1,834.8    493.1
ADVERTISING AND
 DIRECTORY
 PUBLISHING..........                      101.3      7.6
                                        --------   ------
OTHER................                       45.4    (42.7)
                                        --------   ------
 TOTAL (100% OF
   OPERATING
   COMPANIES)........                   $1,981.5   $458.0
                                        ========   ======


---------------

(1) Includes development costs associated with new operations in the rest of the country and long distance service.

     The financial data presented above represents the total operating results of each of the companies included in our Latin America group. This presentation is not permitted under, and is not intended to replace the combined operating results prepared and presented in accordance with, generally accepted accounting principles in the United States. However, since our Latin America group includes significant interests in wireless businesses that are not presented on a combined basis, we believe that this data facilitates a more detailed understanding and assessment of the combined operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of the Latin America Group of BellSouth Corporation" and our Latin America group's combined financial statements and related notes appearing elsewhere in this document.

INDUSTRY OVERVIEW

     The global telecommunications industry is undergoing rapid change, fueled by:

     - privatization;

     - increased competition;

     - expansion of wireless services;

     - growth of the Internet;

     - increased use of data-intensive applications; and

     - deployment of high-bandwidth digital networks.


     From 1991 to 1999, worldwide wireless revenues grew at a compound annual rate of 36.7%, and total telecommunications revenues grew at a rate of 12.6%. The Latin American telecommunications industry has participated in these global trends, with wireless revenues growing at a compound annual rate of 63.5%, and total telecommunications revenues growing at a rate of 13.6%, over the same period. Moreover, given that penetration rates remain significantly below the levels of more developed countries, we believe the Latin American telecommunications industry has the potential to grow at a faster rate than the global telecommunications industry overall. As a leading pan-regional wireless telecommunications provider in Latin America, we believe we are well positioned to take advantage of this rapid growth.


     THE LATIN AMERICAN TELECOMMUNICATIONS OPPORTUNITY

     OVERVIEW. With a population of almost 500 million and a combined gross domestic product, or GDP, of approximately $1.7 trillion in 1999, Latin America is a large and attractive telecommunications market. According to industry sources, the Latin American telecommunications market is expected to experience compounded annual growth in:

     - total telecommunications revenues of approximately 16% from 1999 to 2004(1);

     - wireless subscribers of approximately 28% from 1999 to 2004(2);

     - wireless service revenues of approximately 21% from 1999 to 2004(2); and

     - active Internet accounts of approximately 87% from 1997 to 2002(1).
---------------

(1) The Yankee Group.
(2) Pyramid Research.


     The following table shows, for the 11 Latin American countries in which we operate, wireline and wireless penetration and population for 1999. Wireline and wireless penetration for the United States and Western Europe is given for 1999. Population for the United States and Western Europe, and all Internet penetration information is given for 1998.


                    SELECTED TELECOMMUNICATIONS PENETRATION

                                                                WIRELINE         WIRELESS         INTERNET
COUNTRY                                      POPULATION(1)   PENETRATION(1)   PENETRATION(1)   PENETRATION(2)
-------                                      -------------   --------------   --------------   --------------
                                             (IN MILLIONS)
United States..............................      272.1            66.1%            31.3%            22.1%
Western Europe.............................      387.3            53.2             24.2              9.5
Brazil.....................................      163.8            15.4              8.9              0.8
Colombia...................................       41.6            17.8              4.6              0.4
Argentina..................................       35.8            20.7             12.2              0.6
Peru.......................................       25.2             6.5              4.0              0.5
Venezuela..................................       23.2            11.3             14.3              0.6
Chile......................................       15.1            22.7             14.7              0.4
Ecuador....................................       12.4             7.3              3.6              0.1
Guatemala..................................       11.9             5.4              1.8              0.2
Nicaragua..................................        4.9             3.2              1.4              N/A

                                                                WIRELINE         WIRELESS         INTERNET
COUNTRY                                      POPULATION(1)   PENETRATION(1)   PENETRATION(1)   PENETRATION(2)
-------                                      -------------   --------------   --------------   --------------
                                             (IN MILLIONS)
Uruguay....................................        3.3            27.5              9.9              N/A
Panama.....................................        2.8            16.9             12.3              N/A

---------------

(1) Source for Latin American information: Pyramid Research; source for United States and Western Europe information: International Telecommunications Union.
(2) Source for Latin American Information: The Yankee Group; source for United States and Western Europe information: International Telecommunications Union.

     Penetration rates above and elsewhere in this document represent the number of subscribers in any given territory expressed as a percentage of the total population in that territory.

     THE LATIN AMERICAN WIRELESS OPPORTUNITY. Due to historical underinvestment in fixed-line infrastructure, the quality of fixed-line telecommunications services in Latin America remains poor relative to that in the United States and Western Europe, and customers often have experienced long waiting periods for the installation of telephone lines and service. Low levels of wireline penetration have presented an opportunity for wireless service providers to satisfy the substantial unmet demand for telecommunications services in many parts of Latin America, contributing to rapid initial growth. Continued growth of wireless services is expected to result from increased penetration and usage as service costs decline, wireless network coverage and capacity expands and service functionality increases. As wireless providers acquire customers and build their own high-capacity networks, they are positioned to provide a broader array of wireless services, such as Internet access, e-mail and other data applications like short messaging service.

     Since its introduction in Latin America in the 1980s, wireless service has experienced significant growth. For example, wireless providers experienced compound annual growth rates of approximately 56% for revenues and 77% for subscribers from 1996 through 1998 in Latin America. As illustrated in the following chart, industry sources expect that growth will continue:

               LATIN AMERICAN WIRELESS MARKET GROWTH PROJECTIONS

                                                                                              FIVE-YEAR
                                                                                               GROWTH
                                              1999    2000E   2001E   2002E   2003E   2004E     RATE
                                              -----   -----   -----   -----   -----   -----   ---------
Total service revenues (in billions)........  $13.5   $20.7   $25.1   $29.2   $32.4   $35.0      21.0%
Average subscribers (in millions)...........   29.0    45.5    60.4    74.2    86.4    97.7      27.5%
End-of-period penetration...................    8.1%   11.1%   14.0%   16.3%   18.5%   20.3%     20.2%

---------------

Source: Pyramid Research.

     THE LATIN AMERICAN INTERNET AND DATA OPPORTUNITY. The Yankee Group estimates that data traffic will account for over 50% of global wireless traffic by 2005. The data market in Latin America has historically been constrained by prohibitive pricing and inadequate local and international network infrastructure. Deregulation, increased competition and the deployment of modern networks are resulting in increased availability of data services, lower prices and greater end-user demand. Wireless operations in Latin America are positioned to capitalize on this demand.

     Key contributors to growth in the Internet and data markets within Latin America include the improving telecommunications infrastructure, the development of local content and the increasing penetration of Internet-capable devices. As illustrated in the following chart, the Yankee Group expects that growth, based on the number of Internet accounts, will continue:

               LATIN AMERICAN INTERNET MARKET GROWTH PROJECTIONS

                                                                                                FIVE-YEAR
                                                                                                 GROWTH
                                                  1997   1998   1999E   2000E   2001E   2002E     RATE
                                                  ----   ----   -----   -----   -----   -----   ---------
Internet accounts (in millions).................  1.1    2.5     3.8     6.6    13.2    26.4      87.4%
Penetration.....................................  0.3%   0.6%    0.8%    1.4%    2.8%    5.4%     83.5%

     In the corporate market, demand is increasing for high speed corporate enterprise networks, local area and wide area networks and Internet protocol-based virtual private networks. The migration to flexible and efficient data transport technologies is facilitating the shift from narrowband to broadband applications. This development of broadband networks throughout Latin America is expected to significantly reduce the cost of carrying Internet and data traffic.

     INDUSTRY TRENDS

     Growth in the Latin American telecommunications industry, and particularly wireless telecommunications, has been shaped by a number of underlying trends that are likely to cause this growth to continue.

     - MARKET LIBERALIZATION. Privatization and demonopolization of the Latin American telecommunications market have resulted in increased competition for substantially all telecommunications products and services. Governments within the region are increasingly demonstrating a pro-competition approach to the market, as evidenced by the upcoming PCS spectrum auctions announced in Brazil, Colombia, El Salvador and Honduras, and the anticipated opening of the markets for basic telecommunications services, such as local access and long distance, in such countries as Venezuela and Argentina. Further, the countries representing the six largest telecommunications markets in Latin America are each signatories to the World Trade Organization Agreement on Basic Telecommunication Services, which mandates liberalization. Competition has facilitated the availability of advanced telecommunications services and generally reduced prices, which has in turn increased demand.

     - EXPANDING PENETRATION. The number of wireless subscribers and wireless penetration levels have steadily increased in Latin America. For example, the number of wireless subscribers in Latin America increased from 6.4 million at year end 1996 to 38.0 million at year end 1999 as penetration increased from 1.4% to 8.1%. Penetration is expected to increase to 20.3% by 2004. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over a greater number of users, thereby increasing network utilization rates and reducing the unit cost of providing wireless service. As the cost of wireless service has declined, it has become an affordable service for a significantly larger percentage of the Latin American population and has increased both minutes of use and revenues.

     - DIGITAL TECHNOLOGY LOWERS COSTS AND INCREASES UTILITY AND FUNCTIONALITY. Latin American telecommunications providers are increasingly employing digital technology in their networks. Digital wireless systems achieve greater capacity and lower network costs per subscriber than analog systems. Digital wireless systems offer:

        -- improved call privacy and security;

        -- extended battery life;

        -- more robust data transmission features; and

        -- value-added services.

     Wireless service providers are also investing in network technologies designed to facilitate wireless Internet and data services. The combination of lower unit costs, increased functionality and expanded wireless Internet and data services should produce continuing growth of total wireless communications services revenues.

     - PREPAID PLANS EXPAND ADDRESSABLE MARKET. Most wireless communications service providers in Latin America offer prepaid service plans. Prepaid customers typically purchase calling cards that are available in various denominations. Prepaid service plans expand the addressable market by making it easier to initiate subscription for wireless service, and offer benefits both for customers and service providers. From a customer perspective -- and particularly for customers without ready access to credit -- prepaid service is attractive as it does not require any fixed-term contract, monthly fee or credit reference check. Prepaid service also offers a number of benefits for wireless system operators, including:

        -- reduced bad debt exposure;

        -- higher per minute charges;

        -- lower customer acquisition costs; and

        -- lower billing expenses.

     - CALLING PARTY PAYS BILLING SYSTEM INCREASES WIRELESS SERVICE
       USAGE. Regulators in most Latin American markets have mandated a "calling party pays" system, under which wireless service charges associated with a call are billed to the person that initiates the call. In Latin America, calling party pays programs increase wireless service usage, as subscribers tend to leave on their wireless handsets and encourage others to call them on their wireless phones, as they do not pay for inbound calls.

      We believe the combination of prepaid service plans and the calling party pays system are two significant factors driving increased wireless penetration and overall usage in Latin America. With this combination, prepaid customers can enjoy the convenience of receiving calls to a mobile handset without having to pay fixed monthly charges.

COMPETITIVE STRENGTHS

     We believe the following competitive strengths distinguish our Latin American operations from our competitors:

     - ESTABLISHED AND RAPIDLY GROWING BASE OF CUSTOMERS. Through our early entry into Latin America and successful growth, we have built a large and rapidly growing customer base. As of May 31, 2000, our Latin American companies served an aggregate of 8.1 million customers. During fiscal year 1999, the companies grew their customer base by 2.7 million customers, an increase of 78.3%, to 6.2 million. In the six months ended May 31, 2000, the customer base grew by an additional 1.9 million customers, or 30.6%. We believe this large customer base provides us with key advantages in Latin America, including facilitating strategic partnering arrangements, economies of scale sufficient to roll out new wireless services profitably and a platform for entering new lines of business, such as Internet and data services.

     - STRONG PAN-REGIONAL PRESENCE. We are one of a few wireless telecommunications providers with a pan-regional presence in Latin America and our geographic coverage is the largest in the region. We believe our experience and proven success in establishing, growing and operating wireless businesses in multiple markets within the region allow us to better anticipate future market trends and the needs of our customers. We are well positioned to offer our services on a pan-regional basis where permitted by local regulation. We are currently enhancing and expanding our pan-regional satellite and fiber based network to interconnect each of our Latin American companies and support voice, Internet and data services.


     - REPUTATION FOR PROVIDING SUPERIOR SERVICES. We believe that we offer our Latin American customers the highest quality telecommunications services and customer care available within our markets and that we have developed a strong reputation for doing so. As competition in the industry grows, we believe our reputation in Latin America for superior customer service will continue to enable us to attract and retain high-quality customers without competing primarily on the basis of price. Our Latin America operations benefit from the customer service expertise of the BLS group companies, which have won 11 J.D. Power & Associates awards for superior customer service in the last five years.

     - HIGH-CAPACITY DIGITAL BACKBONE NETWORKS. We operate our own high-capacity digital networks in major Latin American markets. We believe these backbone networks enable our companies to provide high-quality service, reduce interconnection costs and increase call completion rates. In addition, these backbone networks facilitate the offering of value-added wireless services, which may not be supported by another carrier's network. Moreover, we believe these established high-capacity networks will reduce costs and time to market in deploying new Internet, data and voice services.

     - ESTABLISHED BRANDS. The brands established by BellSouth and our Latin American companies are among the best known brands in their markets, and are closely associated with high-quality wireless services in those markets. As competition in the wireless communications industry intensifies, we believe the power of our strong brands will play an increasingly important role in consumers' purchasing decisions. Further, as BellSouth expands its geographic coverage in Latin America and offers new services, we believe the strength of these brands will assist us in successfully and rapidly penetrating these markets.

     - EXPERIENCED MANAGEMENT TEAMS. BellSouth has been providing high-quality wireless services in Latin America since 1989 and has developed experienced management teams at the country level, which are supported by its U.S.-based corporate management team. On average, the general manager of each of our Latin American companies has approximately nine years of experience in the communications industry.

     - STRONG RELATIONSHIP WITH COMPANIES IN OUR BLS GROUP. We expect companies in our Latin America group to continue benefiting from their relationships with companies in our BLS group. Such benefits include:

      -- access to managerial resources, including world class expertise and experience in all areas of telecommunications services;

      -- ability to leverage combined purchasing power; and

      -- enhanced ability to access capital.

BUSINESS STRATEGY

     To achieve our goal of becoming the leading pan-regional integrated communications provider in Latin America, BellSouth will leverage its competitive strengths and market position in wireless telecommunications by pursuing the following strategies:


     - CONTINUE TO RAPIDLY GROW EXISTING WIRELESS OPERATIONS. We believe there are considerable opportunities for long-term growth of our wireless telecommunications businesses in our existing Latin American markets. For example, our operation in Venezuela increased its customer base by over one million customers, or almost 90%, in 1999, its eighth year of operation. Pyramid Research estimates the number of wireless subscribers in Latin America will approximately triple over the next five years. With its established brands and reputation for quality customer service, BellSouth is well positioned to benefit from this expected subscriber growth. In order to derive greater revenues from existing customers, we plan to offer a variety of value-added services in our Latin American markets, including wireless Internet and other wireless data applications.


     - EXPAND PAN-REGIONAL COVERAGE. We seek to further develop our position as a leading pan-regional wireless telecommunications provider in Latin America through expansion into new geographic markets. We plan to expand our geographic coverage by bidding for new licenses and by pursuing selective acquisitions of existing service providers, both in countries in which we currently operate and in new countries.


      -- In-country expansion opportunities. We intend to expand the wireless coverage area of our Latin American companies within selected countries in which we currently operate but lack a nationwide presence. In the last two years for example, we acquired licenses for the remainder of Argentina, Chile and Peru to give our companies a nationwide presence in each of those markets, expanding our licensed territories to include an additional 47 million people. Other attractive in-country expansion opportunities include Brazil and Uruguay, which together comprise a population of over 120 million outside our existing licensed areas. In May 2000, we acquired a minority interest in Tele Centro Oeste, a cellular company operating in central-west and northern Brazil.

      -- New-country expansion opportunities. We will also focus on expanding our operations into selected Latin American countries in which we are not currently operating. In June 2000, for example, we acquired a controlling interest in Celumovil, a Colombian wireless service provider, and we subsequently caused Celumovil to acquire all of Cocelco, another Colombian wireless service provider. These acquisitions provide us with a national licensed coverage area in Colombia. We will primarily focus on establishing operations in countries of strategic importance to our pan-regional operations, when it is economically attractive to do so, such as Mexico, Bolivia, Paraguay, El Salvador, Honduras, Costa Rica and Caribbean countries.

     - BROADEN EXISTING CAPABILITIES AND SERVICE OFFERINGS. We believe our existing Latin American networks and operations provide us with a strong platform from which to offer a broad array of communications services. We are building on this platform in two fundamental respects:


      -- In our larger markets, such as Venezuela, Argentina and Peru, our companies are augmenting their access to customers, especially corporate customers and multiple-family residences, with various "last mile" technologies, including wireless broadband local access networks. Where justified by traffic volume, our companies intend to provide broadband access through fiber optic cable. High bandwidth local access technologies will position them to offer advanced data services with high growth potential, such as Internet access and data network services.


      -- We will continue to enhance and expand, via owned or leased capacity, our international network to interconnect our Latin American companies' networks and provide direct connectivity within Latin America and to and from North America and Europe. This network will enable our companies to offer international long distance services, Internet access and transport and end-to-end managed data services.

     - REALIZE INCREASED SYNERGIES AMONG OUR EXISTING OPERATIONS. We believe we can utilize the collective assets and expertise of our Latin American companies to realize synergies unavailable to many of our competitors. Existing efforts to realize such synergies include:

      -- leveraging the collective purchasing power of all of BellSouth's Latin
         American companies;

      -- sharing information, ideas and experience among the companies through a best practices program; and

      -- centrally managing our properties in Central America.

- PURSUE SELECTIVE STRATEGIC TRANSACTIONS THAT COMPLEMENT OUR BUSINESS PLAN. We believe that, as in Europe and the U.S., the Latin American telecommunications industry will experience increased consolidation, with single-market providers combining or aligning with pan-regional operators. We will carefully evaluate opportunities for selective strategic acquisitions that cost-effectively either accelerate or implement our Latin American business strategy. Such acquisitions may expand our Latin American license areas, enhance our service capabilities or increase our economies of scale. We will also consider opportunities to increase our ownership in selected markets in Latin America by acquiring the interests of our partners.

COMMUNICATIONS SERVICES

     BellSouth's Latin American companies offer a variety of communication services in their respective markets. The table below sets forth the primary services currently offered in each market:


                                                     COMMUNICATIONS SERVICES
                                 ----------------------------------------------------------------
                                                                    DATA                             ADVERTISING
                                  MOBILE    WIRELESS   INTERNET   NETWORK      LONG     WIRELESS    AND DIRECTORY
COUNTRY                          WIRELESS     DATA     SERVICE    SERVICES   DISTANCE   PAYPHONES     PUBLISHING
-------                          --------   --------   --------   --------   --------   ---------   --------------
Argentina......................     X          X          X          X          X
Brazil.........................     X          X                                                          X
Chile..........................     X          X          X                     X
Colombia.......................     X          X                     X                      X
Ecuador........................     X          X                                X           X
Guatemala......................     X          X
Nicaragua......................     X                                                       X
Panama.........................     X                     X
Peru...........................     X          X          X          X          X           X             X
Uruguay........................     X          X          X
Venezuela......................     X          X          X          X                      X


     Other services offered in selected markets include web hosting, vehicle location services and, to the extent permitted by law, local access service.

     MOBILE WIRELESS

     Mobile wireless telecommunication is BellSouth's primary business in Latin America, and we offer this service in all of our Latin American markets. Mobile wireless includes cellular, personal communications service, or PCS, and enhanced specialized mobile radio systems. The primary technical distinction between cellular, PCS and enhanced specialized mobile radio is that they operate at different radio frequencies. However, each is capable of providing two-way voice and data communication between handheld and vehicle-mounted radio telephones and, through interconnection with other networks, two-way communication with fixed-line devices. Our Latin American companies offer wireless service using cellular frequencies in all of their current countries of operation. In addition, we offer wireless service using PCS frequencies in Argentina, and the license recently obtained in Guatemala is for PCS frequencies. We are also implementing wireless service at PCS frequencies in Uruguay to supplement an existing analog network. Wireless service over enhanced specialized mobile radio frequencies is offered in Argentina and Colombia.

     We believe that, from a customer's perspective, any significant difference in features and functionality of the three systems results from the handset capabilities and network infrastructure deployed in a particular system, rather than from any difference in the properties of the particular radio frequencies. For example, all three systems are capable of providing value-added services and roaming.

     VALUE-ADDED SERVICES. Our Latin American digital wireless networks allow a number of advanced services and features to be offered with wireless service, including:

     - voice mail;

     - caller ID;

     - call forwarding;

     - call waiting; and

     - three-way calling.

     These services increase the utility of our mobile wireless service to customers and typically increase usage and service revenues.


     ROAMING. Intra-country roaming is available in several markets where our Latin American companies do not have full geographic coverage, such as Brazil and Uruguay. These services are facilitated through agreements with other intra-country wireless operators to permit customers to use their wireless handsets outside of their provider's geographic territory. Our Latin American companies offer automatic wireless international roaming services to and from many areas of Latin America and North America as well as selected destinations in Asia. These services are provided pursuant to agreements with other wireless service providers. Northbound roaming from Latin America to North America and intra-Latin America roaming was initiated in early 1999. Southbound roaming, which allows customers of BellSouth's U.S. wireless operations and customers of other carriers that have entered into roaming agreements with our Latin American companies to roam in Latin America, is currently available between North America and Sao Paulo, Brazil; Argentina; Bolivia; Chile; Colombia; El Salvador; Guatemala; Peru; Uruguay; and areas in the Caribbean. We intend to continue to expand roaming service both within and outside of Latin America. Roaming revenues are not currently significant.


     WIRELESS INTERNET AND DATA

     Wireless Internet and data applications and new broadband services represent opportunities for new revenue streams and enhanced customer retention. We currently offer wireless data services, such as short messaging service, in a number of Latin American markets. Short messaging service allows a wireless handset to send, receive and store short alphanumeric messages and pages. In addition, we plan for widespread deployment of wireless Internet service and currently offer this service in Argentina. Wireless Internet service allows access to specially designed websites directly from a wireless handset or personal digital assistant. We intend to leverage our large Latin American customer base to provide web-based value-added services, including browsing, electronic scheduling, information services, e-commerce and more.

     INTERNET SERVICE

     We have launched Internet service in Argentina, Chile, Panama, Peru, Uruguay and Venezuela. We offer dial-up Internet access and support dedicated lines to serve residential and business customers. We plan to offer Internet service in all markets when and as permitted by local regulation. In addition to providing access to the Internet, we also intend to offer value-added Internet services. Services such as web hosting, web sites and e-commerce applications will be offered either independently or through alliances with strategic partners. Our company in Venezuela is currently offering these services.

     DATA NETWORK SERVICES AND PRIVATE NETWORKS

     Data network services include dedicated Internet access, leased lines and data transmission services. Private networks connect the various buildings and offices of corporate customers with one another and with the service provider's backbone network using a combination of microwave transceivers and fiber optic cables. Currently, data network services and private networks are provided in Argentina, Venezuela, Colombia and Peru. The variety and quality of network services available to customers is augmented by the pan-regional satellite and fiber based network we are currently deploying in Latin America. As the Latin American countries in which we have operations liberalize their telecommunications laws, we plan to provide data network and private network services in additional markets.

     DOMESTIC AND INTERNATIONAL LONG DISTANCE

     BellSouth provides both domestic and international long distance services in several major markets in Latin America, including Argentina, Chile and Peru. We intend to offer both domestic and international long distance service in each of our other Latin American markets when and as permitted by local regulation. Domestic long distance traffic will be carried over the backbone networks of our Latin American companies. To support international long distance service, we are deploying a pan-regional satellite and fiber based network. This network interconnects with other Latin American and international carriers and will interconnect with the backbone networks of each of our companies, to the extent they are permitted by local law to originate and terminate international long distance traffic.

     ADVERTISING AND DIRECTORY PUBLISHING

     BellSouth is one of the largest publishers of classified and yellow page directories in Latin America. Our companies in Brazil and Peru publish over 130 titles annually and also offer electronic advertising services. Revenues are principally derived from sales of advertising in directories and from telephone companies paying for listing services. In addition to print products, these operations offer Internet-based directory services and e-commerce applications. We plan to develop our advertising and publishing business in existing markets, build upon our Latin American Internet-based advertising and directory businesses and evaluate opportunities to expand this business into new geographic markets.

     LOCAL ACCESS SERVICES

     When and as permitted by law, we are beginning to offer local fixed access service through various "last mile" access technologies, including wireless broadband local access in some Latin American markets. Where justified by traffic volume, we intend to provide broadband access through fiber optic cable. Such high bandwidth local access technologies connect customers to the backbone networks of our companies and allow for the provision of Internet and high-speed data services as well as traditional voice services. Currently, local access service is provided in Argentina and Peru, and in Venezuela for data services only. A number of Latin American markets have announced plans to liberalize local service provision, including Venezuela and Brazil.

     INTERACTIVE AND BASIC PAGING

     Interactive paging provides two-way radio transmission of text messages, such as e-mail, between handheld devices, computers and similar appliances. Basic paging provides one-way transmission of brief alphanumeric messages, such as a telephone number, to a handheld device from a telephone or computer. Information services, including stock quotes, news headlines and sports scores, are also supported by interactive and basic paging. We currently offer interactive paging in Venezuela.

     HANDSETS AND ACCESSORIES

     We sell wireless handsets and other communication devices such as pagers. Our handsets are manufactured by major equipment manufacturers, including Nokia, Ericsson and Motorola. While handset sales can generate significant revenues, such sales are typically made at or below cost as part of a package that includes subscription for wireless service. We also offer a variety of handset accessories, such as chargers, headsets, hands-free kits for vehicles, belt clips, faceplates and batteries. Unlike prices for handsets, we do not typically subsidize prices for accessories.

     INTERNATIONAL ROAMING CLEARINGHOUSE

     BellSouth's Latin American network services division is the leading provider of automatic roaming services in Latin America. The network services division provides a suite of services to facilitate automatic international roaming using its intelligent signaling network to provide connectivity to wireless carriers in South, Central and North America, the Caribbean and selected markets in Asia. It also provides fraud management services and services that facilitate the provision of customer care and technical support to customers roaming outside the network operator's territory. The network services division also operates an international roaming clearinghouse for our BLS group's U.S. wireless companies. Although the automatic roaming services and clearinghouse businesses are not sources of significant revenues, they do support roaming arrangements between carriers and allow for settlement of inter-carrier payments, which is necessary to permit wireless users to roam in the region.

NETWORKS AND TECHNOLOGY

     NETWORKS

     Each of our Latin American companies operates a network utilizing either cellular or higher PCS radio frequencies to support its core wireless telephone services. The basic architecture of existing wireless networks includes cell site radio base stations, switching machines and fixed telecommunications facilities. The cell site base stations contain the radio transmitters and receivers. These are strategically placed to ensure that the service area specified by customer demand and government requirements is covered with radio signals of sufficient strength to provide high-quality service. Switching machines serve as the control and interconnect medium of the system. All cell sites connect to a switching machine that controls the interaction between cell sites. When a customer moves from an area served by one cell site to another, the switch controls the handoff of service between cell sites. The switch also controls and establishes the interconnection with other networks. Fixed communications facilities connect the cell sites to the switches, and the switches to other communications networks. These facilities can be comprised of any suitable transmission medium, including microwave radio, fiber optic cable and copper cable. Microwave is typically used to provide the fixed network for most new cellular or PCS systems. Subsequently, as traffic within the network increases, microwave can be supplemented or replaced with fiber optic cable to improve the capacity and reliability of the connection. Fixed telecommunications facilities can be constructed and owned by the wireless company or leased from either the local telephone company or a competing carrier.

     BellSouth's Latin American companies interconnect with both wireline and other wireless operators in their markets. Carriers charge one another for calls that are carried over their networks, and typically the further a carrier must carry a call over its network, the higher the interconnection charge. Carriers consequently have an incentive to carry as much of their own traffic as possible and to interconnect with other carriers at numerous points to minimize the interconnection and carriage charges from other carriers. Our companies' high-capacity backbone networks reduce interconnection costs, increase call completion rates and enable them to offer value-added services. Our operations in markets such as Argentina, Chile, Ecuador, Panama, Peru and Venezuela have significantly reduced interconnection fees and reliance on competitors' networks and, we believe, increased customer service quality.

     While our networks are built to support our core wireless services, the existence of the networks enables us to offer other services. As our companies develop into fully integrated communications providers, in many cases they already have in place a high-capacity network to support additional services and telecommunications traffic. Where such a network is in place, offering high-speed data and local calling only requires that we build a "last mile" connection -- that is, a connection from the nearest point on the network to the customer. For our existing Latin American wireless customers, cellular or PCS wireless telecommunications provides the last mile for voice and narrowband data applications. To provide broadband services, we intend to supplement this "last mile" solution with other technologies, including "fixed wireless" technologies such as Local Multipoint Distribution System or third generation cellular technology currently under development. Where justified by traffic volume, we intend to provide broadband access through fiber optic cable.

     As part of our plans to interconnect our Latin American networks with each other and with North America and Europe, we have implemented and continue to enhance and expand an international network over satellite and fiber optic facilities. This network provides us with the capacity to offer international long distance services and global Internet connectivity. The network consists of satellite-based connectivity provided via leased transponder capacity on the Intelsat, SatMex-5 and Solidaridad-2 satellites. To access these satellites, we utilize earth station facilities located in Argentina, Venezuela, Peru, Chile, Ecuador, Panama and the United States. The network also provides high-capacity connectivity directly to North America on several submarine cable systems, including Americas I, PanAm and Maya-1. These submarine systems are connected to our carrier-grade, international gateway switches located in Santiago, Chile and Florida. Connectivity to Europe is then provided via capacity on the TAT-14 and AC-1 submarine systems, which are linked to our facilities in New Jersey and London. Our rights to those submarine systems have been attributed to the Latin America group. Finally, the network is monitored and managed on an end-to-end basis from a single network operations center based in Atlanta, Georgia.


     TECHNOLOGY

     Wireless carriers in Latin America typically choose from among four signal transmission technologies for cellular frequency communications -- two analog and two digital. The earlier analog standards include Advanced Mobile Phone Service, or AMPS, and narrowband AMPS, or N-AMPS. The digital signal transmission technologies include Time Division Multiple Access, or TDMA, and Code Division Multiple Access, or CDMA. Wireless carriers offering service at higher PCS frequencies all use a digital transmission technology. Digital technologies offer more capacity and lower network costs per subscriber than the older analog technologies and allow carriers to offer more value-added services. The two different digital standards are incompatible with each other. TDMA and CDMA handsets typically include AMPS transceivers to facilitate roaming into areas where the digital technology of the subscriber's home system is not available. A third digital cellular technology that is commonly deployed in Europe and some other parts of the world is Global System for Mobile Communications, or GSM. Our most recent competitors in the Venezuelan wireless service market have deployed GSM technology.

     We have deployed digital technologies in all of our current Latin American markets except for Uruguay, where CDMA digital service at PCS frequencies is expected to supplement the existing analog network by the end of the year. We are also installing an all-digital CDMA network using PCS frequencies in our newest operation in Guatemala. We use either TDMA or CDMA in our Latin American operations, selecting the type of digital technology for each particular market that optimizes the combination of cost, quality and capacity available at the time. We do not believe the choice of digital transmission technology, whether TDMA or CDMA, plays any role in the decision by a material number of potential customers in our Latin American markets when selecting a wireless service provider. However, while roaming capability is available, whether through utilization of AMPS technology or the digital network of a competitor, the lack of a common digital technology across all of our Latin American companies means that customers will not presently be able to roam onto the digital networks of all of our other Latin American companies.

OVERVIEW OF COUNTRY OPERATIONS


     BellSouth owns all or a substantial interest in each of its Latin American companies. Our largest operations by revenue are in Venezuela, Brazil and Argentina. We also have operations in Chile, Ecuador, Nicaragua, Panama, Peru, Uruguay and Guatemala. In addition, we have recently acquired a controlling interest in a wireless operator in Colombia, which has in turn acquired another Colombian wireless provider.


     We typically play a lead role in the management and direction of our Latin American companies. In some cases, the ownership structure of these companies reflects government requirements that local owners hold an interest in the companies' telecommunications licenses. When entering new markets in Latin America, we typically seek to build strong relationships with one or more local partners who are more familiar with the country's business and political environment.

     In structuring its investments, BellSouth exercises operating influence through board representation, the right to appoint certain key members of management and consent rights with respect to significant matters, including amounts of capital contributions. In addition, we try to assure our ability to maintain a position of influence in the venture, if not outright control, by obtaining rights of first refusal on future sales of our partners' interests and on equity issuances by the venture. The particular governance rights vary from venture to venture, and often are dependent upon the size of our investment relative to that of other investors. Under the governing documents for some of these ventures, certain key matters such as the approval of business plans and decisions as to the timing and amount of cash distributions require the consent of our partners. We will likely enter into similar arrangements to pursue additional opportunities in Latin America.

     In many of their markets in Latin America, BellSouth's companies compete directly with affiliates of Telefonica and Telecom Italia. Telefonica currently owns interests in wireless or wireline telecommunications companies operating in eight countries in Latin America, and Telecom Italia operates in six countries in Latin America. In addition, a Telefonica subsidiary operates one of the largest Internet service providers in Latin America. Both of these companies are implementing a pan-regional strategy in Latin America.

     VENEZUELA

     BellSouth conducts its Venezuelan operations through its 78.2% interest in Telcel, which operates a nationwide wireless network. Telcel commenced operations in 1991. Telcel is the leading wireless provider in Venezuela and also offers a wide variety of communications services, including Internet access and data network services. The Telcel brand is widely recognized in Venezuela. In early 2000, Telcel initiated a co-branding campaign, introducing the BellSouth brand alongside Telcel. We plan to gradually increase co-branding activities during the year and expect the Telcel/BellSouth brand to be widely used in 2001.

     Telcel's customer base grew to over 2.2 million wireless customers in 1999, its eighth year of operation. This represented an increase of approximately 90% over 1998 despite a decline in GDP of almost 8% in 1999. Telcel's customer base grew by an additional 859,000 customers in the six months ended May 31, 2000. As of May 31, 2000, Telcel's wireless network had coverage of over 90% of the Venezuelan population. Telcel has successfully grown its core wireless telephone business and leveraged its operations and customer base to offer an expanding array of communications services. The company operates one of the leading Internet service providers in Venezuela, providing dial-up service to over 87,500 customers and dedicated data links for approximately 100 corporate accounts at May 31, 2000. Telcel also maintains an Internet website and launched the first Internet shopping mall in Venezuela. In November 1999, Telcel introduced a two-way interactive paging service that allows customers to receive e-mail on mobile handheld devices and to send messages to a variety of communications devices, including fax machines, computers and pagers.

     The following table shows several key statistics concerning Telcel's operations for the fiscal years ended November 30, 1997, 1998 and 1999 and the six-month periods ended May 31, 1999 and 2000, and nationwide wireless penetration and GDP growth for 1997, 1998 and 1999:

                                                                                    SIX MONTHS ENDED
                                                 FISCAL YEAR ENDED NOVEMBER 30,         MAY 31,
                                                 -------------------------------   ------------------
                                                  1997       1998        1999       1999       2000
                                                 -------    -------    ---------   -------   --------
                                                    (DOLLARS IN MILLIONS; CUSTOMERS IN THOUSANDS)
Total Company:
  Revenue......................................  $452.4     $806.2     $1,108.8    $544.9    $  681.0
  EBITDA.......................................  $190.8     $373.4     $  374.4    $214.1    $  255.9
  Licensed Population..........................    21.9       22.7         23.2      23.2        23.2
  Telcel Wireless Customers....................     697      1,168        2,219     1,562       3,078
As Adjusted for BellSouth's Equity Interest:
  Revenue......................................  $247.3     $556.2     $  866.6    $425.9    $  532.2
  EBITDA.......................................  $104.1     $257.4     $  292.6    $167.3    $  200.0
  Licensed Population..........................    12.6       17.7         18.1      18.1        18.1
  Telcel Wireless Customers....................     400        913        1,734     1,221       2,406

Penetration (all carriers)(1)..................     4.6%       8.0%        14.3%
GDP Growth(2)..................................     5.9%      (0.7)%       (7.6)%

---------------

(1) Source: Pyramid Research.
(2) Source: International Monetary Fund.

     MARKET DEMOGRAPHICS. Venezuela represents one of the largest markets in Latin America, with a population of approximately 23.2 million as of 1999. Over 90% of the population resides in cities. In 1999, wireline penetration was approximately 11.3% and wireless penetration was approximately 14.3%.

     POLITICAL AND ECONOMIC ENVIRONMENT. The Venezuelan government exercises significant control over the Venezuelan economy. This control has included extensive regulation, including foreign exchange and price controls. In the last 15 years, Venezuela has experienced periods of recession or slow or negative growth, high inflation, currency devaluations and limited availability of foreign exchange. Venezuela's ongoing budget deficit, due in part to a general decline in international oil prices in 1998 and the first half of 1999, has put pressure on the Venezuelan economy. Venezuela has experienced high levels of inflation during the past decade. The general rate of inflation, as measured by the consumer price index, was 103.2% in 1996, 37.6% in 1997 and 29.9% in 1998. The Venezuelan economy is estimated to have declined by 7.6% in 1999.

     In addition, Venezuela has been experiencing a period of political uncertainty since 1999 as a result of the actions of a Constitutional Assembly that was elected to propose a new constitution. This project is part of a program by Venezuela's President, Mr. Hugo Chavez, to reform the Venezuelan political system. To date, the Constitutional Assembly has declared constitutional emergencies and taken steps to exert authority over and replace Venezuela's judiciary and Congress. In December 1999, a new constitution was approved by national referendum and the Venezuelan Congress was dissolved. Elections for President, a new unicameral legislature, governorships and mayorships were held on July 30. Mr. Chavez won reelection as President, and candidates from his party generally did well.

     BUSINESS OPPORTUNITY. In order to improve its existing services and be able to expand its service offerings, Telcel upgraded its wireless network to CDMA digital technology in 1999. The improved capacity of the digital service, which uses existing licensed spectrum, together with Telcel's established brand and the promotion of prepaid plans, allowed it to increase customers by 90% in 1999. Moreover, the improved functionality of the new digital handsets allows Telcel to offer a wider array of value-added services, including short messaging service and other data applications. We believe these value-added services will improve customer retention and produce additional service revenues.

     In building out its wireless network, Telcel installed a technologically advanced network and deployed it further into the interior of Venezuela than its competitors. Its high-capacity backbone network, which was recently upgraded to fiber optic cable for several major links, allows it to carry its wireless customers' traffic economically. The backbone network, augmented by microwave and fiber optic local access technologies, supports a variety of services, including data network services and dedicated high-speed Internet access. Telcel plans to provide a full suite of telecommunications services, including local and long distance voice services, following the opening of these markets to competition, which is scheduled to occur in November 2000. Telcel is testing several local access technologies, including wireless broadband local access network, to provide a "last mile" local access solution.

     SALES AND MARKETING. Telcel concentrates its marketing efforts on serving the needs of the corporate and mass markets. For corporate customers, Telcel has a dedicated sales force to meet their needs for wireless, Internet and data services. For the mass market, Telcel provides a variety of services to meet customers' needs. Telcel seeks to make its products valuable and convenient to customers. With over 1,000 authorized agents, 40 service centers and 20,000 prepaid card distribution points, Telcel has a wide presence in Venezuela.

     Telcel maintains a high corporate profile with strong community ties, and consumers identify the Telcel brand as prestigious, innovative and technologically advanced. The company frequently launches special promotions using radio, billboards and newspapers to generate awareness and attention to its brand. We began co-branding Telcel with the BellSouth brand earlier this year, and we expect to widely use the Telcel/BellSouth brand in 2001.

     MANAGEMENT TEAM. Telcel has assembled a strong management team to help it execute its business strategy. At May 2000, Telcel had approximately 2,700 employees. Telcel's senior management team includes:

          Oswaldo Cisneros, Chairman and Chief Executive Officer. Mr. Cisneros has served as Telcel's Chairman and Chief Executive Officer since 1991. Previously, Mr. Cisneros served as President of Pepsi-Cola's Venezuelan operations, President of Central Azucarero Portuguesa, President of the Produvisa Glass Manufacturing Company and President of Coca-Cola Venezuela.

          Enrique Garcia, Executive President and Chief Operating Officer. Mr. Garcia has served as Telcel's Executive President and Chief Operating Officer since 1996, and has been with Telcel in various capacities since 1992. Prior to joining Telcel, Mr. Garcia was employed with Cellular One of Puerto Rico, Unisys, Coopers & Lybrand and Pepsi-Cola. Mr. Garcia has more than 28 years of experience in telecommunications, information technology, general management, marketing and finance.

          Ricardo Mata, Executive Vice President, Administration and
     Finance. Mr. Mata has served as Telcel's Executive Vice President for Administration and Finance since 1997. Prior to joining Telcel, Mr. Mata was the Corporate Finance Vice-President for Oficina Central de Asesoria y Ayuda Tecnica C.A. with responsibilities for Pepsi-Cola's Venezuelan operations, Produvisa Glass Manufacturing Company and Central Azucarero Portuguesa.

          Gustavo Enrique Reyes Reverol, Technology and Information Vice President. Mr. Reyes has served as Telcel's Technology and Information Vice President since 1993 and has been with Telcel in various capacities since 1992. Mr. Reyes previously worked for 15 years in management of the construction of the Itaipu Hydroelectric Power Plant.


     STRATEGIC PARTNERS. Telcel's other major shareholder is Argenta Finance, which is controlled by Telcel's Chairman, Mr. Oswaldo Cisneros. Argenta holds an indirect 21% interest in Telcel. Argenta has the right to require BellSouth to purchase, and BellSouth has the right to require Argenta to sell to BellSouth, approximately half of Argenta's interest in Telcel in 2000 and the other half in 2002. Argenta has recently initiated a process for appraising the value of its interest in Telcel. If BellSouth exercises its right to purchase the interest, BellSouth would purchase it at between 100% and 120% of its appraised fair value. If Argenta elects to require BellSouth to purchase the interest, BellSouth would do so at between 80% and 100% of its appraised fair value.


     COMPETITION. Telcel's principal competitor is CANTV's wireless subsidiary, Movilnet. CANTV is partially owned by Verizon. CANTV also competes with Telcel in the data network services and Internet service businesses. In 1997, the Venezuelan government awarded regional licenses to three new entrants to provide wireless service, which collectively comprise a nationwide coverage area. The three new entrants each deployed the same digital technology and are entitled to provide wireless service in the metropolitan areas within their respective regions, after meeting rural area coverage requirements. At least one of these new entrants is already adding customers in metropolitan areas. The Venezuelan government has also announced plans to award new nationwide wireless licenses in the future.

     REGULATORY ENVIRONMENT. Since 1991, telecommunications in Venezuela have been regulated by CONATEL, an agency under the Ministry of Infrastructure, formerly the Ministry of Transportation and Communications. CONATEL coordinates and approves expansion, modernization and improvement of Venezuela's telecommunications system. CONATEL also monitors Telcel's compliance with its various concessions and is responsible for establishing the range of prices Telcel can charge for its services, including usage, activation and service charges. Venezuela is scheduled to open its telecommunications market to full competition in November 2000.

     CONCESSIONS. Telcel holds four nationwide concessions from CONATEL and the Ministry of Infrastructure, as set forth below:

                                                                        INITIAL TERM
                                                              GRANTED     EXPIRES
                                                              -------   ------------
Mobile wireless service at cellular frequencies.............   1991         2011
Value Added Services, including Internet service............   1995         2005
Private networks............................................   1993         2003
Wireless data...............................................   1994         2014

     Telcel's wireless concession imposes network build-out requirements and quality standards, subjects Telcel to rate range regulation by CONATEL and imposes a special tax on Telcel, which reached in 1996 its maximum level of 10% of Telcel's gross income from services offered under the concession. The concession may be extended for additional 20-year terms if Telcel complies with its obligations under the concession and agrees to any new conditions which the Ministry of Infrastructure may establish in view of the national public interest. Additionally, the concession currently prohibits Telcel from competing directly with CANTV in providing landline local, domestic long distance -- except for its own wireless customers -- and international long distance telephone service.

     Telcel's other concessions may each be extended for an additional 10- or 20-year period, provided Telcel has complied with all conditions of the particular concession. In determining whether to agree to the extension of any of the other concessions, CONATEL will take the national public interest into account.

     BRAZIL

     BellSouth and its Brazilian partners operate two wireless telecommunications companies in Brazil under the BCP brand name. In 1997, BCP purchased wireless concessions for metropolitan Sao Paulo, as well as six Northeastern states for $2.4 billion and $497 million, respectively. BellSouth owns 44.5% of the Sao Paulo operations and 46.8% of the Northeast operations. BCP began providing TDMA digital wireless service at cellular frequencies in metropolitan Sao Paulo in May 1998 and in the Northeast in June 1998. After a rapid build-out of its network, BCP signed up nearly one million customers by calendar year end 1998, and had 2.2 million customers at May 31, 2000. The following table shows several key statistics concerning BCP's metropolitan Sao Paulo and Northeast operations for the fiscal years ended

November 30, 1997, 1998 and 1999 and the six-month periods ended May 31, 1999 and 2000, and nationwide wireless penetration and GDP growth in Brazil for 1997, 1998 and 1999:


                                                                                      SIX MONTHS ENDED
                                               FISCAL YEAR ENDED NOVEMBER 30,              MAY 31,
                                              --------------------------------   ---------------------------
                                                1997        1998        1999         1999           2000
                                              --------    --------    --------   ------------   ------------
                                                      (DOLLARS IN MILLIONS; CUSTOMERS IN THOUSANDS)
Total Company:
  Revenue...................................   $   --      $482.6      $795.8       $398.5         $424.5
  EBITDA....................................   $(56.5)     $ 44.7      $119.7       $ 46.6         $ 87.5
  Licensed Population.......................     44.3        44.6        44.7         44.7           44.7
  BCP Wireless Customers....................       --         780       1,731        1,203          2,186
As Adjusted for BellSouth's Equity Interest:
  Revenue...................................   $   --      $200.1      $356.3       $178.3         $190.8
  EBITDA....................................   $(25.1)     $ 17.9      $ 52.4       $ 20.4         $ 39.6
  Licensed Population.......................     18.6        20.5        20.5         20.5           20.5
  BCP Wireless Customers....................       --         350         780          540            989

Penetration (all carriers)(1)...............      2.9%        4.5%        8.9%
GDP Growth(2)...............................      3.7%        0.1%       (1.0)%


---------------

(1) Source: Pyramid Research.
(2) Source: International Monetary Fund.

     In May 2000, BellSouth completed its acquisition of a minority interest in an additional cellular company operating in Brazil. BellSouth acquired common and preferred stock in Tele Centro Oeste Celular Participacoes S.A. for a total purchase price of approximately $240 million. As of June 30, 2000, Tele Centro Oeste provides wireless services to approximately 1.2 million customers in the central-west and northern regions of Brazil. Its licensed service areas include approximately 65% of the Brazilian land mass and include a population of approximately 28 million. The common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.

     BellSouth also operates two advertising and publishing companies in Brazil. Listel, a wholly-owned subsidiary of BellSouth, is one of Brazil's largest yellow pages companies and publishes directories which cover approximately 85% of Brazil, including Sao Paulo state. OESP Midia Direta, in which BellSouth has a 40% interest, publishes directories in the city of Sao Paulo and the state of Rio de Janeiro, as well as a national business-to-business directory. Both companies also sell Internet-based directory and advertising products and services.

     MARKET DEMOGRAPHICS. Brazil is the most populous country in Latin America, with approximately 163.8 million people, and is the tenth largest economy in the world. As the largest Latin American market based on size, population and GDP, we believe Brazil provides the region's best telecommunications opportunities. Wireline penetration in Brazil in 1999 was approximately 15.4% while wireless penetration was approximately 8.9%.

     With a total population of more than 18.1 million, metropolitan Sao Paulo is viewed as one of the most attractive wireless markets in Latin America. The metropolitan Sao Paulo region served by BCP is one of the most affluent urban regions in Latin America and includes 25 communities with populations of more than 100,000 people. The Northeast region is populated by approximately 26.6 million people and has more than 24 communities with populations of more than 100,000 people, including Recife and Fortaleza, Brazil's fifth and eighth largest cities.

     ECONOMIC ENVIRONMENT. Throughout the 1980s and into the 1990s, the Brazilian economy suffered from periods of extremely high rates of inflation and recession. Historically, Brazil's currency has frequently depreciated in relation to the U.S. Dollar. At the end of 1998, foreign exchange reserves in Brazil had declined to approximately $40 billion from nearly $70 billion at the end of August 1998. These outflows, which resulted from the Asian and Russian economic crises (and the subsequent impact on perceptions of the risks of investments in emerging market countries in general) and doubts concerning Brazil's willingness to maintain the fixed exchange rate system, put pressure on the Brazilian Real. The Brazilian government permitted the Real to float freely against the U.S. Dollar in January 1999. Since that time, the Real has depreciated to a low of R$2.17 = $1.00 on March 3, 1999. At October 3, 2000, the Real traded at a rate of R$1.85 = $1.00.


     BUSINESS OPPORTUNITY. Opportunities for growth in BCP's cellular business in both the Sao Paulo metropolitan area and the Northeast are significant, particularly in light of relatively low landline and wireless penetration in these areas. BCP believes that it is well positioned to take advantage of the growth opportunities in these regions due to its extensive customer base, reputation for superior service and strong brand.

     As a result of its reputation for customer service and its robust wireless network, BCP expects to be in a position to offer additional services to its customer base, including Internet and data services such as e-mail, information services and electronic commerce applications. BCP has also put in place an advanced information technology system designed to allow it to launch products and services quickly and efficiently. BCP was the first operator in Brazil to offer automatic roaming to the United States, the first to offer roaming for prepaid customers and the first nonincumbent operator to offer short messaging service. BCP received a license in June 1999 that will permit it to provide data network services to the corporate market, and eventually to offer fixed data and voice services to key corporate users.

     PCS frequencies are not currently used in Brazil for wireless service because the government has not issued any PCS licenses. The Brazilian government has recently announced proposed rules for the auctions of PCS licenses across Brazil in 2001 and 2002. Under the proposed rules, BellSouth is permitted to participate in these auctions, potentially providing an opportunity to expand our coverage area in Brazil; however, we would have to divest any existing cellular properties that overlap with new PCS licensed territories. In addition, Brazil is obligated by international treaty to open all of its telecommunications market segments to competition over the next four years. We may consider expanding our coverage area by pursuing selective strategic acquisitions of other wireless operators.

     SALES AND MARKETING. BCP pursues a marketing strategy that emphasizes the quality and reliability of its cellular services and product differentiation under the BCP brand name. BCP markets its services and products both through its own direct sales force of sales representatives and its network of independent distributors. BCP has approximately 1,000 points of sale in its metropolitan Sao Paulo and Northeast markets, including over 30 BCP-owned retail stores. BCP also has over 5,000 sales points for its prepaid cards. In 1999, BCP began to actively promote the availability of prepaid wireless services to encourage subscription by broader demographic segments not previously targeted. In the Sao Paulo metropolitan area, prepaid service was launched in May 1999 and is adding an average of more than 1,500 customers per day.

     MANAGEMENT TEAM. BCP has assembled a strong management team to help it execute its business strategy. As of May 2000, BCP had over 2,900 employees. BCP's senior management team includes:


          Roberto Peon, President and Chief Executive Officer. Mr. Peon has served as BCP's President and Chief Executive Officer since August 1997 and has over 22 years experience in the telecommunications industry. Prior to 1997, he served as President -- Latin America for BellSouth International where he was responsible for operations in five countries, as well as new business development in Brazil. Prior to joining BellSouth International, Mr. Peon worked for InteCom Inc. and Contel Cellular Inc. Mr. Peon has recently been promoted to the position of President -- Brazil and Latin America Internet and Publishing, and BCP is conducting a search for his successor.



          Michel Levy, Executive Vice President. Mr. Levy has served as Executive Vice President for BCP's metropolitan Sao Paulo and Northeast operations since March 2000. Prior to March 2000, he served as Regional Vice President for BCP's Northeast operations from 1997. Prior to joining BCP, Mr. Levy founded a computer company and was employed at Motorola-International Networks Division and LH of Brazil Ltd.

          Carlos Boschetti, Chief Technical Officer. Mr. Boschetti joined BCP in February 2000. Prior to that, he served as Information Technology and Process Director for Volkswagen of Brazil. Mr. Boschetti previously was employed by Mercedes-Benz of Brazil.


          George Edward Hill III, Vice President, Engineering and Technical Operations. Mr. Hill has served as Vice President of Engineering and Technical Operations since July 1997. Prior to that, Mr. Hill was employed in various technology positions at BellSouth International. Mr. Hill has over 18 years experience in telecommunications, including 13 years of experience in wireless communications in more than ten countries.


     STRATEGIC PARTNERS. BellSouth's primary partner in Brazil is Grupo Safra, one of the largest conglomerates in Brazil, with interests in banking, pulp and paper, agriculture and telecommunications. Grupo Safra owns the same percentages of the BCP operating companies as BellSouth. O Estado de Sao Paulo, one of BCP's minority partners, has the right to acquire an additional 4.1% non-voting equity interest from each of BellSouth and Grupo Safra.


     COMPETITION. Brazil's wireless industry is currently structured as a duopoly, with one incumbent and one nonincumbent wireless service provider licensed in each of ten regions. The incumbent companies are the successor companies of the 1998 privatization and breakup of the former state-owned telecommunications monopoly, Telebras. The nonincumbent service providers, including BCP, received their licenses in auctions in 1997 and 1998.


     BCP's principal competitor in its Sao Paulo market is Telesp Celular, the incumbent service provider whose service territory includes all of Sao Paulo state, both the metropolitan and interior areas. Telesp Celular is an affiliate of Portugal Telecom. In the northeast region of Brazil, BCP's principal competitor is Tele Nordeste Celular, another successor of the Telebras breakup. Tele Nordeste is an affiliate of Telecom Italia, another major pan-regional competitor.


     Beyond BCP's direct in-region competitors, there are currently over a dozen other wireless companies operating in the other regions in Brazil. Several of these companies are affiliates of either Telefonica or Telecom Italia. While not currently direct competitors to BCP, these companies could become competitors should they successfully bid for any of the new PCS licenses expected to be auctioned in BCP's regions, or should BCP successfully bid for PCS licenses in their regions. Under the proposed Brazilian PCS auction rules, three PCS licenses will be granted in each of three concession areas throughout Brazil. The auctions of these licenses, which will be open to existing wireless and wireline operators as well as new entrants, will result in five licensed wireless service providers in every region in Brazil, as opposed to the current duopoly. Our principal competition in the directory publishing business in Brazil is Ebid.

     REGULATORY ENVIRONMENT. In conjunction with the breakup and privatization of the Telebras monopoly, Brazil officially opened its mobile telephone service industry to private enterprise. Starting in 1997, ten cellular licenses covering all of Brazil were auctioned to wireless operators to compete against the eight incumbent providers that emerged from the Telebras breakup and were subsequently auctioned to private enterprises. In July 1997, Brazil revised its telecommunications code to affirm Brazil's commitment to privatize the Telebras system, promote competition among service providers and establish an independent regulatory agency, ANATEL, to regulate its telecommunications industry. ANATEL issues licenses for both wireless and wireline operators. It also mandates specific targets for delivering telephone services to the Brazilian population, including current mandates intended to increase penetration to 20% by 2005. ANATEL has the authority to grant concessions and licenses for public telecommunications services.

     CONCESSIONS. BCP holds cellular concessions for the Sao Paulo and Northeastern territories that were granted in 1997 and expire in 2012. The concessions are generally renewable for 15-year periods. Among other provisions, the concessions prescribe network build-out schedules and quality standards, establish price caps and set forth termination provisions. The cellular concessions allow BCP to adjust prices for inflation once a year. Concession provisions that guaranteed BCP exclusive territories for its wireless services (other than from the incumbent competitors) expired on December 31, 1999. Consequently,

ANATEL is expected to grant new concessions in BCP's markets. In 1999, BCP was granted a nationwide concession to provide domestic and international data network services to corporations, encompassing voice, data and video.

     ARGENTINA

     BellSouth conducts business in Argentina through a 65% interest in Movicom, a consortium that launched Argentina's first cellular network in 1989. Beginning in 1999, the operations were co-branded under the Movicom/BellSouth name. Movicom/BellSouth is a leading wireless telecommunications services provider in Argentina. As of May 31, 2000, Movicom/BellSouth served over 1.4 million wireless customers, representing an increase of approximately 41% since May 31, 1999. From 1996 through 1999, Movicom/BellSouth's customer base grew at a compound annual growth rate of almost 70%.


     Movicom/BellSouth acquired the rights to provide wireless service in metropolitan Buenos Aires, Argentina in 1988 from the Argentinean government based on its technical competence and without the requirement of a license fee. Movicom/BellSouth recently acquired three PCS licenses that will permit it to extend wireless service nationwide, for which it committed to pay approximately $263 million in license fees, and a basic telephone service license that allows it to provide local and long distance services. We currently offer wireless service at PCS frequencies in Buenos Aires and launched service outside of Buenos Aires in May 2000 using digital transmission technology and plan to cover all major cities in Argentina by mid-2001. In addition to wireless voice services using both analog and CDMA digital technology at cellular, PCS and enhanced specialized mobile radio frequencies, Movicom/BellSouth offers long distance, data network services, Internet, wireless data, and paging.


     The following table shows several key statistics concerning
Movicom/BellSouth's operations for the fiscal years ended November 30, 1997, 1998 and 1999 and the six-month periods ended May 31, 1999 and 2000, and nationwide wireless penetration and GDP growth in Argentina for 1997, 1998 and 1999:

                                                   FISCAL YEAR ENDED         SIX MONTHS ENDED
                                                     NOVEMBER 30,                MAY 31,
                                              ---------------------------   ------------------
                                               1997      1998      1999      1999       2000
                                              -------   -------   -------   -------    -------
                                               (DOLLARS IN MILLIONS; CUSTOMERS IN THOUSANDS)
Total Company:
  Revenue...................................  $554.5    $721.2    $799.5    $391.3     $410.7
  EBITDA....................................  $123.0    $203.3    $234.0    $133.6     $ 60.0
  Licensed Population.......................    13.1      13.1      35.8      35.8       35.8
  Movicom Wireless Customers................     629       885     1,171     1,003      1,416
As Adjusted for BellSouth's Equity Interest:
  Revenue...................................  $342.3    $468.8    $519.7    $254.4     $267.0
  EBITDA....................................  $ 75.5    $132.1    $152.1    $ 86.9     $ 39.0
  Licensed Population.......................     8.5       8.5      23.3      23.3       23.3
  Movicom Wireless Customers................     409       575       761       652        920

Penetration (all carriers)(1)...............     5.7%      7.5%     12.2%
GDP Growth(2)...............................     8.1%      3.9%     (3.0)%

---------------

(1) Source: Pyramid Research.
(2) Source: International Monetary Fund.

     MARKET DEMOGRAPHICS. Argentina is one of Latin America's largest countries with a population of approximately 36 million people. Argentina is also one of its largest economies with an estimated 1999 GDP of $308 billion. We believe Argentina represents a highly attractive telecommunications opportunity due to its relatively low wireline penetration of 20.7% and wireless penetration of 12.2% as of 1999. The Buenos Aires metropolitan area, our primary existing service area, is one of the most affluent urban areas in all of Latin America.

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

     ECONOMIC ENVIRONMENT. In 1999, Argentina suffered a recession resulting primarily from the effects of the economic difficulties in Brazil, Argentina's largest trading partner. In addition, Argentina experienced a decline in investor confidence as a result of domestic political and economic developments. In October 1999, Moody's downgraded Argentina's long-term foreign currency rating.


     BUSINESS OPPORTUNITY. The launch of Movicom/BellSouth's PCS service in May 2000 in the Argentinean interior represents a substantial opportunity to grow the Latin America group's mobile customer base in Argentina. Moreover, with both landline and wireless penetration remaining relatively low, opportunities for growth are present throughout Argentina. In addition to customer growth, Movicom/BellSouth will continue to deploy value-added services including voice mail, call waiting, conference calling, handset warranties, fax, e-mail, call transfer and caller ID. We believe value-added services increase revenue per customer and promote customer loyalty.



     We believe Movicom/BellSouth's strong market position, well-known brand and reputation for high-quality service position the company well to market new lines of business to its customers. To capitalize on this opportunity, Movicom/BellSouth launched an Internet service provider and, during the third quarter of 1999, a data transmission operation. Additionally, Movicom/BellSouth is exploring opportunities to facilitate e-commerce transactions and provide call center solutions for corporate customers.


     SALES AND MARKETING. Movicom/BellSouth focuses its sales and marketing efforts on corporate accounts and high use customers, but has also had success penetrating the mass market with the introduction of prepaid cellular products and the calling party pays billing system. Movicom/BellSouth markets its services through direct and indirect sales agents, including some of the largest retail outlets in Buenos Aires. At December 31, 1999, Movicom/BellSouth had 11 service and sales centers, a direct sales force of 216 salespersons and approximately 1,950 third party distribution points, including retail stores and sales agents.

     Movicom/BellSouth focuses its advertising efforts on maintaining its positive corporate image and brand name. By taking advantage of its early entry into the Buenos Aires market, it has established its market position as the premium wireless service provider in Buenos Aires. As part of the Latin America group's regional branding strategy, Movicom/BellSouth in 1999 commenced a new series of ads introducing the co-brand with the message "la nueva comunicacion tiene nombre y apellido -- Movicom/BellSouth" ("the new communication has a first and last name -- Movicom/BellSouth"). The campaign unites the two brands as one provider with the capability to offer a broader range of telecommunications services including: wireless telecommunications; residential, local and long distance services; and Internet access service and data transmission. The advertisements are designed to raise consumer awareness of the companies' strong relationship and "one-stop shopping" service benefits.

     MANAGEMENT TEAM. Movicom/BellSouth has assembled a strong management team to help it execute its business strategy. At May 2000, Movicom/BellSouth had approximately 2,300 employees. A significant number of Movicom/BellSouth's senior management team have been with the company for over ten years. Movicom/BellSouth's senior management team includes:

          Mauricio Elias Wior, President and Chief Executive Officer. Mr. Wior has served as President and Chief Executive Officer of Movicom/BellSouth since 1991 and has over 18 years experience in the telecommunications sector. Mr. Wior also serves as the President, Latin America -- South overseeing BellSouth's operations in Argentina, Chile, Peru, Ecuador and Uruguay. Mr. Wior began his career with Movicom/BellSouth as its Chief Financial Officer. Prior to joining BellSouth, he served as the Director of Finance for Motorola Israel Ltd. Mr. Wior is the President of ALACEL, the Latin American Cellular Association.

          Federico R.C. Rava, General Director and Chief Operating Officer. Mr. Rava has served as Movicom/BellSouth's General Director and Chief Operating Officer since 1997 and has been employed with the company since 1989.

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

          Horacio G. Goldenberg, Technology Executive Director. Mr. Goldenberg has served as Movicom/BellSouth's Technology Executive Director since he commenced employment with Movicom/BellSouth in 1988.

          Ernesto D. Gardelliano, Chief Financial Officer. Mr. Gardelliano has served as Movicom/BellSouth's Chief Financial Officer since 1997 and has been employed by the company since 1993. Prior to that, he served as Auditing Manager at the accounting firm of Coopers & Lybrand/Harteneck, Lopez y Cia.

     STRATEGIC PARTNERS. BellSouth's primary partner in Movicom/BellSouth is Motorola, which holds a 25% interest. In addition, BGH, an Argentinean telecommunications equipment provider, holds a 10% interest.

     COMPETITION. Movicom/BellSouth competes with many telecommunications providers throughout Argentina, most of which are affiliated with well-capitalized international telecommunications companies. Its principal competitor is Telefonica Argentina, which in turn is an affiliate of Telefonica, our principal pan-regional competitor. Telefonica Argentina offers wireless services in the Buenos Aires metropolitan area and the Southern region of Argentina. Recently, Telefonica Argentina was granted a license to offer wireless service at PCS frequencies in the Northern region of the country. We expect that Telefonica Argentina will begin offering service in the new concession area this year. Telefonica Argentina competes with Movicom/BellSouth in most of its other lines of businesses, including Internet and data services.

     Another significant competitor is Telecom Argentina, which is owned by a consortium controlled by France Telecom and Telecom Italia, another significant pan-regional competitor of the Latin America group. Telecom Argentina offers wireless services in the Buenos Aires metropolitan area and the Northern region of Argentina. Recently, Telecom Argentina was granted a license to offer wireless service at PCS frequencies in the Southern region of the country. Telecom Argentina is expected to begin offering service in the new concession area this year. Telecom Argentina competes with Movicom/BellSouth in most of its other lines of businesses.

     CTI has become the fourth nationwide wireless operator, with its new license to offer wireless service at PCS frequencies in the Buenos Aires metropolitan area. CTI is expected to begin offering service in the new concession area this year. Movicom/BellSouth will be competing against CTI and the two former wireline monopolists, Telefonica Argentina and Telecom Argentina, in providing basic telephone service pursuant to its new license. By the end of the year, it is anticipated that the market for domestic and international long distance will be opened to additional competitors.

     Movicom/BellSouth also competes to a more limited degree with providers of enhanced specialized mobile radio systems. This wireless service is being offered by Movicom/BellSouth and Nextel Argentina.

     The Argentinean government announced in June 2000 that it would begin awarding comprehensive telecommunications licenses by the end of 2000. New entrants will be allowed to offer fixed or mobile, wireline or wireless and national or international communications services pursuant to a single license, although radio spectrum concessions are not included with the license.

     REGULATORY ENVIRONMENT. Argentina dissolved the Entel monopoly in 1990, transferring basic wireline telephone services for the Southern and Northern regions of the country to Telefonica Argentina and Telecom Argentina, respectively. Those companies no longer have exclusive rights to the provision of basic telephone service. While ultimate supervision of the telecommunications industry is the responsibility of the Secretariat of Communications, general oversight and supervision is the province of the National Communications Commission, a regulatory agency created in 1997. The National Communications Commission, among other powers, supervises compliance with licenses, approves changes to mandatory goals and service requirements and grants new licenses.

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

     CONCESSIONS. Movicom/BellSouth holds various licenses to provide the following services. The years of grant of the licenses are shown parenthetically.

    -    mobile wireless service at cellular            -    mobile wireless service at PCS
         frequencies (1988 and 1995)                         frequencies (1999)
    -    basic telephone service (1999)                 -    paging (1994)
    -    mobile wireless service at enhanced            -    Value Added Services, including Internet
         specialized mobile radio frequencies                (1995)
         (1994)

     The terms of the licenses are indefinite. All of the licenses are nationwide, except for Movicom/ BellSouth's cellular license which covers only the Buenos Aires metropolitan area. The basic telephone service license was granted to an over-90% owned subsidiary of Movicom/BellSouth in March 1999, and permits the offering of local fixed telephone service and national and international long distance and data service commencing in November 1999. That license provides for a review of Movicom/BellSouth's compliance with license conditions in five years. Movicom/BellSouth's licenses generally address issues such as network build-out requirements and quality standards.

     COLOMBIA

     In June 2000, BellSouth acquired approximately 50.4% of the outstanding common stock of Celumovil, a leading provider of wireless service in Colombia, for a total purchase price of approximately $399 million. We have commenced co-branding Celumovil with the BellSouth brand. In operation since 1994, Celumovil provides digital wireless service at cellular frequencies using TDMA technology in the Eastern region of Colombia, which includes the capital city of Bogota, and in the Atlantic coastal region. Celumovil had approximately 505,000 customers as of July 2000. Celumovil also offers fixed wireless personal and public telephones and limited short messaging service using cellular digital packet data technology and wireless service at enhanced specialized mobile radio frequencies.

     On July 17, 2000, Celumovil acquired all of the outstanding common stock of Cocelco, a wireless operator that since 1994 has been serving the Western region of Colombia, which includes the cities of Medellin and Cali. The acquisition of Cocelco was funded by an approximately $384 million capital contribution to Celumovil by BellSouth and a $30 million loan from BellSouth, resulting in an increase in BellSouth's ownership interest in Celumovil to approximately 66.0%. Offering analog service and digital wireless service at cellular frequencies using TDMA technology, Cocelco had approximately 221,000 customers as of July 31, 2000. Cocelco also offers wireless service at enhanced specialized mobile radio frequencies. With the acquisition of Cocelco, Celumovil is the only mobile wireless provider in Colombia with licenses covering the nation's entire population of 41.6 million. Celumovil intends to emphasize its broader license area to attract more wireless customers and to improve its digital network to provide additional revenue-generating services from existing customers.

     For the year ended December 31, 1999, Celumovil had revenues of $213.5 million and EBITDA of $55.0 million. Cocelco had revenues of $84.8 million and EBITDA of $28.3 million during the same period. BellSouth owned no interest in either Celumovil or Cocelco during any of these periods.

     MARKET DEMOGRAPHICS. Colombia is the third most populous country in Latin America, after Brazil and Mexico, and has the fourth largest gross domestic product. This population is concentrated in urban areas, with 70% living in cities with 100,000 or more residents. Colombia presents an attractive growth opportunity for our Latin American operations, with wireless penetration at the end of 1999 of only 4.6%, trailing Mexico and Brazil by 3-4 percentage points. Wireline penetration in Colombia was approximately 17.8% in 1999.

     POLITICAL AND ECONOMIC ENVIRONMENT. The Colombian economy began experiencing a severe economic crisis in 1998. A combination of low international oil prices, a decline in global lending to emerging markets, a drop in domestic consumption and high interest rates resulted in an economic recession and unemployment of over 20%. Colombia's gross domestic product growth remained flat in

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

1999. In June 1999, Colombia's central bank effectively devalued the Colombian Peso by widening the foreign exchange band. In September 1999, the central bank discontinued the use of the foreign exchange band entirely and permitted the Colombian Peso to float freely against the U.S. Dollar. In the third quarter of 1999, citing Colombia's macroeconomic imbalances and rising levels of government debt, Moody's and Standard & Poor's downgraded the country's credit rating to below investment grade.

     Colombia has experienced periods of violence over the past four decades, primarily from leftist guerrilla groups, right-wing paramilitary groups and drug-related activities. In 1999, guerrilla offensives led the Colombian government to effectively cede control of certain portions of the country to guerrilla forces, order a curfew in certain regions of the country and place the military on a heightened state of alert. Political conditions such as these led Standard & Poor's to downgrade Colombia's credit rating again in May 2000. In an effort to improve upon these conditions, the United States has recently pledged approximately $1.3 billion to assist Colombia in combating drug trafficking and achieving a peaceful settlement with the principal rebel force.

     BUSINESS OPPORTUNITY. We believe Celumovil's status as Colombia's only wireless provider with a national license area positions the company to benefit from Colombia's combination of relatively large population and low wireless penetration. The opportunity to obtain additional wireless customers represents the most significant growth prospect for our Colombian operations. We intend to accomplish this through improved sales and marketing, including better service plans with more emphasis on market segmentation, through handsets with increased functionality and through network enhancements that will facilitate the offering of more value-added services. Celumovil plans to improve its existing digital backbone network through further implementation of fiber optic wire and other technology. With an advanced backbone network in place throughout Colombia, Celumovil will be able to carry higher volumes of communications traffic more economically. As penetration increases, Celumovil will leverage its customer base and national backbone network to offer other communications services such as long distance, data network and Internet service. We will also explore opportunities to achieve synergies with existing BellSouth operations in the surrounding countries of Brazil, Ecuador, Panama, Peru and Venezuela.

     Celumovil already possesses the licenses and concessions necessary to offer a number of new services. For instance, both Celumovil and Cocelco have value-added services licenses pursuant to which they may offer Internet and other services and carrier services licenses which permit the offering of data network services. Celumovil also recently acquired a nationwide license to operate a Local Multipoint Distribution System network, a "last mile" fixed wireless technology that will facilitate the offering of broadband wireless local access network services in the future.

     SALES AND MARKETING. Historically, Celumovil's sales and marketing strategy utilized substantial handset subsidies to attract new customers. Service plans were not necessarily designed to encourage usage, however. We intend to increase Celumovil's penetration and customer usage by new and varied offerings of calling plans, with different pricing structures, and with an increased focus on market segmentation and prepaid plans. With the establishment of a national coverage area and ongoing build-out of its backbone network, which facilitates more efficient transmission of communications traffic, we believe Celumovil will be able to offer a variety of calling plans that are more attractive to a wider spectrum of Colombian subscribers. Celumovil began offering prepaid service in the first half of 1999 and anticipates growth during 2000 due to the continued rollout and development of these calling plans.

     Celumovil has approximately 23 sales and service centers and 370 other distribution points for its wireless service and handsets. Prepaid calling cards, which can also be used in Celumovil's network of fixed wireless public telephones, can be purchased from approximately 29,000 points of distribution, including through a network of dispensing machines and certain ATMs. Cocelco sells its products and services through over 70 resellers and its prepaid cards can be also purchased from ATMs. We believe there are opportunities to improve Cocelco's sales through improvements to the distribution network, including integration with Celumovil's operations.

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

     MANAGEMENT TEAM. BellSouth is assembling a management team to lead Celumovil in its national expansion and strategy to become an integrated communications provider. At July 31, 2000, Celumovil had over 1,800 employees and Cocelco had approximately 800 employees. Current Celumovil officers include:

          Larry Smith, President and Chief Executive Officer. Mr. Smith has recently been appointed as President and Chief Executive Officer of Celumovil. Mr. Smith has served with BellSouth in various capacities for 19 years, including most recently as President of BellSouth Peru. Previously, he served as Chief Operating Officer of BellSouth's Israeli operations, and in numerous management positions with BellSouth's U.S. operations.

          Dario Fernando Arango Diez, Financial Vice President. Mr. Arango joined Celumovil in 1996 as Financial Vice President. He serves on the Board of Directors of Conalvidrios S.A., a glass manufacturer, and Comunicaciones Trunking S.A., a Celumovil affiliate that provides wireless service at enhanced specialized mobile radio frequencies. Prior to joining Celumovil, Mr. Arango served as Finance Manager of Empresas Publicas de Medellin and as a director of Empresa Antioquena de Energia, Gases de Antioquia and Empresa Antioquena de Telecomunicaciones S.A., all public utility companies.

     STRATEGIC PARTNERS. BellSouth's primary partner in Celumovil is Valores Bavaria, a large industrial and commercial conglomerate in Colombia with interests in a broad range of businesses. BellSouth has agreed to a series of related put and call agreements whereby it can acquire, or could be compelled by Bavaria Valores to acquire, additional shares of the company from Valores Bavaria, up to Valores Bavaria's entire interest, at or close to an appraised fair value between the second and ninth anniversary of BellSouth's June 2000 acquisition of its initial interest in Celumovil. Valores Bavaria's first put option for up to a number of shares currently equal to approximately 14% of Celumovil's outstanding common stock is first exercisable in June 2002. BellSouth's first call option for up to a number of shares currently equal to approximately 9% of Celumovil's outstanding common stock is first exercisable in December 2003. The options are payable, at Valores Bavaria's election, in either 50% cash and 50% Latin America group stock, or entirely in Latin America group stock.

     COMPETITION. Since the award of wireless concessions in 1994, Colombia has been divided into three geographic regions for purposes of wireless service provision. Each region includes an incumbent provider with partial government ownership and a competitive provider. In the Eastern region -- which is the largest region in terms of both geographic area and population -- Celumovil competes with the incumbent Comcel. Cocelco competes with the incumbent Occel in the Western region. Both Comcel and Occel are affiliates of Bell Canada. In the Atlantic coastal region, Celumovil competes with the incumbent CelCaribe, a subsidiary of Millicom International.

     Although the Colombian government has announced its intention to sell new PCS licenses for each of its three wireless regions, the timing of the auction is currently uncertain. The anticipated PCS license auctions could result in new wireless providers in each of the three regions. The auctions could also result in Celumovil competing with another provider with a nationwide licensed territory, whether from an incumbent carrier that purchases PCS licenses to extend their licensed area or from a new entrant that purchases PCS licenses covering all of Colombia. Under current rules, Celumovil would not be permitted to participate in the auction.

     REGULATORY ENVIRONMENT. Colombia's telecommunications market has largely been liberalized as a result of a 1990 law. Local access and value-added service provision is substantially deregulated; wireless service was made competitive with wireless concession grants in 1994; and the long distance monopoly ended in 1998. Local wireline telephone service is provided by dozens of local operators, and long distance is provided by three carriers. A calling party pays regime is mandated for mobile wireless service.

     The Ministry of Communications regulates and oversees the cellular telecommunications sector in Colombia. The Ministry of Communications grants wireless concessions and supervises and audits the performance of the concessionaires' legal and contractual obligations, in particular those related to the technical standards and coverage requirements established in the bid conditions. The Ministry of Communications also has general authority, subject to other applicable laws, to issue regulations relating to the operation of cellular networks. The Telecommunications Regulatory Commission, which is chaired by the Minister of Communication, regulates the procedures for negotiating interconnection agreements between cellular operators and local and long distance operators.

     CONCESSIONS. Celumovil holds wireless licenses for the Eastern and Atlantic regions of Colombia and Cocelco holds a wireless license for the Western region. The wireless concessions have an initial term of 10 years that commenced in March 1994. The concessions provide Celumovil and Cocelco with the right to provide wireless service at cellular frequencies through March 2004. Celumovil and Cocelco have prepaid options to extend the term of their wireless concessions to March 2014. Celumovil and Cocelco make quarterly royalty payments equal to 5% of their total wireless operating revenues to the Ministry of Communications for the right to use their assigned frequencies. The concessions also require that Celumovil, Cocelco and other concessionaires have the ability to provide national roaming services among their wireless telecommunications networks and to enter into interconnection agreements with wireline telephone companies.

     Celumovil and Cocelco both hold nationwide value-added services licenses, with Celumovil's expiring in 2007 and Cocelco's expiring in 2004. Both companies also hold carrier services licenses for selected urban areas that expire in 2008. The value-added and carrier services license can each be renewed for an additional ten years for little or no additional charge, and each provides for the quarterly payment of royalties equal to 3-5% of the income derived from the services delivered under the particular concession. Celumovil was also recently awarded a national Local Multipoint Distribution System license with a ten-year term, and a renewal provision for an additional ten years. Subsidiaries of Celumovil hold concessions to provide wireless service at enhanced specialized mobile radio frequencies.

     CHILE

     BellSouth, through its wholly-owned subsidiary, BellSouth Chile, offers wireless communications to Chile's total population of approximately 15.1 million people. BellSouth Chile began providing wireless service in Chile in 1989 in the region that includes Santiago, Valparaiso and the resort area of Vina del Mar and their surrounding areas. The company acquired a license in February 1999 that allowed it to expand its wireless service in Chile nationwide and double its potential customer base. BellSouth Chile has also operated a long distance network in Chile since 1995, and was the first of BellSouth's Latin American companies to offer international long distance. BellSouth Chile also offers Internet access services.

     BellSouth Chile offers its TDMA-based wireless services over cellular frequencies in the Santiago area pursuant to a license expiring in 2032. Its wireless license for the rest of Chile and its licenses for national and international long distance and Internet services have no expiration dates. Chile's telecommunications market was one of the first in Latin America to privatize, starting in 1989. BellSouth Chile's principal competitors are CTC Startel, an affiliate of Telefonica, and Entel, in which Telecom Italia has an interest.

     Although Chile's GDP contracted 0.4% in 1999, BellSouth Chile's customer base increased from 192,000 to 352,000, an increase of 83%. Its customer base increased an additional 131,000 customers in the six months ended May 31, 2000. Penetration in the Chilean wireless market was approximately 14.7% in 1999. Wireline penetration in 1999 was approximately 22.7%.

     PERU

     In January 1997, BellSouth entered Peru with the acquisition of a 59% interest in Tele 2000, a Peruvian wireless service provider which commenced operations in 1990. BellSouth has since increased its ownership position in Tele 2000 to 96.8%. BellSouth markets services in Peru under the BellSouth brand.

     BellSouth Peru holds a wireless license covering a population of approximately 7.3 million in metropolitan Lima and portions of western Peru, and launched service during the third quarter of 1999

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

under a separate wireless license covering Peru's remaining population of 17.9 million, giving it a nationwide license. BellSouth Peru provides digital service at cellular frequencies using a TDMA-based network. BellSouth Peru is actively taking steps to become an integrated communications provider in Peru. The company obtained concessions for local telephone service in the Lima area in June 1999, and for domestic and international long distance services in January 1999. BellSouth Peru also holds concessions to offer public telephone and data services. In addition, BellSouth owns a company that publishes telephone directories and offers Internet-based advertising and directory products in Peru.

     The telecommunications industry in Peru has been liberalized since 1998. BellSouth Peru's licenses expire on various dates from 2011 until 2020, with its Lima area and interior wireless licenses expiring in 2011 and 2018, respectively. The company's primary wireless competitor is Moviline, a Telefonica affiliate. In addition, an affiliate of Telecom Italia won a third nationwide mobile wireless license in March 2000. The incumbent wireline operator and major competing directory publisher is Telefonica de Peru, another Telefonica affiliate.

     GDP growth in Peru was 3.0% in 1999. In that year, BellSouth Peru's customer base increased from 238,000 to 302,000, a 27% increase. Its customer base increased an additional 45,000 customers in the six months ended May 31, 2000. Wireless penetration in 1999 was approximately 4.0% and wireline penetration was approximately 6.5%.

     PANAMA

     In 1996, a consortium led by BellSouth won a nationwide license to build and operate Panama's first wireless telephone network. BellSouth Panama, in which BellSouth holds a 43.7% interest, operates a fully digital TDMA-based network that launched service at cellular frequencies in June 1996. BellSouth Panama also holds concessions for data and Internet services, and in 1999 launched its Internet service provider business. Its wireless concession expires in 2016 and its various other concessions expire in 2018. Liberalization of telecommunications in Panama is expected in 2003. BellSouth Panama's principal competitor is Cable & Wireless Movil, jointly owned by the Panamanian government and Cable & Wireless.

     Panama has a population of approximately 2.8 million people. GDP grew 3.3% in 1999. Panama's wireline penetration in 1999 was approximately 16.9% while wireless penetration was approximately 12.3%. BellSouth Panama more than doubled its customer base in 1999, from 52,000 to 120,000. Its customer base increased an additional 38,000 customers in the six months ended May 31, 2000.

     ECUADOR

     In 1997, BellSouth acquired a majority interest in a nationwide wireless telephone company that had been operating since 1994, and in July 1998, increased its stake in BellSouth Ecuador to 89.4%. Since 1997, the company has tripled its number of wireless customers. BellSouth Ecuador's network provides both analog and TDMA digital wireless service at cellular frequencies to all of the country's main cities. BellSouth Ecuador's license, which expires in 2008, also permits it to provide domestic and international long distance service to its cellular customers. Local and wireline long distance telephone service is monopolized by two regional operators. BellSouth Ecuador competes with Conacel, currently the only other wireless operator in Ecuador.

     Ecuador has a population of approximately 12.4 million. Although Ecuador's GDP contracted 7.0% in 1999, BellSouth Ecuador's customer base increased from 115,000 to 186,000, a 62% increase. Its customer base increased an additional 14,000 customers in the six months ended May 31, 2000. Wireline penetration was approximately 7.3% and wireless penetration was about 3.6% in 1999.

     URUGUAY

     BellSouth commenced operations in Uruguay in 1991 through its 46% interest in Movicom/BellSouth. Movicom/BellSouth provides wireless service to Montevideo and to the Southern zone of Uruguay, which

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

includes the resort center of Punta del Este. These areas cover a market of 2.1 million of the country's total population of 3.3 million. Movicom/BellSouth derives revenue from the high volumes of roaming traffic between Uruguay and Argentina and benefits from a close affiliation with BellSouth's Argentinean operations with which it shares a common brand name. Movicom/BellSouth is in the process of supplementing its existing analog network using cellular frequencies with a CDMA-based digital network providing service over PCS frequencies. The digital wireless network is expected to be in operation by the end of 2000.

     Movicom/BellSouth's cellular license expires in 2006, and can be renewed for an additional five-year period, provided Movicom/BellSouth complies with the terms of its license. Basic telephone services are provided by a state-owned monopoly, although services such as wireless broadband local access networks and public phones, in addition to wireless service, may be granted to private companies. Movicom/ BellSouth's competition in Uruguay is Ancel, which is owned by the government.

     Although Uruguay's GDP contracted approximately 2% in 1999,
Movicom/BellSouth's customer base more than doubled from 52,000 to 116,000. Its customer base increased an additional 22,000 customers in the six months ended May 31, 2000. Wireline penetration was approximately 27.5% and wireless penetration was about 9.9% in 1999.

     NICARAGUA

     In 1997, BellSouth acquired 49% of an existing mobile wireless operator in Nicaragua, and exercised an option to acquire an additional 40% interest in June 2000, bringing BellSouth's total interest to 89%. BellSouth's partner has an option to purchase 8% of BellSouth Nicaragua. Its license covers the capital city of Managua and the Pacific coastal region, encompassing a population of 2.9 million. Since the acquisition, the Latin America group rebranded the company under the BellSouth name and replaced the legacy analog network with an all-digital TDMA system providing mobile wireless service over cellular frequencies. A state-owned company holds the monopoly over basic telephone service, although it is scheduled to be privatized in 2000.

     Nicaragua has a population of 4.9 million. GDP grew 6.0% in 1999. Wireline penetration was approximately 3.2% in 1999 and wireless penetration was about 1.4%. BellSouth Nicaragua increased its customer base from 16,000 to 39,000 in 1999, a 144% increase. Its customer base increased an additional 21,000 customers in the six months ended May 31, 2000.

     GUATEMALA


     BellSouth led a partnership that submitted the winning bid at auction for a license to provide wireless service to Guatemala in October 1999, and currently holds a 60% interest in the partnership. The company began providing wireless service with an all-digital CDMA system in October 2000 under the BellSouth brand. BellSouth Guatemala obtained 60 megahertz of PCS frequency radio spectrum, a range which will be adequate to build a high capacity network and facilitate the offering of data networks services, Internet, data and other advanced services. Guatemala's telecommunications market was liberalized in 1998. BellSouth Guatemala will face competition from the incumbent government-owned wireless operator and two other wireless service providers, including an affiliate of Telefonica. Guatemala has a population of approximately 11.9 million and GDP growth in 1999 was approximately 3.9%. Its telecommunications markets are open to competition. Wireless penetration was approximately 1.8% and landline penetration was approximately 5.4% in 1999.


PATENTS AND TRADEMARKS

     BellSouth has numerous trademarks registered throughout the world. We consider many of our trademarks to be valuable assets, particularly the BellSouth brand name and logo. Our Latin American companies are entitled to use the BellSouth brand on a royalty-free basis. Our Latin American companies will be permitted to operate under the BellSouth mark and other BellSouth-owned marks for appropriate business activities in their capacities as indirect subsidiaries or joint ventures of BellSouth. Use of the marks is authorized under a license agreement with each company. These agreements require the companies to cooperate with BellSouth's corporate branding strategy, policies, graphic standards, advertising policies and quality control. They also prohibit sublicensing without BellSouth approval.

     BellSouth, through an intellectual property subsidiary, owns numerous patents in the United States and foreign countries. The foreign patents are counterparts of our U.S. patents. Rights under these patents will be made available to our Latin American companies under license agreements on terms to be determined. BellSouth's intellectual property management subsidiary manages these patents, but does not currently manage any patents owned by BellSouth's Latin American companies. The companies own, manage and license any patents that they hold, but may use the services of BellSouth's intellectual property management subsidiary when needed.

     Our Latin America group and BLS group may collaborate to achieve enterprise objectives with respect to the licensing or sale of patents and other intellectual property to third parties. Any fees obtained through the sale or licensing of such intellectual property will be principally allocated to the group that paid to develop the intellectual property sold or licensed. If such intellectual property was not predominantly developed by any one group, then any fees obtained through such sales or licensing will be allocated using the same general allocation as BellSouth's overhead expenses. We do not consider any individual patents used in the operations of our BLS group to be material to the operations of our Latin America group.

                   EMPLOYEES OF OUR LATIN AMERICAN OPERATIONS

     At May 31, 2000, operations in the Latin America group employed approximately 14,500 individuals, including approximately 9,800 individuals at our combined businesses and 4,700 individuals at our equity method businesses. Substantially all of these employees are located outside of the United States in Central and South America. BellSouth employed approximately 300 of the total at its headquarters in Atlanta, Georgia, who are allocated to our Latin America group.

     The following table sets forth the names, ages and titles of the BellSouth employees who will be significant to our Latin American operations.


NAME                                         AGE                      TITLE
----                                         ---                      -----
Gary D. Forsee.............................  50    Vice Chairman, BellSouth; President, Latin
                                                   America Group
Mark E. Droege.............................  46    Chief Financial Officer, Latin America
                                                   Group
Roberto Peon...............................  50    President -- Brazil and Latin America
                                                   Internet and Publishing
Mauricio Wior..............................  43    President, Latin America -- South
George Daniel Smith........................  54    Executive Vice President, Latin America --
                                                   North
J. Alberto Gonzalez-Pita...................  46    Vice President, Secretary and General
                                                   Counsel


     The following summarizes the prior work experience of these employees, including their current positions with BellSouth or its affiliates.


     Gary D. Forsee. Mr. Forsee has served as Vice Chairman of BellSouth Corporation and President of BellSouth International since October 2000. Mr. Forsee joined BellSouth as Executive Vice President and Chief Staff Officer of BellSouth Corporation in September 1999. From February 1998 to September 1999, Mr. Forsee served as President and Chief Executive Officer of Global One Communications S.A. Prior to that, Mr. Forsee held various positions with Sprint Corporation, including President and Chief Operating Officer of the Long Distance Division from March 1995 until February 1998. Prior to joining Sprint Corporation, Mr. Forsee held a number of positions with AT&T Corporation and SBC Corporation. Mr. Forsee serves on the board of directors of the U.S. wireless joint venture between BellSouth and SBC. He has over 28 years experience in the telecommunications industry.

     Mark E. Droege. Mr. Droege has served as Vice President -- Financial Management and Treasurer for BellSouth Corporation since 1996. Prior to that, Mr. Droege served as Executive Director -- Financial and Business Planning for BellSouth Corporation. Since joining BellSouth in 1986, Mr. Droege has held positions including President -- BellSouth Interactive Media Services, Chief Financial Officer of Dataserv, Director of Investor Relations for BellSouth Corporation. Mr. Droege serves on the board of directors of BellSouth Foundation and is a member of the advisory board of the Financial Services Institute at Clark Atlanta University.


     Roberto Peon. Mr. Peon has served as President -- Brazil of BellSouth International since 1994 and President and Chief Executive Officer of BCP since 1997. Prior to that, Mr. Peon served with BellSouth International for ten years in positions such as President -- Latin America and Executive Director -- Business Development. Mr. Peon has over 22 years experience in the telecommunications industry. He has recently been promoted to President -- Brazil and Latin America Internet and Publishing.

     Mauricio Wior. Mr. Wior has served as President, Latin America -- South, of BellSouth International since 1995 and Chief Executive Officer of Movicom/BellSouth since 1991. Prior to that, he served as Movicom/BellSouth's General Manager and Chief Financial Officer. Prior to joining Movicom/ BellSouth, Mr. Wior served as Director of Finance of Motorola Israel, Ltd.

     George Daniel Smith. Mr. Smith has served as Executive Vice President, Latin America -- North, of BellSouth International since February 2000. Prior to that, Mr. Smith served as Vice President, Latin America -- North, of BellSouth International from 1998 to February 2000 and as Vice President -- Sales and Marketing of BellSouth Cellular Corp. from 1996 to 1998. Mr. Smith has over 15 years of experience in the cellular industry.

     J. Alberto Gonzalez-Pita. Mr. Gonzalez-Pita has served as Vice President and Group Counsel -- International of BellSouth Corporation since 1999. Prior to that, he was an executive partner at White & Case, an international law firm, where he was chair of the Privatization and Latin America Practice Groups.


     For a period of time and from time to time, these and other employees assigned to the Latin America group will also have responsibilities with respect to our other operations.

                               LEGAL PROCEEDINGS

     We are subject to a number of environmental matters as a result of our operations and the shared liability provisions related to the break-up of the Bell System. As a result, we expect that we will be required to expend funds to remedy certain facilities, including those Superfund sites for which we have been named as a potentially responsible party, for the remediation of sites with underground fuel storage tanks and other expenses associated with environmental compliance. At June 30, 2000, our recorded liability, related primarily to remediation of these sites, was approximately $22 million.

     We monitor our operations with respect to potential environmental issues, including changes in legally mandated standards and remediation technologies. Our recorded liability reflects those specific issues where remediation activities are currently deemed to be probable and where the cost of remediation is estimable. We continue to believe that expenditures in connection with additional remedial actions under the current environmental protection laws or related matters would not be material to our results of operations, financial position or cash flows.

     Our businesses are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. While we cannot provide complete assurance as to the outcome of any legal claims, we believe that any financial impact would not be material to our results of operations, financial position or cash flows.

     We have attributed, and intend to attribute in the future, to each group liabilities, claims and expenses arising out of the businesses of that group or the related series of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                      OPERATIONS OF BELLSOUTH CORPORATION

     Investors should read the following discussion together with the combined financial statements of the Latin America group and the related notes, and our consolidated financial statements and the related notes included in this document.

RESULTS BY SEGMENT

     Our reportable segments reflect strategic business units that offer similar products and services and/or serve similar customers. We have four reportable operating segments:

     - Wireline communications;

     - Domestic wireless;

     - International operations; and

     - Advertising and publishing.

     We have included the operations of all other businesses falling below the reporting threshold in the "All other" segment. We evaluate the performance of each business unit based on net income, exclusive of charges for use of intellectual property rights and adjustments for special items that may arise. Special items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature.

     The results of businesses in which we own noncontrolling interests are not included in our reported revenues and expenses but are included in the Net earnings (losses) of equity affiliates line item.

CONSOLIDATED RESULTS OF OPERATIONS

     Key selected financial and operating data for the three years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 (first half 1999) and 2000 (first half 2000) are as follows. All references to earnings per share are on a diluted basis.

                                                                                 SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,         JUNE 30,
                                                   ---------------------------   -----------------
                                                    1997      1998      1999      1999      2000
                                                   -------   -------   -------   -------   -------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Operating revenues...............................  $20,561   $23,123   $25,224   $12,121   $13,239
Operating expenses...............................   15,185    17,219    18,787     9,200     9,669
Operating income.................................    5,376     5,904     6,437     2,921     3,570
Interest expense.................................      761       837     1,030       471       638
Net earnings (losses) of equity affiliates.......     (242)       92      (169)     (209)      153
Gain on sale of operations.......................      787       335        55        16        --
Other income, net................................      261       257       195       173       129
Provision for income taxes.......................    2,151     2,224     2,040     1,029     1,149
Extraordinary loss...............................       (9)       --        --        --        --
                                                   -------   -------   -------   -------   -------
          Net income.............................  $ 3,261   $ 3,527   $ 3,448   $ 1,401   $ 2,065
                                                   =======   =======   =======   =======   =======
As Reported:
  Net income.....................................  $ 3,261   $ 3,527   $ 3,448   $ 1,401   $ 2,065
  Earnings per share.............................  $  1.64   $  1.78   $  1.80   $   .73   $  1.09
Normalized:
  Net income.....................................  $ 2,814   $ 3,259   $ 3,825   $ 1,868   $ 2,045
  Earnings per share.............................  $  1.41   $  1.64   $  2.00   $   .97   $  1.08

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

                                                                                 SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,         JUNE 30,
                                                   ---------------------------   -----------------
                                                    1997      1998      1999      1999      2000
                                                   -------   -------   -------   -------   -------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CASH FLOW DATA:
Cash provided by operating activities............  $ 7,039   $ 7,741   $ 8,199   $ 4,093   $ 4,798
Cash used for investing activities...............   (4,949)   (5,487)   (9,888)   (6,652)   (3,795)
Cash used for financing activities...............     (698)   (1,681)     (167)      172      (770)
OTHER:
Effective tax rate...............................     39.7%     38.7%     37.2%     42.3%     35.8%
Average short-term debt..........................  $ 2,123   $ 3,239   $ 6,182   $ 5,025   $ 6,212
Average long-term debt...........................    7,822     8,220     8,599     8,487    10,469
                                                   -------   -------   -------   -------   -------
          Total average debt.....................  $ 9,945   $11,459   $14,781   $13,512   $16,681
                                                   -------   -------   -------   -------   -------
EBITDA(1)........................................    9,340    10,261    11,428     5,509     6,106
EBITDA margin(2).................................     45.4%     44.4%     45.3%     45.5%     46.1%

---------------

(1) EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of equity affiliates, provision for asset impairment and other income, net. We present EBITDA because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA does not represent cash flows for the period, nor is it an alternative to operating income
    (loss) as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. Our computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.

(2) EBITDA margin is EBITDA divided by operating revenues.

                  FIRST HALF 2000 COMPARED TO FIRST HALF 1999

OVERVIEW OF CONSOLIDATED RESULTS OF OPERATIONS

     On a comparative basis, results reflect strong revenue growth in the core wireline business driven by digital and data services revenues and significant increases in our international and domestic wireless customer bases. Expense growth was driven by volume increases at our international and domestic wireless businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings.

     Normalized results for the first half of 2000 exclude the impacts of:

     - Income related to the restructuring of our ownership interest in the German wireless operator, E-Plus, which increased net income by $68 million, or $0.04 per share. This gain is included in Net earnings (losses) of equity affiliates. See note E to BellSouth's consolidated interim financial statements for further discussion of this matter; and

     - Expense recorded as a result of our previously announced plan to reduce our domestic general and administrative staff, which reduced net income by $48 million, or $0.03 per share. See note D to BellSouth's consolidated interim financial statements for further discussion of this matter.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     Normalized results for the first half of 1999 exclude:

     - An asset impairment loss, which reduced net income by $187, or $0.10 per share. See note F to BellSouth's consolidated interim financial statements for further discussion of this matter; and

     - The impact of the devaluation of the Brazilian Real. Our share of the foreign currency losses in our Brazilian wireless properties reduced net income by $280, or $0.15 per share. These losses are included in Net earnings (losses) of equity affiliates. See note G to BellSouth's consolidated interim financial statements for further discussion of this matter.

OPERATING REVENUES

     Operating revenues increased $1,118 million during the first half of 2000. The increase reflects:

     - growth in our wireline communications operations spurred by demand for digital and data services and convenience features;

     - growth from higher access, airtime and equipment sales in our domestic wireless operations driven by a 16.0% expansion in the customer base from the first half of 1999 to the first half of 2000;

     - higher revenues from our international operations resulting from growth in the customer bases of our current operations, which customer bases grew 72.7% from the first half of 1999 to the first half of 2000;

     - the addition of new international directory publishing businesses since the first half of 1999, volume growth and price increases in our domestic advertising and publishing operations, and increases in revenues from electronic media offerings; and

     - growth in new lines of business.

     Growth in wireline revenues was offset by the effects of rate impacts related to access charge reform and competition in the long distance market. Growth in international revenues attributable to customer growth was partially offset by changes in foreign currency rates and a 37.3% decrease in average monthly revenue per customer driven by penetration into lower usage market segments and a growing percentage of customers selecting lower-volume prepaid services.

OPERATING EXPENSES

     Total operating expenses increased $469 during the first half of 2000. Operating expenses for the first half of 2000 include a $78 severance accrual related to a previously announced plan to reduce our domestic general and administrative staff. Expenses for the first half of 1999 included a $320 charge to write down network equipment in the domestic wireless operations. Excluding these items, total operating expenses increased $711 during the first half of 2000.

     Operational and support expenses increased $521 as a result of increased spending in the core wireline business for customer service and network support functions, volume-driven increases at our international and domestic wireless businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings. Operational and support expenses of our international operations were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Depreciation and amortization increased $190 primarily as a result of additions of property, plant and equipment to support expansion of our wireline communications and international wireless networks.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

INTEREST EXPENSE

     Higher interest expense in 2000 is attributable to higher average debt balances resulting from borrowings associated with the financing of our investment in Qwest and increases in interest rates.

GAIN ON SALE OF OPERATIONS

     During second quarter 1999, we recognized a gain of $16 from the sale of a wireless property in Alabama.

NET EARNINGS (LOSSES) OF EQUITY AFFILIATES

     Earnings from our equity affiliates increased $362 million in the first half of 2000 compared to the first half of 1999. The 2000 period results include $68 million in income related to the restructuring of our ownership interest in our German wireless operations. The 1999 period includes foreign exchange losses of $280 million related to our Brazilian properties. Excluding the impact of these items, earnings in the first half of 2000 increased $14 million when compared to the first half of 1999. These results are addressed in the discussions for the Domestic wireless, International operations and All other segments.

OTHER INCOME, NET

     Other income, net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. The decrease of $44 million is attributable to a $15 million decrease in interest income and decreased non-operational income.

PROVISION FOR INCOME TAXES

     The provision for income taxes increased $120 million. Our effective tax rate decreased from 42.3% in 1999 to 35.8% in 2000. The 2000 period results were favorably impacted by additional income related to the restructuring of our ownership in our German wireless operations. The 1999 period results were unfavorably impacted by foreign currency losses recorded at our unconsolidated Brazilian businesses. Excluding these and other special items, our effective rate was 38.1% for the first half of 1999 and 36.6% for the first half of 2000. The decrease in the effective tax rate is due to the recognition of tax incentives and more favorable results at foreign equity method subsidiaries, which are recorded net of tax benefits or expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

RESULTS BY SEGMENT --

  WIRELINE COMMUNICATIONS

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------      %
                                                                1999         2000      CHANGE
                                                              ---------    ---------   -------
                                                              (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS:
Operating revenues:
  Local service.............................................   $ 5,366      $ 5,683        5.9
  Network access............................................     2,378        2,508        5.5
  Long distance.............................................       303          266      (12.2)
  Other wireline............................................       535          642       20.0
  Intersegment revenues.....................................       167          158       (5.4)
          Total operating revenues..........................   $ 8,749      $ 9,257        5.8
Operating expenses..........................................   $ 5,946      $ 6,116        2.9
Operating income............................................   $ 2,803      $ 3,141       12.1
Segment net income..........................................   $ 1,582      $ 1,771       11.9
KEY INDICATORS:
Access line counts (000s):
  Switched access lines
     Residential............................................    16,782       17,189        2.4
     Business...............................................     7,316        7,198       (1.6)
     Other..................................................       272          260       (4.4)
                                                               -------      -------
          Total switched access lines.......................    24,370       24,647        1.1
                                                               -------      -------
  Access line equivalents(1)................................    15,605       23,649       51.5
                                                               -------      -------
          Total equivalent access lines.....................    39,975       48,296       20.8
                                                               =======      =======
Access minutes of use (millions)............................    54,452       57,514        5.6
Long distance messages (millions)...........................       345          265      (23.2)
Digital and data services revenues..........................   $ 1,306      $ 1,680       28.6
Convenience feature revenues................................   $   921      $ 1,047       13.7

---------------

(1) Access line equivalents represent a conversion of non-switched data circuits to a switched access line basis and is presented for comparability purposes. Equivalents are calculated by converting high-speed/high-capacity data circuits to the equivalent of a switched access line based on transport capacity. While the revenues generated by access line equivalents have a directional relationship with these counts, growth rates cannot be compared on an equivalent basis.

     OPERATING REVENUES

     LOCAL SERVICE. The $317 million increase in local service revenues is attributable to growth in switched access lines and strong demand for digital and data services and convenience features.

     We ended the first half with over 48 million total equivalent access lines, an increase of 20.8% since June 30, 1999. Residential access lines rose 2.4% to 17,189,000, driven by economic growth in our nine-state region as well as demand for secondary residence lines which accounted for 42.2% of the growth in residential access lines. We added 172,000 secondary residence lines since June 30, 1999, extending the total to over 2.5 million lines and ending the current period with a penetration rate of 17.1%. Business access lines, including both switched access lines and data circuits, grew 34.6%, propelled by expanding demand for our digital and data services. Switched business access lines decreased 1.6%, reflecting continued migration of new and existing business customers to high-capacity data lines.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     Revenues from optional convenience features such as Caller ID, Call Waiting, Call Return and voice mail service increased $126 million, or 13.7%, when compared to the first half of 1999. These increases were driven by growth in convenience feature usage through our Complete Choice(R) Package, a one-price bundled offering of over 20 features.

     Increased penetration of extended local area calling plans also increased local service revenues by approximately $94 million compared to the first half of 1999.

     NETWORK ACCESS. Network access revenues grew $130 million in the first half of 2000 due largely to higher demand. Access minutes of use rose 5.6% to 57,514 million in the first half of 2000 from 54,452 million in the first half of 1999. Increases in switched access lines and promotional activities by long distance carriers continue to be the primary drivers of the increase in minutes of use. Year-to-date 2000 growth in minutes was also positively impacted by the additional day of activity resulting from the leap year.

     The growth rate in total minutes of use continues to be negatively impacted by the trend of business customers migrating from traditional switched circuits to higher capacity data line offerings which are fixed-charge based rather than per-minute-of-use based. Revenues from these dedicated circuit services grew approximately $137 million as Internet service providers and high-capacity users increased their use of our network. The growth rate in switched minutes of use has also been negatively impacted by competition from competitive local exchange carriers whose traffic completely bypasses our network.

     Volume-related growth was largely offset by net rate impacts that decreased revenues by $133 million compared to the first half of 1999. These rate reductions are primarily related to the FCC's access reform and productivity factor adjustment. The reductions were partially offset by recoveries of local number portability costs.

     LONG DISTANCE. The $37 million decrease is primarily attributable to a 23.2% decrease in long distance message volumes since the first half of 1999. The decrease in revenues attributable to loss of message volumes was offset by a $30 million revenue reduction in 1999 for a regulatory ruling related to compensation we receive from long distance carriers for interconnection to our public payphones. Also offsetting the decreases were $11 million of increased revenues from the provision of digital and data services.

     Competition and increased penetration of extended local area calling plans continues to have an adverse impact on the number of customers who use our long distance service and ultimately reduce our long distance message volumes. We believe that competition will continue to adversely impact our customer base, and ultimately our long distance message volumes and revenues until we are granted full long distance relief under the Telecommunications Act of 1996.

     OTHER WIRELINE AND INTERSEGMENT REVENUES. Other wireline and intersegment revenues increased 14.0%, from $702 million in the first half of 1999 to $800 million in the first half of 2000. Higher revenues of $178 million resulting primarily from resale of paging products and services, sales of unbundled network elements, collocation of competing carriers' equipment in our facilities, demand for our Internet access offering, interconnection charges to wireless carriers and proceeds from universal service funds were offset by decreases in revenues from sales of customer premises equipment. At June 30, 2000 we had 788,000 subscribers to our BellSouth Internet Service(sm), an increase of 39.4% compared to the same 1999 period. The $9 million decrease in intersegment revenues primarily represents one-time transactions with affiliates in the prior year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     OPERATING EXPENSES

     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $68 million, or 1.6%, for the first half of 2000 when compared to the first half of 1999. Increases of $163 million were attributable to accruals related to reciprocal compensation, volume-related increases in interconnection expense and higher payments to FCC mandated universal access funds. These increases were offset by $61 million of lower pension and benefit costs attributable to favorable pension plan investment returns. The increases were further offset by reductions totalling $54 in contract service expense and volume-driven costs from sales of customer premises equipment and paging equipment.

     Also included in the increases were expenses related to new data initiatives, including high-speed Internet access and optical fiber-based broadband services, and promotional expenses related to expanding our Internet customer base.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $102 million, or 6.1% for the first half of 2000. The increase is primarily attributable to amortization of capitalized internally developed software and depreciation resulting from higher levels of net property, plant and equipment.

  DOMESTIC WIRELESS

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------      %
                                                                1999         2000       CHANGE
                                                              ---------    ---------    ------
                                                              (DOLLARS IN MILLIONS)
External revenues...........................................   $1,540       $1,772        15.1
Intersegment revenues.......................................        7            8        14.3
          Total operating revenues..........................   $1,547       $1,780        15.1
Operating expenses..........................................   $1,358       $1,495        10.1
Operating income............................................   $  189       $  285        50.8
Net earnings (losses) of equity affiliates..................   $   72       $   80        11.1
Segment net income..........................................   $  131       $  187        42.7
Customers(1)................................................    4,724        5,482        16.0
Average revenue per user(1).................................   $   51       $   52         2.0

---------------

(1) The amounts shown are for our consolidated properties and do not include customer data for our unconsolidated properties.

     OPERATING REVENUES

     Total operating revenues grew $233 million, or 15.1%, compared to the same 1999 period. This growth is attributable to higher airtime, access, and equipment sales revenues driven by a 16.0% increase in the customer base. Adjusted for the sale of Honolulu Cellular in August 1999, the customer growth rate would have been 19.2%. Customer growth since 1999 has been driven by advertising, enhanced volume pricing strategies such as one-rate plans, bundled minutes at lower rates and prepaid calling plans and competitive incentive programs such as discounted wireless handsets. Average monthly usage by customers increased during the first half of 2000, and, when combined with the increase in total customers, drove increases in total minutes of use. Average monthly revenue per customer remained relatively flat, due primarily to declines in per-minute rates in response to competition. The declines in average per-minute rates occurred as we expanded our product offering and further penetrated lower-usage market segments. We expect rates to continue decreasing as more customers opt for our one-rate plans and other bundled -- minute packages.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     We expect competition to continue to intensify and pressure pricing in our markets. We believe this will further stimulate demand and continue to increase usage as the overall market is expanded.

     OPERATING EXPENSES

     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $128 million, or 12.0%, during the first half of 2000 due to higher customer acquisition costs, higher network costs associated with network usage, and costs related to new customer promotions. Customer acquisition costs increased as a result of a 61.5% increase in net customer additions. Network usage and the related expense have increased as a result of customer and volume growth in established markets.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $9 million, or 3.1%, to $302 million during the first half of 2000. Depreciation expense in 2000 has been favorably impacted by a lower asset base, resulting from our equipment exchange program initiated in June 1999.

     NET EARNINGS (LOSSES) OF EQUITY AFFILIATES

     Compared to the first half of 1999, the first half of 2000 net earnings (losses) of domestic wireless equity affiliates remained relatively flat. Higher earnings at our business in Los Angeles were offset by decreases in earnings at other properties.

  INTERNATIONAL OPERATIONS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------      %
                                                                1999        2000      CHANGE
                                                              ---------   ---------   -------
                                                              (DOLLARS IN MILLIONS)
External revenues...........................................    $1,126      $1,322       17.4
Intersegment revenues.......................................        --          21       N/M*
          Total operating revenues..........................    $1,126      $1,343       19.3
Operating expenses..........................................    $1,005      $1,287       28.1
Operating income (loss).....................................    $  121      $   56      (53.7)
Net earnings (losses) of equity affiliates..................    $    8      $  (12)       N/M
Segment net income (loss)...................................    $   30      $   (4)       N/M
Customers(1)................................................     3,233       5,584       72.7
Average monthly revenue per customer(1).....................    $   59      $   37      (37.3)

---------------
(*)Not Meaningful
(1) The amounts shown are for our consolidated properties and do not include customer data for our unconsolidated properties.

     OPERATING REVENUES

     The increase of $217 million is primarily due to substantial growth in the customer bases of our consolidated operations, which collectively have grown almost 72.7% since June 30, 1999. Partially offsetting the impacts of customer growth is declining monthly revenue per customer that is driven by continued expansion into lower-usage customer segments through offerings such as prepaid cellular service and competitive pressures in certain countries. We now offer prepaid cellular products to all of the countries we serve in Latin America. The current period also includes $22 million of revenues from our operations in Nicaragua that were consolidated for the first time in first quarter 2000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     A stronger U.S. Dollar against foreign currencies has had a negative impact on reported revenues. Absent changes in foreign currency exchange rates, reported revenues would have increased $390 million.

     OPERATING EXPENSES

     OPERATIONAL AND SUPPORT EXPENSES. For the first half of 2000, these expenses increased $241 million compared to the first half of 1999. This increase is primarily the result of operational and customer acquisition costs associated with growth in customer levels and expanded operations. Since June 30, 1999, our existing operations have added almost 2.2 million customers in Argentina, Chile and Venezuela. We have also added 200,000 customers through the acquisition and development of businesses in Ecuador, Nicaragua and Peru.

     Operational and support expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, reported operational and support expenses would have increased $353 million.

     DEPRECIATION AND AMORTIZATION. Depreciation expense increased $34 million due primarily to higher gross depreciable plant resulting from the continued investment in our wireless network infrastructure. Amortization expense increased $7 million as a result of growth in intangibles related to our purchase of additional ownership interests in several Latin American operations.

     NET EARNINGS (LOSSES) OF EQUITY AFFILIATES

     Net earnings (losses) from our equity affiliates decreased $20 million to ($12) million in the first six months of 2000. The decline in our unconsolidated international businesses is due to lower results from our investments in Brazil and Germany. Both of these businesses experienced significant increases in operational and customer acquisition costs resulting from substantial growth in their customer bases. The impact of foreign currency fluctuations in Brazil for the first half of 2000 was a loss of $19.

     ADVERTISING AND PUBLISHING

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------        %
                                                                1999          2000        CHANGE
                                                              --------      --------      ------
                                                              (DOLLARS IN MILLIONS)
External revenues.......................................       $  750        $  835         11.3
Intersegment revenues...................................            6            11         83.3
          Total operating revenues......................       $  756        $  846         11.9
Operating expenses......................................       $  454        $  502         10.6
Operating income........................................       $  302        $  344         13.9
Net earnings (losses) of equity affiliates..............       $   (5)       $    4          N/M
Segment net income......................................       $  182        $  215         18.1

     OPERATING RESULTS

     External revenues increased $85 million for the first half of 2000, principally as a result of $45 million of revenues from our new directory publishing operations in Peru and Brazil. The growth is also attributable to volume growth and price increases in the domestic operations offset by the effects of shifts in directory production schedules. Adjusted for book shifts, external revenues for this segment would have increased by approximately 13.4%. Also contributing are increases of $20 million in the revenues from our electronic media offerings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     Operational and support expenses increased $42 million for the first six months of 2000, due primarily to $56 million in expense from our new operations in Brazil and $11 million in costs associated with growth in electronic media offerings. These increases were offset by a $25 million reduction in costs in the domestic directory businesses due to the shift in directory production schedules. Depreciation and amortization increased by $6 million due to the new international publishing operations.

     Net earnings (losses) of equity affiliates includes the results of our investment in a Brazilian directory publisher.

  ALL OTHER

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30
                                                                ----------------------        %
                                                                  1999          2000        CHANGE
                                                                --------      --------      ------
                                                                (DOLLARS IN MILLIONS)
External revenues.........................................       $  123        $  211        71.5
Intersegment revenues.....................................          162           194        19.8
          Total operating revenues........................       $  285        $  405        42.1
Operating expenses........................................       $  437        $  534        22.2
Operating loss............................................       $ (152)       $ (129)      (15.1)
Net earnings (losses) of equity affiliates................       $   --        $   (1)        N/M
Segment net income........................................       $ (116)       $  (99)      (14.7)

     OPERATING RESULTS

     External revenues increased $88 million for the first six months of 2000 driven by growth in revenues of $44 million from the resale of long distance services in markets outside of our wireline region, $18 million from interactive paging services and $15 million from wireless television offerings.

     Operating expenses reflect increased spending associated with new product and/or market introductions in all of these businesses. Higher headcount associated with customer support and installation functions also contributed to the $73 million increase in operational and support expenses. Depreciation and amortization has increased $24 million reflecting our continuing investment of resources associated with the growth of these businesses.

 YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998 AND YEAR
        ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

OVERVIEW OF CONSOLIDATED RESULTS OF OPERATIONS

     On a comparative basis, results reflect strong revenue growth in the core wireline business driven by digital and data services revenues and significant increases in our international and domestic wireless customer bases. Expense growth was driven by increased spending in the core wireline business for customer service and network support functions, volume-driven increases at our international and domestic wireless businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings.

     Normalized results for 1999 exclude the impacts of:

     - The devaluation of the Brazilian Real. Our share of the foreign currency losses in our Brazilian wireless properties reduced net income by $308 million, or $0.16 per share. These losses are included in Net earnings (losses) of equity affiliates;

     - An asset impairment loss, which reduced net income by $187 million, or $0.10 per share;

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     - The recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95 million, or $0.05 per share; and

     - The gain on sale of our 100% ownership interest in Honolulu Cellular, which increased net income by $23 million, or $0.01 per share.

     Normalized results for 1998 exclude the impacts of:

     - A gain from the sale of our 65% interest in BellSouth New Zealand of $110 million, or $0.06 per share;

     - A gain from the receipt of additional proceeds related to the sale of our investment in ITT World Directories of $96 million, or $0.05 per share; and

     - Contingent interest and prepayment penalties associated with the repayment of a loan, which increased net income by $62 million, or $0.03 per share.

     Normalized results for 1997 exclude the impacts of:

     - Gains on the sales of our investments in Optus Communications, ITT World Directories and Bellcore, which increased net income by $352 million, or $0.18 per share, $128 million, or $0.06 per share, and $23 million, or $0.01 per share;

     - The effect of a regulatory settlement in South Carolina, which reduced net income by $47 million, or $0.02 per share; and

     - Losses of $9 million incurred in connection with the early redemption of long-term debt.

     On January 1, 1999, we adopted a new accounting standard on capitalization of internal-use software. The impact of capitalizing software costs under the new standard was a benefit of $285 million, or $0.15 per share, for 1999 compared to 1998.

OPERATING REVENUES

     Operating revenues increased $2,101 million during 1999 and $2,562 million during 1998. These increases reflect:

     - growth in our wireline communications operations spurred by demand for digital and data services and convenience features;

     - growth from higher access, airtime and equipment sales in our domestic wireless operations driven by expansion in the customer base of 13.1% in 1999 and 17.4% in 1998;

     - significantly higher international revenues resulting from growth in the customer bases of 62.8% in 1999 and 67.1% in 1998. The 1998 increase also reflects the consolidation of several international operations that had previously been accounted for under the equity method;

     - the addition of new international directory publishing businesses during 1999 as well as volume growth and price increases in our domestic advertising and publishing operations; and

     - growth in new lines of business.

     Growth in wireline revenues was offset by the effects of rate impacts related to access charge reform and competition in the long distance market. During 1999, growth in international revenues attributable to customer growth was partially offset by a 25.7% decrease in average monthly revenue per customer driven by penetration into lower usage market segments.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

OPERATING EXPENSES

     Total operating expenses increased $1,568 million during 1999 and $2,034 million during 1998. Operational and support expenses increased $934 million during 1999 and $1,641 million during 1998 as a result of increased spending in the core wireline business for customer service and network support functions, volume-driven increases at our international and domestic wireless businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings. Depreciation and amortization increased $314 in 1999 and $393 in 1998 primarily as a result of additions of property, plant and equipment to support expansion of our domestic and international wireless networks.

     Expenses in 1999 also included a $320 million charge to write down network equipment in the domestic wireless operations.

     The 1999 increase was offset by the adoption of a new accounting standard on capitalization of internal-use software. The impact of capitalizing software costs under the new standard was a reduction in expenses of $452 million compared to 1998.

     The 1998 increase in both line items also reflects the consolidation of several international operations that had previously been accounted for under the equity method. If these operations had been consolidated in all periods presented, operating expenses would have increased $1,501 million during 1998.

INTEREST EXPENSE

     Interest expense increased $193 million in 1999 and $76 million in 1998. The 1999 increase is attributable to higher average debt balances resulting from commercial paper borrowings associated with the financing of our investment in Qwest and a higher proportion of capitalized interest in 1998. The increase in 1998 expense reflects the consolidation of several international operations that had previously been accounted for under the equity method and a greater proportion of capitalized interest due to our start-up investments in Brazil.

GAIN ON SALE OF OPERATIONS

     Gains for 1999 include $39 million from the sale of our 100% ownership interest in Honolulu Cellular and $16 million from the sale of a wireless property in Alabama. Gains for 1998 include $180 million from the sale of our 65% interest in BellSouth New Zealand and $155 million from the receipt of additional proceeds related to the sale of our investment in ITT World Directories. Gains for 1997 include $578 million from the sale of our investment in Optus Communications and $209 million from the sale of our investment in ITT World Directories.

NET EARNINGS (LOSSES) OF EQUITY AFFILIATES

     Earnings from our equity affiliates decreased $261 million in 1999 and increased $334 million during 1998. The decrease in 1999 was driven by foreign exchange losses of $308 million related to our Brazilian properties. See Note C to BellSouth's consolidated financial statements for further discussion of this matter. Excluding the impact of these foreign exchange losses, earnings increased $47 million in 1999. The 1999 and 1998 results are addressed in the discussions for the Domestic wireless, International operations and All other segments.

OTHER INCOME, NET

     Other income, net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. The decrease of $62 million in 1999 is attributable to

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

a $67 million reduction in interest income due to lower average cash balances and $23 million of higher minority interest expense related to our less-than-100-percent owned subsidiaries. These decreases were partially offset by miscellaneous nonoperating items. The decrease of $4 million in 1998 includes an increase of $34 million in nonoperating items during 1998. The 1997 period included a $38 million gain from the sale of our investment in Bellcore, a research and development company.

PROVISION FOR INCOME TAXES

     The decrease in the 1999 effective tax rate was driven by the recognition of foreign investment tax credits, and a change in the mix of income among taxing jurisdictions. These decreases were offset by less favorable results at foreign equity-method subsidiaries which are recorded net of tax benefits or expense. These results were significantly impacted by foreign currency losses recorded at our unconsolidated Brazilian businesses during 1999.

     The decrease in the 1998 effective tax rate was attributable to improved results in our foreign equity-method subsidiaries and a change in the mix of income among taxing jurisdictions. The decreases were partially offset by a reduction in the benefit from investment tax credits.

OVERVIEW OF RESULTS BY SEGMENT --

  WIRELINE COMMUNICATIONS

     Wireline communications includes local exchange, network access and long distance services provided by wireline transport to business and residential customers in a nine-state region located in the Southeastern U.S.

                                                                                   PERCENT CHANGE
                                                                                 -------------------
                                                                                 1998 VS.   1999 VS.
                                                    1997      1998      1999       1997       1998
                                                   -------   -------   -------   --------   --------
                                                      (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS:
Operating revenues:
  Local service..................................  $ 9,017   $10,033   $10,887      11.3        8.5
  Network access.................................    4,483     4,632     4,761       3.3        2.8
  Long distance..................................      734       713       608      (2.9)     (14.7)
  Other wireline.................................      944     1,023     1,198       8.4       17.1
  Intersegment revenues..........................      168       221       318      31.5       43.9
          Total operating revenues...............   15,346    16,622    17,772       8.3        6.9
Operating expenses...............................   11,158    11,751    11,944       5.3        1.6
Operating income.................................    4,188     4,871     5,828      16.3       19.6
Segment net income...............................  $ 2,314   $ 2,751   $ 3,315      18.9       20.5

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

                                                                                   PERCENT CHANGE
                                                                                 -------------------
                                                                                 1998 VS.   1999 VS.
                                                    1997      1998      1999       1997       1998
                                                   -------   -------   -------   --------   --------
                                                      (DOLLARS IN MILLIONS)
KEY INDICATORS:
Access line counts (000's):
  Switched access lines:
     Residential.................................   15,841    16,457    16,958       3.9        3.0
     Business....................................    7,088     7,294     7,254       2.9       (0.5)
     Other.......................................      272       274       265       0.7       (3.3)
                                                   -------   -------   -------
          Total switched access lines............   23,201    24,025    24,477       3.6        1.9
                                                   -------   -------   -------
  Access line equivalents(1).....................   10,801    14,744    20,375      36.5       38.2
                                                   -------   -------   -------
          Total equivalent access lines..........   34,002    38,769    44,852      14.0       15.7
                                                   =======   =======   =======

Access minutes of use (millions).................   97,106   104,373   110,088       7.5        5.5
Long distance messages (millions)................      894       784       644     (12.3)     (17.9)
Digital and data services revenues...............  $ 1,437   $ 2,041   $ 2,687      42.0       31.6
Convenience feature revenues.....................  $ 1,364   $ 1,636   $ 1,911      19.9       16.8

---------------------

(1) Access line equivalents represent a conversion of non-switched data circuits to a switched access line basis and is presented for comparability purposes. Equivalents are calculated by converting high-speed/high-capacity data circuits to the equivalent of a switched access line based on transport capacity. While the revenues generated by access line equivalents have a directional relationship with these counts, growth rates cannot be compared on an equivalent basis.

     OPERATING REVENUES

     LOCAL SERVICE. Local service revenues increased $854 million during 1999 and $1,016 million during 1998, attributable to growth in switched access lines and strong demand for digital and data services and convenience features.

     Total equivalent access lines increased 15.7% during 1999 and 14.0% during 1998. Residential access lines rose 3.0% during 1999 and 3.9% during 1998, driven by economic growth in our nine-state region as well as demand for secondary residence lines. Secondary residence lines are used for home office purposes, Internet access and children's phones, and accounted for 51.1% of the growth in residential access lines during 1999 and 49.8% during 1998. Business access lines, including both switched access lines and data circuits, grew 25.4% during 1999 and 23.2% during 1998, propelled by expanding demand for our digital and data services. Switched business access lines grew 2.9% during 1998 but decreased 0.5% during 1999 as an increasing number of new and existing business customers migrated to our high-speed/high-capacity data line offerings.

     Revenues from optional convenience features such as Caller ID, Call Waiting, Call Return and voice mail service increased $275 million, or 16.8%, during 1999 and $272 million, or 19.9%, during 1998. These increases were driven by growth in convenience feature usage through our Complete Choice package, a one-price bundled offering of over 20 features. The 1999 increase also includes the effect of positive rate impacts on revenues from these features.

     Increased penetration of extended local area calling plans also increased local service revenues by approximately $182 million during 1999 and $213 million during 1998. Also contributing to the increases in revenues were net rate impacts of $163 million in 1999 and $161 million in 1998. The 1999 rate impacts were attributable to sharing accruals recorded in 1998 as well as positive rate adjustments in 1999

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

on convenience features, directory assistance and inside wire service. The rate impacts during 1998 were primarily attributable to sharing accruals and cellular interconnection rate reductions recorded in 1997.

     NETWORK ACCESS. Network access revenues grew $129 million in 1999 and $149 million in 1998, due largely to higher demand. Access minutes of use rose 5.5% and 7.5% during the same periods. Increases in switched access lines and promotional activities by long distance carriers continued to be the primary drivers of the increase in minutes of use. The introduction of 1+ dialing parity for long distance calls in all states in our wireline territory also contributed to growth in minutes.

     The growth rate in total minutes of use continued to be negatively impacted by the trend of business customers migrating from traditional switched circuits to higher capacity data line offerings which are fixed-charge based rather than per-minute-of-use based. Revenues from these data services grew approximately $155 million in 1999 and $148 million in 1998 as Internet service providers and high-capacity users increased their use of our network. The growth rate in switched minutes of use was also negatively impacted by competition from carriers whose traffic completely bypasses our network.

     Volume-related growth was largely offset by net rate impacts that decreased revenues by $158 million in 1999 and $122 million in 1998. These reductions are primarily related to the FCC's access reforms and productivity factor adjustment. The reductions were partially offset by recoveries of local number portability costs in 1999.

     LONG DISTANCE. The decreases during 1999 and 1998 were primarily attributable to decreases in long distance message volumes of 17.9% in 1999 and 12.3% in 1998. Partially offsetting these decreases were increased revenues of $21 million in 1999 and $13 million in 1998 from the provision of digital and data services.

     Also included in long distance are revenues which we received from long distance carriers for interconnection to our public payphones. These revenues increased $42 million from 1997 to 1998 following the 1997 deregulation of payphone services but decreased $53 million in 1999 as a result of a regulatory ruling on the rates charged to the long distance carriers.

     Competition and increased penetration of extended local area calling plans continue to have an adverse impact on the number of customers who use our long distance service and ultimately reduces our long distance message volumes. Effective February 1999, we implemented 1+ dialing parity in the last of the nine states in our region, which allows customers to choose a competing carrier without having to dial a special access code.

     OTHER WIRELINE AND INTERSEGMENT REVENUES. The $175 million increase in external revenues in 1999 is attributable to higher revenues of $201 million resulting primarily from sales of customer premises equipment, resale of paging products and services, sales of unbundled network elements, collocation of competing carriers' equipment in our facilities, demand for our Internet access offering and interconnection charges to wireless carriers. The increases were reduced by $26 million, primarily from decreases in revenues from enhanced consumer white page listings.

     The $79 million increase in external revenues in 1998 was driven primarily by $65 million of increases in charges for billing and collection services, demand for our Internet access offering, and sales of unbundled network elements.

     The increase in intersegment revenues in both 1999 and 1998 primarily represents increased business activity with our other operating segments.

     We increased subscribers to our Internet service 82% during 1999 and ended the year with over 680,000 subscribers. We expect continued strong growth associated with our alliance with MyWay.com, an Internet web site operated by CMGI.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     OPERATING EXPENSES

     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $163 million, or 1.9%, during 1999 and $562 million, or 7.2%, during 1998. The 1999 increase was impacted favorably by the adoption of new rules on software capitalization; excluding the impact of adoption, 1999 expenses would have increased $576 million or 6.9%, when compared to 1998.

     Increases in 1999 were attributable to $551 million of labor costs driven by the addition of employees in customer service and network support functions and increases in salary and wage rates, $100 million of costs from sales of customer premises equipment and paging equipment and other increased expenses associated with higher business volumes. These increases were offset by $84 million of reductions in overtime expense in customer service and network functions and $78 million of lower pension and benefit costs attributable to favorable pension plan investment returns. Also included in the 1999 increases were expenses related to new data initiatives, including high-speed Internet access and optical fiber-based broadband services, and promotional expenses related to expanding our Internet customer base.

     The 1998 increase was driven by several factors, including: $458 million in labor costs in the telephone operations; growth of $164 million in expenses at unregulated subsidiaries associated with higher business volumes; and payments to the Universal Service Fund totalling $132 million. The increase in labor costs was primarily attributable to contract service expense associated with the outsourcing of engineering and information technology functions in late 1997, as well as higher overtime expense in customer service and network support functions. These increases were partially offset by lower pension and benefit costs totalling $183 million.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $30 million during 1999 and $31 million during 1998. The 1999 increase is primarily attributable to amortization of capitalized internally developed software. While gross depreciable plant increased 4.6% during 1999 and 5.0% during 1998, the overall composite depreciation rate has declined, resulting in flat depreciation expense.

     DOMESTIC WIRELESS

     Domestic wireless is comprised of cellular and personal communications service, or PCS, businesses principally within the Southeastern U.S.

                                                                                  PERCENT CHANGE
                                                                                -------------------
                                                                                1998 VS.   1999 VS.
                                                     1997     1998    1999(1)     1997       1998
                                                    ------   ------   -------   --------   --------
                                                      (DOLLARS IN MILLIONS)
Total operating revenues..........................  $2,589   $2,730   $3,204        5.4       17.4
Operating expenses................................   2,177    2,356    2,876        8.2       22.1
Operating income..................................     412      374      328       (9.2)     (12.3)
Net earnings (losses) of equity affiliates........     164      165      144        0.6      (12.7)
Segment net income................................     333      283      234      (15.0)     (17.3)
Customers(2)......................................   3,680    4,320    4,887       17.4       13.1
Average monthly revenue per customer(2)...........  $   55   $   52   $   51       (5.5)      (1.9)

---------------

(1) 1999 results exclude the impact of an asset impairment loss described in Note D to BellSouth's consolidated financial statements. 1999 results also exclude gains from the sale of wireless properties in Honolulu and Dothan described in Note B to BellSouth's consolidated financial statements.

(2) The amounts shown are for our consolidated properties and do not include customer data for our equity affiliates.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     OPERATING REVENUES

     Total operating revenues grew $474 million, or 17.4%, during 1999 and $141 million, or 5.4%, during 1998. These increases are attributable to higher airtime, access and equipment sales revenues driven by a 13.1% and 17.4% increase in the customer base during 1999 and 1998. Adjusted for the sale of Honolulu Cellular in August 1999, customer growth would have been 16.4% for 1999 and 17.8% for 1998. Customer growth in both years has been driven by advertising, enhanced volume pricing strategies such as one-rate plans, bundled minutes at lower rates and prepaid calling plans, and competitive incentive programs such as discounted wireless handsets. The revenue growth in both years is also attributable to the initiation of PCS service in 26 new markets in the Southeastern U.S. since 1997. Average monthly usage by customers increased during 1999 and 1998, and, when combined with the increase in total customers, drove increases in total minutes of use in both years. Average monthly revenue per customer remained relatively flat during 1999 after decreasing during 1998, due primarily to declines in per-minute rates. The declines in average per-minute rates occurred as we expanded our product offerings and further penetrated lower-usage market segments, and we expect rates to continue decreasing as more customers opt for our one-rate plans and other bundled-minute packages.

     We expect competition to continue to intensify and pressure pricing in our markets. We believe this will further stimulate demand and continue to increase usage as the overall market is expanded.

     OPERATING EXPENSES

     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $377 million, or 20.5%, during 1999 and $112 million, or 6.5%, during 1998. These increases result from the addition of employees, higher sales and marketing expenses in response to competition, higher equipment costs attributable to the conversion to digital network platforms and higher network costs associated with network usage. Employee additions were driven by customer service and network support personnel associated with the initiation of service in 26 PCS markets since 1997. Higher equipment costs were attributable to the cost of digital handsets, which typically cost one-third more than analog handsets.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $143 million, or 27.9%, during 1999 and $67 million, or 15.0%, during 1998. The increase was primarily attributable to the additions of property, plant and equipment totaling $550 million in 1999 and $692 million in 1998. These additions were primarily attributable to the build-out of PCS markets, expansion of the network related to growth in the customer base and deployment of digital cellular across all of our consolidated markets. The 1999 increase was also attributable to accelerated depreciation on network equipment that is being replaced over an 18 month period from June 1999 through December 2000.

     NET EARNINGS (LOSSES) OF EQUITY AFFILIATES

     Net equity in earnings (losses) of domestic wireless equity affiliates decreased $21 million in 1999 and increased $1 million in 1998. The 1999 decrease was principally due to lower earnings at our business in Los Angeles, attributable to higher acquisition costs associated with customer additions and increased amortization expense that resulted from the reorganization of our ownership interests in fourth quarter 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

  INTERNATIONAL OPERATIONS

     International operations is comprised principally of our investments in wireless businesses in ten countries in Latin America as well as in Denmark, Germany, India and Israel. Consolidated operations include our businesses in Argentina, Chile, Ecuador, Peru and Venezuela. The 1998 and 1997 period results also include the results of BellSouth New Zealand, which was sold in fourth quarter 1998. All other businesses are accounted for under the equity method, and accordingly their results are reported as Net earnings (losses) of equity affiliates.

                                                                               PERCENT CHANGE
                                                                             -------------------
                                                                             1998 VS.   1999 VS.
                                                  1997     1998    1999(1)     1997       1998
                                                 ------   ------   -------   --------   --------
                                                              (DOLLARS IN MILLIONS)
Total operating revenues.......................  $  948   $1,995   $2,291      110.4       14.8
Operating expenses.............................     884    1,761    2,173       99.2       23.4
Operating income...............................      64      234      118        N/M      (49.6)
Net earnings (losses) of equity affiliates.....    (220)     (69)      (2)       N/M        N/M
Segment net income (loss)......................    (187)     (62)      (4)       N/M        N/M
Customers(2)...................................   1,555    2,598    4,230       67.1       62.8
Average monthly revenue per customer(2)........  $   67   $   70   $   52        4.5      (25.7)

---------------

(1) 1999 results exclude impact of the Brazil devaluation which is discussed in Note C to BellSouth's consolidated financial statements.

(2) The amounts shown are for our consolidated properties and do not include customer data for our equity affiliates.

     OPERATING REVENUES

     Revenue growth in 1999 was negatively affected by the absence of revenues from BellSouth New Zealand, which was sold in fourth quarter 1998. Revenue growth in 1998 was positively affected by the first-time consolidation of several Latin American operations which had previously been accounted for under the equity method. If all periods were adjusted to exclude the effects of these changes, revenues would have increased approximately 21.2% in 1999 and 49.9% in 1998. These increases were primarily due to substantial growth in the customer bases of our current operations, which grew 62.8% in 1999 and 67.1% in 1998.

     Offsetting the impacts of customer growth in both periods were overall weakening of local currencies. If foreign exchange rates had remained constant, operating revenues would have been 7% to 10% higher in both 1999 and 1998. We mitigated a portion of this decline through increases in rates. Also contributing were declining monthly revenue per customer that is driven by continued expansion into lower-usage customer segments through offerings such as prepaid cellular service as well as competitive pressures in certain countries. During 1999, we extended prepaid cellular products to all of the countries we serve in Latin America.

     OPERATING EXPENSES

     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $327 million, or 23.3%, in 1999 and $646 million, or 85.2%, in 1998. Adjusted for the first-time consolidation of several Latin American operations and the sale of BellSouth New Zealand, expenses increased $395 million, or 29.6%, in 1999 and $376 million, or 39.2%, in 1998. These increases are primarily the result of operational and customer acquisition costs associated with growth in customer levels and expanded operations. Since

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

1997, our existing operations have added 2.3 million customers in Argentina, Chile and Venezuela. We have also added 500,000 customers through the acquisition and development of businesses in Peru and Ecuador.

     DEPRECIATION AND AMORTIZATION. Depreciation expense increased $64 million in 1999 and $166 million in 1998. Adjusted for first-time consolidation of several Latin American operations and the sale of BellSouth New Zealand, depreciation and amortization increased $108 million, or 32.3%, in 1999 and $154 million, or 85.6%, in 1998. These increases are due primarily to higher gross depreciable plant resulting from the continued investment in our wireless network infrastructure. Amortization expense increased $21 million during 1999 and $65 million during 1998 as a result of growth in intangibles related to our purchase of additional ownership interests in several Latin American operations in late 1997 and early 1998.

     NET EARNINGS (LOSSES) OF EQUITY AFFILIATES

     Net earnings (losses) of equity affiliates for the international operations segment exclude $308 million in foreign currency losses related to the devaluation of the Brazilian Real in January 1999. Net equity in earnings (losses) from our equity affiliates improved $67 million to ($2) million in 1999 and $151 million to ($69) million in 1998. 1998 earnings, when adjusted to exclude the effect of first-time consolidations and sale of businesses, improved $92 million over 1997. The improvement in equity in earnings (losses) from our unconsolidated international businesses in both years was due to stronger results from our investment in Germany and, for 1999, Panama and Nicaragua. All of these businesses experienced substantial growth in their customer bases during the 1998-1999 period. Offsetting these improvements were losses related to our operations in Brazil; these losses were attributable to costs associated with the start-up of operations during 1998 and economic weakness in the region during 1999.

     Our operations in Brazil continue to be affected by weakness in the local economy. Operational revenues have been negatively impacted as the weakened currency has caused average revenue per user to decline. In addition, we expect that our earnings will continue to be affected by foreign currency gains or losses associated with the U.S. Dollar-denominated debt issued by our Brazilian businesses.

  ADVERTISING AND PUBLISHING

     Our advertising and publishing segment is comprised of companies in the U.S. and Latin America that publish, print, sell advertising in and perform related services concerning alphabetical and classified telephone directories and electronic product offerings.

                                                                               PERCENT CHANGE
                                                                             -------------------
                                                                             1998 VS.   1999 VS.
                                                   1997     1998     1999      1997       1998
                                                  ------   ------   ------   --------   --------
                                                   (DOLLARS IN MILLIONS)
Operating revenues:
  External revenues.............................  $1,837   $1,891   $2,010       2.9        6.3
  Intersegment revenues.........................       7       --       18       N/M        N/M
          Total operating revenues..............   1,844    1,891    2,028       2.5        7.2
Operating expenses..............................     989    1,042    1,127       5.4        8.2
Operating income................................     855      849      901      (0.7)       6.1
Segment net income..............................     543      530      556      (2.4)       4.9

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     OPERATING RESULTS

     External revenues increased $119 million during 1999 and $54 million during 1998. The 1999 increase was principally a result of $69 million in revenues from our new directory publishing operations in Peru and Brazil. The increases for 1998 and, to a lesser extent, 1999 were driven by volume growth and price increases in the domestic operations. Increases in revenues of $14 million in 1999 and $3 million in 1998 from our electronic media offerings also contributed.

     Operational and support expenses increased $79 million in 1999 and $50 million in 1998. The 1999 increase was driven by the addition of the new international operations which totalled $71 million. The 1998 increase was due primarily to increases in salaries and wages driven by business volumes, increases in charges from other operating segments, and technology implementation. Depreciation and amortization remained relatively flat in 1999 and 1998.

  ALL OTHER

     This segment is primarily comprised of new business initiatives such as entertainment (cable and wireless television), Internet access, wireless data and long distance. The stand-alone revenues and expenses of our Internet access marketing company which are included in this segment are eliminated in consolidation and reported as part of the wireline communications results.

                                                                                  PERCENT CHANGE
                                                                                -------------------
                                                                                1998 VS.   1999 VS.
                                                      1997    1998     1999       1997       1998
                                                      -----   -----    -----    --------   --------
                                                      (DOLLARS IN MILLIONS)
External revenues...................................  $  17   $ 113    $ 280        N/M     147.8
Intersegment revenues...............................    185     227      371       22.7      63.4
          Total operating revenues..................    202     340      651       68.3      91.5
Operating expenses..................................    345     700      971      102.9      38.7
Operating loss......................................   (143)   (360)    (320)    (151.7)     11.1
Net earnings (losses) of equity affiliates..........   (197)     --       (1)       N/M       N/M
Segment net loss....................................   (182)   (210)    (215)     (15.4)     (2.4)

     OPERATING RESULTS

     External revenues increased $167 million in 1999 and $96 million in 1998. The increases in 1999 were driven by growth in revenues of $27 million from interactive paging services, $59 million from the resale of long distance services in markets outside of our wireline region and $31 million from wireless television offerings. The increases in 1998 were attributable to growth of $52 million from interactive paging services, $29 million from long distance services, and $14 million from wireless television offerings. Since 1998, we have rolled out wireless television service in four new markets and introduced interactive paging service with nationwide coverage.

     Operating expenses for 1999 and 1998 primarily reflect increased spending associated with new product and/or market introductions in all of these businesses. Higher headcount associated with customer support and installation functions also contributed to the increase in expenses. Depreciation and amortization increased $48 million in 1999 and $61 million in 1998 reflecting our continuing investment of resources associated with the growth of these businesses.

     Net earnings (losses) of equity affiliates for 1997 was primarily comprised of the results of our wireless data operations, which were consolidated beginning in 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

FINANCIAL CONDITION

     Cash flows from operations are our primary source of funding for capital requirements of existing operations, debt service and dividends. We also have ready access to capital markets in the event additional funding is necessary. While current liabilities exceed current assets, our sources of funds -- primarily from operations and, to the extent necessary, from readily available external financing arrangements -- are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the needs of our business for the foreseeable future.

                                                                        SIX MONTHS
                                                                      ENDED JUNE 30,
                                                                     -----------------
                                        1997      1998      1999      1999      2000
                                       -------   -------   -------   -------   -------
                                                    (DOLLARS IN MILLIONS)
NET CASH PROVIDED BY (USED FOR):
Operating activities.................  $ 7,039   $ 7,741   $ 8,199   $ 4,093   $ 4,798
Investing activities.................  $(4,949)  $(5,487)  $(9,888)  $(6,652)  $(3,795)
Financing activities.................  $  (698)  $(1,681)  $  (167)  $   172   $  (770)

  NET CASH PROVIDED BY OPERATING ACTIVITIES

     The increase in cash from operations between the first six months of 1999 and the first six months of 2000 primarily reflects better working capital management and higher net income from operations due to strong revenue growth. Operating cash flows for 2000 also include $65 million in cash proceeds associated with the sublease of wireless communications towers to Crown Castle International.

     The increase in cash from operations between 1998 and 1999 primarily reflects higher operating revenues, partially offset by an increase in operating expenses and working capital requirements and lower dividends from our equity affiliates. Operating cash flows for 1999 also include $630 million in cash proceeds associated with the closings of our agreements to sublease wireless communications towers to Crown. Additional closings are scheduled to occur in 2000.

     Operating expenses were favorably impacted by the adoption of SOP 98-1 in 1999. Offsetting this impact were increased spending to support growth in our core wireline business, substantial increases in the wireless customer base and new initiatives such as Internet, wireless data, long distance and video.

  NET CASH USED IN INVESTING ACTIVITIES

     During the first six months of 2000, we invested $3.3 billion for capital expenditures. Included in these expenditures for the first half of 2000 are approximately $360 million in costs related to the purchase and development of internal-use software.

     The year-to-date 2000 amount paid for investments and advances of $582 million primarily consists of $240 million paid to acquire our investment in Tele Centro Oeste and $299 million paid for the acquisition of Celumovil.

     During 1999, we invested $6.2 billion for capital expenditures to support our wireline and wireless networks, to promote the introduction of new products and services and increase operating efficiency and productivity. Significant investments are also being made to support deployment of high-speed Internet access services and optical fiber-based broadband products. Included in these expenditures for 1999 are approximately $550 million in costs related to the purchase and development of internal-use software.

     During 1999, we announced a new business agreement with Qwest Communications that included our purchasing a ten percent stake for $3.5 billion. This transaction closed during May 1999. We initially funded this purchase by utilizing existing cash reserves and issuing $2.5 billion in commercial paper.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     During 1999, our Argentine wireless communications company won its $260 million bid to acquire additional PCS licenses. It has paid $104 million and will pay an additional $156 million for the licenses. The Company anticipates investing an additional $600 million to build out the areas covered by these licenses.

     Also during 1999, we acquired an additional wireless license in Chile which will expand our service area to the entire country. We will pay approximately $90 million for the license, and anticipate investing an additional $80 million to build out the areas covered by the license.

     As part of the reorganization of ownership interests in our German wireless operations, we have agreed to make up to $3 billion of loans to KPN Royal Dutch Telecom to be used for further wireless investments in Europe. We funded approximately $450 million in loans to KPN during September 2000. KPN applied the related proceeds towards the purchase of new third generation wireless licenses from the German government for use by our German operations. We also guaranteed $1.35 billion in bank loans to our German operations, the proceeds of which were also applied towards the purchase of the new licenses. See Note S to BellSouth's consolidated financial statements.

  NET CASH USED IN FINANCING ACTIVITIES

     During the first half of 2000, we issued $2 billion of long-term debt. The proceeds of $1,974 million from this issuance were used to retire commercial paper borrowings.

     Our debt to total capitalization ratio was 50.6% at June 30, 2000 compared to 53.1% at December 31, 1999. The decrease is a function of increases in shareholders' equity, driven by income from operations and net unrealized gains on securities.

     During 1999, we purchased 66 million shares as part of a $3 billion repurchase plan announced in December 1998. Combined with 1998 repurchases under a previous plan, we have reduced our number of outstanding shares by approximately 101 million since December 31, 1997. We completed the December 1998 buyback plan during May 1999.

     Our debt to total capitalization ratio was 53.1% at December 31, 1999 compared to 43.0% at December 31, 1998. The increase is a function of increases in short-term debt attributable to higher net borrowings of commercial paper and the reduction in shareholders' equity, driven primarily by the effect of our stock buyback program.

     At August 1, 2000, we have shelf registration statements on file with the SEC under which $2.7 billion of debt securities could be publicly offered.

     We repurchase our common stock from time to time when we consider it attractive to do so based on stock prices. Reacquired shares are held as treasury shares pending reissuance in employee benefit plans and for other purposes.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and foreign currency exchange rate fluctuations. To manage this exposure, we employ risk management strategies including the use of derivatives such as interest rate swap agreements, foreign currency forwards and currency swap agreements. We do not hold derivatives for trading purposes.

  INTEREST RATE RISK

     Our objective in managing interest rate risk is to maintain a balance of fixed and variable rate debt that will lower our overall borrowing costs within reasonable risk parameters. Interest rate swaps are used

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

to convert a portion of our debt portfolio from a variable rate to a fixed rate or from a fixed rate to a variable rate.

  FOREIGN EXCHANGE RISK

     Our objective in managing foreign exchange risk is to protect against cash flow and earnings volatility resulting from changes in foreign exchange rates. Short-term foreign currency transactions and commitments expose us to changes in foreign exchange rates. We occasionally enter into forward contracts and similar instruments to mitigate the potential impacts of such risks.

     Our equity investments in Brazil hold U.S. Dollar-denominated liabilities and recognize foreign currency gains or losses when converting those liabilities into local currency. Our proportionate share of these liabilities was $1.0 billion at December 31, 1999. The equity income related to these investments is subject to fluctuations in the U.S. Dollar/Brazilian Real exchange rate. See
"-- Operating Environment and Trends of the Business -- International
Operations."

     We are subject to risk from changes in foreign exchange rates for our international operations which use a foreign currency as their functional currency and are translated to U.S. Dollars. Such changes result in cumulative translation adjustments which are included in shareholders' equity. We have translation exposure to various foreign currencies with the most significant being the Brazilian Real and the German Mark. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency and reflect translation gains and losses in the determination of net income.

  RISK SENSITIVITY

     Our use of derivative financial instruments is designed to mitigate foreign currency and interest rate risks, although to some extent they expose us to credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential and not the full notional or contract amount. Such contracts and agreements have been executed with creditworthy financial institutions, and as such, we consider the risk of nonperformance to be remote.

     The following table provides information, by maturity date, about our interest rate sensitive financial instruments, which consist of fixed and variable rate debt obligations. Fair values for the majority of our long-term debt obligations are based on quotes from dealers.

                                                                                    TOTAL
                                                                                   RECORDED
                                  2000    2001   2002   2003   2004   THEREAFTER    AMOUNT    FAIR VALUE
                                 ------   ----   ----   ----   ----   ----------   --------   ----------
                                       (DOLLARS IN MILLIONS)
Debt:
  Fixed rate debt..............  $7,641   $203   $320   $646   $317     $7,086     $16,213     $15,463
  Average interest rate........    6.00%  8.49%  7.66%  6.51%  6.22%      6.71%
  Variable rate debt...........  $    4   $236   $ 68   $115   $164     $    4     $   591     $   591
  Average interest rate........    7.26%  7.62%  6.44%  6.43%  6.20%      6.92%

OPERATING ENVIRONMENT AND TRENDS OF THE BUSINESS

  REGULATORY DEVELOPMENTS

     Our future operations and financial results will be substantially influenced by developments in a number of federal and state regulatory proceedings. Adverse results in these proceedings could materially affect our revenues, expenses and ability to compete effectively against other telecommunications carriers.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

     Federal policies being implemented by the FCC strongly favor access reform, whereby the historical subsidy for local service that is contained in network access charges paid by long distance carriers is eliminated. Unless compensatory changes are adopted, such as universal service fund contribution mandates, our revenues from this source, which constituted approximately 6% of our revenues during 1999, are at risk. In addition, other aspects of access charge regulation and universal service fund contribution requirements that are applicable to local service carriers such as BellSouth Telecommunications are also under consideration and could result in greater expense levels or reduced revenues.

     On May 31, 2000 the FCC released an order on a proposal submitted by a coalition of local and long distance providers, including BellSouth, Bell Atlantic, GTE, SBC Communications, AT&T and Sprint, designed to result in lower consumer prices for long distance service by reforming the way in which access costs are recovered. The proposal is a comprehensive package that would apply to all local exchange carriers operating under price caps. Although one effect of the order will be to reduce access charges paid to BellSouth by other carriers, we will be able to increase subscriber line charges paid by residential and single-line business customers each year through 2003. Any increases which we request after July 2001 are subject to a cost review. During June 2000, we filed tariff modifications implementing the proposal. These modifications will result in interstate price decreases of approximately $270 million on an annual basis.

     The FCC has considerable authority to establish pricing, interconnection and other policies that had once been considered within the exclusive jurisdiction of the state public service commissions. We expect the FCC to accelerate the growth of local service competition by aggressively utilizing such power.

     We have been testing our operations support systems in Georgia and Florida and expect to file our Georgia long distance application with the FCC by the end of 2000. We do not know if the FCC will require further changes in our network interconnection elements and operating systems before it will approve such petitions. These changes could result in significant additional expenses and promote local service competition.

     Our intrastate prices are regulated under price regulation plans provided by statute or approved by state public service commissions. Some plans are subject to periodic review and may require renewal. These commissions generally may require price reductions and other concessions from us as a condition to approving these plans.

     We are involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact our operating results and prospects. See Note P to BellSouth's consolidated financial statements.

  COMPETITION

     There are many competitive forces that impact our businesses. The 1996 Act removed the regulatory barriers to local service competition in the wireline market and required incumbent carriers such as us to open our networks to other carriers. In the wireless market, the auction of PCS licenses has created as many as six new wireless competitors in domestic markets in addition to resellers, and the deregulation of international communications markets has introduced new global competitors to nearly all of our international businesses.

     We expect local service competition to steadily increase, particularly with respect to business customers. While competition for local service revenues could adversely affect our results of operations, opening of local markets can favorably impact qualification to offer full in-region long distance wireline services.

     The presence of multiple aggressive competitors in our domestic and international wireless markets makes it more difficult to attract new customers and retain existing ones. Furthermore, while we do not
                                       145
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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

compete primarily on the basis of price, low prices offered by competitors attempting to obtain market share have pressured us to reduce prices and develop pricing plans attractive to lower usage customers. These trends are expected to continue and could adversely affect our results of operations in the future.

     We plan to compete through aggressive marketing, competitive pricing, bundled services and technical innovation. We will offer consumers a full range of services -- local, long distance, Internet access, wireless and more -- while remaining committed to our high level of customer service and value.

  TECHNOLOGY

     We are continually upgrading our networks with high speed/high capacity digital and optical technologies, making them capable of delivering a full complement of voice and data services. This modernization of the network is critical to our success in providing the data connectivity demanded by customers and to compete with fiber networks being constructed or currently utilized by start-ups and cable companies. This effort will require investment of significant amounts of capital in the future.

     Digital wireless technology is rapidly evolving and the development of a common roaming platform for digital wireless technologies could result in more intense competition and have an adverse effect on our results of operations.

  INTERNATIONAL OPERATIONS

     Our reporting currency is the U.S. Dollar. However, most of our revenues are generated in the currencies of the countries in which we operate. In addition, many of our operations and equity investees hold U.S. Dollar-denominated short-and long-term debt. The currencies of many Latin American countries have experienced substantial volatility and depreciation in the past. Declines in the value of the local currencies in which we are paid relative to the U.S. Dollar will cause revenues to decrease and dollar-denominated liabilities to increase. Where we consider it to be economically feasible, we attempt to limit our exposure to exchange rate fluctuations by using foreign currency forward exchange contracts or similar instruments as a vehicle for hedging; however, a substantial amount of our exposures are unhedged.

     The impact of a devaluation or depreciating currency on an entity depends on the residual effect on the local economy and the ability of an entity to raise prices and/or reduce expenses. Our ability to raise prices is limited in many instances by government regulation of tariff rates. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our business.

     Economic, social and political conditions in Latin America are, in some countries, unfavorable and volatile, which may impair our operations. These conditions could make it difficult for us to continue development of our business, generate revenues or achieve or sustain profitability. Historically, volatility has been primarily caused by: mismanagement of monetary, exchange rate and/or fiscal policies; currency devaluations; significant governmental influence over many aspects of local economies; political and economic instability; unexpected changes in regulatory requirements; social unrest or violence; slow or negative economic growth; imposition of trade barriers; and wage and price controls.

     Most or all of these factors have occurred at various times in the last two decades in our core Latin American markets. We have no control over these matters. Economic conditions in Latin America are generally less attractive than those in the U.S., and poor social, political and economic conditions may inhibit use of our services which may adversely impact our business.

                                       146
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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)

  YEAR 2000 DISCLOSURE

     In 1997, we initiated a company-wide program to ensure that our date-sensitive information, telephony and business systems, and other certain equipment would properly recognize the Year 2000 as a result of the century change on January 1, 2000. The program focused on the hardware, software, embedded chips, third-party vendors and suppliers as well as third-party networks that were associated with the identified systems. We substantially completed the program during third quarter 1999 and our systems did not experience any significant disruptions as a result of the century change. In total, we have spent approximately $240 million in external costs on this program through December 31, 1999 and do not expect to incur any significant additional costs related to Year 2000 compliance subsequent to 1999.

  NEW ACCOUNTING PRONOUNCEMENTS

     REVENUE RECOGNITION. In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements." (SAB 101). SAB 101 requires that revenues and costs of revenues derived from services rendered at the beginning of a contract or business relationship be deferred and recognized over the life of the related contract or relationship. The guidelines in SAB 101 must be adopted during 2000. We do not expect the adoption of these guidelines to have a material impact on our results of operations, financial position or cash flows.

     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard must be adopted by us no later than January 1, 2001. We do not expect the adoption of this standard to have a material impact on results of operations, financial position or cash flows.

  SUBSEQUENT EVENT

     INVESTMENT IN COLOMBIA. Through a purchase on the Bogota stock exchange in July 2000, Celumovil/BellSouth acquired 100% of the shares of Cocelco, a leading company in the provision of wireless communication services in the western region of Colombia. This acquisition was funded by a $384 million capital contribution and a $30 million shareholder loan from BellSouth, resulting in an increase in BellSouth's ownership interest in Celumovil to 66.0%. The transaction creates the first nationwide mobile cellular communications operator in Colombia.


     JOINT VENTURE WITH SBC COMMUNICATIONS. In October 2000, we combined substantially all of our domestic wireless businesses with those of SBC Communications into a venture that comprises the nation's second largest wireless company, with service in 42 of the top 50 U.S. markets. This venture, which covers a total population of 190 million people and serves more than 19.0 million customers, is owned 40% by BellSouth and 60% by SBC Communications but is jointly controlled.



     ACQUISITION OF ADDITIONAL INTEREST IN CAROLINAS PCS PARTNERSHIP. In September 2000, we acquired the remaining 44.2% interest in the Carolinas PCS partnership bringing our ownership interest to 100%. The partnership provides PCS service in North Carolina, South Carolina and Northeast Georgia. The purchase price of $885 million was funded through the issuance of commercial paper. The PCS property and related debt will be contributed to the wireless joint venture with SBC Communications.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
              OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION

     Investors should read the following discussion together with the combined financial statements of the Latin America group and the related notes, and our consolidated financial statements and the related notes, included in this document.

OVERVIEW

     We have created the Latin America group, which consists of our Latin American businesses, and the BLS group, which consists of all of our other businesses. Latin America group stock is intended to track the separate performance of the Latin America group. BLS group stock is intended to track the separate performance of the BLS group.

     The Latin America group includes the assets and liabilities shown in the combined balance sheets of the Latin America group appearing elsewhere in this document. We attributed these assets and liabilities to the Latin America group in accordance with the group's lines of business as set forth in the tracking stock policy statement adopted by BellSouth's board of directors included as Annex II to this document. This initial attribution is reflected in the November 30, 1999 combined balance sheets of the Latin America group included elsewhere in this document. Under the tracking stock policy statement, the companies in our Latin America group may generally engage in any business activity only in Latin America, which is defined to include South America, Central America, Mexico and the Caribbean area, excluding the territories and possessions of the United States and the Commonwealth of Puerto Rico. The companies in our BLS group generally may not provide telecommunications and related services and products in Latin America.

     The major assets and liabilities attributed to the Latin America group are BellSouth's interests in communication companies in ten Latin American countries. Information about the principal Latin American local operating companies in which we have interests is set forth below:

COUNTRY            BRAND                    LOCAL OPERATING COMPANY             BELLSOUTH INTEREST
-------            -----                    -----------------------             ------------------
Argentina   Movicom/BellSouth     Compania de Radiocomunicaciones Moviles
                                  S.A.........................................         65.0%
Brazil      BCP                   BCP, S.A....................................         44.5
                                  BSE, S.A....................................         46.8
            TCO                   Tele Centro Oeste Participacoes S.A.........         17.3
Chile       BellSouth Chile       BellSouth Communicaciones S.A. y Cia
                                  S.C.A.......................................        100.0
                                  BellSouth Chile S.A.........................        100.0
Ecuador     BellSouth Ecuador     Otecel S.A..................................         89.4
Guatemala   BellSouth Guatemala   BellSouth Guatemala Cia S.C.A...............         60.0
Nicaragua   BellSouth Nicaragua   Telefonia Celular de Nicaragua, S.A.........         49.0
Panama      BellSouth Panama      BSC de Panama, S.A..........................         43.7
Peru        BellSouth Peru        BellSouth Peru, S.A.........................         96.8
Uruguay     Movicom/BellSouth     Abiatar, S.A................................         46.0
Venezuela   Telcel                Telcel Celular, C.A.........................         78.2

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               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     We have also attributed to the Latin America group BellSouth's interests in advertising and directory publishing companies in Brazil and Peru, a network services business providing wholesale communications services and an international roaming clearinghouse.

LOCATION                 OPERATING COMPANY                     BUSINESS               BELLSOUTH INTEREST
--------                 -----------------                     --------               ------------------
Brazil            Listel-Listas Telefonicas S.A.   Directory Publishing                     100.0%
Brazil            OESP Midia Ltda.                 Directory Publishing                      40.0
                  BellSouth Advertising &
Peru              Publishing Peru S.R.L.           Directory Publishing                     100.0
                  BellSouth International
Atlanta, Georgia  Wireless Services, Inc.          Roaming Clearinghouse                    100.0
Atlanta, Georgia  BellSouth Access                 Wholesale Communications                 100.0
Atlanta, Georgia  BellSouth International, Inc.    Headquarters Function                    100.0

     As BellSouth acquires interests in other Latin American businesses, we currently intend that those assets, and any related liabilities, will be attributed to the Latin America group in accordance with the tracking stock policy statement. All net income and cash flows generated by the assets attributed to the Latin America group and all net proceeds from the disposition of these assets will also be attributed to the Latin America group.

     Although we sometimes refer to these assets and liabilities as those of the Latin America group, Latin America group is not a separate legal entity. Rather, all of the assets of the Latin America group are owned by BellSouth and holders of the Latin America group stock will be shareholders of BellSouth and subject to all of the risks of an investment in BellSouth and all of its businesses, assets and liabilities.

     The attribution to the Latin America group of assets, liabilities, equity, revenue and expenses, except shared corporate services, reflected in BellSouth's financial statements is based on specific identification of those companies listed above which are consolidated in accordance with generally accepted accounting principles in the consolidated financial statements of BellSouth. Equity investments of BellSouth that operate in Latin America have also been attributed to the Latin America group. The amounts allocated to the Latin America group by BellSouth as part of BellSouth's shared corporate expenses represent less than one percent of the Latin America group's general, administrative and selling expenses. These expenses are allocated to the Latin America group in accordance with the tracking stock policy statement.

     We intend, for so long as the Latin America group stock remains outstanding, to include in filings by BellSouth under the Securities Exchange Act of 1934, as amended, the combined financial statements of the Latin America group. These combined financial statements will be prepared in accordance with generally accepted accounting principles, and in the case of annual financial statements, will be audited. These combined financial statements are not legally required under current law or SEC regulations.

PRESENTATION

     The combined financial statements of the Latin America group reflect a fiscal year ending November 30 to facilitate timely reporting of the consolidated financial results of BellSouth. In accordance with generally accepted accounting principles, the Latin America group financial statements combine the revenues and expenses of controlled subsidiaries. We use the equity method of accounting to record the operating results of entities over which we exercise significant influence, but do not have a controlling interest.

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               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     The following table summarizes BellSouth's equity ownership percentages in its Latin American operations as of the end of the period and the accounting method for its investments, by country:

                                                        AS OF NOVEMBER 30,
                                                       ---------------------      AS OF
                                                       1997    1998    1999    MAY 31, 2000
                                                       -----   -----   -----   ------------
COMBINED OPERATIONS:
  Communications:
     Argentina.......................................   65.0%   65.0%   65.0%      65.0%
     Venezuela.......................................   57.3    78.2    78.2       78.2
     Peru............................................   59.0    59.0    96.8       96.8
     Chile...........................................  100.0   100.0   100.0      100.0
     Ecuador.........................................   61.2    89.4    89.4       89.4
     Nicaragua.......................................     --      --      --       49.0
  Advertising and directory publishing:
     Brazil -- Listel-Listas Telefonicas.............     --      --   100.0      100.0
     Peru............................................   59.0   100.0   100.0      100.0
EQUITY AFFILIATES:
  Communications:
     Brazil -- Northeast.............................   42.5%   46.8%   46.8%      46.8%
     Brazil -- Sao Paulo.............................   41.0    44.5    44.5       44.5
     Uruguay.........................................   46.0    46.0    46.0       46.0
     Panama..........................................   42.0    42.0    43.7       43.7
     Nicaragua.......................................   49.0    49.0    49.0         --
     Guatemala.......................................     --      --    60.0       60.0
  Advertising and directory publishing:
     Brazil -- OESP Midia Ltda.......................     --      --    40.0       40.0
COST INVESTMENTS:
  Communications:
     Brazil -- Tele Centro Oeste.....................     --      --      --       17.3%

     After a change of law in Nicaragua in December 1999, BellSouth determined to increase its 49% ownership interest to an 89% controlling stake in the Nicaraguan wireless operations. Accordingly, in first quarter 2000, the results of the Nicaraguan operations, which were previously reported under the equity method, were changed to the consolidation method.

     BellSouth's investment in Guatemala is accounted for under the equity method due to the existence of significant minority rights that limit its ability to exercise unilateral control over the operation.

SEGMENT REPORTING

     We classify the operations in the Latin America group into two business segments: Communications and Advertising and Directory Publishing.


     - The Communications segment includes operations which provide wireless service in Argentina, Brazil, Chile, Ecuador, Nicaragua, Panama, Peru, Uruguay and Venezuela. Operations in Guatemala commenced in October 2000. In addition to the country-specific wireless operations, the communications segment includes operations which provide wholesale long distance, data access and transport and operates an international roaming clearinghouse. Through a series of transactions which occurred in June and July 2000, BellSouth purchased a 66.0% stake in a wireless operation in Colombia.


                                       150
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               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     - The Advertising and Directory Publishing segment includes two separate directory publishing companies in Brazil and one company in Peru. In addition to print products, the operations in Brazil are currently marketing Internet-based directory services and e-commerce applications.

OPERATING IN EMERGING ECONOMIES

     In late 1998, the international financial crisis triggered by the turmoil in Asia and Russia affected the economies of countries in South America. Falling earnings from commodity exports and high interest rates resulting from efforts to defend currencies sent Brazil, Argentina, Chile, Colombia, Ecuador and Venezuela into recessions. Brazil's currency devaluation in January 1999 exacerbated the problems, especially for Argentina, a major trading partner. Ecuador's inability to meet its debt obligations further shook investor confidence in the region. Peru narrowly avoided recession because of government spending related to the recovery from the effects of El Nino but domestic demand was stagnant. The economies of Central America grew modestly throughout 1999.


     Economic recoveries are underway in Brazil, Chile and Peru, and economic indicators have turned positive in Argentina, Venezuela and Colombia. Of particular significance, the 1999 recession in Brazil helped to avoid the high inflation that normally accompanies devaluation. Ecuador, which experienced significant economic and political difficulties in 1999, including a 40% devaluation in its currency, has yet to show signs of recovery.


     Despite severe economic recession in several countries in which we operate, our Latin America group's operating companies were able to grow their customer bases and revenues significantly during 1999. There is no assurance, however, that in the future similar conditions will not have material adverse effects on the Latin America group's business, results of operations or financial condition or the market price of the Latin America group stock. Although we believe that the geographic diversification of our Latin American businesses provides some protection against economic downturns in any single country, the results of operations and business prospects are influenced by the overall financial, social, political and economic conditions in Latin America.

     Generally, our Latin American operating companies generate revenues that are paid in their local currency. However, at least a portion of the operating expenses and liabilities of most of these operating companies are denominated in U.S. Dollars. As a result, a significant devaluation of the local currency against the U.S. Dollar could result in a significant increase in the relevant operating company's operating expenses and a material adverse effect on the results of operations of the Latin America group. In addition to this ongoing increase in operating expenses, to the extent an operating company has liabilities, such as debt or other obligations or contracts with equipment suppliers, denominated in U.S. Dollars, any such devaluation will result in an accounting charge based on the increase in such dollar-denominated liabilities and obligations when converted into the local currency used in the financial statements of such operating company. Fluctuations in currency exchange rates also result in adjustments to investments in its combined entities and equity affiliates, which could negatively impact the carrying value of our ownership interests in our operating companies. In 1999, Brazil and Ecuador experienced significant devaluations of their local currency and such devaluations may occur again in the future in these or other markets.

OPERATING REVENUES AND EXPENSES

     Operating revenues include wireless service revenues, equipment sales, long distance, advertising and directory publishing and other.

     - Wireless service revenues consist primarily of charges for incoming and outgoing airtime use, monthly network access fees, activation services, long distance, value-added services and net roaming charges.
                                       151
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               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     - Equipment sales consist of revenues from sales of wireless handsets and accessories. Equipment sales are ancillary to the provision of wireless service. Wireless handsets are sold at subsidized prices, which are often at or below cost, as an incentive for new customers to subscribe to wireless service. These subsidies are heavily dependent on market conditions in each individual market within a particular country. During the prior three-year period, the average subsidy on equipment was approximately 50%.

     - Long distance represents revenues from a fixed-line national and international long distance business in Chile. The operations in Argentina, Peru and Ecuador recently received licenses to provide fixed-line long distance services.

     - Advertising and directory publishing revenues consist of revenues generated from the sale of directory advertising and publishing and electronic distribution of directory advertising.

     - All other revenues consists of revenues associated with wholesale long distance voice, data access and transport and an international roaming clearinghouse operation, Internet access and other miscellaneous revenues.

     Wireless providers have two basic types of customers: postpaid and prepaid. Postpaid customers incur a fixed access charge and incur charges for airtime used, roaming, long distance and value-added services for which the customer is billed on a monthly basis. Prepaid customers purchase calling cards in various denominations entitling them to airtime without fixed monthly charges for access, fixed-term contracts or the need for credit reference checks. Revenue associated with the sale of prepaid calling cards is deferred and recognized as the airtime is utilized or when the unused balances on calling cards expire.

     Operating expenses include cost of services, products and equipment, selling, general and administrative expenses and depreciation and amortization expenses.

     - Cost of services, products and equipment consist primarily of:

        -- cellular network operating costs;

        -- interconnection fees assessed by wireline and wireless providers;

        -- royalties paid to government entities;

        -- leased transport capacity;

        -- cost of materials; and

        -- the cost of equipment and accessories sold.

      Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of wireless calls, consists of per-minute use fees charged by wireline and wireless providers for wireless calls terminating on their networks.

     - Selling, general and administrative expenses consist primarily of costs associated with sales and marketing activities, customer service and general and administrative functions. This line item also includes an allocation of BellSouth's shared corporate services costs.

     - Depreciation and amortization charges consist primarily of depreciation recorded for our Latin American wireless networks and equipment and amortization of intangibles such as wireless license costs, customer lists, goodwill and capitalized software.

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               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     Customer acquisition costs, which primarily consist of the cost of handsets and sales commissions, are recognized in the period that a wireless provider acquires a new customer. Accordingly, in periods of high customer growth, significant operational and support expenses precede the recognition of the associated revenue. Recently, high customer growth has been accompanied by a significant shift in customer accounts from postpaid to prepaid. Prepaid accounts now comprise about 65% of our proportionate customer base, compared to about 43% a year ago.

     We expect significant growth in prepaid customers in all Latin American markets as a result of customer demand, our marketing plans and our intent to expand customer growth in the mass consumer market segment. Although overall usage and revenues are growing, deeper penetration into the mass market has a negative impact on average minutes of use, and therefore operating revenues per customer, because these customers generally use fewer minutes. However, as prepaid represents a higher percentage of this segment, the decline in average usage per customer is offset to a large degree by higher per-minute prices, minimal bad debt, lower acquisition costs, no billing expense generally and lower customer service expenses.

FOREIGN CURRENCY

     We report the Latin America group financial statements in U.S. Dollars. The combined companies and equity affiliates record transactions in local currencies. Consequently, fluctuations in currency exchange rates between the U.S. Dollar and the applicable local currency will affect the Latin America group's results of operations as well as the value of our ownership interests in the combined companies and equity affiliates included in the group. In general, weakening of local currencies against the U.S. Dollar reduces the revenues, expenses, and net income or loss that a Latin American subsidiary reports on a U.S. Dollar basis. In addition, the U.S. Dollar value of our equity interest in the Latin American operation is reduced.

     The following table presents the average exchange rates for local currencies to the U.S. Dollar in the countries in Latin America where we operate. In some instances, our Latin American companies are able to mitigate unfavorable changes in exchange rates by instituting rate increases for their services or indexing their prices to the U.S. Dollar. As shown below, foreign currencies have weakened against the U.S. Dollar in all cases except Argentina and Panama where the exchange rate is pegged to the U.S. Dollar.

                                                                   FIRST       FIRST
                                                                   HALF        HALF      1998 VS. 1997    1999 VS. 1998
                                 1997       1998       1999        1999        2000      % DEPRECIATION   % DEPRECIATION
                               --------   --------   ---------   ---------   ---------   --------------   --------------
Argentinean Peso.............     .9995      .9995       .9995       .9995       .9995           --               --
Brazilian Real...............     1.072      1.153       1.762       1.649       1.793         (7.1)%          (34.6)%
Chilean Peso.................   417.972    457.446     503.358     483.562     517.670         (8.6)            (9.1)
Ecuadorian Sucre.............   3,931.9    5,263.0    10,819.3     8,448.3    23,844.4        (25.3)           (51.3)
Guatemalan Quetzal...........     6.008      6.350       7.307       6.985       7.747         (5.4)           (13.1)
Nicaraguan Cordoba Oro.......      9.36      10.48       11.71      11.408      12.439        (10.7)           (10.5)
Panamanian Balboa............      1.00       1.00        1.00        1.00        1.00           --               --
Peruvian Nuevo Sol...........     2.653      2.895       3.354       3.308       3.480         (8.4)           (13.7)
Uruguayan Peso...............     9.333     10.403      11.271      11.003      11.771        (10.3)            (7.7)
Venezuelan Bolivar...........   486.296    542.273     599.287     579.118     662.004        (10.3)            (9.5)

                                 FIRST HALF
                               2000 VS. 1999
                               % DEPRECIATION
                               --------------
Argentinean Peso.............         --
Brazilian Real...............       (8.0)%
Chilean Peso.................       (6.6)
Ecuadorian Sucre.............      (64.6)
Guatemalan Quetzal...........       (9.8)
Nicaraguan Cordoba Oro.......       (8.3)
Panamanian Balboa............         --
Peruvian Nuevo Sol...........       (4.9)
Uruguayan Peso...............       (6.5)
Venezuelan Bolivar...........      (12.5)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

COMBINED RESULTS OF OPERATIONS

     The following table sets forth income statement data for the Latin America group for the three years ended November 30, 1997, 1998 and 1999 and the six months ended May 31, 1999 (first half 1999) and 2000 (first half 2000). The table also includes unaudited pro forma income statement data that reflects the 1997 results adjusted for our September 1997 acquisition of a controlling interest in our wireless operation in Venezuela. Subsequent to gaining a controlling interest, we began combining the operating results and cash flows of the Venezuelan operations. Prior to the acquisition, the results of this operation were reflected in net earnings of equity affiliates at our ownership interest. Although the unaudited pro forma 1997 presentation is not in accordance with generally accepted accounting principles, we believe it presents the most meaningful basis of comparison. The unaudited pro forma financial information presented below may not necessarily reflect the results of operations that would have occurred had the acquisition been completed on December 1, 1996.

                                                YEAR ENDED NOVEMBER 30,            SIX MONTHS ENDED
                                        ---------------------------------------         MAY 31,
                                        ACTUAL    PRO FORMA        ACTUAL          -----------------
                                         1997      1997(1)     1998      1999       1999      2000
                                        -------   ---------   -------   -------    -------   -------
                                                           (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS:
Communications revenues...............  $   940    $1,270     $ 1,907   $ 2,336    $ 1,139   $ 1,354
Advertising and directory publishing
  revenues............................       --        --          --        69          4        45
                                        -------    ------     -------   -------    -------   -------
          Total operating revenues....      940     1,270       1,907     2,405      1,143     1,399
                                        -------    ------     -------   -------    -------   -------
Cost of services, products and
  equipment...........................      344       418         607       867        375       537
Selling, general and administrative...      455       568         766       982        438       566
Depreciation and amortization.........      140       214         338       450        212       256
                                        -------    ------     -------   -------    -------   -------
Operating income......................        1        70         196       106        118        40
Interest expense......................       46        51          53        88         49        59
Other income (expense), net...........       --         1          (1)       (5)         5        18
Provision (benefit) for income
  taxes...............................        1        13         103      (116)        47       (11)
Net earnings (losses) of equity
  affiliates..........................       14       (16)        (57)     (354)      (300)      (42)
Minority interests....................        4       (24)        (50)      (91)       (36)      (22)
                                        -------    ------     -------   -------    -------   -------
Net loss..............................  $   (28)   $  (33)    $   (68)  $  (316)   $  (309)  $   (54)
                                        =======    ======     =======   =======    =======   =======
CASH FLOW DATA:
Cash provided by operating
  activities..........................  $    55       N/M*    $   476   $   568    $   248   $   220
Cash used for investing activities....   (1,440)      N/M      (1,387)   (1,099)      (392)     (683)
Cash provided by financing
  activities..........................    1,569       N/M         902       651        303       520

Capital expenditures..................  $   448    $  572     $   697   $   647    $   310   $   441

OTHER:
EBITDA(2).............................      141       284         534       556        330       296
EBITDA margin(3)......................     15.0%     22.4%       28.0%     23.1%      28.9%     21.2%

---------------

 *  Not meaningful.

(1) The Venezuela acquisition gave rise to different bases of accounting for the period after the acquisition as compared to the period prior to the acquisition. The above unaudited pro forma amounts assume that the acquisition took place on December 1, 1996; therefore amortization of intangible assets and net loss have been increased by $8 million and $5 million, respectively, for the year ended November 30, 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

(2) EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of equity affiliates and other income, net. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because management believes that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA does not represent cash flows for the period, nor is it an alternative to operating income (loss) as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing the Latin America group's financial performance. The computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.

(3) EBITDA margin is EBITDA divided by total operating revenues.

COMMUNICATIONS SEGMENT

                                                 YEAR ENDED NOVEMBER 30,        SIX MONTHS ENDED
                                              ------------------------------        MAY 31,
                                              PRO FORMA         ACTUAL          ----------------
                                                1997       1998       1999       1999      2000
                                              ---------   -------   --------    -------   ------
                                                            (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS:
Wireless service revenues...................   $ 1,152    $ 1,784   $  2,084    $ 1,041   $1,149
Equipment sales.............................        58         47        133         49      103
Long distance...............................        29         27         22         12       32
Other revenues..............................        31         49         97         37       70
                                               -------    -------   --------    -------   ------
Total communications operating revenues.....     1,270      1,907      2,336      1,139    1,354
Cost of services, products and equipment....       418        601        833        373      518
Selling, general and administrative.........       568        766        944        434      529
Depreciation and amortization...............       214        338        446        212      252
                                               -------    -------   --------    -------   ------
Operating income............................        70        202        113        120       55
Interest expense............................        51         53         87         49       59
Other income (expense), net.................         1         (1)        (3)         5       17
Provision (benefit) for income taxes........        13        105       (116)        48       (4)
Net losses of equity affiliates.............       (16)       (57)      (349)      (297)     (46)
Minority interests..........................       (24)       (50)       (91)       (36)     (22)
                                               -------    -------   --------    -------   ------
Segment net loss............................   $   (33)   $   (64)  $   (301)   $  (305)  $  (51)
                                               =======    =======   ========    =======   ======

Capital expenditures........................   $   572    $   697   $    646    $   310   $  441

OPERATING DATA: (in thousands, except as
  noted)
Customers at end of period(1)
  Venezuela.................................       697      1,168      2,219      1,562    3,078
  Argentina.................................       629        885      1,171      1,003    1,416
  Other.....................................       298        545        840        668    1,090
                                               -------    -------   --------    -------   ------
                                                 1,624      2,598      4,230      3,233    5,584
                                               =======    =======   ========    =======   ======

Average revenue per user(2).................   $    84    $    73   $     52    $    59   $   37

---------------

(1) Represents the total customers, licensed area population, billed minutes of use and average revenue per user of the Latin America group's operating companies in Argentina, Chile, Ecuador, Peru and

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

    Venezuela, which are the businesses included in the combined financial statements included elsewhere in this proxy statement. Amounts for the first half of 2000 also include data for the Nicaraguan operations, which was combined beginning in that period. Data for the businesses in Brazil, Guatemala, Panama and Uruguay is not presented because we do not combine the results of these operations in our financial statements.
(2) Average revenue per user is calculated by dividing average monthly revenue by average customers. Average monthly revenue includes activation fees, access, airtime, net roaming, long distance and value-added services.

                  FIRST HALF 2000 COMPARED TO FIRST HALF 1999

OPERATING REVENUES

                                          1999        2000       $ CHANGE      % CHANGE
                                         ------      ------      --------      --------
                                              (DOLLARS IN MILLIONS)
Venezuela..........................      $  545      $  681        $136          25.0%
Argentina..........................         391         411          20           5.1%
Other..............................         203         262          59          29.1%
                                         ------      ------        ----
          Total operating
            revenues...............      $1,139      $1,354        $215          18.9%
                                         ======      ======        ====

     Total operating revenues increased $215 million, or 18.9%, from $1,139 million to $1,354 million. A stronger U.S. Dollar against the Latin American currencies had a negative impact on reported revenues. Absent changes in foreign currency exchange rates, reported revenues would have increased $388 million, or 34.1%.

     WIRELESS SERVICE REVENUES. Wireless service revenues increased $108 million, or 10.4%, from $1,041 million to $1,149 million. Venezuela accounted for $96 million, or 88.9%, of the increase. The increase was principally related to customer growth. From May 31, 1999 to May 31, 2000, Venezuela grew its customer base by 97.1%.

     While customer growth was strong in Venezuela, the impact on revenues was partially offset by declining usage per customer as a result of depressed economic conditions and deeper penetration into the mass-market consumer segment. Our business in Venezuela has increased its penetration in the mass market through its prepaid cellular offerings.

     Chile accounted for $36 million of the increase in revenues. Customer growth of 84.0% from 262,000 to 482,000 was offset by a 9.5% decline in average usage per customer. The decline in average usage per customer resulted from further penetration into lower-usage market segments.

     In Argentina, revenues decreased $18 million due to declines of 14.2% in average usage per customer and 15.5% in average airtime and access rates per customer. Also contributing to the decline were decreases in roamer revenues attributable to competition. The decline was partially offset by customer growth of 41.2% from 1,003,000 to 1,416,000.

     Revenues in Peru decreased $17 million due to a 35.4% decline in average usage per customer. The decline is primarily a result of lower incoming minutes caused by difficult local economic conditions. The decline was partially offset by customer growth of 34.4% from 259,000 to 348,000.

     Revenues in Ecuador decreased $9 million as a result of the 64.6% average decline of the Ecuadorian Sucre against the U.S. Dollar and related turbulent economic and political conditions. Customer growth of 35.4% partially offset the impact of negative economic conditions on revenues.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     Wireless revenues increased $20 million as a result of the combination of the Nicaraguan operations beginning in first quarter 2000.

     EQUIPMENT SALES. Revenues from equipment sales increased $54 million, or 110.2%, from $49 million to $103 million. The increase was primarily attributable to the Venezuelan operations and was driven by a 62.7% increase in gross customer additions. Higher revenues of $13 million at the operations in Argentina also contributed to the increase.

     LONG DISTANCE. Long distance revenues are derived primarily from the provision of fixed long distance services in Chile as well as the new long distance operations in Argentina. These revenues increased $20 million, or 166.7%, from $12 million in 1999 to $32 million in 2000 as a result of $23 million in revenues from the new long distance operations in Argentina. Revenues from the operations in Chile declined $3 million as a result of changes in long distance rates in response to competition.

     OTHER. Other revenues increased $33 million, or 89.2%, from $37 million to $70 million. The increase is primarily attributable to revenues from wholesale long distance voice, data access and transport.

OPERATIONAL AND SUPPORT EXPENSES

                                            1999       2000       $ CHANGE      % CHANGE
                                            ----      ------      --------      --------
                                                (DOLLARS IN MILLIONS)
Venezuela.............................      $331      $  425        $ 94          28.4%
Argentina.............................       258         351          93          36.0%
Other.................................       218         271          53          24.3%
                                            ----      ------        ----
          Total operational and
            support expenses..........      $807      $1,047        $240          29.7%
                                            ====      ======        ====

     Operational and support expenses include the cost of services, products and equipment and selling, general and administrative expenses. Cash operating expenses increased $240 million, or 29.7%, from $807 million to $1,047 million. The most significant contributors to the increase were operations in Venezuela, with an increase of $94 million, and operations in Argentina, with an increase of $93 million.

     Cost of services, products and equipment increased $145 million, or 38.9%, from $373 million to $518 million. The primary factors driving the change were:

     - An increase of $67 million in cost of equipment sold which resulted from an increase in the number of handsets and other equipment sold to meet the demand of higher gross prepaid customer additions. Of the gross prepaid customer additions, 73.3% were related to new prepaid customers in Venezuela. The increase in the cost of equipment sold was partially offset by a 1.9% decrease in the average cost of equipment per customer addition resulting from lower cost of handsets.

     - Cost of services and products accounted for the remaining $78 million of the increase. This increase was primarily related to higher volumes of traffic on the network in Venezuela and Argentina, resulting from customer growth, costs associated with continued expansion of our Latin American businesses' wireless coverage areas and networks and expenses related to the wholesale long distance and roaming businesses.

     Selling, general and administrative costs increased $95 million, or 21.9%, from $434 million to $529 million. Of the increase, $106 million was related to sales and marketing expenses associated with the 67.4% increase in gross customer additions. General and administrative expenses decreased $11 million, driven by a $20 million reduction at the Venezuelan operations attributable to promotional activities in 1999 and cost control measures in 2000. The decrease was partially offset by higher expense of $5 million at the Chilean operations resulting from increased business volume.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     Included in selling, general and administrative expenses was an allocation of BellSouth's shared corporate services costs that amounted to $28 million for the first half of 2000 and $33 million for the first half of 1999. These charges related to certain selling, general and administrative services and shared services provided on a centralized basis.

     Operational and support expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, reported operational and support expenses would have increased $352 million, or 43.6%.

EBITDA

                                                        1999   2000   $ CHANGE   % CHANGE
                                                        ----   ----   --------   --------
                                                        (DOLLARS IN MILLIONS)
Venezuela.............................................  $214   $256     $ 42       19.6%
Argentina.............................................   134     60      (74)     (55.2)%
Other.................................................   (16)    (9)       7       43.8%
                                                        ----   ----     ----
          Total EBITDA................................  $332   $307     $(25)      (7.5)%
                                                        ====   ====     ====

     EBITDA decreased $25 million, or 7.5%, from $332 million to $307 million. Higher acquisition costs related to the 67.4% increase in gross customer additions, the impact of start-up costs resulting from our entry into long distance business in Argentina and costs associated with the expansion of the wireless coverage areas in Peru, Chile and Argentina were the primary drivers of the decrease. Operational and support expenses related to these initiatives were $65 million in the first six months of 2000 and $3 million in the first six months of 1999. Offsetting these factors were higher revenues and increased economies of scale associated with a larger customer base.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense increased $40 million, or 18.9%, from $212 million to $252 million. Depreciation expense increased $32 million due primarily to the increased capital expenditures made by the operating companies for wireless equipment necessary to expand the network and infrastructure in order to support continued growth. Amortization expense increased $8 million in the first six months of 2000 as a result of higher intangible assets. These intangibles arose primarily from purchases of additional ownership interests in Peru and Venezuela.

INTEREST EXPENSE

     Interest expense increased $10 million, or 20.4%, from $49 million to $59 million. This increase primarily reflected interest on debt related to the purchase of a new wireless license in Argentina. The remaining increase was attributable to higher average debt balances and an increase in average interest rates from 8.23% in the first half of 1999 to 8.47% in the first half of 2000.

OTHER INCOME (EXPENSE), NET

     Other income (expense), net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. Other income improved $12 million from $5 million in the first six months of 1999 to $17 million in the first six months of 2000. Higher net foreign currency gains in Chile and higher interest income in Venezuela were the primary contributors.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

PROVISION (BENEFIT) FOR INCOME TAXES

     The benefit for income taxes for the first six months of 2000 was $4 million compared to a provision of $48 million in the first six months of 1999, a $52 million decrease in the provision.

     Items that influenced the tax provision (benefit) included in the Latin America group financial statements included:

     - A $63 million decrease in operating income before taxes between the first six months of 1999 and the first six months of 2000.

     - The impact of investment tax credits at the Venezuelan operations, which changed $20 million from an expense of $13 million in the first six months of 1999 to a benefit of $7 million in the first six months of 2000.

     - Adjustments to deferred income taxes resulting in a $6 million benefit in Argentina in the first half of 2000.

     - A one-time transactional tax of $9 million incurred in Venezuela in the first half of 1999.

NET LOSSES OF EQUITY AFFILIATES

     Net losses of equity affiliates improved $251 million from a loss of $297 million to a loss of $46 million, primarily as a result of losses incurred in 1999 surrounding the devaluation of the Brazilian Real against the U.S. Dollar and the resulting impact of the local economy. Net earnings of other equity affiliates for the first six months of 2000 was flat when compared to the first six months of 1999.

     A summary of the factors affecting Brazil's operating results were as follows:

     - Revenues increased $27 million, or 6.8%, from $398 million in the 1999 period to $425 million in the 2000 period. The January 1999 devaluation and subsequent depreciation of the Brazilian Real against the U.S. Dollar had a significant impact on revenues. On a local currency basis, revenues increased R$136 million, or 21.7%, from R$627 million to R$763 million. Airtime and access revenues increased R$181, driven by 81.7% growth in customers partially offset by total billed minutes of use growing at a lower rate due to declining usage per customer. The decrease in average usage and rates reflects further penetration into lower usage market segments primarily due to the popularity of prepaid offerings. Airtime and access revenues also benefited from increases in net roamer revenues of R$14 million. Equipment revenues decreased R$34 million reflecting lower pricing on handsets due to promotional activity and lower average costs of handsets.

     - EBITDA increased $41 million on a U.S. Dollar basis. On a local currency basis, EBITDA increased R$70 million from R$86 million to R$156 million, driven by growth in revenues. The growth was partially offset by volume-driven increases in network expense and cost of goods sold as well as higher general and administrative expense resulting from increased operations.

     - Interest expense on a U.S. Dollar basis increased $6 million as a result of changes in foreign currency exchange rates. On a local currency basis, interest expense increased R$35 million, or 14.8%, from R$236 million to R$271 million due primarily to higher average borrowings.

     - Depreciation and amortization decreased $3 million on a U.S. Dollar basis due to changes in foreign currency exchange rates. On a local currency basis, depreciation and amortization increased R$8 million. Increases in depreciation attributable to additions of network equipment were partially offset by the effect of a one-time adjustment to amortization expense which occurred in first quarter 1999 related to a change in the estimated life of wireless licenses.

     Brazilian Real-denominated operating expenses reported in U.S. Dollars were favorably impacted by the devaluation of the Brazilian Real.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     Our operations in Brazil continue to be affected by weakness in the local economy. Operational revenues have been negatively impacted as the weakened currency has caused average revenue per user to decline. In addition, we expect that our earnings will continue to be affected by foreign currency gains or losses associated with the U.S. Dollar-denominated debt issued by our Brazilian businesses.

MINORITY INTERESTS

     Deductions for minority interests' share in income decreased by $14 million during the first six months of 2000, primarily related to operations in Argentina. The decrease was attributable to lower income before minority interests during the first six months of 2000 as compared to the first six months of 1999.

      YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998

OPERATING REVENUES

                                                              1998     1999    $ CHANGE   % CHANGE
                                                             ------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela..................................................  $  806   $1,109     $303       37.6%
Argentina..................................................     721      799       78       10.8%
Other......................................................     380      428       48       12.6%
                                                             ------   ------     ----
          Total operating revenues.........................  $1,907   $2,336     $429       22.5%
                                                             ======   ======     ====

     Total operating revenues increased $429 million, or 22.5%, from $1,907 million to $2,336 million. A stronger U.S. Dollar against the Latin American currencies had a negative impact on revenues. Absent changes in foreign currency exchange rates, reported revenues would have increased $667 million, or 35.0%.

     WIRELESS SERVICE REVENUES. Wireless service revenues increased $300 million, or 16.8%, from $1,784 million to $2,084 million. Our business in Venezuela accounted for $213 million, or 71.0%, of the increase and our business in Argentina accounted for $71 million, or 23.7%. These increases were principally related to customer growth. Despite economic recessions in both countries during 1999, our business in Venezuela grew its customer base by 90.0%, and our business in Argentina grew its customer base by 32.3%.

     While customer growth was strong in Venezuela and Argentina, the impact on revenues was partially offset by total billed minutes of use growing at a lower rate due to declining usage per customer. Usage increased at a lower rate as compared to customer growth as a result of depressed economic conditions and deeper penetration into the mass-market consumer segment. The Latin American businesses have increased their penetration in the mass market through prepaid cellular offerings.

     Our business in Chile accounted for $19 million of the increase in revenues. Customer growth of 83.3% from 192,000 to 352,000 was offset by a 40.0% decline in average revenue per minute. The decline in average revenue per minute resulted from intense competition in the market.

     Revenues in Peru decreased $2 million due to a 28.6% decline in average usage per customer. The decline relates primarily to lower incoming minutes resulting from difficult local economic conditions. The decline was partially offset by customer growth of 26.9% from 238,000 to 302,000.

     Revenues in Ecuador were flat for the period as a result of the 51.3% average decline of the Ecuadorian Sucre against the U.S. Dollar and related turbulent economic and political conditions. Customer growth of 61.4% and a related increase in billed minutes of use of 28.6% partially offset the impact of negative economic conditions on revenues.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     EQUIPMENT SALES. Revenues from equipment sales increased $86 million, or 183.0%, from $47 million to $133 million. The increase was almost entirely attributable to the Venezuelan operations. The increase in Venezuela is attributable to a 117.4% increase in gross customer additions and a 175.5% increase in average equipment revenue per customer. The increase in average equipment revenue per customer is directly related to the increase in prepaid customers, who generally pay higher prices for equipment.

     LONG DISTANCE. Long distance revenues are derived primarily from the provision of fixed long distance services in Chile. These revenues declined $5 million, or 18.5%, from $27 million in 1998 to $22 million in 1999 as a result of changes in long distance rates in response to competition.

     OTHER. Other revenues increased $48 million, or 98.0%, from $49 million to $97 million. The increase is primarily attributable to revenues from wholesale long distance voice, data access and transport and Internet access.

OPERATIONAL AND SUPPORT EXPENSES

                                                              1998     1999    $ CHANGE   % CHANGE
                                                             ------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela..................................................  $  433   $  734     $301       69.5%
Argentina..................................................     518      565       47        9.1%
Other......................................................     416      478       62       14.9%
                                                             ------   ------     ----
          Total operational and support expenses...........  $1,367   $1,777     $410       30.0%
                                                             ======   ======     ====

     Operational and support expenses include the cost of services, products and equipment and selling, general and administrative expenses. Operational and support expenses increased $410 million, or 30.0%, from $1,367 million to $1,777 million. The most significant contributors to the increase were operations in Venezuela, with an increase of $301 million, and operations in Argentina, with an increase of $47 million.

     Cost of services, products and equipment increased $232 million, or 38.6%, from $601 million to $833 million. The primary factors driving the change were as follows:

     - An increase of $86 million in cost of equipment sold which resulted from an increase in the number of handsets and other equipment sold to meet the demand of higher gross prepaid customer additions. Of the gross prepaid customer additions, 79.7% were related to new prepaid customers in Venezuela. The increase in the cost of equipment sold was partially offset by a 9.0% decrease in the average cost of equipment per customer addition resulting from lower cost of handsets.

     - Cost of services and products accounted for the remaining $146 million of the increase. This increase was primarily related to higher volumes of traffic on the network in Venezuela and Argentina, resulting from customer growth, costs associated with continued expansion of our Latin American wireless coverage areas and networks and expenses related to the wholesale long distance and roaming businesses.

     Selling, general and administrative costs increased $178 million, or 23.2%, from $766 million to $944 million. Of the increase, $96 million was related to sales and marketing expenses associated with the 68.1% increase in gross customer additions. Customer service expenses increased $50 million as a result of the expansion of operations to meet customer growth. Venezuela and Argentina accounted for the principal portion of the increase in these expenses. General and administrative expenses increased $32 million, primarily related to growth in all markets.

     Included in selling, general and administrative expenses was an allocation of BellSouth's shared corporate services costs that amounted to $62 million for 1999 and $47 million for 1998. These charges

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

related to certain selling, general and administrative services and shared services provided on a centralized basis.

     Operational and support expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, reported operational and support expenses would have increased $585 million, or 42.8%.

EBITDA

                                                              1998   1999   $ CHANGE   % CHANGE
                                                              ----   ----   --------   --------
                                                              (DOLLARS IN MILLIONS)
Venezuela...................................................  $373   $374     $  1        0.3%
Argentina...................................................   203    234       31       15.3%
Other.......................................................   (36)   (49)     (13)      36.1%
                                                              ----   ----     ----
          Total EBITDA......................................  $540   $559     $ 19        3.5%
                                                              ====   ====     ====

     EBITDA increased $19 million, or 3.5%, from $540 million to $559 million. Higher revenues and increased economies of scale associated with the customer base had a positive effect on EBITDA. Higher acquisition costs related to the 68.1% increase in gross customer additions, the impact of start-up costs resulting from our entry into long distance business in Argentina and costs associated with the expansion of our businesses' wireless coverage areas in Peru, Chile and Argentina all served as offsets. Operational and support expenses related to these initiatives in 1999 were approximately $41 million.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense increased $108 million, or 32.0%, from $338 million to $446 million. Depreciation expense increased $78 million due primarily to the increased capital expenditures made by the operating companies for wireless equipment necessary to expand the network and infrastructure in order to support continued growth. This included amounts expended for the conversion of Venezuela's network to CDMA technology. Amortization expense increased $30 million in 1999 as a result of higher intangible assets. These intangibles arose primarily from purchases of additional ownership interests in Peru and Venezuela.

INTEREST EXPENSE

     Interest expense increased $34 million, or 64.2%, from $53 million to $87 million. This increase reflected the capitalization in 1998 of interest related to start-up operations in Brazil. Average borrowings remained flat when compared to 1998. The average interest rate on our Latin American businesses' combined indebtedness was 8.2%, compared to 8.3% in 1998.

OTHER INCOME (EXPENSE), NET

     Other income (expense), net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. Other income was flat. The 1999 period included higher net foreign currency losses, primarily in Chile and Ecuador. The 1998 period included a $25 million asset impairment loss taken in Peru.

PROVISION (BENEFIT) FOR INCOME TAXES

     The benefit for income taxes for 1999 was $116 million compared to a provision of $105 million in 1998, a $221 million decrease in the provision.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     Of the decrease in the provision, $167 million was related to the recognition of investment tax credits in Venezuela. Of the $167 million, $72 million was earned during 1999 and $95 million was earned during previous years. In years preceding 1999, our Venezuelan business had established a reserve for investment tax credits due to assessments from and court actions by the Venezuelan tax authorities. However, based on a favorable ruling by a Venezuelan court, which is being appealed, this reserve was reversed in 1999.

     Other items that influenced the tax provision (benefit) in the Latin America group financial statements included:

     - Valuation allowances of $16 million recorded for tax losses incurred in Chile, Ecuador and Peru during 1999. Factors considered in establishing the valuation allowances include the maturity of the businesses, the carryforward period, as well as other factors.

     - Differences between the U.S. tax rate of 35.0% and the statutory tax rates of the five combined operating companies included in the Latin America group's combined financial statements during 1999 were approximately $20 million.

     - Changes in foreign country tax laws in reaction to changing economic conditions.

NET LOSSES OF EQUITY AFFILIATES

     Net losses of equity affiliates increased by $292 million from $57 million to $349 million, primarily as a result of factors surrounding the devaluation of the Brazilian Real against the U.S. Dollar and the resulting impact on the local economy. A summary of the factors affecting Brazil's results were as follows:

     - Foreign currency losses on U.S. Dollar-denominated debt caused by the January 1999 devaluation of the Brazilian Real resulted in pretax losses of $1,132 million.

     - Revenues increased $313 million, or 64.8%, from $483 million to $796 million, due to 122.0% growth in customers and full-year accounting for Brazil in 1999 as compared with six months in 1998 from the date of initiation of service. The devaluation of the Real had a negative impact on revenues reported in U.S. Dollars.

     - EBITDA increased $75 million, or 166.7%, from $45 million to $120 million as a result of growth in revenues and the increased economies of scale resulting from the operation transitioning from its start-up phase in 1998 to being fully operational in 1999. This was partially offset by the acquisition costs associated with 1.3 million gross customer additions.

     - Interest expense increased $136 million, primarily as a result of higher average debt balances in 1999 and the fact that a portion of interest expense was capitalized in 1998 during the build-out of the network.

     - Depreciation and amortization expense increased $100 million as a result of higher investment in depreciable plant and equipment and the fact that 1998 represented only a half year of operations for Brazil from the date of initiation of service.

     Brazilian Real-denominated operating expenses reported in U.S. Dollars were favorably impacted by the devaluation of the Brazilian Real.

     Our operations in Brazil continue to be affected by weakness in the local economy. Operational revenues have been negatively impacted as the weakened currency has caused average revenue per user to decline. In addition, we expect that our earnings will continue to be affected by foreign currency gains or losses associated with the U.S. Dollar-denominated debt issued by our Brazilian businesses.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     Net earnings of other equity affiliates increased to $27 million from $9 million in the prior year. The improvement relates to better performance in each of these operations resulting from increased revenues and economies of scale associated with larger customer bases.

MINORITY INTERESTS

     Deductions for minority interests' share in income increased by $41 million during 1999 primarily related to operations in Venezuela and Peru. The increase in Venezuela was attributable to higher income before minority interests during 1999. Peru had minority interest benefits in 1998 related to net losses from operations. In 1999, the Latin America group retained 100.0% of the losses of the Peru operation because the minority partner's capital account had been depleted.

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO UNAUDITED PRO FORMA YEAR ENDED NOVEMBER
                                    30, 1997

OPERATING REVENUES

                                                           PRO FORMA
                                                             1997       1998    $ CHANGE   % CHANGE
                                                           ---------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela................................................   $  452     $  806     $354       78.3%
Argentina................................................      555        721      166       29.9%
Other....................................................      263        380      117       44.5%
                                                            ------     ------     ----
          Total operating revenues.......................   $1,270     $1,907     $637       50.2%
                                                            ======     ======     ====

     Total operating revenues increased $637 million, or 50.2%, from $1,270 million to $1,907 million. A stronger U.S. Dollar against the Latin American currencies had a negative impact as reported revenues would have increased $788 million, or 62.0%.

     WIRELESS SERVICE REVENUES. Wireless service revenues increased $632 million, or 54.9%, from $1,152 million to $1,784 million. Our operations in Venezuela accounted for $336 million of the increase, and our operations in Argentina accounted for $176 million. The other combined entities had net increases of $120 million. These increases were principally related to customer growth and related billed minutes of use. We increased our Latin American customer base by 60.0% from 1,624,000 to 2,598,000 and increased total billed minutes of use by 69.0%.

     Our operations in Chile accounted for a $15 million decrease in revenues. Competitive pressures, including significantly lower pricing, offset customer growth of 37.1% from 140,000 to 192,000 and billed minutes of use which increased 46.2%.

     EQUIPMENT SALES. Revenues from equipment sales decreased $11 million, or 19.0%, from $58 million to $47 million. The decrease was attributable to a 42.2% decline in average equipment revenue per customer addition. Higher equipment discounts were offered to customers in connection with efforts to increase penetration into high-usage, postpaid market segments. The impact of these discounts was offset by a 39.6% increase in gross customer additions.

     LONG DISTANCE. Long distance revenues declined $2 million as a result of changes in long distance rates in response to competition.

     OTHER. Other revenues increased $18 million, or 58.1%, from $31 million to $49 million. The increase was primarily attributable to higher revenues from Internet service offerings in Venezuela.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

OPERATIONAL AND SUPPORT EXPENSES

                                                           PRO FORMA
                                                             1997       1998    $ CHANGE   % CHANGE
                                                           ---------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela................................................    $262      $  433     $171       65.3%
Argentina................................................     431         518       87       20.2%
Other....................................................     293         416      123       42.0%
                                                             ----      ------     ----
          Total operational and support expenses.........    $986      $1,367     $381       38.6%
                                                             ====      ======     ====

     Operational and support expenses increased $381 million, or 38.6%, from $986 million to $1,367 million. The main contributors to the increase were the results in our business in Venezuela with an increase of $171 million and the business in Argentina with an increase of $87 million. The other combined entities increased $123 million.

     Cost of services, products and equipment increased $183 million, or 43.8%, from $418 million to $601 million. The primary factors driving the change were as follows:

     - An increase in cost of services and products of $139 million, primarily related to interconnect charges related to higher volumes of traffic on the networks in Venezuela and Argentina and costs associated with continued expansion of our Latin American wireless coverage areas and networks; and

     - An increase of $44 million in cost of equipment sold, which resulted from an increase in the number of handsets and other equipment sold to meet the demand of higher gross customer additions. Of the gross customer additions, 60% were related to new customers in Venezuela and 25% were related to new customers in Peru.

     Selling, general and administrative expenses increased $198 million, or 34.9%, from $568 million to $766 million. The increase was due to several factors including:

     - An increase of $55 million in sales and marketing expenses associated with the 39.6% increase in gross customer additions. Our operations in Venezuela and Peru accounted for the principal portion of the increase in these expenses;

     - An increase in customer service expenses of $27 million as a result of the expansion of operations to meet customer growth; and

     - An increase in general and administrative expenses of $116 million, primarily related to higher bad debt expense and other costs associated with the expansion of all businesses.

     Included in selling, general and administrative expenses was an allocation of the Latin America group's share of BellSouth's corporate costs that amounted to $47 million for 1998 and $28 million for pro forma 1997. These charges related to certain selling, general and administrative services and shared services provided on a centralized basis.

     Operational and support expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, reported operational and support expenses would have increased $483 million, or 50.0%.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

EBITDA

                                                             PRO FORMA
                                                               1997      1998   $ CHANGE   % CHANGE
                                                             ---------   ----   --------   --------
                                                                (DOLLARS IN MILLIONS)
Venezuela..................................................    $191      $373     $182       95.3%
Argentina..................................................     123       203       80       65.0%
Other......................................................     (30)      (36)      (6)      20.0%
                                                               ----      ----     ----
          Total EBITDA.....................................    $284      $540     $256       90.1%
                                                               ====      ====     ====

     EBITDA increased $256 million, or 90.1%, from $284 million to $540 million. Our operation in Venezuela accounted for $182 million of the increase and our operation in Argentina accounted for $80 million. Higher revenues and improved economies of scale associated with a larger customer base had a positive impact on EBITDA. The impact of significant competitive pressures experienced in Chile resulted in a decrease in its EBITDA of $46 million, partially offsetting the increases from Venezuela and Argentina.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense increased $124 million, or 57.9%, from $214 million to $338 million. Depreciation expense increased $89 million, due primarily to the increased capital expenditures made by the operating companies for wireless equipment necessary to expand the network and infrastructure in order to support continued growth. Amortization expense increased $35 million in 1998 as a result of higher intangible assets. These intangibles arose from acquisitions in Ecuador and Peru as well as purchases of additional ownership interest in the Venezuela operations.

INTEREST EXPENSE

     Interest expense increased $2 million, or 3.9%, from $51 million to $53 million. Average borrowings increased significantly during 1998 related to funding the digital conversion of the network in Venezuela and the continued build-out of the network in Argentina. These increases were offset by the capitalization of interest expense related to the start-up operations in Brazil.

OTHER INCOME (EXPENSE), NET

     Other income (expense), net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. Other income, net decreased $2 million, related to a $25 million asset impairment loss in Peru and offset by interest income and foreign currency gains.

PROVISION FOR INCOME TAXES

     The provision for income taxes for 1998 was $105 million compared to $13 million in 1997, a $92 million increase. The increased provision for income taxes was related to increases in earnings in Argentina and Venezuela.

     Other items that influenced the tax provision in the Latin America group financial statements included:

     - Valuation allowances of $22 million recorded for tax losses incurred in Chile, Ecuador and Peru during 1999. Factors considered in establishing the valuation allowances include the maturity of the businesses, the carryforward period, as well as other factors.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     - Differences between the U.S. tax rate of 35.0% and the statutory tax rates of the five combined operating companies of the Latin America group during 1998 were approximately $12 million.

     - Changes in foreign country tax laws in reaction to changing economic conditions.

NET LOSSES OF EQUITY AFFILIATES

     Net losses of equity affiliates increased by $41 million, from $16 million to $57 million. This was primarily due to increased losses in the Brazilian operations, our share of which was $66 million. This increase was offset by improvements in each of the other equity affiliates resulting from increased revenues and economies of scale associated with higher customer bases.

     Increased losses in Brazil occurred because operations were in the development stage in 1997, incurring only pre-operating expenses, while 1998 reflected costs incurred to initiate service in mid-1998.

MINORITY INTERESTS

     Deductions for minority interests' share in income increased by $26 million during 1998, due primarily to the absence of a benefit in Peru of $18 million as a result of the minority partner's capital account having been exhausted near the end of the year. Also contributing to the increase during 1998 were improved earnings at the Venezuelan operations.

ADVERTISING AND DIRECTORY PUBLISHING SEGMENT

                                                               YEAR ENDED         SIX MONTHS
                                                              NOVEMBER 30,       ENDED MAY 31,
                                                              -------------      -------------
                                                              1998    1999       1999    2000
                                                              -----   -----      -----   -----
                                                                   (DOLLARS IN MILLIONS)
Advertising and directory publishing revenues...............   $--    $ 69        $ 4    $  45
Cost of services, products and equipment....................     6      34          2       19
Selling, general and administrative.........................    --      38          4       37
Depreciation and amortization...............................    --       4         --        4
                                                               ---    ----        ---    -----
Operating loss..............................................    (6)     (7)        (2)     (15)
Interest expense............................................    --       1         --       --
Other income (expense), net.................................    --      (2)        --        1
Benefit for income taxes....................................    (2)     --         (1)      (7)
Net earnings (losses) of equity affiliates..................    --      (5)        (3)       4
                                                               ---    ----        ---    -----
Segment net loss............................................   $(4)   $(15)       $(4)   $  (3)
                                                               ===    ====        ===    =====

YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998 AND FIRST
                     HALF 2000 COMPARED TO FIRST HALF 1999

     The change in operating revenues and expenses related to the operations of Listel-Listas Telefonicas, which we acquired during mid-1999. Net earnings (losses) of equity affiliates represented our share of losses reported by OESP Midia Ltda.

SUPPLEMENTAL QUARTERLY INFORMATION

     The following table sets forth certain unaudited quarterly combined statements of operations data for each of the four quarters in the period ended November 30, 1999. In the opinion of management, this unaudited information has been prepared on a basis consistent with the audited combined financial statements of the Latin America group included in this document and includes all adjustments, consisting

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with the combined financial statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                            SIX MONTHS ENDED
                                              YEAR ENDED NOVEMBER 30, 1999                    MAY 31, 2000
                                     -----------------------------------------------   --------------------------
                                      FIRST    SECOND     THIRD    FOURTH               FIRST    SECOND
                                     QUARTER   QUARTER   QUARTER   QUARTER    TOTAL    QUARTER   QUARTER   TOTAL
                                     -------   -------   -------   -------   -------   -------   -------   ------
                                                                    (IN MILLIONS)
INCOME STATEMENT DATA:
  Total operating revenues.........   $ 565     $ 578     $ 620     $ 642    $ 2,405    $ 695     $ 704    $1,399
  Net income (loss)................    (314)        5         8       (15)      (316)     (20)      (34)      (54)
CASH FLOW DATA:
  Cash provided by operating
    activities.....................      99       149       216       104        568       56       164       220
  Cash used for investing
    activities.....................    (192)     (200)     (429)     (278)    (1,099)    (236)     (447)     (683)
  Cash provided by financing
    activities.....................     130       173       204       144        651      202       318       520
OTHER DATA:
  EBITDA(1)........................     157       173       141        85        556      114       182       296

---------------

(1) EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of equity affiliates and other income, net. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because management believes that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA does not represent cash flows for the period, nor is it an alternative to operating income (loss) as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing the Latin America group's financial performance. The computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.

     Net income in the first quarter of 1999 in Brazil was negatively impacted by the devaluation of the Brazilian Real. Foreign currency losses on U.S. Dollar-denominated liabilities, primarily long-term debt, were approximately $280 million in the first quarter.

     The decline in EBITDA and net income in the fourth quarter is the result of a significant increase in gross customer additions. Customer acquisition costs are recognized during the period the customer initiates service.

LIQUIDITY AND CAPITAL RESOURCES

     Cash infusions from the companies in the BLS group and, to an increasing degree, cash flows from operations have been the primary sources of funding for capital requirements of existing Latin American operations and debt service. The companies in the BLS group are not obligated, however, to loan funds attributed to the BLS group to the companies in the Latin American group if the companies in the Latin America group cannot meet their own capital needs. Each of the companies in the Latin America group has used third-party sources of debt financing. While current liabilities exceed current assets, their sources of funds are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the needs of the companies in the Latin American group for the foreseeable future.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by BellSouth headquarters on behalf of the groups. The companies in the Latin America group will manage all day-to-day flows of disbursements and receipts and will maintain cash balances at the local level to enable the execution of those transactions.

     Loans from the companies in the BLS group to companies in the Latin America group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the Latin America group would be able to obtain from third parties, assuming it were a legal entity. Loans from the companies in the Latin America group to the companies in the BLS group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the BLS group, assuming it were a legal entity, would be able to obtain from third parties. This policy contemplates that loans will be made on this basis, regardless of the interest rates and other terms and conditions on which those funds may actually have been acquired from third parties.

                                                                                            SIX MONTHS ENDED
                                                                YEAR ENDED NOVEMBER 30,          MAY 31,
                                                              ---------------------------   -----------------
                                                               1997      1998      1999      1999       2000
                                                              -------   -------   -------   ------     ------
                                                                           (DOLLARS IN MILLIONS)
NET CASH PROVIDED BY (USED FOR):
Operating activities........................................  $    55   $   476   $   568   $ 248      $ 220
Investing activities........................................   (1,440)   (1,387)   (1,099)   (392)      (683)
Financing activities........................................    1,569       902       651     303        520

     The following discussion relates only to the combined operations, which include our wireless operations in Argentina, Chile, Ecuador, Peru, Venezuela, our Latin American wholesale long distance voice, data access and transport and international roaming clearinghouse businesses and the Brazilian and Peruvian advertising and directory publishing companies. The results for the first six months of 2000 also include the operations in Nicaragua, which were combined beginning in 2000.

     NET CASH PROVIDED BY OPERATING ACTIVITIES

     The decrease in cash from operations from the first six months of 1999 to the first six months of 2000 reflects growth in operating expenses and higher working capital needs associated primarily with the development of new wireless license areas and new lines of business.

     For the years ended November 30, 1998 and 1999, the increase in cash from operations over the prior year primarily reflects better working capital management. The increase also reflects the growth in revenues exceeding growth in operating expenses.

     NET CASH USED IN INVESTING ACTIVITIES

     We invested $441 million in the first six months of 2000 and $647 million during all of 1999 for capital expenditures to expand, support and improve our wireless networks, promote the introduction of new products and services and increase operating efficiency and productivity.

     During the first six months of 2000, we paid $240 million to acquire our investment in Tele Centro Oeste.

     During 1999, we acquired a 100% interest in Listel-Listas Telefonicas and increased our ownership interests in our Peruvian and Venezuelan wireless operations. Total cash paid (net of cash acquired) during 1999 related to the purchases was $199 million. The Latin America group also paid $23 million in cash for the purchase of a 40.0% interest in OESP Midia Ltda.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     Also during 1999, we won bids to acquire additional wireless licenses in Argentina and Chile. The total cash paid related to these purchases was $68 million in the first quarter of 2000 and $123 million during all of 1999. We will pay additional amounts approximating $80 million during the remainder of 2000 and $80 million in 2001 for the purchases of these licenses.

     In addition to expenditures for license acquisitions, we project capital expenditures of approximately $600 million for 2000. A majority of the expenditures will be to expand, enhance and modernize the wireless networks. Also included in the projection are $230 million in Argentina and $50 million in Chile for the buildout of networks in newly acquired licensed areas.

     In addition to the $600 million of projected capital expenditures for our combined Latin American operations, our Brazilian operations expect to make approximately $430 million in capital expenditures during 2000.

     BellSouth expects to fund these expenditures from cash generated by operations and, to the extent necessary, from external financing sources, including the net proceeds of the planned public offering and other capital infusions from both BellSouth and its partners in the local operating companies. The amount and timing of capital expenditures will be within the discretion of management of the Latin America group, and it is ultimately up to the boards of directors of the local operating companies and of BellSouth to decide how to finance these expenditures.

     NET CASH PROVIDED BY FINANCING ACTIVITIES

     During 1999 and 1998, the companies in the Latin America group reduced the amounts generated by financing activities. The reductions were primarily a function of substantial increases in operating cash flows, which are discussed above. The 1999 amounts generated by financing activities of $651 million consisted of $665 million in funds attributed from the BLS group reduced by the net effects of debt payments and proceeds. These financing amounts, in addition to the $568 million of amounts provided by operating activity, funded $1,099 million of investing activity.

     Amounts provided by financing activities increased from $303 million in the first six months of 1999 to $520 million in the first six months of 2000 as a result of long-term borrowings to finance the purchase of Tele Centro Oeste.

     We may from time to time repurchase shares of the Latin America group stock in the open market to fund option exercises or for other purposes. We expect these transactions to be accounted for in the financial statements of the Latin America group.

FINANCIAL CONDITION

     The Latin America group's debt to total capitalization ratio was 34.0% at May 31, 2000 compared to 27.6% at November 30, 1999. The increase is a result of borrowings of both short- and long-term debt to fund the purchase of Tele Centro Oeste, purchases of wireless licenses and buildout of new wireless license areas.

     The Latin America group's proportional ratio of debt to total capitalization was 49.1% at May 31, 2000. This ratio is calculated based on our equity ownership in the various Latin American operating companies and equity affiliates multiplied by the short- and long-term debt balances of those entities. The substantial difference in the ratio as compared to the GAAP debt ratio is primarily a result of the debt issued by the Brazilian operations.

     Cash balances on a combined basis were $287 million as of November 30, 1999 and $344 million as of May 31, 2000.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     Committed credit lines aggregated $930 million with various banks. Borrowings under the committed credit lines totaled $587 million at November 30, 1999 and $556 million at November 30, 1998. We also maintain uncommitted lines of credit for our Latin American businesses aggregating $530 million. Borrowings under the uncommitted lines of credit totaled $149 million at November 30, 1999 and $45 million at November 30, 1998. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

INFLATION

     Inflation has had and may continue to have negative effects on the economies and securities markets of emerging market countries and has had negative effects on the Latin America group's operating companies and equity affiliates. In general, inflation impacts companies in two ways. First, an entity may not be able to increase prices at the same rate as increases in operating costs and secondly, the government may introduce programs to slow economic growth to reduce inflation that lead to a decrease in demand for products and services as the economy slows. The Latin American companies, where permitted and subject to competitive pressures, intend to increase prices to mitigate for the effects of inflation. However, in those jurisdictions where prices are regulated or specified in the wireless license, the operating companies may not be able to successfully mitigate the impact of inflation on their operations.

     During 1999, the Brazilian operations experienced negative impacts of inflation as their license agreements require fixed pricing that prevented the operating company from immediately raising prices to offset increasing costs. In addition, demand slowed due to recession, which resulted from the government's actions to minimize inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     INTEREST RATE RISK

     Our exposure to market risk for changes in interest rates relates primarily to variable-rate long-term debt. For a description of long-term debt, see note I to the combined financial statements of the Latin America group. The general level of LIBOR rates affects the interest expense that we recognize on our variable-rate debt.

     FOREIGN EXCHANGE MARKET RISK

     A significant portion of the long-term debt held by our Latin American businesses is denominated in U.S. Dollars and is therefore subject to the effects of currency fluctuations and may affect reported earnings and losses. A significant change in the value of the U.S. Dollar against the various foreign currencies could result in a significant increase in foreign currency losses. As of November 30, 1999, short-and long-term debt issued by our combined Latin American businesses denominated in U.S. Dollars amounted to $860 million. In addition, our proportionate share of U.S. Dollar-denominated debt in the Brazilian operations was approximately $1.0 billion at November 30, 1999.

     Businesses in the Latin America group are subject to risk from changes in foreign exchange rates for operations that use a foreign currency as their functional currency and are translated into U.S. Dollars. Such changes result in cumulative translation adjustments which are included in Latin America group net worth. The Latin American businesses have translation exposure to various foreign currencies with the most significant being the Brazilian Real. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency and reflect translation gains and losses in the determination of net income.

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
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

     HEDGING POLICY

     Foreign exchange operating exposures that arise in the ordinary course of business may be managed using a variety of hedging techniques. Typically, our Latin American businesses hedge against foreign exchange or other operating exposures through "natural hedges" by borrowing in local currencies to the extent that such loans are available and economically attractive. Under no circumstances are foreign exchange based derivatives contracts used without an underlying business purpose even if a gain might be expected to result.

     RISK SENSITIVITY

     The following table provides information, by maturity date, about interest rate sensitive financial instruments applicable to the Latin America group, which consist of fixed- and variable-rate debt obligations. Fair values for the majority of its long-term debt obligations are based on quotes from sources that we consider reliable.

                                                                                    TOTAL
                                                                                   RECORDED    FAIR
                        2000      2001     2002     2003     2004    THEREAFTER     AMOUNT     VALUE
                        -----    ------    -----    -----    ----    ----------    --------    -----
                                                   (DOLLARS IN MILLIONS)

DEBT

Fixed rate debt.......  $ 301    $   20    $   2    $   1     $--      $ 367         $691      $569
Average interest
  rate................   7.73%    21.82%    7.61%    7.61%    --        5.59%

Variable rate debt....  $   2    $  202    $  --    $  --     $--      $  --         $204      $204
Average interest
  rate................   7.82%     7.82%      --       --     --          --

     At November 30, 1999, an entity within the Latin America group was a party to interest rate swaps with a notional amount totalling $30 million. Under the agreement, the entity pays fixed rates denominated in Venezuelan Bolivars and receives fixed rates denominated in U.S. Dollars averaging 8.0%. The swaps are subject to periodic settlement and mature in February 2001. Because the instruments were entered into at the end of the period, the recorded amount equaled the fair value.

NEW ACCOUNTING PRONOUNCEMENTS

     REVENUE RECOGNITION

     In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements," (SAB 101). SAB 101 requires that revenues and costs of revenues derived from services rendered at the beginning of a contract or business relationship be deferred and recognized over the life of the related contract or relationship. The guidelines in SAB 101 must be adopted during the second quarter 2000. We do not expect the adoption of these guidelines to have a material impact on our results of operations and financial position.

     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)

changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For the companies in the Latin America group, this means that the standard must be adopted no later than December 1, 2000. We do not expect the adoption of this standard to have a material impact on our results of operations, financial position or cash flows.

SUBSEQUENT EVENTS

  INVESTMENT IN COLOMBIA -- CELUMOVIL

     In June 2000, we acquired a 50.4% controlling equity interest in Celumovil S.A., a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $399 million, funded by $299 million of cash and a $100 million note payable due December 2000. We have commenced cobranding Celumovil with the BellSouth brand. Celumovil/BellSouth provides wireless service in the Eastern region of Colombia, which includes the capital city of Bogota, and in the Atlantic or coastal region.

  INVESTMENT IN COLOMBIA -- COCELCO

     Through a purchase on the Bogota stock exchange in July 2000, Celumovil/BellSouth acquired 100% of the shares of Cocelco, a leading company in the provision of wireless communication services in the western region of Colombia. This acquisition was funded by a $384 million capital contribution and a $30 million shareholder loan from BellSouth, resulting in an increase in BellSouth's ownership interest in Celumovil to 66.0%. The transaction creates the first nationwide mobile cellular communications operator in Colombia.

     We financed these purchases through borrowings of $813 million by companies in the BLS group, which then loaned the required funds to companies in the Latin America group, as contemplated by the tracking stock policy statement.

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

                       RELATIONSHIP BETWEEN THE BLS GROUP
                          AND THE LATIN AMERICA GROUP

     Our board of directors has adopted a tracking stock policy statement regarding BLS group and Latin America group matters. We encourage you to read the tracking stock policy statement, which we have attached as Annex II to this proxy statement.

GENERAL POLICY

     Our policy statement provides that all material matters as to which the holders of BLS group stock and the holders of Latin America group stock may have potentially divergent interests will be resolved in a manner that our board of directors or the finance/strategic planning committee of our board of directors determines to be in the best interests of BellSouth, after giving due consideration to the potentially divergent interests and all other interests of the separate series of common stock of BellSouth that our board of directors or the finance/strategic planning committee, as the case may be, deems relevant. For example, our board of directors could consider the relative sizes and contributions of the two groups to BellSouth as a whole as a relevant factor in resolving conflicts.

AMENDMENT AND MODIFICATION OF THE POLICY STATEMENT

     Our board of directors may, without shareholder approval, change the policies set forth in our policy statement, including any resolution implementing the provisions of our policy statement. Our board of directors also may, without shareholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in our policy statement in connection with particular facts and circumstances, all as our board of directors may determine to be in the best interests of BellSouth.

THE FINANCE/STRATEGIC PLANNING COMMITTEE

     Our policy statement provides that the finance/strategic planning committee will exercise the power, authority and responsibility that our board of directors delegates to it with respect to BLS group stock and Latin America group stock. Our board of directors initially will authorize the finance/strategic planning committee to interpret, make determinations under and oversee the implementation of our policies set forth in our policy statement. The committee in turn may develop procedures to implement the policy statement and may delegate the day-to-day administration of the policy statement and the procedures to one or more officers.

     In making determinations in connection with the policies set forth in our tracking stock policy statement, the members of the finance/strategic planning committee will act in the best interests of BellSouth.

     The members of the finance/strategic planning committee currently are J. Hyatt Brown, Chairperson; Armando M. Codina; James P. Kelly; and William S. Stavropoulos, all of whom are independent non-employee directors of BellSouth.

SCOPE OF THE BUSINESS OF THE GROUPS; COMPETITION

     Our policy statement provides that the companies in the Latin America group may generally engage in any business activity only in South America, Central America, Mexico and the Caribbean area, not including the territories and possessions of the United States and the Commonwealth of Puerto Rico. Our policy statement defines this geographic area as "Latin America." The Latin America group business activities are limited to Latin America, except as described below.

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

     The companies in the Latin America group will principally provide telecommunications and related services and products. These include:

     - wireless and wireline and related services, which include voice, video and data, whether local or long distance;

     - Internet access services; and

     - the provision of advertising and directory publishing products and services, including The Real Yellow Pages(R) or white pages directories, whether in paper or electronic format.

     Our policy statement provides that the companies in the BLS group may generally engage in any business activity, except for the provision of telecommunications and related services and products in Latin America, except as described below.

     The companies in the BLS group and the companies in the Latin America group may each provide, within the geographic region of the other group, telecommunications or related services or products that are incidental or ancillary to the provision of telecommunications or related services or products in their geographic region. For example, the companies in the BLS group may establish facilities inside Latin America at which they hand off traffic to the companies in the Latin America group or a third party. Similarly, the companies in the Latin America group may establish facilities outside Latin America at which they hand off traffic to the companies in the BLS group or a third party. Our telecommunications switches in New Jersey and London, England have been attributed to the Latin America group. The companies in the BLS group also use these switches and compensate the companies in the Latin America group for their use.

     Our policy statement permits commercially reasonable contracts or other arrangements between the companies in the BLS group and the companies in the Latin America group for sales agency, resale, traffic termination, clearinghouse services, network interconnection or any other arrangement with respect to the businesses conducted by either the companies in the BLS group or the companies in the Latin America group.

CORPORATE OPPORTUNITIES

     Our policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the BLS group and Latin America group, in whole or in part, in a manner it considers to be in the best interests of BellSouth as contemplated by the other provisions of our policy statement. If a business opportunity or operation, an acquired asset or business or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it in accordance with procedures that our board of directors adopts from time to time, or as otherwise determined by our board of directors, to ensure that decisions will be made in the best interests of BellSouth. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation:

     - whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of one group's business, as described under "-- Scope of the Business of the Groups; Competition;" and

     - whether one group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business or assumed liability.

RELATIONSHIP BETWEEN THE BLS GROUP AND THE LATIN AMERICA GROUP

     Our policy statement provides that BellSouth will manage the companies in the BLS group and the companies in the Latin America group in a manner intended to maximize the operations, unique assets and value of both groups, and with complementary deployment of personnel, capital and facilities, with the

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

continuing goal of positioning BellSouth as a unified source of telecommunications and related services and products.

     COMMERCIAL INTER-GROUP TRANSACTIONS

     All material transactions in the ordinary course of business between the companies in the BLS group and the companies in the Latin America group are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings, taking into account a number of factors, including quality, availability, volume and pricing.

     TRANSFERS OF OTHER ASSETS AND LIABILITIES

     Our board of directors may, without shareholder approval, reallocate assets and liabilities between the BLS group and the Latin America group not in the ordinary course of their respective businesses. Our board of directors may do so, for example, if we acquire a company whose business activities relate to both those of the BLS group and the Latin America group and we issue only one series of stock as consideration for this acquisition. In that event, our board of directors would likely reallocate assets and liabilities between the two groups according to the fair value of the assets or liabilities.

     CASH MANAGEMENT

     Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by BellSouth corporate headquarters on behalf of the groups. The companies in the Latin America group will manage all day-to-day disbursements and receipts and will maintain cash balances at the local level to enable the execution of those transactions.

     FINANCING ARRANGEMENTS

     Loans from the companies in the BLS group to the companies in the Latin America group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the Latin America group would be able to obtain from third parties, assuming it were a legal entity, determined in accordance with procedures adopted by our board of directors from time to time, or as otherwise determined by our board of directors or the finance/strategic planning committee, as the case may be. Loans from the companies in the Latin America group to the companies in the BLS group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the BLS group would be able to obtain from third parties, assuming it were a legal entity, determined in accordance with procedures adopted by our board of directors from time to time, or as otherwise determined by our board of directors or the finance/strategic planning committee, as the case may be. This policy contemplates that loans will be made on this basis, regardless of the interest rates and other terms and conditions on which those funds may actually have been acquired from third parties.

     INTELLECTUAL PROPERTY

     The companies in the BLS group will manage, on a centralized basis, the intellectual property of BellSouth attributed to the Latin America group and the intellectual property of BellSouth attributed to the BLS group. The companies in the Latin America group will manage the intellectual property attributed to it that is owned by the companies in the Latin America group.

     The companies in the Latin America group and the companies in the BLS group will have the right to use the intellectual property attributed to the other for appropriate business activities. Other than know-how, the companies in the BLS group do not use any significant intellectual property of BellSouth attributed to the Latin America group. The companies in the Latin America group do use in their businesses some of the intellectual property of BellSouth that is attributed to the BLS group. This intellectual property includes the BellSouth and The Real Yellow Pages(R) names and marks.
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

     Use of the names and marks is authorized under a license agreement between BellSouth and each company in which BellSouth has sufficient control over both the use of these names and marks and the quality of the goods and services sold under these names and marks so that it can protect the value of these names and marks. BellSouth establishes sufficient control by:

     - maintaining majority equity ownership;

     - maintaining a majority of the members of the board of directors of the company;

     - participating in or selecting the senior management of the company;

     - providing technical consulting services; or

     - through some combination of the foregoing.

Each license agreement requires the company to comply with BellSouth's corporate brand strategy, policies, graphics standards, advertising policies, quality control and restrictions on certain activities relating to the brand, including a prohibition on licensing and sublicensing without BellSouth's approval.

     Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the group whose entities paid to develop the intellectual property being sold or licensed. Alternatively, if the intellectual property being sold or licensed was jointly developed by the companies in the BLS group and the companies in the Latin America group and the companies in the BLS group and the companies in the Latin America group agree to allocate fees obtained in proportion to the development costs incurred by the companies in each group, then any fees obtained through the sale or licensing will be so allocated. If the intellectual property being sold or licensed was not predominantly developed by either the companies in the BLS group or the companies in the Latin America group or was jointly developed by the companies in the BLS group and the companies in the Latin America group but the companies in the BLS group and the companies in the Latin America group do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through the sale or licensing will be allocated using the same allocation as overhead expenses, as described under "-- Financial Reporting; Allocation Matters."

DIVIDEND POLICY

     Our policy statement provides that, subject to the limitations on dividends set forth in our articles of amendment and to the limitations of Georgia law, the holders of BLS group stock and the holders of Latin America group stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.

     The payment of dividends on BLS group stock will be a business decision that our board of directors makes from time to time based primarily on the results of operations, financial condition and capital requirements of the companies in the BLS group and of BellSouth as a whole and other factors that our board of directors considers relevant.

     Because the companies in the Latin America group are expected to require significant capital commitments to finance their operations and fund their future growth, our policy statement provides that BellSouth does not expect to pay any dividends on shares of Latin America group stock. If and when our board of directors determines to pay any dividends on shares of Latin America group stock, our policy statement provides that determination will be based primarily on the result of operations, financial condition and capital requirements of the companies in the Latin America group and of BellSouth as a whole and other factors that our board of directors considers relevant.

FINANCIAL REPORTING; ALLOCATION MATTERS

     Our policy statement provides that BellSouth will prepare and include in its filings with the SEC consolidated financial statements of BellSouth and combined financial statements of the Latin America group for so long as Latin America group stock is outstanding. In addition, prior to the expected distribution to the holders of BLS group stock of all of the shares of Latin America group stock reserved

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

for the BLS group, we will provide condensed consolidating financial statements of BellSouth that include the BLS group and the Latin America group. The financial information provided for each group will include allocated portions of our debt, interest, shared corporate services and taxes.

     In addition to allocating debt and interest as described above under "-- Relationship Between the BLS Group and the Latin America Group -- Financing Arrangements" and assets and liabilities as described above under "-- Relationship Between the BLS Group and the Latin America Group -- Transfers of Other Assets and Liabilities," our policy statement provides that shared corporate services and taxes will be allocated as follows:

  SHARED CORPORATE SERVICES

     We will directly charge specifically identified costs for shared corporate services to the BLS group and the Latin America group based upon their use of those services. Where determinations based on use alone are not practical, we will use other methods and criteria that our management believes are fair and provide a reasonable allocation of the cost of shared corporate services used by the groups. Shared corporate services include executive management, sponsorships, human resources, legal, accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology.

  TAXES

     Depending on the tax laws of the respective jurisdictions, income taxes, including any adjustments to income taxes, will be calculated on either a separate, consolidated, combined or unitary basis. Income tax provisions and related tax payments or refunds determined on a consolidated, combined or unitary basis will be allocated between the BLS group and the Latin America group based on their respective contributions, positive or negative, to the consolidated, combined or unitary tax liability. Cumulative net tax benefits that cannot be used by the group generating those benefits but that can be used on a consolidated, combined or unitary basis will be credited on a current basis to the group that generated the benefit.

                                   PROPOSAL 2
                    THE ADOPTION OF THE AMENDED AND RESTATED
                        BELLSOUTH CORPORATION STOCK PLAN

BACKGROUND AND REASONS FOR THE PROPOSAL


     On November 28, 1994, our board of directors adopted the BellSouth Corporation Nonemployee Director Stock Plan and on April 24, 1995, our board of directors adopted the BellSouth Corporation Stock Plan (together, the "prior stock plans"). On April 24, 1995, the prior stock plans were approved by our shareholders. On September 25, 2000, our board of directors adopted the Amended and Restated BellSouth Corporation Stock Plan (the "restated stock plan"), amending and restating the prior stock plans in a single plan document.


     The primary reasons for the restated stock plan are to reflect the tracking stock proposal by authorizing grants of awards with respect to BLS group stock and Latin America group stock and to increase the annual grant limits above current plan limits as described below. Executives and key employees with general managerial responsibilities will be granted balanced awards of both BLS group stock and Latin America group stock. Management employees of the BLS group will receive a preponderance of awards in BLS group stock, and management employees of the Latin America group will receive a preponderance of awards in Latin America group stock. Our board of directors believes that granting participants awards weighted toward the separate performance of the group in which the participants work and, in certain cases, the other group, is in the best interests of BellSouth. In addition, nonemployee directors will be granted balanced awards of both BLS group stock and Latin America group stock.

     We currently intend to grant awards for Latin America group stock on the date the planned public offering is completed or Latin America group stock is initially issued to executives principally assigned to the Latin America group, BellSouth executives, certain other employees and nonemployee directors.


     If approved by our shareholders, the restated stock plan will become effective on December 5, 2000. We believe that the restated stock plan will promote the best interests of BellSouth by:


     - helping to attract and retain exceptional employees, officers and directors;

     - motivating the participants by means of stock options, stock appreciation rights, restricted stock awards, performance shares, dividend equivalent rights and stock payments to achieve long-term performance goals; and

     - enabling our employees, officers and directors to participate in our long-term growth and financial success.

     We have summarized below the material terms of our restated stock plan. The summary is not complete. We encourage you to read the restated stock plan which is attached to this proxy statement as Annex III.

SUMMARY OF AMENDMENTS TO THE BELLSOUTH CORPORATION STOCK PLAN AND THE BELLSOUTH CORPORATION NONEMPLOYEE DIRECTOR STOCK PLAN

     If approved by our shareholders, the restated stock plan would:

     - amend the provisions that currently limit to 1% of the number of outstanding shares of our existing common stock that may be granted under the prior stock plans in any year to provide that awards, other than stock payments, in any year may be granted to eligible employees up to a number of shares of:

      - BLS group stock equal to 1.25% of the total number of shares of BLS group stock outstanding; and

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

      - Latin America group stock equal to 1.25% of the total number of shares of Latin America group stock outstanding;

      and, within those limits, stock of each such group equal to .25% of the total number of shares outstanding may be used for restricted stock awards and performance shares;

     - amend the provisions that currently limit to .1% of the number of outstanding shares of our existing common stock that may be granted in any year under the prior stock plans to provide that awards of stock payments in any year may be granted to eligible employees up to a number of shares of BLS group stock and Latin America group stock equal to .125% of the total number of outstanding shares related to such group:

     - amend the provisions that currently limit to 1.2 million shares of our existing common stock that may be granted to nonemployee directors under the prior stock plans to provide that nonemployee directors may be granted awards, other than stock payments, with respect to no more than
       1.2 million shares of BLS group stock and 1.2 million shares of Latin America group stock;

     - amend the provisions that currently limit to 700,000 shares of our existing common stock that may be granted to nonemployee directors under the prior stock plans to provide that nonemployee directors may be granted awards of stock payments with respect to no more than 700,000 shares of BLS group stock and 700,000 shares of Latin America group stock;

     - amend the provisions that currently limit to 2.5 million shares of our existing common stock that may be granted under the prior stock plans to any eligible employee during any calendar year to provide that no participant may be granted awards, other than stock payments, for more than 2.5 million shares of BLS group stock and 2.5 million shares of Latin America group stock during any calendar year, and within this limit no more than 500,000 shares of BLS group stock and no more than 500,000 shares of Latin America group stock for restricted stock awards, performance shares and dividend equivalent rights;

     - amend the provisions that currently limit to 250,000 shares of our existing common stock that may be granted under the prior stock plans to any eligible employee during any calendar year to provide that no participant may be granted awards of stock payments for more than 250,000 shares of BLS group stock and 250,000 shares of Latin America group stock, during any calendar year;

     - provide that all shares available in any year that have not been awarded under the prior stock plans or are not awarded under the restated stock plan will be available for awards in subsequent years;

     - in addition to the above shares, in the event of a distribution of Latin America group stock to the holders of BLS group stock, authorize the issuance of awards based on Latin America group stock as an adjustment to existing awards based on BLS group stock;

     - amend the provisions of the BellSouth Corporation Stock Plan to limit the aggregate number of shares that may be granted in the form of incentive stock options to no more than four million shares of BLS group stock and no more than four million shares of Latin America group stock;

     - amend the definition of "Shares" to provide for definitions of shares of BLS group stock and shares of Latin America group stock if those series of stock are created; and

     - establish the higher limits described above with respect to existing BellSouth common stock until shares of Latin America group stock are issued.

With respect to Latin America group stock, the term "outstanding" shall include:

      - the number of issued and outstanding shares of Latin America group stock; and

      - the number of shares of Latin America group stock reserved for the BLS group or for issuance to the holders of BLS group stock on the particular reference date.

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

SUMMARY OF THE RESTATED STOCK PLAN

  TYPES OF INCENTIVES

     Incentives granted under the restated stock plan may be:

     - stock options, consisting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, and non-qualified stock options (collectively, "options");

     - rights to receive a payment which reflects the appreciation in the fair market value of shares of BLS group stock or Latin America group stock ("stock appreciation rights");

     - shares of BLS group stock or Latin America group stock which may be subject to restrictions ("restricted stock awards");

     - shares of BLS group stock or Latin America group stock subject to performance goals ("performance shares");

     - rights to receive cash or shares of BLS group stock or Latin America group stock based on the value of dividends paid on BLS group stock or Latin America group stock ("dividend equivalent rights"); or

     - payments of shares of BLS group stock or Latin America group stock as a bonus, additional compensation or in lieu of the payment of cash compensation ("stock payments").

  ELIGIBILITY

     Under the terms of the restated stock plan, the following individuals are eligible to receive awards under the restated stock plan:

     - all of our employees, including executive officers and former employees (other than incentive stock options with respect to former employees);

     - all nonemployee directors (other than incentive stock options); and

     - all consultants performing significant services for us (other than incentive stock options).

  ADMINISTRATION

     With respect to employees who are or may become "covered employees" as defined under Section 162(m) of the Internal Revenue Code and other executive officers of BellSouth, the restated stock plan will be administered by the Executive Nominating, Compensation and Human Resources Committee (the "compensation committee") of our board of directors, all of the members of which qualify as outside directors as defined under Section 162(m) of the Internal Revenue Code and nonemployee directors as defined under Rule 16b-3 under the Securities Exchange Act of 1934.

     With respect to nonemployee directors, the restated stock plan will be administered by the Committee on Directors and Corporate Governance (the "director committee") of our board of directors.

     With respect to all other individuals eligible to receive awards under the restated stock plan, the restated stock plan will be administered by our chief executive officer or another individual designated by the compensation committee (the "administrator").

     The compensation committee, the director committee and/or the administrator will determine, subject to the restated stock plan, the employees, nonemployee directors and consultants to whom, and the time or times at which, it will grant awards, as well as the terms and provisions of each award.

  STOCK OPTIONS

     The purchase price of any share of stock covered by any option granted under the restated stock plan will not be less than the greater of the par value of the underlying stock and the fair market value of the underlying stock on the date of grant. The vesting period and all other terms and conditions of each option will be determined by the compensation committee, the director committee or the administrator.

     Unless otherwise determined by the director committee, each nonemployee director will automatically be granted an option to purchase shares of BLS group stock and/or an option to purchase shares of Latin America group stock at each annual meeting of shareholders.

     Options will be exercisable only by the optionee or his or her guardian or legal representative, and may not be transferred except that non-qualified stock options may be transferred by certain optionees to:

     - certain members of the optionee's (and the optionee's spouse's) family;

     - a trust, the beneficiaries of which consist only of members of the optionee's (and the optionee's spouse's) family; or

     - a partnership, the partners of which consist only of members of the optionee's (and the optionee's spouse's) family.

After the death of an optionee, that optionee's options may be transferred pursuant to the laws of descent and distribution.

  STOCK APPRECIATION RIGHTS

     Stock appreciation rights may be granted either:

     - in tandem with an option; or

     - independent of an option.

The exercise price of a stock appreciation right will not be less than the greater of the par value of the underlying stock and the fair market value of the underlying stock on the date of grant. The vesting period and all other terms and conditions of each stock appreciation right will be determined by the compensation committee, the director committee or the administrator.

     Upon exercise of the stock appreciation right, the holder will be entitled to receive the excess of the fair market value of the shares of stock subject to the exercise over the exercise price of the shares. Payments may be made in cash, in shares of BLS group stock or Latin America group stock, as the case may be, or a combination of cash and shares.

     Stock appreciation rights will be exercisable only by the holder or his or her guardian or legal representative, and may not be transferred except by a holder to:

     - certain members of the holder's (and the holder's spouse's) family;

     - a trust, the beneficiaries of which consist only of members of the holder's (and the holder's spouse's) family; or

     - a partnership, the partners of which consist only of members of the holder's (and the holder's spouse's) family.

     After the death of a holder, the stock appreciation right may be transferred pursuant to the laws of descent and distribution.

  RESTRICTED STOCK AWARDS

     Restricted stock awards will be subject to restrictions, as determined by the compensation committee, the director committee or the administrator. Until those conditions are met, the recipient may not sell, assign, bequeath, transfer, pledge or otherwise dispose of the shares. Recipients of restricted stock awards will otherwise be entitled to the rights of a shareholder with respect to the shares of stock subject to restricted stock awards, including the right to vote and receive dividends and other distributions made with respect to the stock.

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

     If a recipient of a restricted stock award fails to meet the terms and the conditions of the restricted stock award before any applicable restrictions lapse, the shares subject to the restricted stock award will be forfeited.

  PERFORMANCE SHARES

     Performance shares will become payable based on the attainment of performance goals. The performance goals with respect to employees who are or may become "covered employees" under Section 162(m) of the Internal Revenue Code are intended to meet the requirements of that section and the regulations under that section. These performance goals could relate to stock price, market share, sales, earnings per share, return on equity, costs, cash flow as well as other objective performance criterion, as determined by the compensation committee.

     A grant of performance shares may provide for the forfeiture of the shares in the event of termination of employment or other events, subject to exceptions for death, disability, retirement or other events, all as the compensation committee, the director committee or the administrator may determine. Payment of the performance shares may be made in the form of cash, shares of BLS group stock or Latin America group stock, as the case may be, or a combination of cash and shares.

  DIVIDEND EQUIVALENT RIGHTS

     Dividend equivalent rights may be granted either:

     - in tandem with the grant of options, stock appreciation rights or performance shares; or

     - independent of any other awards.

Payment under the dividend equivalent right may be subject to continued employment or service, the attainment of performance criteria or other conditions as the compensation committee, the director committee or the administrator may determine. Payments may be made in cash, in shares of BLS group stock or Latin America group stock, as the case may be, or a combination of cash and shares.

  STOCK PAYMENTS

     Stock payments may be granted by the compensation committee, the director committee or the administrator as a bonus or additional compensation or in lieu of obligations of BellSouth to pay cash compensation, with or without the election of the participant. A stock payment will be granted to each nonemployee director for the number of shares of BLS group stock and/or Latin America group stock, as determined by the director committee, equal to 50% of the retainer payable to each nonemployee director. The stock payment will be in lieu of the payment of 50% of the retainer. The participant will be entitled to the rights of a shareholder with respect to the stock payments, including the right to vote and receive dividends and other distributions made with respect to the stock. The compensation committee, the director committee or the administrator may, however, impose restrictions on the participant's ability to transfer the stock payments.

  LIMITATIONS ON GRANTS OF AWARDS

     Subject to adjustment as provided below under "-- Adjustments,":

     - the aggregate number of shares of BLS group stock and Latin America group stock that may be granted to participants (other than nonemployee directors) as restricted stock awards and performance shares in any calendar year may not exceed .25% of the shares of BLS group stock and Latin America group stock outstanding;

     - the aggregate number of shares of BLS group stock and Latin America group stock that may be granted to participants (other than nonemployee directors) as stock payments in any calendar year may not exceed .125% of the number of shares of BLS group stock and Latin America group stock outstanding;
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

     - in no event will more than four million shares of BLS group stock and Latin America group stock be granted with respect to incentive stock options; and

     - in no event will more than 1.2 million shares of BLS group stock and 1.2 million shares of Latin America group stock be granted to nonemployee directors with respect to awards other than stock payments and in no event will more than 700,000 shares of BLS group stock and 700,000 shares of Latin America group stock be granted to nonemployee directors with respect to stock payments.

     In addition, subject to adjustment as provided below under "-- Adjustments," the number of shares of BLS group stock and Latin America group stock that may be granted as awards, other than stock payments, to a participant in any calendar year may not exceed 2.5 million shares of BLS group stock and 2.5 million shares of Latin America group stock. Within this limit, the number of shares of BLS group stock and Latin America group stock that may be granted as restricted stock awards, performance shares and dividend equivalent rights in any calendar year may not exceed 500,000 shares of BLS group stock and 500,000 shares of Latin America group stock. Finally, the number of shares of BLS group stock and Latin America group stock that may be granted as stock payments to a participant in any calendar year may not exceed 250,000 of shares of BLS group stock and 250,000 shares of Latin America group stock.

  CHANGE IN CONTROL

     The compensation committee, or the director committee with respect to nonemployee directors, may provide for the acceleration of vesting of restricted stock awards, performance shares, dividend equivalent rights and stock payments in the event of a change in control of BellSouth. In addition, all options and stock appreciation rights granted under the prior stock plans, subject in some cases to the participant's consent, and the restated stock plan will become fully and immediately exercisable in the event of a change in control.

     A change in control is defined for purposes of our restated stock plan as:

     - the acquisition by a party or certain related parties of 20% or more of total voting power of BellSouth;

     - a turnover of the majority of our board of directors in any period of two consecutive years;

     - a merger or similar transaction after which BellSouth's shareholders hold securities representing 70% or less of the total voting power of the surviving entity;

     - the sale or disposition of subsidiary or assets which produced for the most recent fiscal year more than 30% of BellSouth's total operating revenues or net income;

     - the dissolution of BellSouth or the sale of all or substantially all of the assets of BellSouth; or

     - the consummation of any other transaction which a majority of our board of directors determines to constitute a change in control.

  TERMINATION AND AMENDMENT

     No award may be made under the restated stock plan after December 31, 2004. Our board of directors may at any time prior to that date terminate the restated stock plan or make any amendment or modification it deems advisable. However, any such amendments will require shareholder approval, to the extent the approval is required by applicable law.

     No enactment, modification, suspension or termination of the restated stock plan will alter or impair any awards previously granted under the restated stock plan without the consent of the holder, unless otherwise required by law.

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

  ADJUSTMENTS

     The restated stock plan provides that the compensation committee, the director committee or the administrator may adjust, in order to prevent dilution or enlargement of the rights of participants under the restated stock plan, as it deems appropriate:

     - the number and kind of shares that may be delivered in connection with awards;

     - the number and kind of shares that may be delivered or deliverable with respect to outstanding awards;

     - the number and kind of shares that may be granted as awards; and

     - the exercise price or purchase price relating to an award to reflect changes in the outstanding stock that occur because of stock dividends, stock splits, recapitalizations, reorganizations, share exchanges, liquidations or other similar events.

     In addition, the compensation committee, the director committee or the administrator, if deemed appropriate as a result of such events, may provide for a cash payment with respect to any outstanding awards.

  U.S. INCOME TAX CONSEQUENCES

     We believe that, based upon the laws as in effect on the date of this proxy statement, the following are the principal U.S. federal income tax consequences to participants and BellSouth of awards granted under the restated stock plan. State and local laws are not discussed, and special rules may apply if a participant has been a resident or citizen of a foreign country during his or her period of plan participation. THIS SUMMARY IS NOT A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO PARTICIPANTS AND BELLSOUTH AND DOES NOT DESCRIBE TAX CONSEQUENCES BASED ON PARTICULAR CIRCUMSTANCES. FOR THESE REASONS, PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY SPECIFIC QUESTIONS REGARDING THE TAX CONSEQUENCES OF AWARDS GRANTED UNDER THE RESTATED STOCK PLAN.

     INCENTIVE STOCK OPTIONS. If we issue shares to an employee upon the exercise of an incentive stock option granted under the restated stock plan during the employee's employment or within three months after the employee's termination of employment, then:

     - the employee will not recognize income at the time of the grant of the incentive stock option or upon exercise of the incentive stock option;

     - we will not be allowed a federal income tax deduction in connection with the grant or exercise of the incentive stock option; and

     - upon a sale or exchange of the shares after the later of (1) one year from the date of transfer of the shares to the employee and (2) two years from the date of grant of the incentive stock option, any amount received by the employee in excess of the incentive stock option price will be taxed to the employee as a capital gain, and any loss sustained by the employee will be a capital loss. The capital gain, if any, from sales or exchanges of shares is subject to tax at various rates depending upon the length of time the shares were held, the date of disposition and the income tax bracket of the employee.

     If the shares are disposed of before the holding period requirements are satisfied, then:

     - the employee will recognize ordinary income in the year of disposition in an amount (1) equal to the excess, on the date of exercise of the incentive stock option, of the fair market value of the shares received over the option price paid, but (2) limited to the excess of the amount received on the sale over the option price if the shares are disposed of at a loss;

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

     - we will be entitled to a deduction for the year equal to the ordinary income recognized by the employee; and

     - the employee will have capital gain or loss equal to the difference between (1) the amount received by the employee upon the sale or exchange of the shares and (2) the option price paid by the employee increased by any ordinary income recognized.

     NON-QUALIFIED STOCK OPTIONS. A participant to whom a non-qualified stock option is granted will not recognize income at the time the option is granted. When the participant exercises the option, he or she will recognize ordinary income equal to the excess, if any, of the fair market value over the option price paid, as of the date of exercise, of the shares received. Subject to the Internal Revenue Code and regulations under the Internal Revenue Code, we will generally be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant. Any compensation included in an employee's gross income will be subject to federal employment taxes. Upon the sale of shares acquired through the exercise of a non-qualified stock option, the participant will have capital gain or loss equal to the difference between the amount received on the sale and the tax basis of the shares sold.

     STOCK APPRECIATION RIGHTS. A participant to whom a stock appreciation right is granted will not recognize income at the time the stock appreciation right is granted. When the participant exercises the stock appreciation right, he or she will recognize ordinary income equal to the fair market value of the shares received or the amount of cash received. Subject to the Internal Revenue Code and regulations under the Internal Revenue Code, we will generally be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant. Any compensation included in an employee's gross income will be subject to federal employment taxes.

     RESTRICTED STOCK AWARDS. No taxable income will be recognized by a participant upon the grant of a restricted stock award that is subject to a substantial risk of forfeiture unless the participant makes the election under
Section 83(b) of the Internal Revenue Code referred to in the next paragraph. If the participant does not make an election, he or she will recognize ordinary income at the time his or her interest in the shares is either transferable or no longer subject to a substantial risk of forfeiture (the "Section 83 restrictions"). The amount of this ordinary income will be equal to the excess of the fair market value of the shares received at the time over the amount, if any, the participant paid for the shares. The participant's tax basis in the shares received at the lapse of the Section 83 restrictions will be equal to the amount, if any, paid for the shares plus the amount of ordinary income recognized. Dividends paid on shares while they are subject to the Section 83 restrictions will be taxable as ordinary compensation income and not as dividends.

     A participant receiving shares under a restricted stock award may elect under Section 83(b) of the Internal Revenue Code to be taxed at the time the participant receives the shares in an amount equal to the fair market value of the shares received, determined without regard to the Section 83 restrictions, at the time of transfer less the purchase price, if any, paid for the shares. If a Section 83(b) election is made, dividends paid on these shares will not be taxable as compensation income but will be taxable as dividends, and no additional compensation income will be recognized when the Section 83 restrictions lapse or are released. Participants should consult their tax advisor regarding the possible use of a Section 83(b) election, which must be made within 30 days following the transfer of the shares.

     PERFORMANCE SHARES. Generally, no income will be recognized by a participant upon the grant of performance shares and instead the participant will recognize ordinary income at the time the performance shares become payable and are no longer subject to Section 83 restrictions. The ordinary income will be equal to the excess of the fair market value of the shares at the time they become payable or non-forfeitable over the amount, if any, the participant paid for the shares. The participant's tax basis in the shares will be equal to the amount, if any, paid for the shares plus the amount of ordinary income recognized with respect to the shares. Dividends paid on shares while they are subject to the Section 83 restrictions will be taxable as ordinary compensation income and not as dividends.

     A participant receiving performance shares that are subject to Section 83 restrictions may elect under Section 83(b) of the Internal Revenue Code to be taxed at the time the participant receives the shares, as described above.

     DIVIDEND EQUIVALENT RIGHTS. No taxable income will be recognized by a participant upon the grant of a dividend equivalent right and instead the participant will recognize ordinary income at the time the participant receives payments under the dividend equivalent right. The ordinary income will equal the fair market value of the shares received or the amount of cash received.

     STOCK PAYMENTS. The participant will recognize ordinary income at the time the stock payments are paid and are no longer subject to Section 83 restrictions. The ordinary income will equal the fair market value of the shares at the time they become payable or non-forfeitable. The participant's tax basis in the shares will be equal to the amount of ordinary income recognized with respect to the shares. Dividends paid on shares while they are subject to the
Section 83 restrictions will be taxable as ordinary compensation income and not as dividends.

     A participant receiving stock payments that are subject to Section 83 restrictions may elect under Section 83(b) of the Internal Revenue Code to be taxed at the time the participant receives the shares, as described above.

     LIMITS ON DEDUCTIONS. Under Section 162(m) of the Internal Revenue Code, our deduction for compensation paid to our chief executive officer and our four other most highly paid executive officers during a particular year is limited to $1 million per person, except that compensation that is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any other executive officer or employee is not affected by this provision.

     Except where the compensation committee deems it to be in the best interest of BellSouth, the compensation committee will attempt to structure awards under the restated stock plan to qualify as performance-based under Section 162(m) of the Internal Revenue Code. This qualification depends upon the shareholders approving the restated stock plan and assumes that the provisions of the restated stock plan relating to stock options and performance shares are followed. With respect to any awards under the restated stock plan that are not performance-based, any deduction we may claim will be subject to the limitations on deductibility in Section 162(m) of the Internal Revenue Code.

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

                                   PROPOSAL 3
                           AMENDMENTS TO THE BY-LAWS

SUMMARY OF THE PROPOSAL

     We are asking you to consider and approve amendments to our by-laws, which would:

     - provide that a quorum would exist at a shareholders meeting if 40% of the voting power of the outstanding shares are represented at the meeting. Our present by-laws provide for a quorum to exist at a meeting if 40% of all shares, rather than all votes, are present.

     - change the way in which we determine the shareholder votes required to take action on certain issues. The change would allow the shareholders to approve a proposal made at a meeting by a vote in which the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Our present by-laws require that a proposal receive the affirmative vote of a majority of the votes present at the meeting.

BACKGROUND AND REASONS FOR THE PROPOSAL

     The primary reason for the amendment relating to the quorum at a shareholders meeting is to reflect our new voting structure under the tracking stock proposal. Our present by-laws provide for a quorum to exist at a meeting of shareholders if 40% of all shares are present. Because under our current voting structure each share has one vote, the presence at a meeting of 40% of the outstanding shares also ensures that 40% of the outstanding votes are present. Under the voting structure that will be in effect if the tracking stock proposal is adopted, each share of Latin America group stock, or any additional series of common stock, may have less than one, one or more than one vote. The proposed change to the quorum provision in our by-laws will ensure that at least 40% of the outstanding votes are present at any meeting at which action may be taken. The proposed change would have the effect of requiring to be present a number of shares that is greater or less than 40% of the number of outstanding shares, depending on the relative market values of the shares of each series and the number of shares of each series outstanding.

     The other proposed amendments to our by-laws would change the way in which we determine the shareholder votes required to take action on certain issues. The changes would allow the shareholders to approve a proposal made at a meeting by a vote in which the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Approval of a proposal under our present by-laws generally requires that the proposal receive the affirmative vote of a majority of the votes present at the meeting. As a result, abstentions and broker non-votes have the same effect as negative votes on the proposal. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal. The provisions of our current by-laws that we propose to amend were consistent with the requirements of Georgia law when they were adopted. Georgia law has changed. These proposed changes to our by-laws will conform the affected provisions to current Georgia law on shareholder voting. The changes would permit shareholder approval of an action by fewer votes than under our current by-laws at shareholder meetings at which abstentions or broker non-votes are received. These amendments would not, however, change our shareholder voting rules in director elections. They also would not apply to shareholder votes for which Georgia law, our charter or our by-laws require a greater vote than would be required under these amendments.

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

                  STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS


     The following table sets forth ownership of shares of BellSouth stock by each director, by each executive officer named in the summary compensation table set forth under "Executive Compensation -- Summary of Cash and Certain Other Compensation," and by all directors and executive officers as a group, as of September 30, 2000. These shares represent in the aggregate less than 1% of the outstanding shares.



                                                                                 SHARES AND
                                                 CURRENT     SHARES SUBJECT      STOCK UNITS
                                                BENEFICIAL         TO            HELD UNDER
NAME                                             HOLDINGS      OPTIONS(A)     DEFERRAL PLANS(B)     TOTAL
----                                            ----------   --------------   -----------------   ---------
F. Duane Ackerman.............................   193,100         972,347            99,793        1,265,240
Reuben V. Anderson............................     2,000          25,383             5,903           33,286
James H. Blanchard............................    14,738          35,694            18,813           69,245
J. Hyatt Brown................................    60,845          32,000            12,331          105,176
Armando M. Codina.............................    49,041          15,773            15,524           80,338
Francis A. Dramis, Jr. .......................     5,586               0                 0            5,586
Jere A. Drummond..............................    84,465         496,158            32,098          612,721
Ronald M. Dykes...............................    15,884         253,692            32,100          301,676
Kathleen F. Feldstein.........................     2,000           4,000             3,741            9,741
James P. Kelly................................         0               0             1,441            1,441
Joseph M. Magliochetti........................     1,500               0             1,143            2,643
Earle Mauldin (C).............................    55,421       1,714,258            61,792        1,831,471
John G. Medlin, Jr. ..........................    10,000          39,116            21,616           70,732
Leo F. Mullin.................................    16,484          12,000             5,451           33,935
Eugene F. Murphy..............................    14,000               0             3,006           17,006
Robin B. Smith................................     4,000          21,425             3,836           29,261
William S. Stavropoulos.......................     6,400           9,818             6,034           22,252
Directors and executive officers as a group
  (24 persons)................................   682,562       4,605,285           442,665        5,730,512


---------------


(A) Represents shares that may be acquired currently or within 60 days after September 30, 2000 through the exercise of stock options. The exercise price of options is the market price of BellSouth stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.

(B) Represents shares of BellSouth stock, phantom stock units and units representing accrued dividends, receipt of which has been deferred pursuant to various deferral plans. The phantom stock units are payable in cash, but track the performance of BellSouth stock. Neither the shares nor the units can be voted or transferred.
(C) Mr. Mauldin retired from BellSouth effective March 1, 2000. On that date, all of his outstanding stock options other than those granted in 2000 vested and became exercisable.

                             DIRECTOR COMPENSATION

FEES AND OTHER COMPENSATION

     During 1999, directors who were not employees of BellSouth received the following:

Annual retainer.................................  $30,000   (50% paid in our existing
                                                            common stock)
Attendance fee for each meeting of our board of
  directors.....................................
                                                    1,800
Attendance fee for each committee meeting.......
                                                    1,500
Annual retainer for each committee chaired......
                                                    5,000
Annual grant of our existing common stock.......      400   shares

Nonemployee directors also are provided certain telecommunications services and death benefits and, while on BellSouth business, travel accident insurance. In 1999, the cost of these benefits was approximately $1,518 per director.

NONEMPLOYEE DIRECTOR STOCK PLAN

     Under the BellSouth Nonemployee Director Stock Plan, each nonemployee director receives an annual grant of non-qualified stock options to purchase 4,000 shares of our existing common stock together with tandem stock appreciation rights, at an exercise price per share equal to the fair market value of the stock on the grant date. The options become exercisable one year after the grant date. In 1999, each of the 12 eligible nonemployee directors was granted options to purchase 4,000 shares of our existing common stock at a per share exercise price of $43.63.

STOCK OWNERSHIP INCENTIVES

     To further link director and shareholder interests, the Director Stock Plan provides for the award of additional stock options to each nonemployee director who owns our existing common stock valued at least five times the amount of the annual retainer for members of our board of directors. The director receives one additional option for every two shares owned in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any director is 4,000 options. Directors only receive additional stock options for each excess share one time; thereafter, they must acquire additional shares in order to continue to receive additional stock options. The following directors received grants of additional options at a per share grant price of $43.63 in 1999: Anderson (1,345 additional options), Blanchard (4,000 additional options), Brown (4,000 additional options), Codina (3,773 additional options), Davis (2,362 additional options), Medlin (4,000 additional options), Mullin (4,000 additional options), Smith (1,325 additional options), Spangler (4,000 additional options), Stavropoulos (1,818 additional options), and Wilson (2,178 additional options).

     The director realizes value from the stock options only when exercised, and only to the extent that the price of our existing common stock on the exercise date exceeds the price of the stock on the grant date.

RETIREMENT PLAN

     We have historically maintained a retirement plan for nonemployee directors who have served on our board of directors or a subsidiary board for at least five years and have reached the age of 55. Eligible directors receive an annual retirement benefit of up to a maximum of 100% of the retainer with ten years or more service. Payments are made for a maximum of 12 years following retirement. Effective April 30, 1997, the accrual of retirement benefits under this plan was discontinued.

NONEMPLOYEE DIRECTORS' CHARITABLE CONTRIBUTION PROGRAM

     The Nonemployee Directors' Charitable Contribution Program has been terminated with respect to new members of our board of directors; however, contributions will continue to be made on behalf of directors who were members of our board of directors prior to January 1997. This program was designed to acknowledge the service of our directors and to recognize the mutual interests of directors and us in supporting worthy institutions. The program provided that we would make a contribution to educational or cultural organization(s) designated by the director upon the director's death or retirement. Directors had to have five years of service on our board of directors or on the board of a subsidiary to qualify for this program. The amount contributed by BellSouth increased with each year served by the director, up to a maximum contribution of $1 million, payable after ten years of service. All charitable deductions for tax purposes accrue solely to us and the individual directors derive no direct financial benefit from the program.

             EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Nominating, Compensation and Human Resources Committee of the BellSouth board of directors (the "compensation committee") is responsible for the oversight and administration of BellSouth's executive compensation program. The compensation committee is composed entirely of independent, nonemployee directors.

     BellSouth's executive compensation program is based on a philosophy that the total compensation package must be competitive with similar companies in order to attract and retain executive talent. The program also seeks to emphasize variable compensation. The 1999 executive compensation program was based on the following principles:

     - base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities;

     - annual incentive awards are dependent upon BellSouth's performance against established target levels and its financial performance relative to its peers; and

     - long-term compensation, in the form of stock options, directly links officers' rewards to stock price appreciation.

The 1999 executive compensation program and a specific discussion regarding the compensation of BellSouth's chief executive officer are set out in detail below. The tables included elsewhere in this proxy statement reflect the results of the procedures and principles discussed below.

STOCK OWNERSHIP GUIDELINES

     In keeping with its belief that tying the financial interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the board of directors has established executive stock ownership guidelines. Under these guidelines, the officers are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their position in BellSouth. In order to incent officers to exceed the targets, awards of incentive stock options are made to those who do exceed the targets. In 1999, BellSouth awarded 75,533 incentive stock options to 35 officers who exceeded their stock ownership targets.

BASE SALARY

     BellSouth establishes a market-competitive target salary for each officer based upon his or her job responsibilities. The target salary is established by utilizing information from general industry surveys, surveys of the telecommunications industry specifically, and proxy materials of a peer group of other large United States telecommunications companies, including Bell Atlantic Corporation, GTE Corporation, SBC Communications, Inc. and U S West, Inc. The compensation committee reviewed the market competitiveness of each individual salary and the chief executive officer's recommendations regarding individual pay treatment and approved individual salary levels for BellSouth's officers.

ANNUAL INCENTIVE AWARDS

     The BellSouth Corporation Officer Short Term Incentive Award Plan (the "incentive award plan"), which was approved by BellSouth's shareholders in 1996, is designed to provide annual incentive awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (see discussion below), thus allowing BellSouth to fully deduct these payments. The incentive award plan establishes an overriding performance goal prohibiting the payment of any short-term award to eligible officers unless BellSouth has positive consolidated earnings, as defined in the incentive award plan. Furthermore, the incentive award plan establishes maximum levels of awards payable to any one individual. The compensation committee works within these limitations and then exercises discretion in determining the actual amount of individual awards. A target incentive award amount, determined as a percentage of base salary, is established for each officer.

     The incentive award plan is intended to place a significant part of each executive's annual compensation at risk. An executive's annual incentive award for a particular year is based on the performance of BellSouth or the business unit of the executive for that year (measured by revenue growth, net income, customer satisfaction, and other factors), and the executive's individual achievement of personal commitments. The compensation committee approves performance objectives at the beginning of each year based on a projection of the results BellSouth will be required to achieve in order to be a top-performing company in its peer group. The weight given to each of these performance components varies, depending upon the officer's particular job assignment. In addition, the officer's award can be adjusted by the compensation committee based upon a comparison of the financial performance of BellSouth or that business unit with the financial performance of the peer group of companies.

     The method used to determine the chief executive officer's annual incentive award is discussed below under "-- 1999 Compensation for the Chief Executive Officer."

LONG TERM INCENTIVE PROGRAM

     BellSouth's long term incentive program is intended to focus the officer group on the achievement of corporate goals over time. Officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term business development with the need for a reasonable current return. The compensation committee's intention is to incent BellSouth's officers to take the risks necessary to secure a strong foothold for BellSouth in the competitive marketplace, which is continually changing to admit new competitors such as alternative local exchange service providers, cable companies, wireless service providers and long distance carriers.

     Awards in 1999: This philosophy is put into effect by basing BellSouth's long term incentive plans on the performance of BellSouth stock. Under the BellSouth Corporation Stock Plan, each officer receives an annual grant of nonqualified stock options. The options are issued at market price on the date of grant. BellSouth does not issue options at less than fair market value at the date of grant, and the officer receives value from the options only if the stock price has appreciated on the date of exercise.

     The number of stock options granted to each officer for 1999 was determined by applying an annual grant level percentage against each individual executive's base salary. This percentage was comparable to the grant practices of high-performing companies, as determined by examining external surveys and data from proxy statements. The actual number of stock options granted was determined by using the Black-Scholes option pricing model. The compensation committee does not adjust each annual grant to reflect options outstanding or previously granted to a particular executive officer.

     Payments in 1999: In 1995, BellSouth's executives received grants of dividend equivalent rights under the Shareholder Return Cash Program. Each grant provided for five annual cash payments. The maximum payment was 100% of the value of the annual dividends paid by BellSouth on a share of BellSouth stock multiplied by the number of units granted. The actual amount of the payments is determined by comparing BellSouth's Total Shareholder Return ("TSR") with the median TSR of a peer group of companies. TSR is measured by adding the amount of appreciation in BellSouth's stock price to the amount of dividends paid to shareholders. The compensation committee compared BellSouth's TSR to the TSR of the peer group for the 1995 through 1999 performance periods and awarded the named executive officers the amounts set forth in the summary compensation table set forth under "Executive Compensation -- Summary of Cash and Certain Other Compensation."

     The Shareholder Return Cash Program was amended in 1996. In 1997, under the amended plan, BellSouth's executives received grants of units that provided for one cash payment at the end of a three-year performance period. Awards can vary from 0-200% of the value of the total dividends paid by BellSouth on a share of BellSouth stock, multiplied by the number of units granted. The actual award is based on the ranking of BellSouth's TSR as compared with the TSR of a peer group of companies. The compensation committee reviewed the numerical results and, after taking into account the impact of a corporate transaction within the peer group, awarded the named executive officers the amounts set forth in the summary compensation table set forth under "Executive Compensation -- Summary of Cash and Certain Other Compensation."

1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     Evaluation Procedure: In 1998, the Executive Nominating and Compensation Committee implemented, with the approval of the full board of directors, a procedure for evaluating the chief executive officer's performance. The compensation committee annually reviews the chief executive officer's accomplishments and develops an evaluation of the chief executive officer. Our full board of directors discusses the results of the evaluation and the compensation committee chair reviews these results with the chief executive officer.

     1999 Base Salary: In determining Mr. Ackerman's 1999 base salary, the compensation committee reviewed the chief executive officer's major accomplishments and developed an evaluation of his performance. It also reviewed reported base salary information for the chief executive officers of the other companies in the peer group as well as the salaries of chief executive officers of other companies of comparable size. Based upon this evaluation and its review of relevant market data, the compensation committee increased the chief executive officer's salary to the amount reported in the summary compensation table set forth under "Executive Compensation -- Summary of Cash and Certain Other Compensation."

     1999 Short Term Incentive Award: In determining the chief executive officer's short term incentive award for 1999 performance, the compensation committee applied the evaluation procedure discussed above. In early 2000, the compensation committee conducted a review of Mr. Ackerman's accomplishments during 1999 and concluded that, under Mr. Ackerman's leadership, BellSouth continued to achieve its overall financial and business goals in accordance with its corporate strategies. Based on these factors, the compensation committee exercised its judgment and awarded the chief executive officer the overall short term incentive award shown in the summary compensation table set forth under "Executive Compensation -- Summary of Cash and Certain Other Compensation."

     1999 Long Term Incentive Award: The compensation committee also approved payment to the chief executive officer of the amount shown in the summary compensation table for units granted under the Shareholder Return Cash Program for performance periods beginning in 1995 and 1997. The amount of this payment was determined by using the same method as is described for the executive officers in "-- Long Term Incentive Program -- Payments in 1999" above. The compensation committee also approved grants of stock options to Mr. Ackerman as shown in the "Option/SAR Grants in 1999" table set forth under "Executive Compensation -- Stock Options and Stock Appreciation Rights." The number of options granted was determined by using the same procedure as is described for the executive officers in "-- Long Term Incentive Program -- Awards in 1999" above.

INTERNAL REVENUE CODE SECTION 162(M) IMPLICATIONS FOR EXECUTIVE COMPENSATION

     The compensation committee is responsible for addressing issues raised by
Section 162(m) of the Internal Revenue Code. This section limits BellSouth's tax deduction for compensation paid to certain executive officers that does not qualify as "performance-based" to $1 million per executive officer. To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the compensation committee must certify that the performance goals were achieved before payments can be awarded.

     The compensation committee continues to carefully consider the impact of this rule and has taken several steps that are designed to comply with its provisions and to maximize the corporate tax deduction for performance-based compensation. First, it adopted the BellSouth Corporation Stock Plan, which was approved by BellSouth's shareholders in 1995. This plan establishes performance criteria that are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1 million limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan approved by BellSouth's shareholders in 1996. Awards made under this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1 million limitation. However, the compensation committee believes that in some instances it may be necessary to forsake a tax deduction in order to continue to attract and retain qualified executives.

                                          The Executive Nominating,
                                          Compensation and Human
                                          Resources Committee

                                          James H. Blanchard (Chair)
                                          John G. Medlin, Jr.
                                          C. Dixon Spangler, Jr.
                                          J. Tylee Wilson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee (as of April 2000, James
H. Blanchard, John G. Medlin, Jr., Leo F. Mullin and Joseph M. Magliochetti) are former or current officers or employees of BellSouth or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The table below shows, for the last three years, the compensation paid or accrued by BellSouth and its subsidiaries to each of the five named executive officers.

                           SUMMARY COMPENSATION TABLE
                                     ($000)

                                                ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                        -----------------------------------   ------------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                              -------------------------   --------
                                                                  OTHER       RESTRICTED    SECURITIES
                                                                  ANNUAL        STOCK       UNDERLYING      LTIP      ALL OTHER
           NAME AND                                  BONUS     COMPENSATION     AWARDS     OPTIONS/SARS   PAYOUTS    COMPENSATION
      PRINCIPAL POSITION         YEAR   SALARY($)    ($)(A)       ($)(B)        ($)(C)         (#)         ($)(D)       ($)(E)
      ------------------         ----   ---------   --------   ------------   ----------   ------------   --------   ------------
F. DUANE ACKERMAN..............  1999   $1,100.0    $2,400.0      $92.4                       589,992     $1,249.0      $244.5
Chairman of the Board,           1998      990.0     2,000.0       11.9        $6,345.3     1,942,918        802.4       136.2
President and Chief Executive    1997      825.0     1,300.0       11.0                       417,216        148.0       108.7
Officer
JERE A. DRUMMOND...............  1999   $  620.0    $1,002.0      $48.5                       260,692     $  543.2      $156.2
Vice Chairman -- External
  Affairs                        1998      580.0       900.0       11.3                       302,574        497.4        99.5
                                 1997      500.0       522.5       11.2                       179,616         83.2        84.3
EARLE MAULDIN(F)...............  1999   $  562.7    $  774.5      $48.3                       226,992     $  504.4      $155.4
Vice Chairman                    1998      511.5       799.0       12.0                       256,174        454.5       116.7
                                 1997      465.0       523.5       12.9                       167,416         77.5       109.0
RONALD M. DYKES................  1999   $  483.3    $  925.0      $21.3                       160,692     $  326.2      $100.6
Chief Financial Officer          1998      428.0       553.0       12.8                       177,920        248.5        71.6
                                 1997      360.0       349.0       16.9                       112,592         35.1        65.4
FRANCIS A. DRAMIS, JR.(G)......  1999   $  431.3    $  992.0      $28.2                       135,100     $    0.0      $104.9
Chief Information and            1998       35.4       200.0        0.0                             0          0.0        29.3
Ecommerce Officer

---------------

(A) These amounts were earned under the BellSouth Corporation Officer Short Term Incentive Award Plan. The amounts reported for Mr. Dramis include special bonuses of $200.0 for 1999 and $200.0 for 1998 as part of his employment offer.
(B) Represents tax "gross ups" for the five named executive officers.
(C) This item shows the grant date value of shares of restricted stock awarded to Mr. Ackerman pursuant to the terms of an agreement approved by our board of directors on November 23, 1998, as described under "-- Executive Employment Agreements and Other Retirement and Change in Control Arrangements." The value shown in the table is based on the closing price of BellSouth stock on the New York Stock Exchange on the grant date, November 23, 1998. At December 31, 1999, Mr. Ackerman held 152,440 shares of restricted stock valued at $7,136.1, based on the closing price of $46.8125 of BellSouth stock on the New York Stock Exchange on December 31, 1999. Mr. Ackerman receives the dividends paid on these shares at the same rate as the dividend rate received by all shareholders.
(D) The amounts reported for 1999 include the amounts that were earned under the Shareholder Return Cash Program for the fifth year of the five-year performance period beginning in 1995, and the three-year performance period beginning in 1997. The amounts reported for 1998 include the amounts that were earned under the Shareholder Return Cash Program for the fifth year of the five-year performance period beginning in 1994, the fourth year of the five-year performance period beginning in 1995, and the three-year performance period beginning in 1996. The amounts reported for 1997 include the amounts that were earned under the fifth year of the five-year performance period beginning in 1993, the fourth year of the five-year performance period beginning in 1994, and the third year of the five-year performance period beginning in 1995.
(E) Included in this category for 1999 are amounts for the five named executive officers for: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $67.3, $51.3, $65.5, $43.3 and $0.0, respectively; (b) BellSouth matching contributions to certain employee benefit plans, $16.0, $17.8, $9.5, $16.8 and $12.9, respectively; (c)
    benefits substantially equal to BellSouth matching contributions that could not be provided under employee savings plans because of limitations under the Internal Revenue Code or on amounts deferred from compensation, $56.4, $27.6, $27.5, $19.4 and $16.3, respectively; (d) value of life insurance premiums paid by BellSouth, $83.1, $42.2, $40.1, $10.1 and $16.7, respectively; and (e) value of benefits from premiums paid by BellSouth for split-dollar life insurance, $21.7, $17.3, $12.8, $11.0 and $0.0, respectively. BellSouth uses the Present Value Ratio Method to determine the portion of each split-dollar life insurance premium dollar attributable to the executive officer. BellSouth will recover the cost of premium payments from the cash value of the split-dollar life insurance policies. The amounts reported for Mr. Dramis include amounts paid in connection with his relocation of $59.0 for 1999 and $29.3 for 1998.

(F) Mr. Mauldin retired from BellSouth effective March 1, 2000 and received the amounts described under "-- Executive Employment Agreements and Other Retirement and Change in Control Arrangements -- Succession Planning Arrangements."
(G) Mr. Dramis was hired on December 1, 1998; therefore, information for prior periods is not reported. Bonus for 1999 includes special bonus of $200.0 as discussed in (A) above.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of stock options to the five named executive officers during 1999. BellSouth utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Value" column. The officer realizes value from the stock options only to the extent that the price of BellSouth stock on the date the officer exercises the options exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated below; these amounts should not be used to predict stock performance.

                           OPTION/SAR GRANTS IN 1999

                                  INDIVIDUAL GRANTS
                                      NUMBER OF         % OF TOTAL                                  GRANT DATE
                                     SECURITIES        OPTIONS/SARS     EXERCISE                      VALUE
                                     UNDERLYING         GRANTED TO         OR                       GRANT DATE
                                    OPTIONS/SARS        EMPLOYEES      BASE PRICE   EXPIRATION       PRESENT
NAME                                 GRANTED (#)      IN FISCAL YEAR     ($/SH)        DATE        VALUE ($000)
----                              -----------------   --------------   ----------   ----------     ------------
F. Duane Ackerman...............       587,700(A)          3.82%         $45.53       2/1/09       $   6,530.0(C)
                                         2,292(B)           .02           43.63      4/26/09              25.1(D)
Jere A. Drummond................       258,400(A)          1.68%         $45.53       2/1/09       $   2,871.1(C)
                                         2,292(B)           .02           43.63      4/26/09              25.1(D)
Earle Mauldin...................       224,700(A)          1.46%         $45.53       2/1/09       $   2,496.7(C)
                                         2,292(B)           .02           43.63      4/26/09              25.1(D)
Ronald M. Dykes.................       152,300(A)           .99%         $45.53       2/1/09       $   1,692.2(C)
                                         2,292(B)           .02           43.63      4/26/09              25.1(D)
                                         6,100(A)           .04           45.53      12/1/09              76.3(E)
Francis A. Dramis, Jr...........       130,000(A)           .85%         $45.53       2/1/09       $   1,444.4(C)
                                         5,100(A)           .03           45.53      12/1/09              63.8(E)

---------------

(A) Under provisions of the BellSouth Corporation Stock Plan, the board of directors granted stock options to key employees to purchase shares of BellSouth stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 1999 generally become exercisable at the end of three years, determined from the date of the grant. No stock appreciation rights were granted to officers in 1999. All options vest immediately in the event of a change in control.
(B) Incentive stock options were awarded to certain officers based on their achievement of ownership of specified levels of BellSouth stock as established by the board of directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See
     "-- Executive Nominating, Compensation and Human Resources Committee Report on Executive Compensation."
(C) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 23%, dividend yield 1.67% and a risk-free rate of return of 4.73% based on options being outstanding for a five-year term.
(D) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 23%, dividend yield 1.74% and a risk-free rate of return of 5.20% based on options being outstanding for a five-year term.
(E) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 23%, dividend yield 1.67% and a risk-free rate of return of 6.29% based on options being outstanding for a five-year term.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the five named executive officers concerning the exercise of options/SARs during 1999 and unexercised options/SARs held on December 31, 1999.

                     AGGREGATE OPTION/SAR EXERCISE IN 1999
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                             NUMBERS OF SECURITIES         VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                   SHARES                       OPTIONS/SARS AT               OPTIONS/SARS AT
                                 ACQUIRED ON    VALUE         FISCAL YEAR-END(#)          FISCAL YEAR-END ($000)
                                  EXERCISE     REALIZED   ---------------------------   ---------------------------
NAME                                 (#)        ($000)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
F. Duane Ackerman..............         0       $    0      280,984       3,451,418      $8,504.3       $42,519.6
Jere A. Drummond...............         0            0      189,474       1,047,800       5,751.8        18,168.8
Earle Mauldin..................         0            0      179,136         928,500       5,414.1        16,332.9
Ronald M. Dykes................    11,573        402.1       75,329         583,600       2,151.8         9,585.1
Francis A. Dramis, Jr..........         0            0            0         135,100           0.0           185.8

PENSION AND OTHER RETIREMENT BENEFITS

     The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan combined, based on the specified remuneration levels and years of credited service. The supplemental plan provides benefits in excess of amounts permitted by certain Internal Revenue Code provisions on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the supplemental plan, by an average Social Security Primary Insurance Benefit determined annually to be payable at age 65.

                               PENSION PLAN TABLE
                                     ($000)

                                                                         YEARS OF SERVICE
REMUNERATION                                  10       15       20       25       30        35         40         45
------------                                ------   ------   ------   ------   ------   --------   --------   --------
$  400....................................  $ 61.9   $101.9   $141.9   $171.9   $201.9   $  221.9   $  241.9   $  261.9
   600....................................   101.9    161.9    221.9    266.9    311.9      341.9      371.9      401.9
   800....................................   141.9    221.9    301.9    361.9    421.9      461.9      501.9      541.9
 1,000....................................   181.9    281.9    381.9    456.9    531.9      581.9      631.9      681.9
 1,500....................................   281.9    431.9    581.9    694.4    806.9      881.9      956.9    1,031.9
 1,600....................................   301.9    461.9    621.9    741.9    861.9      941.9    1,021.9    1,101.9
 1,700....................................   321.9    491.9    661.9    789.4    916.9    1,001.9    1,086.9    1,171.9
 1,800....................................   341.9    521.9    701.9    836.9    971.9    1.061.9    1,151.9    1,241.9

     Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the five named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the summary compensation table set forth under "-- Summary of Cash and Certain Other Compensation." In addition, the number of whole years of credited service attained in 1999 is presented.

                                                               COVERED      YEARS OF SERVICE
NAME                                                         COMPENSATION         (#)
----                                                         ------------   ----------------
F. Duane Ackerman..........................................    $1,783.9            35
Jere A. Drummond...........................................    $  995.9            37
Earle Mauldin..............................................    $  898.9            35
Ronald M. Dykes............................................    $  649.5            28
Francis A. Dramis, Jr......................................    $  431.3             1

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Agreement with Chief Executive Officer: Upon Mr. Ackerman's election to the positions of chairman of the board, president and chief executive officer, BellSouth entered into a new retirement agreement with him, which became effective November 23, 1998. The new agreement is designed to incent Mr. Ackerman to remain with BellSouth beyond the age of 60 and to link compensation under the agreement to BellSouth's performance.

     Pursuant to the retirement agreement, Mr. Ackerman was awarded 152,440 shares of restricted stock and 1,348,918 nonqualified stock options. These shares of restricted stock will vest and these options will become exercisable over a period of five years, beginning with a 20% increment on Mr. Ackerman's 60th birthday, followed by subsequent 20% increments on his 61st, 62nd, 63rd and 64th birthdays, provided he remains employed by BellSouth.

     Upon Mr. Ackerman's retirement on or after his 65th birthday (or on or after his 60th birthday, with the consent of the board of directors), he would be entitled to an enhanced nonqualified pension benefit and certain perquisites (e.g., financial counseling for seven years and office space for life). Upon such retirement, all restricted stock would become fully vested and all options would become fully exercisable.

     The agreement provides for a severance payment to Mr. Ackerman in the event his employment is terminated by BellSouth (other than for cause) prior to his 65th birthday. The amount of such payment would be equal to two times his annual base pay in effect at the termination date plus two times his standard bonus for the year of termination. Mr. Ackerman would receive a bonus for the year of such termination in an amount no less than his standard bonus. In addition, all restricted stock would become fully vested and all options would become fully exercisable.

     Finally, the agreement provides that, in the event Mr. Ackerman dies or becomes disabled while still employed by BellSouth, he or his estate will be paid an amount equal to two times his base pay for the year in which such event occurs, plus two times his standard bonus for such year. If such event occurs after Mr. Ackerman's 60th birthday, all restricted stock would become fully vested and all options would become fully exercisable.

     Succession Planning Arrangements: BellSouth has entered into long range succession planning arrangements with Messrs. Drummond and Mauldin. These agreements require that the officers retire prior to the normal retirement age of 65. In order to compensate them for this early retirement, the agreements provide for the payment of certain severance and other benefits.

     Mr. Drummond's agreement was revised in October 1999 to provide that Mr. Drummond will retire from BellSouth no later than December 31, 2001. Upon such retirement, Mr. Drummond would receive benefits including payment of an amount equal to two times his annual base pay plus the standard bonus for the year of his retirement. In addition, he would receive an enhanced nonqualified pension benefit, an additional grant of stock options equal to the amount most recently granted, and financial counseling through age 67. The agreement also provides that if Mr. Drummond should die prior to retirement, his estate will receive a cash payment equal to the amounts he would otherwise have received upon retirement.

     Mr. Mauldin's agreement was amended in November 1999 and Mr. Mauldin retired from BellSouth, pursuant to the agreement, on March 1, 2000. He received payment of an amount equal to two times his annual base pay, equal to $1,180,000, plus the amount of his standard bonus, $590,000. He also received a grant of 371,900 options and will receive an annual enhanced nonqualified pension benefit payment of $96,765 and financial counseling through age 67.

     Change In Control Agreements: BellSouth has also entered into severance agreements (which are presently effective until January 1, 2003) with the named executive officers that provide specified payments and enhanced benefits in the event of involuntary termination of employment incident to a change in control of BellSouth. In such event, in their current positions, each of Messrs. Ackerman, Drummond, Dykes and Dramis would receive payment of an amount equal to three times his annual base pay plus three times his standard annual bonus. In addition, under these agreements, each of these officers would receive:

     - an immediate cash-out of his bonus for the year of termination equal to the greater of the full standard bonus for such year or such bonus based on actual performance results through the date of termination; and

     - an immediate cash-out of his dividend equivalent rights multiplied by the greater of 100% or actual performance results through the date of termination.

     All benefits of each such executive officer under nonqualified deferred compensation plans, supplemental retirement plans, and similar arrangements would in such event be immediately vested and nonforfeitable. These agreements also provide for certain "gross up" payments to compensate these executive officers for any excise taxes incurred in connection with these benefits, and reimbursement for certain outplacement services.

     A covered executive officer will be entitled to the benefits under these change in control severance agreements if, within two years after the occurrence of a change in control, his employment is terminated by BellSouth (other than for cause) or by the executive for good reason. For these purposes, "cause" means the executive officer's willfully engaging in conduct materially injurious to BellSouth, and "good reason" includes the assignment to the executive officer of duties inconsistent with his prior status and position, certain reductions in compensation or benefits, and relocation or increased travel obligations.

     A "change in control" is defined for purposes of these agreements as:

     - the acquisition by a party or certain related parties of 20% or more of the total voting power of BellSouth;

     - a turnover of the majority of our board of directors in any period of two consecutive years;

     - a merger or similar transaction after which BellSouth's shareholders hold 70% or less of the total voting power of the surviving entity;

     - the sale or disposition of a subsidiary or assets which produced for the most recent fiscal year more than 30% of BellSouth's total operating revenues or net income;

     - the dissolution of BellSouth or the sale of all or substantially all of the assets of BellSouth; or

     - the consummation of any other transaction which a majority of our board of directors determines to constitute a change in control.

     Should either Mr. Ackerman or Mr. Drummond become entitled to both the benefits described in his agreement discussed above and his change in control severance agreement, he may choose which agreement shall apply but will in no event be entitled to benefits under both.

                        FIVE-YEAR PERFORMANCE COMPARISON

     The following graph compares the cumulative total returns of BellSouth, the Standard & Poor's 500 Index, and a peer group of other large United States telecommunications companies (Bell Atlantic Corporation, GTE Corporation, SBC Communications, Inc., and U S West, Inc.) over a five-year period.

     The below performance chart assumes that $100 was invested on January 1, 1995, with dividends reinvested. Prices are as of the end of the period. Peer returns are weighted by market capitalization.

                      5-YEAR CUMULATIVE SHAREHOLDER RETURN

                              (PERFORMANCE GRAPH)

                               BELLSOUTH              PEER GROUP                S&P 500
                        ----------------------- ----------------------- -----------------------
       12/31/94                 100.00                  100.00                  100.00
       12/31/95                 167.29                  148.49                  137.44
       12/31/96                 161.59                  151.26                  168.92
       12/31/97                 231.60                  212.30                  225.20
       12/31/98                 418.14                  301.54                  289.42
       12/31/99                 399.24                  319.53                  350.23

     For the years 1994-1996, NYNEX Corporation and Pacific Telesis Group were part of the peer group. During the second quarter of 1997, Pacific Telesis merged with SBC Communications. During the third quarter of 1997, NYNEX merged with Bell Atlantic. For the years 1994-1998, Ameritech Corporation was part of the peer group. During the fourth quarter of 1999, Ameritech merged with SBC Communications. The peer group returns were adjusted to reflect these mergers.

     For the years 1994-1997, prices and dividends of U S West Communications Group (USW) and U S West Media Group (UMG) were added together to compute total returns. During the second quarter of 1998, UMG separated from USW and the separation was treated as a one-time dividend to USW shareholders. The peer group returns were adjusted to reflect this separation.

                    INFORMATION ABOUT SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSALS FOR THE 2001 PROXY STATEMENT

     If you satisfy SEC requirements and wish to submit a proposal to be included in the proxy statement for our 2001 annual meeting of shareholders, you should submit the proposal in writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. We must receive a proposal by November 9, 2000 in order to consider it for inclusion in the 2001 proxy statement.

DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE 2001 ANNUAL MEETING

     If you wish to present director nominations or any other business at our 2001 annual meeting of shareholders, you are required to notify the Corporate Secretary of your intent no later than February 12, 2001 and the notice must provide information as required in our by-laws. A copy of our by-laws will be provided upon request in writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610.

     This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the 2001 proxy statement, nor does it apply to questions a shareholder may wish to ask at the annual meeting.

     We retain discretion to vote proxies we receive with respect to proposals received after February 12, 2001. We retain discretion to vote proxies we receive with respect to proposals received prior to February 12, 2001 provided:

     - we included in our 2001 Proxy Statement advice on the nature of the proposal and how we intend to exercise our voting discretion; and

     - the proponent does not issue its own proxy statement.

            VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET

     Beginning this year, BellSouth shareholders may elect to view all future proxy statements and annual reports on the Internet instead of receiving them by U.S. mail each year. If you choose to access future proxy statements and annual reports online, you will continue to receive a proxy card in the mail. Future proxy cards will contain the web site access address and other necessary information to view the proxy material and to submit your vote. Whether you receive your proxy material in the mail or view it on the Internet, you will continue to have the option to vote by telephone, on the Internet or by mail.

     If you wish to take advantage of this option, you may make this election when voting by proxy. If you vote by telephone or on the Internet, simply respond to the question when prompted. If you vote by mail, please mark the box on your proxy card.

     If you elect to view the proxy material on the Internet and then change your mind, you may revoke the election by calling BellSouth Shareholder Services at 1-800-631-6001.

                            INDEPENDENT ACCOUNTANTS

     Representatives of PricewaterhouseCoopers LLP will attend the special meeting and will have an opportunity to make a statement and to respond to appropriate questions that you pose.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's web site at www.sec.gov.

     Our existing common stock is, and the BLS group and Latin America group stock will be, listed on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC. This means that we can disclose the information to you by referring in this proxy statement to information we have filed with the SEC. We incorporate into this proxy statement by reference:

     - our "Management's Discussion and Analysis of Financial Condition and Results of Operations";

     - "Qualitative and Quantitative Disclosures about Market Risk"; and

     - our consolidated financial statements

set forth in:

     - our annual report on Form 10-K for the year ended December 31, 1999 filed by us with the SEC on March 2, 2000 and amended on June 28, 2000;

     - our quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed by us with the SEC on May 5, 2000; and

     - our quarterly report on Form 10-Q for the quarter ended June 30, 2000, filed by us with the SEC on August 14, 2000.

     Under the SEC's regulations, any statement contained in the information incorporated by reference in this proxy statement is automatically updated and superseded by any information contained in this proxy statement or in any information contained in any subsequently filed amendments to Form 10-K for the year ended December 31, 1999 or any Forms 10-Q or subsequent amendments to any Forms 10-Q.

     Any person, including any beneficial owner, to whom this proxy statement is delivered may obtain the information incorporated by reference in, but not delivered with, this proxy statement by requesting it at no cost, by writing or telephoning us at the following address or telephone number:

                             BellSouth Corporation
                          1155 Peachtree Street, N.E.
                          Atlanta, Georgia 30309-3610
                      Attention: Office of the Controller
                             Phone: (800) 969-2372

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HISTORICAL FINANCIAL STATEMENTS
BELLSOUTH CORPORATION
For the years ended December 31, 1997, 1998 and 1999
Report of Independent Accountants...........................   F-3
Consolidated Statements of Income for the years ended
  December 31, 1997, 1998 and 1999..........................   F-4
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................   F-6
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income for the years ended December 31,
  1997, 1998 and 1999.......................................   F-7
Notes to Consolidated Financial Statements..................   F-8
For the six months ended June 30, 1999 and 2000
Consolidated Statements of Income for the six months ended
  June 30, 1999 and 2000....................................  F-40
Consolidated Balance Sheets as of December 31, 1999 and June
  30, 2000..................................................  F-41
Consolidated Statements of Cash Flows for the six months
  ended June 30, 1999 and 2000..............................  F-42
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income for the six months ended June 30,
  1999 and 2000.............................................  F-43
Notes to Consolidated Financial Statements..................  F-44

                                                              PAGE
                                                              ----
HISTORICAL FINANCIAL STATEMENTS
LATIN AMERICA GROUP
For the years ended November 30, 1997, 1998 and 1999
Report of Independent Accountants...........................  F-55
Combined Statements of Operations for the years ended
  November 30, 1997, 1998 and 1999..........................  F-56
Combined Balance Sheets as of November 30, 1998 and 1999....  F-57
Combined Statements of Cash Flows for the years ended
  November 30, 1997, 1998 and 1999..........................  F-58
Combined Statements of Group Net Worth and Comprehensive
  Income for the years ended November 30, 1997, 1998 and
  1999......................................................  F-59
Notes to Combined Financial Statements......................  F-60
For the six months ended May 31, 1999 and 2000
Combined Statements of Operations for the six months ended
  May 31, 1999 and 2000.....................................  F-82
Combined Balance Sheets as of November 30, 1999 and May 31,
  2000......................................................  F-83
Combined Statements of Cash Flows for the six months ended
  May 31, 1999 and 2000.....................................  F-84
Combined Statements of Group Net Worth and Comprehensive
  Income for the six months ended May 31, 1999 and 2000.....  F-85
Notes to Combined Financial Statements......................  F-86

                             ---------------------

     You should understand the following when reading the combined financial statements of the Latin America group of BellSouth Corporation:

     - BellSouth has presented the combined financial statements of the Latin America group at substantially the same level of detail as the consolidated financial statements of BellSouth. BellSouth believes that investors will require detailed financial information for the Latin America group to properly evaluate the market potential of Latin America group stock. It is BellSouth's expectation that investors will use the combined financial information of the Latin America group in conjunction with BellSouth's consolidated financial information to assist them in making informed financial decisions relative to the acquisition or disposition of Latin America group stock;

     - the Latin America group is a collection of BellSouth's Latin American businesses and is not a separate legal entity;

     - the holders of the Latin America group stock are shareholders of BellSouth and do not have an ownership interest in the Latin America group or any company in the Latin America group or a claim on any of the assets attributed to the Latin America group;

     - the attribution of a portion of BellSouth's assets and liabilities to the Latin America group does not affect BellSouth's ownership of these assets or responsibility for these liabilities and does not affect the rights of any creditor of BellSouth; and

     - the assets attributed to the Latin America group could be subject to the liabilities attributed to the BLS group.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
BellSouth Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of BellSouth Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note A to the consolidated financial statements, in 1999 BellSouth Corporation adopted AICPA Statement of Position 98-1 and changed its method of accounting for internal-use software development costs.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
February 3, 2000 (except for Note S, as to which the date is May 25, 2000)

                             BELLSOUTH CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                  FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              -------   -------   -------
Operating revenues:
  Wireline communications:
     Local service..........................................  $ 9,017   $10,033   $10,887
     Network access.........................................    4,483     4,632     4,761
     Long distance..........................................      734       713       608
     Other wireline.........................................      944     1,023     1,198
                                                              -------   -------   -------
          Total wireline communications.....................   15,178    16,401    17,454
  Domestic wireless.........................................    2,581     2,723     3,191
  International operations..................................      948     1,995     2,289
  Advertising and publishing................................    1,837     1,891     2,010
  Other.....................................................       17       113       280
                                                              -------   -------   -------
          Total operating revenues..........................   20,561    23,123    25,224
                                                              -------   -------   -------
Operating expenses:
  Operational and support expenses..........................   11,221    12,862    13,796
  Depreciation and amortization.............................    3,964     4,357     4,671
  Provision for asset impairment............................       --        --       320
                                                              -------   -------   -------
          Total operating expenses..........................   15,185    17,219    18,787
                                                              -------   -------   -------
Operating income............................................    5,376     5,904     6,437
Interest expense............................................      761       837     1,030
Gain on sale of operations..................................      787       335        55
Net earnings (losses) of equity affiliates..................     (242)       92      (169)
Other income, net...........................................      261       257       195
                                                              -------   -------   -------
Income before income taxes..................................    5,421     5,751     5,488
Provision for income taxes..................................    2,151     2,224     2,040
                                                              -------   -------   -------
Income before extraordinary losses..........................    3,270     3,527     3,448
Extraordinary loss on early extinguishment of debt, net of
  tax.......................................................       (9)       --        --
                                                              -------   -------   -------
          Net income........................................  $ 3,261   $ 3,527   $ 3,448
                                                              =======   =======   =======
Weighted-average shares of common stock outstanding:
     Basic..................................................    1,984     1,970     1,898
     Diluted................................................    1,989     1,984     1,916
Earnings per share of common stock:
     Basic..................................................  $  1.64   $  1.79   $  1.82
     Diluted................................................  $  1.64   $  1.78   $  1.80
Dividends declared per share of common stock................  $   .72   $   .73   $   .76

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,143   $ 1,287
  Temporary cash investments................................       44       105
  Accounts receivable, net of allowance for uncollectibles
     of $251 and $312.......................................    4,629     5,177
  Material and supplies.....................................      431       451
  Other current assets......................................      459       367
                                                              -------   -------
     Total current assets...................................    8,706     7,387
                                                              -------   -------
Investments and advances....................................    2,861     6,097
Property, plant and equipment, net..........................   23,940    24,631
Deferred charges and other assets...........................    1,028     1,564
Intangible assets, net......................................    2,875     3,774
                                                              -------   -------
          Total assets......................................  $39,410   $43,453
                                                              =======   =======

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Debt maturing within one year.............................  $ 3,454   $ 7,653
  Accounts payable..........................................    2,219     1,961
  Other current liabilities.................................    3,477     3,781
                                                              -------   -------
     Total current liabilities..............................    9,150    13,395
                                                              -------   -------
Long-term debt..............................................    8,715     9,113
                                                              -------   -------
Noncurrent liabilities:
  Deferred income taxes.....................................    2,512     2,705
  Unamortized investment tax credits........................      167       126
  Other noncurrent liabilities..............................    2,756     3,299
                                                              -------   -------
     Total noncurrent liabilities...........................    5,435     6,130
                                                              -------   -------
Shareholders' equity:
  Common stock, $1 par value (4,400 shares authorized; 1,950
     and 1,883 shares outstanding)..........................    2,020     2,020
  Paid-in capital...........................................    6,766     6,771
  Retained earnings.........................................    9,479    11,456
  Accumulated other comprehensive income....................      (64)     (358)
  Shares held in trust and treasury.........................   (1,752)   (4,798)
  Guarantee of ESOP debt....................................     (339)     (276)
                                                              -------   -------
     Total shareholders' equity.............................   16,110    14,815
                                                              -------   -------
          Total liabilities and shareholders' equity........  $39,410   $43,453
                                                              =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $ 3,261     $ 3,527     $ 3,448
Adjustments to net income:
  Depreciation and amortization.............................     3,964       4,357       4,671
  Provision for asset impairment............................        --          --         320
  Provision for uncollectibles..............................       304         334         365
  Pension income............................................      (164)       (259)       (421)
  Net losses (earnings) of equity affiliates................       242         (92)        169
  Dividends received from equity affiliates.................       198         174          97
  Minority interests in income of subsidiaries..............        34          33          57
  Deferred income taxes and investment tax credits..........       243         304         (54)
  Gain on sale of operations................................      (787)       (335)        (55)
  Additional income from settlement of loans................        --        (102)         --
  Extraordinary loss on early extinguishment of debt........        15          --          --
Net change in:
  Accounts receivable and other current assets..............      (742)       (458)       (860)
  Accounts payable and other current liabilities............       580         300          49
  Deferred charges and other assets.........................      (125)          1         (86)
  Other liabilities and deferred credits....................        53         (58)        316
Other reconciling items, net................................       (37)         15         183
                                                               -------     -------     -------
          Net cash provided by operating activities.........     7,039       7,741       8,199
                                                               -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................    (4,858)     (5,212)     (6,200)
Investments in and advances to equity affiliates............    (1,083)       (637)     (3,799)
Purchases of licenses and other intangible assets...........      (328)       (559)       (240)
Proceeds from sale of operations............................     1,000         410         215
Purchases of short-term investments.........................      (233)       (236)       (143)
Proceeds from disposition of short-term investments.........       267         210          59
Proceeds from repayment of loans and advances...............        59         432          83
Other investing activities, net.............................       227         105         137
                                                               -------     -------     -------
          Net cash used for investing activities............    (4,949)     (5,487)     (9,888)
                                                               -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) of short-term debt..............       879         (71)      4,070
Proceeds from long-term debt................................       645       1,752         522
Repayments of long-term debt................................      (692)       (782)       (217)
Dividends paid..............................................    (1,428)     (1,420)     (1,449)
Purchase of treasury shares.................................      (157)     (1,261)     (3,120)
Other financing activities, net.............................        55         101          27
                                                               -------     -------     -------
          Net cash used for financing activities............      (698)     (1,681)       (167)
                                                               -------     -------     -------
Net increase (decrease) in cash and cash equivalents........     1,392         573      (1,856)
Cash and cash equivalents at beginning of period............     1,178       2,570       3,143
                                                               -------     -------     -------
Cash and cash equivalents at end of period..................   $ 2,570     $ 3,143     $ 1,287
                                                               =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                                 (IN MILLIONS)

                               NUMBER OF SHARES                                        AMOUNT
                              ------------------   ------------------------------------------------------------------------------
                                        SHARES                                     ACCUMULATED     SHARES
                                        HELD IN                                       OTHER        HELD IN    GUARANTEE
                              COMMON   TRUST AND   COMMON    PAID-IN   RETAINED   COMPREHENSIVE   TRUST AND    OF ESOP
                              STOCK    TREASURY     STOCK    CAPITAL   EARNINGS      INCOME       TREASURY      DEBT       TOTAL
                              ------   ---------   -------   -------   --------   -------------   ---------   ---------   -------
                                          (A)                                                        (A)
BALANCE AT DECEMBER 31,
  1996......................  1,009       (18)     $1,009    $ 7,672   $ 5,541        $  25        $  (532)     $(466)    $13,249
Net income..................                                             3,261                                              3,261
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustments.............                                                             11                                    11
                                                                                                                          -------
Total comprehensive
  income....................                                                                                                3,272
Dividends declared..........                                            (1,428)                                            (1,428)
Share issuance for employee
  benefit plans.............                2                    (25)                                   85                     60
Share issuance by grantor
  trust.....................      1        (1)          1         59                                   (60)                    --
Acquisition -- related
  transactions..............                2                      8                                    89                     97
Purchase of treasury
  stock.....................               (3)                                                        (157)                  (157)
ESOP activities and related
  tax benefit...............                                                 8                                     64          72
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
BALANCE AT DECEMBER 31,
  1997......................  1,010       (18)     $1,010    $ 7,714   $ 7,382        $  36        $  (575)     $(402)    $15,165
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
Two-for-one stock split
  (Note I)..................  1,010       (19)      1,010     (1,010)                                                          --
Net income..................                                             3,527                                              3,527
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustment..............                                                           (100)                                 (100)
                                                                                                                          -------
Total comprehensive
  income....................                                                                                                3,427
Dividends declared..........                                            (1,435)                                            (1,435)
Share issuance for employee
  benefit plans.............                3                    (36)       (2)                         89                     51
Acquisition -- related
  transactions..............                1                     92                                    33                    125
Purchase of treasury
  stock.....................              (36)                                                      (1,261)                (1,261)
Purchase of stock by grantor
  trusts....................               (1)                                                         (38)                   (38)
Tax benefit related to stock
  options...................                                       6                                                            6
ESOP activities and related
  tax benefit...............                                                 7                                     63          70
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
BALANCE AT DECEMBER 31,
  1998......................  2,020       (70)     $2,020    $ 6,766   $ 9,479        $ (64)       $(1,752)     $(339)    $16,110
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
Net income..................                                             3,448                                              3,448
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustment..............                                                           (134)                                 (134)
  Net unrealized losses on
    securities..............                                                           (115)                                 (115)
  Minimum pension liability
    adjustment..............                                                            (45)                                  (45)
                                                                                                                          -------
Total comprehensive
  income....................                                                                                                3,154
Dividends declared..........                                            (1,436)                                            (1,436)
Share issuances for employee
  benefit plans.............                2                              (45)                         77                     32
Purchase of treasury
  stock.....................              (70)                                                      (3,120)                (3,120)
Purchase of stock by grantor
  trust.....................                                                                            (3)                    (3)
Tax benefit related to stock
  options...................                                       5                                                            5
ESOP activities and related
  tax benefit...............                                                10                                     63          73
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
BALANCE AT DECEMBER 31,
  1999......................  2,020      (138)     $2,020    $ 6,771   $11,456        $(358)       $(4,798)     $(276)    $14,815
                              =====      ====      ======    =======   =======        =====        =======      =====     =======

---------------

(a) Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of December 31, 1999, there were approximately 36 shares held in trust and 102 shares held in treasury.

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

A.  ACCOUNTING POLICIES

     In this report, BellSouth Corporation and it subsidiaries are referred to as "we" or "BellSouth".

ORGANIZATION

     We are an international telecommunications company headquartered in Atlanta, Georgia. For management purposes, our operations are organized into four reportable segments: wireline communications; domestic wireless; international operations; advertising and publishing; and an "all other" segment.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of BellSouth's wholly-owned subsidiaries and subsidiaries in which we have a controlling financial interest. Investments in businesses which we do not control, but have the ability to exercise significant influence over operations and financial policies, are accounted for using the equity method. We report our results on a calendar-year basis, except for our domestic wireless and international operations which we report on a one-month lag basis. All significant intercompany transactions and accounts have been eliminated. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year's presentation.

USE OF ESTIMATES

     Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments in the consolidated balance sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $144 for 1999, $313 for 1998 and $193 for 1997.

MATERIAL AND SUPPLIES

     New and reusable material is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Nonreusable material is carried at estimated salvage value.

PROPERTY, PLANT AND EQUIPMENT

     The investment in property, plant and equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the composite group remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of other income, net.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

INTANGIBLE ASSETS

     Intangible assets consist primarily of the excess consideration paid over the fair value of net tangible assets acquired in business combinations, and include amounts allocated to acquired licenses and customer lists. These assets are being amortized using the straight-line and accelerated methods over periods of benefit that do not exceed 40 years. Intangible assets also include amounts capitalized for computer software costs, which are amortized over periods of benefit of 3 to 5 years.

     The carrying value of intangible assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business unit. Amortization of such intangibles was $273 for 1999, $135 for 1998 and $58 for 1997.

VALUATION OF LONG-LIVED ASSETS

     We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets we intend to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, we recognize a loss for the difference between the fair value and carrying value of the asset. For assets we intend to dispose of, we recognize a loss for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

FOREIGN CURRENCY

     Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than U.S. Dollars are translated into U.S. Dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into U.S. Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in shareholders' equity as a component of other accumulated comprehensive income. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency.

     Exchange gains and losses on transactions and equity investments denominated in a currency other than their functional currency are generally included in results of operations as incurred unless the transactions are hedged (see "Derivative Financial Instruments" below).

DERIVATIVE FINANCIAL INSTRUMENTS

     We generally enter into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognized currently in income.

REVENUE RECOGNITION

     Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Print advertising and publishing revenues and related directory costs are recognized upon publication of directories. Revenues derived from other telecommunications services, principally network access, long distance and wireless airtime usage, are recognized monthly as services are provided. Allowances for uncollectible billed services are adjusted monthly. The provision for such uncollectible accounts was $365 for 1999, $334 for 1998 and $304 for 1997.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

MAINTENANCE AND REPAIRS

     The cost of maintenance and repairs of plant, including the cost of replacing minor items not resulting in substantial betterments, is charged to operating expenses.

ADVERTISING

     We expense advertising costs as they are incurred. Our total advertising expense was $539 for 1999, $509 for 1998 and $395 for 1997.

INCOME TAXES

     The consolidated balance sheets reflect deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the consolidated balance sheets in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

     For financial reporting purposes, we are amortizing deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.

EARNINGS PER SHARE

     Basic earnings per share is computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share is based on the weighted-average number of common shares outstanding plus net incremental shares arising out of employee stock options and benefit plans. The following is a reconciliation of the weighted-average share amounts (in millions) used in calculating earnings per share:

                                                              1997    1998    1999
                                                              -----   -----   -----
Basic common shares outstanding.............................  1,984   1,970   1,898
Incremental shares from stock options.......................      5      14      18
                                                              -----   -----   -----
Diluted common shares outstanding...........................  1,989   1,984   1,916
                                                              =====   =====   =====

     The earnings amounts used for per-share calculations are the same for both the basic and diluted methods.

ADOPTION OF NEW ACCOUNTING STANDARD

     In the first quarter of 1999, we adopted a new accounting standard (SOP 98-1) related to the capitalization of certain costs for internal-use software development. Adoption of the new standard caused an increase in earnings as a result of the capitalization of costs that had previously been expensed. The impacts on income before income taxes, net income and earnings per share were as follows:

                                                              1999
                                                              ----
Income before income taxes..................................  $452
                                                              ====
Net income..................................................  $285
                                                              ====
Earnings per share..........................................  $.15
                                                              ====

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The adoption also changed the classification of these expenditures in the consolidated statements of cash flows from operating to investing activities.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard must be adopted by us no later than January 1, 2001. We do not expect the adoption of this standard will have a material impact on results of operations, financial position or cash flows.

B.  PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES

     We have completed various transactions to further our strategy of expanding our core operations and divested of interests that no longer meet our strategic objectives. A summary of significant transactions follows:

DOMESTIC WIRELESS

     Our domestic wireless equity method investments consist primarily of noncontrolling interests in partnerships serving the Los Angeles and Houston/Galveston Metropolitan Service Areas. In 1998, we contributed our interests in these partnerships into a new joint venture with AT&T. AT&T contributed its ownership interests and $1,000 into the joint venture. Our ownership shares changed from 60.0% to 44.4% for Los Angeles, from 43.6% to 44.4% for Houston and from 36.6% to 38.8% for Galveston. As a result of the reorganization, our proportionate share of the net assets of the new venture exceeded our aggregate book investment balance. The related excess totaled $408 at December 31, 1999 and $422 at December 31, 1998, and is being amortized into income using the straight-line method over a period of approximately 30 years.

INTERNATIONAL OPERATIONS

  1999

     We invested $20 in a venture in Guatemala that won rights to three PCS licenses which cover a substantial portion of the country.

     We also raised our ownership interest in our Peruvian communications company through a series of transactions totalling $238, increasing our ownership from 59% to 97%.

  1998

     We purchased additional ownership interests in existing wireless operations in Venezuela, Brazil and Ecuador for approximately $475.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

  1997

     In early 1997, we acquired a 59% interest in Tele2000, a Peruvian communications company, for approximately $136 in cash. We also acquired a 61% stake in one of two nationwide wireless telephone companies in Ecuador for $155 in cash. We invested approximately $600 for noncontrolling stakes in two Brazilian ventures that won licenses to provide cellular services in Sao Paulo and six northeastern Brazilian states.

     In September 1997, we acquired an additional 7% interest and gained a controlling seat on the Board of Directors of our wireless operation in Venezuela. Accordingly, we began consolidating the operating results and cash flows after the step acquisition.

     In all transactions, the excess of the respective purchase price over the net book value of the assets acquired was allocated to customer lists, wireless licenses or goodwill. The excess consideration paid over net assets acquired, along with other intangible assets, is being amortized using either straight-line or accelerated methods over periods of benefit, which do not exceed 40 years.

ADVERTISING AND PUBLISHING

     During 1999, we acquired a non-controlling 40% interest in OESP Midia Ltda., a directory publishing business in Brazil for approximately $23. This investment is accounted for using the equity method. In addition, we acquired 100% of Listel-Listas Telefonicas, a directory publishing business in Brazil, for total consideration of approximately $115. This business is accounted for using the consolidation method.

     For both transactions, the excess of the respective purchase price over the net book value of the assets acquired was assigned to goodwill, and is being amortized over 15 years using the straight-line method.

WIRELESS DATA

     Prior to 1998, we were partners with RAM Broadcasting Corporation in an entity that owned and operated wireless data communications networks in the U.S., the UK and various other countries. During 1998, we purchased the issued and outstanding stock of RAM. As a result of the transaction, we hold a 90% interest in the U.S. operations and a 100% interest in the UK operations. Accordingly, these operations were consolidated at December 31, 1998.

DIVESTITURES

  1999

     We sold our 100% interest in Honolulu Cellular to AT&T for total proceeds of $194. The pretax gain on the sale was $39, or $23 after tax.

     We sold our 100% interest in a wireless property located in Dothan, Alabama for total proceeds of $21. The pretax gain on the sale was $16, or $10 after tax.

  1998

     We sold our 65% ownership interest in BellSouth New Zealand to Vodafone Group Plc for total proceeds of $254. The pretax gain on the sale was $180, or $110 after tax.

  1997

     We sold a 24.5% interest in Optus Communications to Cable and Wireless, a UK telecommunications company. The pretax gain on the sale was $578, or $352 after tax.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     We sold a 20% interest in ITT World Directories (ITTWD) to ITT Corporation
(ITT) for total proceeds of $265. The pretax gain on such sale was $209, or $128 after tax. The sale agreement contained certain provisions that called for additional sales proceeds to be paid to us in the event that ITT subsequently resold ITTWD above a certain price. As a result of ITT's subsequent sale of ITTWD, we received additional proceeds that resulted in a pretax gain of $155, or $96 after tax, in the first quarter of 1998.

     We sold our 14.3% interest in Bell Communications Research, Inc. for total proceeds of $65. The pretax gain on the sale, included as a component of other income, net, was $38, or $23 after tax.

C.  INVESTMENTS AND ADVANCES

     We hold investments in various domestic and international partnerships and ventures which are accounted for under the equity method. We also hold investments in equity securities which are accounted for under the cost method. Investments and advances at December 31 consists of the following:

                                                               1998     1999
                                                              ------   ------
Investments accounted for under the equity method...........  $2,148   $1,938
Investments accounted for under the cost method.............       7    3,469
Advances to and notes receivable from affiliates............     706      690
                                                              ------   ------
Investments and Advances....................................  $2,861   $6,097
                                                              ======   ======

EQUITY METHOD INVESTMENTS

     Ownership in equity investments at December 31 is as follows:

                                                              1998    1999
                                                              ----    ----
AB Cellular (US)(1).........................................  44.4%   44.4%
Abiatar (Uruguay)...........................................  46.0%   46.0%
BellSouth Guatemala(2)......................................    --    60.0%
BellSouth Nicaragua(3)......................................  49.0%   49.0%
BellSouth Panama............................................  42.0%   43.7%
BCP -- Sao Paulo (Brazil)...................................  44.5%   44.5%
BSE -- Northeast (Brazil)...................................  46.8%   46.8%
Cellcom (Israel)............................................  34.8%   34.8%
E-Plus (Germany)............................................  22.5%   22.5%
OESP Midia..................................................    --    40.0%
Sonofon (Denmark)...........................................  46.5%   46.5%
Skycell (India).............................................  24.5%   24.5%

---------------

(1) AB Cellular consists of our interest in a joint venture that owns and controls cellular partnerships serving the Los Angeles, Houston and Galveston metropolitan service areas. We share voting control of AB Cellular with AT&T wireless.
(2) This investment is accounted for under the equity method due to the existence of significant minority rights that limit our ability to exercise unilateral control over the operation.
(3) We have an option to purchase an additional 40% subject to foreign ownership rules.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES

     A summary of combined financial information as reported by our equity investees is set forth below:

                                                                        1998     1999
                                                                       ------   ------
Balance Sheet Information:
Current assets......................................................   $1,355   $2,619
Noncurrent assets...................................................    7,004    8,595
Current liabilities.................................................    1,424    1,505
Noncurrent liabilities..............................................    6,009    6,130

                                                               1997     1998     1999
                                                              ------   ------   ------
Income Statement Information:
Revenues....................................................  $2,734   $3,786   $5,398
Operating Income............................................       6      165      450
Net Loss....................................................    (321)    (116)    (767)

  Brazil Devaluation

     In mid January 1999, the Brazilian Government changed its foreign exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in our Brazilian wireless properties recording net currency losses related to their net US Dollar-denominated liabilities. Our share of the foreign currency losses was $308 for 1999.

COST METHOD INVESTMENTS

     We have investments in marketable securities, primarily common stocks, which are accounted for under the cost method. These investments are comprised primarily of a 10% equity interest in Qwest Communications International Inc. and are classified as available-for-sale under SFAS 115. Under SFAS 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses, net of income taxes, recorded in accumulated other comprehensive income (loss) in our statement of changes in shareholders' equity and comprehensive income. The fair values of our investments in marketable securities are determined based on market quotations. The table below shows certain summarized information related to these investments at December 31, 1999:

                                                               GROSS         GROSS
                                                            UNREALIZED    UNREALIZED     FAIR
                                                    COST       GAINS        LOSSES      VALUE
                                                   ------   -----------   -----------   ------
Investment in Qwest..............................  $3,500      $ --          $318       $3,182
Other investments................................     157       130            --          287
                                                   ------      ----          ----       ------
Total............................................  $3,657      $130          $318       $3,469
                                                   ======      ====          ====       ======

     We held no significant investments in marketable securities at December 31, 1998.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

ADVANCES AND NOTES RECEIVABLE

     In addition to our equity investments, we have made advances to our partnerships in Brazil and Israel. These advances bear interest varying at rates based on LIBOR, mature between 2004 and 2006, and totaled $433 at December 31, 1999 and $437 at December 31, 1998.

     We have noncontrolling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. We have notes receivable from and advances to these partnerships totaling $161 at December 31, 1999 and 1998. The notes bear interest at rates ranging from 6.31% to 7.88% while the advances bear interest at the federal funds rate plus .30%. Principal amounts outstanding at December 31, 1999 are due and payable to us between November 14, 2001 and January 15, 2038. The instruments require periodic payments of interest and are collateralized by various real estate holdings.

     From 1993 to 1998, we had a credit agreement with Prime South Diversified, Inc. to provide up to $250 in financing. During 1998, Prime sold certain investments which collateralized the loan. As specified in the loan agreement, we were repaid the full principal balance as well as amounts for contingent interest, prepayment penalties and regular interest. As a result, in 1998, we recorded additional income of $102, or $62 after tax, for the amount related to the proceeds from contingent interest and prepayment penalties.

D.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows at December 31:

                                                            ESTIMATED
                                                           DEPRECIABLE
                                                              LIVES
                                                           (IN YEARS)     1998      1999
                                                           -----------   -------   -------
Outside plant............................................     12-20      $22,496   $23,325
Central office equipment.................................      8-10       20,056    21,302
Operating and other equipment............................      5-15        6,262     6,676
Building and building improvements.......................     25-45        4,485     4,866
Furniture and fixtures...................................     10-15        3,089     2,995
Station equipment........................................         6          563       606
Land.....................................................        --          207       226
Plant under construction.................................        --          816     1,013
                                                                         -------   -------
                                                                          57,974    61,009
Less: Accumulated depreciation...........................                 34,034    36,378
                                                                         -------   -------
Property, Plant and Equipment, net.......................                $23,940   $24,631
                                                                         =======   =======

ASSET IMPAIRMENT LOSS

     In June 1999, we executed a contract with Ericsson to replace infrastructure equipment, including switches, base stations and software, in 14 wireless markets in the southeastern United States. The new equipment is intended to improve network performance and to lay the foundation for migration of the network to Third Generation wireless and wireless Internet. We expect the conversion to be substantially completed by December 2000.

     The planned disposals of the existing infrastructure equipment require an evaluation of asset impairment in accordance with SFAS 121. As a result, a non-cash charge of $320, or $187 after tax, was recorded in the second quarter of 1999 to write these assets down to their fair market value, which was

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

estimated by discounting the expected future cash flows of these assets through the date of disposal. We will continue to use the assets until the conversion process has been completed and depreciate the remaining net book value over this period.

E.  INTANGIBLE ASSETS

     Intangible assets are summarized as follows at December 31:

                                                               ESTIMATED
                                                              AMORTIZABLE
                                                                 LIVES       1998     1999
                                                              -----------   ------   ------
                                                              (IN YEARS)
Licenses and concessions....................................     10-40      $2,046   $2,431
Goodwill....................................................     15-40         887    1,044
Customer lists..............................................       3-6         266      291
Capitalized software........................................       3-5         138      748
Less: Accumulated amortization..............................                  (462)    (740)
                                                                            ------   ------
Intangible Assets, net......................................                $2,875   $3,774
                                                                            ======   ======

F.  OTHER CURRENT LIABILITIES

     Other current liabilities are summarized as follows at December 31:

                                                               1998     1999
                                                              ------   ------
Advanced billing and customer deposits......................  $  754   $  944
Taxes accrued...............................................     645      772
Salaries and wages payable..................................     351      383
Interest and rents accrued..................................     340      379
Dividends payable...........................................     379      364
Compensated absences........................................     254      263
Deferred taxes..............................................     207      193
Other.......................................................     547      483
                                                              ------   ------
Other Current Liabilities...................................  $3,477   $3,781
                                                              ======   ======

G.  DEBT

DEBT MATURING WITHIN ONE YEAR

     Debt maturing within one year is summarized as follows at December 31:

                                                               1998     1999
                                                              ------   ------
Short-term notes payable:
Bank loans..................................................  $  765   $  258
Commercial paper............................................   2,378    6,896
Current maturities of long-term debt........................     311      499
                                                              ------   ------
Debt maturing within one year...............................  $3,454   $7,653
                                                              ======   ======
Weighted-average interest rate at end of period:
Bank loans..................................................    7.85%    7.41%
Commercial Paper............................................    5.30%    5.90%

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     We have committed credit lines aggregating $3,141 with various banks. Borrowings under the committed credit lines totaled $587 at December 31, 1999 and $634 at December 31, 1998. We also maintain uncommitted lines of credit aggregating $580. Borrowings under the uncommitted lines of credit totaled $149 at December 31, 1999 and $45 at December 31, 1998. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

LONG-TERM DEBT

     Long-term debt, summarized below, consists primarily of debentures and notes issued by BellSouth Telecommunications (BST). Debt issued by BellSouth Capital Funding Corporation (Capital Funding) is used to finance the businesses of BellSouth Enterprises and the unregulated subsidiaries of BST. We have guaranteed Capital Funding's debt securities. Interest rates and maturities in the table below are for the amounts outstanding at December 31:

                                                                           1998     1999
                                                                          ------   ------
BellSouth Telecommunications, Inc.
 4.38% - 6%           2000 - 2045.......................................  $1,495   $1,495
 6.13% - 7%           2000 - 2033.......................................   3,219    3,207
  7.5% - 8.25%        2032 - 2035.......................................   1,150    1,150
 6.65% - 7%           2095..............................................     654      665
                                                                          ------   ------
                                                                           6,518    6,517
BellSouth Capital Funding Corporation
  5.38% - 7.38%       2002 - 2039.......................................     969    1,317
  7.12%               2097..............................................     500      500
  Guarantee of ESOP debt 9.13% - 9.19%..................................     467      391
  Other.................................................................     602      933
  Unamortized discount, net of premium..................................     (30)     (46)
                                                                          ------   ------
                                                                           9,026    9,612
Current maturities......................................................    (311)    (499)
                                                                          ------   ------
Long-term debt..........................................................  $8,715   $9,113
                                                                          ======   ======

     Maturities of long-term debt outstanding, in principal amounts, at December 31, 1999 are summarized below. Maturities after the year 2004 include $500 principal amount of 6.65% Debentures due in 2095. At December 31, 1999, such debentures had an accreted book value of $165.

Maturities
2000........................................................  $  499
2001........................................................     439
2002........................................................     388
2003........................................................     761
2004........................................................     481
Thereafter..................................................   7,425
                                                              ------
          Total.............................................  $9,993
                                                              ======

     In 1998, BST issued $500 of 6% Reset Put Securities (REPS) due June 15, 2012. REPS are a debt instrument with embedded put and call option features. The REPS are subject to mandatory redemption from the existing holders on June 15, 2002 through either (i) the exercise by the callholder of its right to purchase the REPS or (ii) the repurchase of the REPS by BST. If the call option is exercised, the callholder will, based on BST's then current credit spreads, determine the interest to be paid on the REPS.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     At December 31, 1999, we had shelf registration statements on file with the Securities and Exchange Commission under which $4.7 billion of debt securities could be publicly offered.

H.  OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities are summarized as follows at December 31:

                                                               1998     1999
                                                              ------   ------
Deferred credits............................................  $  151   $  798
Postretirement benefits other than pensions (Note J)........     792      697
Compensation related........................................     544      625
Minority interests..........................................     451      391
Accrued pension cost (Note J)...............................     470      296
Postemployment benefits.....................................     243      286
Other.......................................................     105      206
                                                              ------   ------
Other noncurrent liabilities................................  $2,756   $3,299
                                                              ======   ======

     Deferred credits are primarily comprised of deferred rental revenue generated by the sublease of our wireless communications towers. For more information, see Note Q.

I.  SHAREHOLDERS' EQUITY

STOCK SPLIT

     In November 1998, our Board of Directors approved a two-for-one stock split effected in the form of a stock dividend. Each shareholder of record as of December 3, 1998 received on December 24, 1998 one additional share of common stock for each share owned as of the record date. As a result of the split, 1,010,156,851 shares were issued and $1,010 was transferred from paid-in capital to common stock. Also in November 1998, our Board of Directors approved an increase in the number of authorized shares of common stock to 4,400,000,000 from 2,200,000,000. Amounts related to common shares for all periods presented have been restated to reflect the stock split.

PREFERRED STOCK AUTHORIZED

     Our articles of incorporation authorize 100 million shares of cumulative first preferred stock having a par value of $1 per share, of which 30 million shares have been reserved and designated series B for possible issuance under a shareholder rights plan. As of December 31, 1999, no preferred shares had been issued. The series A first preferred stock was created for a previous shareholder rights plan which has expired.

SHAREHOLDER RIGHTS PLAN

     In 1999, we adopted a shareholder rights plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-thousandth of a share of series B first preferred stock for $200.00 per share. The rights may be exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 10% or more of the common stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock, or units of preferred stock with the same voting and economic characteristics, at half price. The rights currently trade

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

with BellSouth common stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in December 2009.

SHARES HELD IN TRUST AND TREASURY

     During 1996 and 1997, we issued shares to grantor trusts to provide partial funding for the benefits payable under certain nonqualified benefit plans. The trusts are irrevocable, and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. At December 31, 1999 and 1998, the assets held in the trusts consist of cash and 35.7 million and 35.6 million shares of BellSouth common stock. Of the total shares of BellSouth common stock held by the trusts, 31.9 million were issued directly from us to the trusts out of previously unissued shares and 3.8 million shares were acquired in open market transactions through use of the trusts' funds.

     The total cost of the shares issued by us as of the date of funding the trusts is included in common stock and paid-in capital; however, because these shares are not considered outstanding for financial reporting purposes, the shares are included within shares held in trust and treasury, a reduction to shareholders' equity. In addition, there is no earnings per share impact of these shares. The cost of shares acquired in open market purchases by the trusts are also included in shares held in trust and treasury.

     In addition to shares held by the grantor trusts, shares held in trust and treasury includes treasury shares purchased in connection with our announced plan to repurchase shares of our common stock. In 1999 and 1998, we purchased
69.7 million and 36.2 million shares for an aggregate of $3,120 and $1,261. A total of 1.9 million and 4.3 million shares were reissued under various employee benefit plans and for other purposes. We completed the share repurchase program during May 1999.

     Shares held in trust and treasury, at cost, as of December 31, 1999 and 1998 are comprised of the following:

                                                                     1998
                                                              -------------------
                                                                SHARES     AMOUNT
                                                              ----------   ------
Shares held by grantor trusts...............................  35,578,926   $  557
Shares held in treasury.....................................  34,316,794    1,195
                                                              ----------   ------
Shares held in trust and treasury...........................  69,895,720   $1,752
                                                              ==========   ======

                                                                      1999
                                                              --------------------
                                                                SHARES      AMOUNT
                                                              -----------   ------
Shares held by grantor trusts...............................   35,653,926   $  560
Shares held in treasury.....................................  102,113,220    4,238
                                                              -----------   ------
Shares held in trust and treasury...........................  137,767,146   $4,798
                                                              ===========   ======

GUARANTEE OF ESOP DEBT

     The amount equivalent to the guarantee of the amortizing notes issued by our ESOP trusts is presented as a reduction to shareholders' equity. The amount recorded as a decrease in shareholders' equity represents the cost of unallocated BellSouth common stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. See Note J.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

J.  EMPLOYEE BENEFIT PLANS

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

     Substantially all of our nonrepresented and represented employees are covered by noncontributory defined benefit pension plans, as well as postretirement health and life insurance welfare plans. Principal plans are discussed below; other plans are not significant individually or in the aggregate.

     The pension plan covering nonrepresented employees is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The cash balance plan is subject to a minimum benefit determined under a plan in existence for nonrepresented employees prior to July 1, 1993 which provided benefits based upon credited service and employees' average compensation for a specified period. The minimum benefit under the prior plan is generally applicable to employees who are eligible to retire before January 1, 2006. The 1999 and 1998 projected benefit obligations assume interest and additional credits greater than the minimum levels specified in the written plan. Pension benefits provided for represented employees are based on specified benefit amounts and years of service through 1998. During 1998, we established a cash balance plan for represented employees based upon an initial cash balance amount, negotiated pension band increases and interest credits effective January 1, 1999. The cash balance plan is subject to a minimum benefit determined under a plan in existence for represented employees who were participants prior to January 1, 1999 and who are eligible to retire. The 1999 and 1998 represented pension obligations include the projected effect of future bargained-for improvements. The accounting for the represented health care plan does not anticipate future adjustments to the cost-sharing arrangements provided for in the written plan for employees who retire after December 31, 1991. The accounting for the nonrepresented health care plan anticipates certain cost-sharing adjustments for employees who retire after December 31, 1991. The adjustments consider past practice but are not provided for in the written plan.

     The following tables summarize benefit costs, as well as the assumptions, the benefit obligations, changes in plan assets and funded status at or for the year ended December 31:

Pension Benefits

                                                               1997      1998       1999
                                                              -------   -------   --------
COMPONENTS OF NET PENSION INCOME:
Service cost................................................  $   247   $   273   $    185
Interest cost...............................................      818       841        911
Expected return on plan assets..............................   (1,101)   (1,209)    (1,449)
Amortization of prior service cost..........................       (3)      (40)        40
Amortization of actuarial gain..............................     (104)     (103)       (87)
Amortization of transition asset............................      (21)      (21)       (21)
                                                              -------   -------   --------
        Net pension income..................................  $  (164)  $  (259)  $   (421)
                                                              =======   =======   ========
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
Discount rate...............................................     7.00%     6.75%      7.75%
Expected return on plan assets..............................     8.25%     8.25%      9.00%
Rate of compensation increase...............................     5.00%     5.10%      4.80%

                                                                         1998       1999
                                                                        -------   --------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at the beginning of the year......................   $12,335   $ 13,504
Service cost.........................................................       273        185
Interest cost........................................................       841        911

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                         1998       1999
                                                                        -------   --------
Amendments...........................................................       670        (13)
Actuarial (gain) or loss.............................................       319       (735)
Benefits and lump sums paid..........................................      (932)      (892)
Curtailments.........................................................        (4)        --
Special termination benefits.........................................         2         --
                                                                        -------   --------
Benefit obligation at the end of the year............................   $13,504   $ 12,960
                                                                        =======   ========
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year.......................   $17,313   $ 17,983
Actual return on plan assets.........................................     1,602      3,472
Benefits and lump sums paid..........................................      (932)      (892)
                                                                        -------   --------
Fair value of plan assets at end of year.............................   $17,983   $ 20,563
                                                                        =======   ========
FUNDED STATUS:
As of end of year....................................................   $ 4,479   $  7,603
Unrecognized prior service cost......................................       380        326
Unrecognized net (gain) or loss......................................    (4,714)    (7,383)
Unrecognized net (asset) or obligation...............................       (89)       (68)
                                                                        -------   --------
Prepaid or (accrued) benefit cost....................................   $    56   $    478
                                                                        =======   ========

Retiree Health and Life

                                                               1997      1998       1999
                                                              -------   -------   --------
COMPONENTS OF NET POSTRETIREMENT BENEFIT COST:
Service cost................................................  $    37   $    34   $     45
Interest cost...............................................      263       263        273
Expected return on plan assets..............................     (149)     (167)      (207)
Amortization of prior service cost..........................       34        35         52
Amortization of actuarial (gain)/loss.......................       (2)       (4)         2
Amortization of transition obligation.......................       83        82         82
                                                              -------   -------   --------
        Net postretirement benefit cost.....................  $   266   $   243   $    247
                                                              =======   =======   ========
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
Discount rate...............................................     7.00%     6.75%      7.75%
Expected return on plan assets..............................     7.75%     7.75%      8.00%
Rate of compensation increase...............................     5.00%     5.10%      4.80%
Health care cost trend rate.................................     8.00%     8.50%      8.00%

                                                                         1998       1999
                                                                        -------   --------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at the beginning of the year......................   $ 3,879   $  4,690
Service cost.........................................................        34         45
Interest cost........................................................       263        273
Amendments...........................................................       110        195
Actuarial (gain) or loss.............................................       651          1
Benefits and lump sums paid..........................................      (247)      (271)
                                                                        -------   --------
Benefit obligation at the end of the year............................   $ 4,690   $  4,933
                                                                        =======   ========
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year.......................   $ 2,597   $  2,845
Actual return on plan assets.........................................       224        478
Employer contribution................................................       262        357

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                         1998       1999
                                                                        -------   --------
Plan participants' contributions.....................................         9         11
Benefits and lump sums paid..........................................      (247)      (270)
                                                                        -------   --------
Fair value of plan assets at end of year.............................   $ 2,845   $  3,421
                                                                        =======   ========
FUNDED STATUS:
As of end of year....................................................   $(1,845)  $ (1,512)
Unrecognized prior service cost......................................       162        305
Unrecognized net (gain) or loss......................................       243        (44)
Unrecognized net (asset) or obligation...............................       740        658
                                                                        -------   --------
Prepaid or (accrued) benefit cost....................................   $  (700)  $   (593)
                                                                        =======   ========

     The health care cost trend rate used to value the accumulated postretirement obligation in 1999 and 1998 is assumed to decrease to 6% by 2003. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 1999:

                                                              1-PERCENTAGE     1-PERCENTAGE
                                                             POINT INCREASE   POINT DECREASE
                                                             --------------   --------------
Effect on total of service and interest cost components....       $ 25            $ (20)
Effect on postretirement benefit obligation................       $369            $(307)

     Amounts recognized in the consolidated balance sheets consist of:

                                                             PENSION      RETIREE HEALTH
                                                            BENEFITS         AND LIFE
                                                          -------------   ---------------
                                                          1998    1999     1998     1999
                                                          -----   -----   ------   ------
Prepaid benefit cost....................................  $ 526   $ 774   $  92    $ 104
Accrued benefit liability...............................   (470)   (296)   (792)    (697)

     Effective December 31, 1997, the nonrepresented cash balance plans were recombined from six into one cash balance plan. Although only one nonrepresented cash balance plan exists, separate demographic pools are maintained to generate pension income based upon specific company information. The change in net pension income and net postretirement benefit cost is affected by several variables, including changes in actuarial assumptions such as discount rate, return on plan assets and plan amendments. The consolidated net pension income and postretirement benefit cost amounts above are exclusive of curtailment effects reflected in the work force reduction activity and do not reflect pension curtailment gains in the amount of $9 and $36 in 1998 and 1997.

     We also maintain a nonqualified supplemental retirement plan for certain employees. The unfunded accumulated benefit obligations were $279 and $278 at December 31, 1999 and 1998. An intangible asset of $27 and $46 was recognized pursuant to paragraph 37 of SFAS 87, as was accumulated other comprehensive income, net of deferred taxes, of $45 and $0 at December 31, 1999 and 1998. The net cost associated with this plan was $38 in 1999, $39 in 1998 and $24 in 1997.

DEFINED CONTRIBUTION PLANS

     We maintain several contributory savings plans which cover substantially all employees. The BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan (collectively, the Savings Plans) are tax-qualified defined contribution plans. Assets of the plans are held by two trusts (the Trusts) which, in turn, are part of the BellSouth Master Savings Trust.

     In 1990, a leveraged Employee Stock Ownership Plan (ESOP) was incorporated into the Savings Plans. The Trusts borrowed $850 by issuing amortizing notes which are guaranteed by BellSouth. The

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Trusts used the loan proceeds to purchase shares of BellSouth common stock in the open market. These shares are held in suspense accounts in the Trusts; a scheduled number of shares is released for allocation to participants as each semiannual loan payment is made. The Trusts service the debt with contributions from us and with dividends paid on the shares held by the Trusts. None of the shares held by the Trusts is subject to repurchase.

     A portion of employees' eligible contributions to the Savings Plans is matched by us at rates determined annually by the Board of Directors. Our matching obligation is fulfilled with shares released from the suspense accounts semi-annually for allocation to participants. The number of shares allocated to each participant's account is based on the market price of the shares at the time of allocation. If shares released for allocation do not fulfill our matching obligation, we make further contributions to the Trusts to fund the purchase of additional shares in the open market to fulfill the remaining obligation.

     We recognize expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to retained earnings, and all ESOP shares are included in the computation of earnings per share.

                                                              1997    1998    1999
                                                              -----   -----   -----
Compensation cost...........................................  $  76   $  46   $  31
Interest expense............................................  $  31   $  28   $  24
Actual interest on ESOP Notes...............................  $  50   $  44   $  37
Cash contributions, excluding dividends paid to the
  trusts....................................................  $  90   $  80   $  73
Dividends paid to the trusts, used for debt service.........  $  43   $  42   $  43
Shares allocated to participants (millions).................   33.4    38.3    43.3
Shares unallocated (millions)...............................   30.1    25.2    20.3

K.  STOCK COMPENSATION PLANS

     At December 31, 1999, we have stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock
Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock which may be granted under the Stock Plan in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     We apply APB Opinion 25 and related Interpretations in accounting for our stock plans. Accordingly, no compensation cost has been recognized for grants of stock options. Had compensation cost for our stock-based compensation plans been determined in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," our net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                               1997     1998     1999
                                                              ------   ------   ------
Net income -- as reported...................................  $3,261   $3,527   $3,448
Net income -- pro forma.....................................  $3,242   $3,488   $3,379

Basic earnings per share -- as reported.....................  $ 1.64   $ 1.79   $ 1.82
Basic earnings per share -- pro forma.......................  $ 1.63   $ 1.77   $ 1.78
Diluted earnings per share -- as reported...................  $ 1.64   $ 1.78   $ 1.80
Diluted earnings per share -- pro forma.....................  $ 1.63   $ 1.76   $ 1.76

     The pro forma amounts reflected above are not representative of the effects on reported net income in future years because, in general, the options granted in 1999, 1998 and 1997 do not vest for several years and additional awards are made each year.

     The following table summarizes the activity for stock options outstanding:

                                                     1997          1998          1999
                                                  -----------   -----------   -----------
Options outstanding at January 1................   37,142,784    45,122,812    59,202,910
Options granted.................................   12,507,766    17,963,592    15,385,731
Options exercised...............................   (4,001,490)   (2,784,312)   (1,839,933)
Options forfeited...............................     (526,248)   (1,099,182)   (1,049,627)
                                                  -----------   -----------   -----------
Options outstanding at December 31..............   45,122,812    59,202,910    71,699,081
                                                  ===========   ===========   ===========
Weighted-average option prices per common share:
Outstanding at January 1........................  $     17.06   $     18.67   $     22.77
Granted at fair market value....................  $     22.23   $     31.95   $     45.51
Exercised.......................................  $     14.69   $     15.35   $     15.74
Forfeited.......................................  $     20.02   $     23.47   $     30.22
Outstanding at December 31......................  $     18.67   $     22.77   $     27.73
Weighted-average fair value of options granted
  at fair market value during the year..........  $      4.38   $      7.22   $     11.19
Options exercisable at December 31..............   12,065,032    14,733,210    19,114,773
Shares available for grant at December 31.......   19,835,596    19,504,179    18,825,466

     The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                               1997    1998    1999
                                                               ----    ----    ----
Expected life (years).......................................      5       5       5
Dividend yield..............................................   3.24%   2.40%   1.67%
Expected volatility.........................................   19.0%   21.0%   23.0%
Risk-free interest rate.....................................   6.22%   5.42%   4.82%

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                       OUTSTANDING                  EXERCISABLE
                                             -------------------------------   ---------------------
                                                                    AVERAGE                 AVERAGE
EXERCISE                                                  AVERAGE   EXERCISE                EXERCISE
PRICE RANGE                                   OPTIONS      LIFE      PRICE      OPTIONS      PRICE
-----------                                  ----------   -------   --------   ----------   --------
                                             (MILLIONS)     (1)                (MILLIONS)
$12.10 - $15.08............................     12.5       3.88      $14.28        8.7       $14.08
$15.13 - $21.28............................     14.4       5.63      $20.33        5.5       $20.01
$21.38 - $29.22............................     12.6       7.10      $22.28        2.7       $21.96
$30.91 - $37.92............................     15.5       8.11      $31.06        1.6       $31.02
$39.41 - $49.41............................     16.7       9.27      $45.12        0.6       $45.26
                                                ----       ----      ------      -----       ------
$12.10 - $49.41............................     71.7       6.97      $27.73       19.1       $19.33
                                                ====       ====      ======      =====       ======

---------------

(1) Average contractual life remaining in years.

L.  INCOME TAXES

     The consolidated balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the consolidated balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the consolidated financial statements and as measured by tax laws using enacted tax rates.

     The provision for income taxes is summarized as follows:

                                                               1997     1998     1999
                                                              ------   ------   ------
Current
  Federal...................................................  $1,619   $1,652   $1,875
  State.....................................................     289      234      208
  Foreign...................................................      --       34       11
                                                              ------   ------   ------
                                                              $1,908   $1,920   $2,094
                                                              ------   ------   ------
Deferred, net
  Federal...................................................  $  252   $  221   $   78
  State.....................................................      36       34        5
  Foreign...................................................      20       94       71
                                                              ------   ------   ------
                                                              $  308   $  349   $  154
                                                              ------   ------   ------
Investment tax credits, net
  Federal...................................................  $  (65)  $  (45)  $  (41)
  Foreign...................................................      --       --     (167)
                                                              ------   ------   ------
                                                                 (65)     (45)    (208)
                                                              ------   ------   ------
          Total provision for income taxes..................  $2,151   $2,224   $2,040
                                                              ======   ======   ======

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     Temporary differences which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:

                                                               1998      1999
                                                              -------   -------
Compensation related........................................  $   710   $   568
Loss carryforwards..........................................       97       173
Allowance for uncollectibles................................       97        83
Marketable securities.......................................       --        60
Regulatory sharing accruals.................................       47        68
Other.......................................................       55       116
                                                              -------   -------
                                                                1,006     1,068
                                                              -------   -------
Valuation allowance.........................................      (95)     (153)
                                                              -------   -------
Deferred tax assets.........................................  $   911   $   915
                                                              =======   =======
Depreciation................................................  $(2,297)  $(2,386)
Equity investments..........................................     (530)     (577)
Issue basis accounting......................................     (236)     (249)
Licenses....................................................     (238)     (343)
Other.......................................................     (329)     (124)
                                                              -------   -------
Deferred tax liabilities....................................   (3,630)   (3,679)
                                                              -------   -------
Net deferred tax liability..................................  $(2,719)  $(2,764)
                                                              =======   =======

     The valuation allowance, which increased by $58 in 1999 and $9 in 1998, primarily relates to state and foreign net operating losses that may not be utilized during the carryforward period. Of the net deferred tax liability at December 31, 1999 and 1998, $(59) and $(207) were current and $(2,705) and $(2,512) were noncurrent.

     A reconciliation of the federal statutory income tax rate to our effective tax rate follows:

                                                              1997    1998    1999
                                                              ----    ----    ----
Federal statutory tax rate..................................  35.0%   35.0%   35.0%
State income taxes, net of federal income tax benefit.......   3.9     3.0     2.5
Investment tax credits......................................  (1.2)   (0.5)   (3.5)
Net earnings (losses) of equity affiliates..................   1.6     0.6     2.0
Miscellaneous items, net....................................   0.4     0.6     1.2
                                                              ----    ----    ----
Effective tax rate..........................................  39.7%   38.7%   37.2%
                                                              ====    ====    ====

     The reduction in our effective tax rate during 1999 was primarily driven by the recognition of investment tax credits by one of our foreign subsidiaries. The credits were claimed by the subsidiary in previous years but were denied by taxing authorities. A reserve was established while the matter was under appeal. During 1999, we received a favorable ruling on our appeal leading to the recognition of the benefit.

M.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                               1997     1998     1999
                                                              ------   ------   ------
Cash paid for:
Income taxes................................................  $1,839   $2,021   $1,906
                                                              ======   ======   ======
Interest....................................................  $  759   $  838   $1,013
                                                              ======   ======   ======

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     During 1999, we entered an agreement with Crown Castle International Corporation to sublease portions of our cellular towers. See Note Q. As consideration for the transaction, we received approximately $150 in Crown stock.

     In 1998, we contributed our ownership interests in certain domestic wireless operations to a new joint venture. See Note B. As a result of the transaction, net assets were increased by approximately $300 with a corresponding increase to liabilities.

     In 1998 as well as in 1997, we began consolidating certain operations which had previously been accounted for under the equity method. These consolidations resulted in an increase in assets of $519 and $375, net of decreases of $228 and $225 in investments and advances, and corresponding increases in liabilities.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

N.  SEGMENT INFORMATION

     We have four reportable operating segments: (1) Wireline communications;
(2) Domestic wireless; (3) International operations; and (4) Advertising and publishing. We have included the operations of all other businesses falling below the reporting threshold in the "All other" segment. The "Reconciling items" shown below include Corporate Headquarters and capital funding activities, intercompany eliminations and other nonoperating items. The following table provides information for each operating segment:

                                1997      1998      1999
                               -------   -------   -------
WIRELINE COMMUNICATIONS
External revenues............  $15,178   $16,401   $17,454
Intersegment revenues........      168       221       318
Depreciation and
  amortization...............    3,332     3,363     3,393
Operating income.............    4,188     4,871     5,828
Interest expense.............      534       551       560
Income taxes.................    1,372     1,573     1,971
Segment net income...........  $ 2,314   $ 2,751   $ 3,315

Segment assets...............  $23,226   $23,916   $25,536
Capital expenditures.........  $ 3,440   $ 3,512   $ 4,638
----------------------------------------------------------
DOMESTIC WIRELESS
External revenues............  $ 2,581   $ 2,723   $ 3,191
Intersegment revenues........        8         7        13
Depreciation and
  amortization...............      446       513       656
Operating income.............      412       374       328
Interest expense.............       59        84        91
Net earnings (losses) of
  equity affiliates..........      164       165       144
Income taxes.................      230       184       143
Segment net income...........  $   333   $   283   $   234

Segment assets...............  $ 5,859   $ 6,540   $ 6,103
Equity method investments....  $ 1,338   $ 1,610   $ 1,741
Capital expenditures.........  $   823   $   692   $   550
----------------------------------------------------------
INTERNATIONAL OPERATIONS
External revenues............  $   948   $ 1,995   $ 2,289
Intersegment revenues........       --        --         2
Depreciation and
  amortization...............      126       357       442
Operating income.............       64       234       118
Interest expense.............       37        85        77
Interest income..............       15        27        57
Net earnings (losses) of
  equity affiliates..........     (220)      (69)       (2)
Income taxes.................        5       119        31
Segment net income (loss)....  $  (187)  $   (62)  $    (4)

Segment assets...............  $ 3,278   $ 4,449   $ 4,869
Equity method investments....  $   693   $   521   $   159
Capital expenditures.........  $   412   $   710   $   603
----------------------------------------------------------

                                1997      1998      1999
                               -------   -------   -------
ADVERTISING AND PUBLISHING
External revenues............  $ 1,837   $ 1,891   $ 2,010
Intersegment revenues........        7        --        18
Depreciation and
  amortization...............       22        25        31
Operating income.............      855       849       901
Interest expense.............        5         7         8
Net earnings (losses) of
  equity affiliates..........       11        (4)       (5)
Income taxes.................      320       317       339
Segment net income...........  $   543   $   530   $   556

Segment assets...............  $ 1,262   $ 1,288   $ 1,662
Equity method investments....  $    --   $    --   $    25
Capital expenditures.........  $    21   $    36   $    35
----------------------------------------------------------
ALL OTHER
External revenues............  $    17   $   113   $   280
Intersegment revenues........      185       227       371
Depreciation and
  amortization...............       33        94       142
Operating income (loss)......     (143)     (360)     (320)
Interest expense.............       33        26        19
Interest income..............       59        19         6
Net earnings (losses) of
  equity affiliates..........     (197)       --        (1)
Income taxes (benefit).......      (94)     (112)     (143)
Segment net income (loss)....  $  (182)  $  (210)  $  (215)

Segment assets...............  $ 1,326   $ 1,273   $ 1,409
Equity method investments....  $   112   $    61   $     4
Capital expenditures.........  $   158   $   253   $   318
----------------------------------------------------------
RECONCILING ITEMS
External revenues............  $    --   $    --   $    --
Intersegment revenues........     (368)     (455)     (722)
Depreciation and
  amortization...............        5         5         7
Provision for asset
  impairment.................       --        --       320
Operating income (loss)......       --       (64)     (418)
Interest expense.............       93        84       275
Interest income..............      101       247        66
Net earnings (losses) of
  equity affiliates..........       --        --      (298)
Gain on sale of operations...      787       335        55
Income taxes (benefit).......      318       143      (301)
Segment net income (loss)....  $   440   $   235   $  (438)

Segment assets...............  $ 1,350   $ 1,944   $ 3,874
Equity method investments....  $  (136)  $   (44)  $    --
Capital expenditures.........  $     4   $     9   $    29
----------------------------------------------------------

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

RECONCILIATION TO CONSOLIDATED FINANCIAL INFORMATION

                                1997      1998      1999
                               -------   -------   -------
OPERATING REVENUES
Wireline communications......  $15,346   $16,622   $17,772
Domestic wireless............    2,589     2,730     3,204
International operations.....      948     1,995     2,291
Advertising and publishing...    1,844     1,891     2,028
All other....................      202       340       651
                               -------   -------   -------
Total Segments...............   20,929    23,578    25,946
Reconciling items............     (368)     (455)     (722)
                               -------   -------   -------
Total consolidated...........  $20,561   $23,123   $25,224
----------------------------------------------------------
NET INCOME
Wireline communications......  $ 2,314   $ 2,751   $ 3,315
Domestic wireless............      333       283       234
International operations.....     (187)      (62)       (4)
Advertising and publishing...      543       530       556
All other....................     (182)     (210)     (215)
                               -------   -------   -------
Total Segments...............    2,821     3,292     3,886
Reconciling items............      440       235      (438)
                               -------   -------   -------
Total consolidated...........  $ 3,261   $ 3,527   $ 3,448
----------------------------------------------------------
SEGMENT ASSETS
Wireline communications......  $23,226   $23,916   $25,536
Domestic wireless............    5,859     6,540     6,103
International operations.....    3,278     4,449     4,869
Advertising and publishing...    1,262     1,288     1,662
All other....................    1,326     1,273     1,409
                               -------   -------   -------
Total Segments...............   34,951    37,466    39,579
Reconciling items............    1,350     1,944     3,874
                               -------   -------   -------
Total consolidated...........  $36,301   $39,410   $43,453
----------------------------------------------------------

     Operating segments are defined based on products and services, and secondarily geographic regions. Wireline communications operating segment includes local service, network access, intraLATA long distance services provided by wireline transport to business and residential customers in a nine-state region located in the Southeastern U.S. Domestic wireless segment is comprised of cellular and personal communication service businesses principally within the Southeastern U.S. International operations segment is comprised principally of our investments in wireless businesses in ten countries in Latin America as well as in Denmark, Germany, India and Israel. Consolidated international operations include our businesses in Argentina, Chile, Ecuador, Peru and Venezuela. Advertising and publishing segment is comprised of companies in the U.S. and Latin America that publish, print, and sell advertising in and perform related services concerning alphabetical and classified telephone directories and electronic product offerings.

     We evaluate the performance of each business unit based on net income, exclusive of reconciling items and special items. Reconciling items include undistributed corporate expenses, corporate assets, intersegment eliminations and special items. For 1999, corporate assets are comprised primarily of our investment in Qwest. For 1998 and 1997, corporate assets are comprised primarily of cash and cash equivalents.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     Special items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature. These items include provisions for asset impairments, foreign currency losses associated with devaluations, gains on sales of operations, gains on swaps of wireless properties and charges for intellectual property use.

     Net revenues to external customers are based on the location of the customer. Geographic information as of December 31, 1999, 1998 and 1997 is as follows:

                                                          UNITED
                                                          STATES    INTERNATIONAL    TOTAL
                                                          -------   -------------   -------
Year ended December 31, 1997:
Revenues................................................  $19,613      $  948       $20,561
Long-lived assets.......................................   25,948       2,236        28,184
Year ended December 31, 1998:
Revenues................................................  $21,128      $1,995       $23,123
Long-lived assets.......................................   27,082       3,622        30,704
Year ended December 31, 1999:
Revenues................................................  $22,935      $2,289       $25,224
Long-lived assets.......................................   32,263       3,803        36,066

O.  FINANCIAL INSTRUMENTS

     The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. The fair value for BST's long-term debt is estimated based on the closing market prices for each issue at December 31, 1999 and 1998. Fair value estimates for the Guarantee of ESOP Debt, Capital Funding long-term debt, foreign exchange contracts, foreign currency swaps and interest rate swaps are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that we could realize in a current market exchange.

     Following is a summary of financial instruments where the fair values differ from the recorded amounts as of December 31, 1999 and 1998:

                                                                      1998
                                                              ---------------------
                                                              RECORDED   FAIR VALUE
                                                               AMOUNT    ESTIMATED
                                                              --------   ----------
Balance sheet financial instruments:
Long-term debt:
  BST.......................................................   $6,518      $6,771
  Capital Funding...........................................    1,469       1,523
  Guarantee of ESOP debt....................................      467         519
Off-balance sheet financial instruments:
  Interest rate swaps.......................................       --         (13)

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                      1999
                                                              ---------------------
                                                              RECORDED   FAIR VALUE
                                                               AMOUNT    ESTIMATED
                                                              --------   ----------
Balance sheet financial instruments:
Long-term debt:
  BST.......................................................   $6,517      $6,112
  Capital Funding...........................................    1,817       1,652
  Guarantee of ESOP debt....................................      391         417
Off-balance sheet financial instruments:
  Interest rate swaps.......................................       --          (8)

DERIVATIVE FINANCIAL INSTRUMENTS

     We are, from time to time, party to currency swap agreements, interest rate swap agreements and foreign exchange forward contracts in our normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose us to market risks and credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential, not the full notional or contract amount. We believe that such contracts and agreements have been executed with creditworthy financial institutions. As such, we consider the risk of nonperformance to be remote.

INTEREST RATE SWAPS

     We enter into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At both December 31, 1999 and 1998, we were a party to various interest rate swaps with an aggregate notional amount of $920. Under swap agreements, we paid fixed rates averaging 6.10% and 6.11% at December 31, 1999 and 1998 and received variable rates averaging 5.41% and 5.54% at December 31, 1999 and 1998. We also paid variable rates averaging 5.35% and received fixed rates averaging 6.00% at December 31, 1999. The swaps mature at dates ranging from 2001 to 2002.

OTHER

     We have also issued letters of credit and financial guarantees which approximate $617 at December 31, 1999. Of this total, $356 represents the U.S. Dollar equivalent of the outstanding debt of E-Plus guaranteed by us. We have agreed to guarantee E-Plus borrowings up to a U.S. Dollar equivalent of $361 (705 million German Marks) at December 31, 1999. Since there is no market for the instruments, it is not practicable to estimate their fair value.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject us to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables, other than those from long distance carriers, are limited due to the composition of the customer base, which includes a large number of individuals and businesses. At December 31, 1999 and 1998, approximately $490 and $472, of trade accounts receivable were from long distance carriers.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

P.  COMMITMENTS AND CONTINGENCIES

LEASES

     We have entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $297 for 1999, $242 for 1998 and $273 for 1997. Capital leases currently in effect are not significant.

     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 1999:

                                                              MINIMUM
                                                              RENTALS
                                                              -------
2000........................................................  $  185
2001........................................................     176
2002........................................................     170
2003........................................................     141
2004........................................................     122
Thereafter..................................................     653
                                                              ------
          Total.............................................  $1,447
                                                              ======

OUTSIDE PLANT

     We currently self-insure all of our outside plant against casualty losses. Such outside plant, located in the nine southeastern states served by BST, is susceptible to damage from severe weather conditions and other perils. The net book value of outside plant was $7,099 at December 31, 1999 and $7,234 at December 31, 1998.

OUTSOURCING CONTRACTS

     Beginning in 1997, we contracted with various entities to outsource the performance of certain engineering functions, as well as our information technology operations and application development. These contracts expire at various dates through 2007, are generally renewable, and are cancelable upon the payment of additional fees or for nonperformance. Future minimum payments for these contracts range from $400 to $625 annually over the contract periods.

PURCHASE COMMITMENT

     During 1999, our BellSouth Long Distance operating subsidiary entered into an agreement with a long distance carrier to purchase wholesale and retail, voice and private line services. As of December 31, 1999 our remaining commitment is approximately $100.

RECIPROCAL COMPENSATION

     Following the enactment of the 1996 Act, BST and various competitive local carriers entered into interconnection agreements providing for, among other things, the payment of reciprocal compensation for local calls initiated by the customers of one carrier that are completed on the network of the other carrier. Numerous competitive local carriers claim entitlement from BST for compensation associated with dial-up calls originating on BST's network and connecting with Internet service providers served by the competitive local carriers networks. BST has maintained that dial-up calls to Internet service providers are not local calls for which terminating compensation is due under the interconnection agreements.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     In February 1999, the FCC issued a decision that such traffic does not terminate at the Internet service provider and, therefore, is interstate in nature, rather than local. The FCC stated, however, that it would not interfere with prior state commissions' decisions regarding this matter. The courts and state regulatory commissions in BST's operating territory that have considered the matter have, in most cases, ruled that BST is responsible for paying reciprocal compensation on these calls. In certain instances, BST has been ordered to pay this compensation pending appeal. In other cases, the ruling bodies have determined that BST does not owe reciprocal compensation for these calls. BST has appealed the adverse decisions and continues to believe that it has a good legal basis for its position that such reciprocal compensation is not owed to the competitive local carriers. For those cases where BST believes it is probable that it has incurred a liability, it has recorded an estimate of the amount owed. At December 31, 1999, the exposure related to unrecorded amounts withheld from competitive local carriers was approximately $300, including accrued interest.

     In a related matter, at least one competitive local carrier is claiming terminating compensation of approximately $165 for service arrangements that we do not believe involve "traffic" under BST's interconnection agreement. BST has filed a complaint with the state regulatory commission asking that agency to declare that BST does not owe reciprocal compensation for these arrangements. The competitive local carrier has filed a complaint with the state regulatory commission asking it to order BST to pay the disputed amounts. Hearings on this matter were held in August 1999 and a decision is pending. We believe that we have a good legal basis for our position and, accordingly, no provision has been recorded for this claim in our financial statements.

OTHER CLAIMS

     We are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. BST is also subject to claims attributable to pre-divestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for pre-divestiture events are shared with AT&T Corp.

     While complete assurance cannot be given as to the outcome of any legal claims, we believe that any financial impact would not be material to our results of operations, financial position or cash flows.

Q.  SUBLEASE OF COMMUNICATIONS TOWERS

     In June 1999, we signed a definitive agreement with Crown Castle International Corporation for the sublease of all unused space on approximately 1,850 of our wireless communications towers in exchange for $610 to be paid in a combination of cash and Crown common stock. As of December 31, 1999 we have closed on 1,574 towers for proceeds of $519. Remaining towers covered by the agreement are expected to be subleased in 2000. We also entered into a five-year, build-to-suit agreement with Crown covering up to 500 towers.

     Under a similar agreement, Crown will sublease all unused space on 773 of our PCS towers in exchange for $317 in cash. As of December 31, 1999 we have closed on 648 towers and received $266. Remaining towers covered by the agreement are expected to be subleased in 2000. In connection with this agreement, we entered into an exclusive three year, build-to-suit agreement.

     With these transactions, Crown will manage, maintain and remarket the remaining space on the towers. We have retained, outside of the leases, a portion of the towers for use in operating our wireless network and will continue to fully own the communications components including switching equipment, shelters and cell site facilities. We will pay $1,200 (whole dollars) per tower, per month to Crown for its

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

monitoring and maintenance services. The subleases are classified as operating leases and the up-front payments from Crown have been treated as prepaid rent. Rental income will be recognized over the life of the respective leases, generally 20 years.

R.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.

                                                               FIRST    SECOND     THIRD    FOURTH
                                                              QUARTER   QUARTER   QUARTER   QUARTER
                                                              -------   -------   -------   -------
1998
Operating Revenues..........................................  $5,426    $5,664    $5,865    $6,168
Operating Income............................................  $1,454    $1,434    $1,463    $1,553
Net Income..................................................  $  892    $  818    $  814    $1,003
Earnings per share -- basic and diluted(1)..................  $  .45    $  .41    $  .41    $  .51
1999
Operating Revenues..........................................  $5,973    $6,148    $6,422    $6,681
Operating Income............................................  $1,607    $1,314    $1,674    $1,842
Net Income..................................................  $  615    $  786    $  994    $1,053
Earnings per share(1):
  Basic.....................................................  $  .32    $  .42    $  .53    $  .56
  Diluted...................................................  $  .32    $  .41    $  .52    $  .55

---------------

(1) Due to rounding, the sum of quarterly EPS amounts may not agree to year-to-date EPS amounts.

     The quarters shown were affected by the following:

     - First quarter 1998 includes a gain on the receipt of additional proceeds related to the sale of our investment in ITT World Directories which increased net income by $96, or $0.05 per share.

     - Fourth quarter 1998 includes a gain on the sale of our interest in BellSouth New Zealand and contingent interest and prepayment penalties associated with the repayment of a loan. These transactions increased net income by $110, or $0.06 per share, and $62, or $0.03 per share.

     - Second quarter 1999 includes an asset impairment loss which decreased operating income by $320 and net income by $187, or $0.10 per share.

     - Third quarter 1999 includes the recognition of foreign investment tax credits and a gain on the sale of our interest in Honolulu Cellular. These transactions increased net income by $95, or 0.05 per share, and $23, or 0.01 per share.

     - Certain 1999 periods include foreign currency gains and losses associated with the devaluation of the Brazilian Real. Our share of these (losses)/gains totaled $(280) for first quarter, $(75) for third quarter and $47 for fourth quarter.

S.  SUBSEQUENT EVENTS

WORKFORCE REDUCTION

     In February 2000, we announced that we would reduce our domestic general and administrative staff by approximately 2,100 positions. These reductions are the result of the streamlining of work processes in conjunction with our shift to a more simplified management structure. As a result of these reductions, we

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

recorded a one-time charge of $78, or $48 after tax, for severance and post-employment health benefits during the first quarter of 2000.

E-PLUS RESTRUCTURING

     In February 2000, we closed on a previously announced alliance with KPN Royal Dutch Telecom. We utilized our right of first refusal that enabled KPN to acquire a 77.5 percent interest in E-Plus and allows us the option after 18 months of converting our 22.5 percent interest in E-Plus into either 100 million shares of KPN or a 33.3 percent ownership interest in KPN's wireless subsidiary. We also have agreed to make up to $3 billion of loans to KPN to be used for further wireless investments in Europe and received non detachable warrants to purchase approximately 46 million additional shares of KPN.

DEBT ISSUANCE

     In February 2000, we issued $2 billion of long-term debt, consisting of $1 billion of Ten-year, 7 3/4% Notes and $1 billion of Thirty-year, 7 7/8% Debentures. We received total proceeds of $1,974, which was used to retire commercial paper.

TRACKING STOCK PROPOSAL

     In March 2000, we filed with the SEC a preliminary proxy statement relating to a special shareholders' meeting to approve amendments to our charter. The amendments will permit us to issue our common stock in series, of which our Board of Directors will initially designate two: BLS group stock and Latin America group stock. Latin America group stock is intended to reflect the separate performance of the Latin America group, consisting of our Latin American businesses. BLS group stock is intended to reflect the separate performance of the BLS group, consisting of all of our other businesses and the BLS group's interest in the portion of our equity we have attributed to the Latin America group that is not represented by shares of Latin America group stock sold or distributed. The amendments also provide for each outstanding share of our existing common stock to be changed into one share of BLS group stock immediately before the initial issuance of Latin America group stock.

     Our shareholders will also be asked at the special meeting to adopt an amended and restated stock plan. This stock plan would, among other things, reflect the tracking stock proposal by authorizing us to grant to our employees, officers and directors awards based on shares of BLS group stock and Latin America group stock.

     At the same time we filed our preliminary proxy statement, we filed a registration statement pursuant to which we plan to offer shares of Latin America group stock. The Latin America group businesses will use the proceeds from the public offering to continue their expansion in Latin America and for other general purposes.

     We expect to distribute to the holders of BLS group stock, within six to twelve months following the public offering of shares, of Latin America group stock representing our equity we have attributed to the Latin America group that is not represented by shares of Latin America group stock sold or distributed. The decision to make such a distribution and the precise timing will depend on market conditions and other factors. After full distribution of the Latin America group stock, ownership in BellSouth will then be represented by two stocks: Latin America group stock and BLS group stock.

PROPOSED DOMESTIC WIRELESS TRANSACTION

     In April 2000, we signed a definitive agreement with SBC Communications Inc. to create a national wireless business comprised of substantially all of both companies' U.S. wireless assets. The new joint

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

venture will serve approximately 16.2 million subscribers and cover a geographical area with a population of 175 million. Assuming that all of the assets are contributed as provided for in the agreement, the venture will be 40% owned by BellSouth and 60% owned by SBC Communications. We will share joint and equal control of the venture.

     The joint venture will be a separately managed company capable of making acquisition and bidding on a new or re-auctioned wireless frequencies. It may issue debt and stock to the public to generate additional cash to fund expansion and product development efforts. The agreement is subject to numerous conditions, including regulatory approvals, and we expect the closing of the venture to occur by the end of 2000.

INVESTMENT IN BRAZIL

     In May 2000, we completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA a Brazilian company, for a total purchase price of approximately $240 million. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as in northern Brazil. The common stock portion of our investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.

INVESTMENT IN COLOMBIA

     In May 2000, we announced a definitive agreement to acquire a 33.8% controlling equity interest in Celumovil S.A., a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $295 million. Celumovil is a leading provider of wireless telecommunications services in Colombia with approximately 466,000 subscribers as of February 2000. Celumovil's concession areas include the Eastern and Atlantic regions, covering a combined population of approximately 26 million and six of the 10 largest cities in Colombia, including Bogota.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

T.  CONSOLIDATING INFORMATION

     After shareholder approval and the proposed tracking stock proposal discussed in Note S, we intend to separate for financial reporting purposes the BLS group and the Latin America group. Below is the consolidating financial information of the BLS group and the Latin America group. The financial information reflects the businesses of the BLS group and the Latin America group, including the allocation of revenues and expenses between the BLS group and the Latin America group in accordance with our allocation policies. The BLS group presented below excludes its intergroup interest in the Latin America group.

     For each group, we attribute assets, liabilities, equity, revenue and expenses, except shared corporate services, based on specific identification of the companies which we include in each group. We attribute equity investments operating in Latin America to the Latin America group and all other equity investments to the BLS group.

     We directly charge specifically identified costs for shared corporate services to each group based upon use of those services. Where determinations based on use alone are not practical, we use other methods and criteria, based on revenues, expenses, net assets or income that we believe are fair and provide a reasonable allocation of the cost of shared corporate services used by the groups. Shared corporate services include executive management, sponsorships, human resources, legal accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology.

                       CONSOLIDATING STATEMENTS OF INCOME

                                         YEAR ENDED DECEMBER 31, 1997
                             ----------------------------------------------------
                                         LATIN AMERICA
                             BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                             ---------   -------------   ------------   ---------
External revenues..........   $19,634       $  927           $ --        $20,561
Intercompany revenues:
 Overhead allocations......        11           13            (24)            --
 Wireless services.........        --           --             --             --
---------------------------------------------------------------------------------
Total revenues.............    19,645          940            (24)        20,561
---------------------------------------------------------------------------------
External expenses..........    14,257          928             --         15,185
Intercompany expenses:
 Overhead allocations......        13           11            (24)            --
 Wireless services.........        --           --             --             --
---------------------------------------------------------------------------------
Total operating expenses...    14,270          939            (24)        15,185
---------------------------------------------------------------------------------
Operating income...........     5,375            1             --          5,376
Interest expense...........       718           46             (3)           761
Equity in earnings
 (losses)..................      (256)          14             --           (242)

Interest income............       194            2             (3)           193
Miscellaneous other
 income....................       104           (2)            --            102
Minority interests.........       (38)           4             --            (34)
---------------------------------------------------------------------------------
Other income/expense.......       260            4             (3)           261

Gain on sale of
 operations................       787           --             --            787
---------------------------------------------------------------------------------
Income before taxes........     5,448          (27)            --          5,421
Provision (benefit) for
 income taxes..............     2,150            1             --          2,151
---------------------------------------------------------------------------------
Income (loss) before
 extraordinary loss........     3,298          (28)            --          3,270
Extraordinary loss.........        (9)          --             --             (9)
---------------------------------------------------------------------------------
Net income (loss)..........   $ 3,289       $  (28)          $ --        $ 3,261
---------------------------------------------------------------------------------

                                         YEAR ENDED DECEMBER 31, 1998
                             ----------------------------------------------------
                                         LATIN AMERICA
                             BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                             ---------   -------------   ------------   ---------
External revenues..........   $21,232       $1,891           $ --        $23,123
Intercompany revenues:
 Overhead allocations......        25           16            (41)            --
 Wireless services.........        --           --             --             --
---------------------------------------------------------------------------------
Total revenues.............    21,257        1,907            (41)        23,123
---------------------------------------------------------------------------------
External expenses..........    15,533        1,686             --         17,219
Intercompany expenses:
 Overhead allocations......        16           25            (41)            --
 Wireless services.........        --           --             --             --
---------------------------------------------------------------------------------
Total operating expenses...    15,549        1,711            (41)        17,219
---------------------------------------------------------------------------------
Operating income...........     5,708          196             --          5,904
Interest expense...........       794           53            (10)           837
Equity in earnings
 (losses)..................       149          (57)            --             92
Interest income............       316            7            (10)           313
Miscellaneous other
 income....................       (15)          (8)            --            (23)
Minority interests.........        17          (50)            --            (33)
---------------------------------------------------------------------------------
Other income/expense.......       318          (51)           (10)           257
Gain on sale of
 operations................       335           --             --            335
---------------------------------------------------------------------------------
Income before taxes........     5,716           35             --          5,751
Provision (benefit) for
 income taxes..............     2,121          103             --          2,224
---------------------------------------------------------------------------------
Income (loss) before
 extraordinary loss........     3,595          (68)            --          3,527
Extraordinary loss.........        --           --             --             --
---------------------------------------------------------------------------------
Net income (loss)..........   $ 3,595       $  (68)          $ --        $ 3,527
---------------------------------------------------------------------------------

                                         YEAR ENDED DECEMBER 31, 1999
                             ----------------------------------------------------
                                         LATIN AMERICA
                             BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                             ---------   -------------   ------------   ---------
External revenues..........   $22,860       $2,364           $ --        $25,224
Intercompany revenues:
 Overhead allocations......        35           21            (56)            --
 Wireless services.........        --           20            (20)            --
---------------------------------------------------------------------------------
Total revenues.............    22,895        2,405            (76)        25,224
---------------------------------------------------------------------------------
External expenses..........    16,523        2,264             --         18,787
Intercompany expenses:
 Overhead allocations......        21           35            (56)            --
 Wireless services.........        20           --            (20)            --
---------------------------------------------------------------------------------
Total operating expenses...    16,564        2,299            (76)        18,787
---------------------------------------------------------------------------------
Operating income...........     6,331          106             --          6,437
Interest expense...........       956           88            (14)         1,030
Equity in earnings
 (losses)..................       185         (354)            --           (169)
Interest income............       144           14            (14)           144
Miscellaneous other
 income....................       127          (19)            --            108
Minority interests.........        34          (91)            --            (57)
---------------------------------------------------------------------------------
Other income/expense.......       305          (96)           (14)           195
Gain on sale of
 operations................        55           --             --             55
---------------------------------------------------------------------------------
Income before taxes........     5,920         (432)            --          5,488
Provision (benefit) for
 income taxes..............     2,156         (116)            --          2,040
---------------------------------------------------------------------------------
Income (loss) before
 extraordinary loss........     3,764         (316)            --          3,448
Extraordinary loss.........        --           --             --             --
---------------------------------------------------------------------------------
Net income (loss)..........   $ 3,764       $ (316)          $ --        $ 3,448
---------------------------------------------------------------------------------

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                          CONSOLIDATING BALANCE SHEETS

                                            AT DECEMBER 31, 1998                     AT DECEMBER 31, 1999
                            ----------------------------------------------------   -------------------------
                                        LATIN AMERICA                                          LATIN AMERICA
                            BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH   BLS GROUP       GROUP
                            ---------   -------------   ------------   ---------   ---------   -------------
Current Assets............   $ 7,989       $  758          $ (41)       $ 8,706     $ 6,413       $1,034
Investments & Advances....     2,234          806           (179)         2,861       5,840          374
Property, Plant and
  Equipment, net..........    22,486        1,454             --         23,940      22,908        1,723
Deferred Charges and Other
  Assets..................       934           94             --          1,028       1,492           72
Intangible Assets, net....     1,816        1,059             --          2,875       2,303        1,471
                             -------       ------          -----        -------     -------       ------
        Total Assets......   $35,459       $4,171          $(220)       $39,410     $38,956       $4,674
                             =======       ======          =====        =======     =======       ======
Current Liabilities.......   $ 8,349       $  904          $(103)       $ 9,150     $12,358       $1,097
Long-Term Debt............     8,268          564           (117)         8,715       8,638          592
Noncurrent Liabilities....     4,851          584             --          5,435       5,490          640
Shareholders' Equity......    13,991        2,119             --         16,110      12,470        2,345
                             -------       ------          -----        -------     -------       ------
        Total Liabilities
          and Equity......   $35,459       $4,171          $(220)       $39,410     $38,956       $4,674
                             =======       ======          =====        =======     =======       ======

                              AT DECEMBER 31, 1999
                            ------------------------

                            ELIMINATIONS   BELLSOUTH
                            ------------   ---------
Current Assets............     $ (60)       $ 7,387
Investments & Advances....      (117)         6,097
Property, Plant and
  Equipment, net..........        --         24,631
Deferred Charges and Other
  Assets..................        --          1,564
Intangible Assets, net....        --          3,774
                               -----        -------
        Total Assets......     $(177)       $43,453
                               =====        =======
Current Liabilities.......     $ (60)       $13,395
Long-Term Debt............      (117)         9,113
Noncurrent Liabilities....        --          6,130
Shareholders' Equity......        --         14,815
                               -----        -------
        Total Liabilities
          and Equity......     $(177)       $43,453
                               =====        =======

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS

                                          YEAR ENDED DECEMBER 31, 1997            YEAR ENDED DECEMBER 31, 1998
                                      -------------------------------------   -------------------------------------
                                                  LATIN AMERICA                           LATIN AMERICA
                                      BLS GROUP       GROUP       BELLSOUTH   BLS GROUP       GROUP       BELLSOUTH
                                      ---------   -------------   ---------   ---------   -------------   ---------
Cash Flow from Operating Activities:
Net Income..........................   $3,289        $  (28)       $ 3,261     $ 3,595       $  (68)       $ 3,527
Adjustments to reconcile net income
  to net cash provided by operating
  activities:.......................    3,705            73          3,778       3,667          547          4,214
                                       ------        ------        -------     -------       ------        -------
        Net cash provided by
          operating activities......    6,994            45          7,039       7,262          479          7,741
                                       ------        ------        -------     -------       ------        -------
Cash Flows from Investing
  Activities:
Capital expenditures................   (4,410)         (448)        (4,858)     (4,515)        (697)        (5,212)
Investments in subsidiaries.........     (423)         (988)        (1,411)       (515)        (681)        (1,196)
Proceeds from sale of operations....    1,000            --          1,000         410           --            410
Other investing activities, net.....      324            (4)           320         520           (9)           511
                                       ------        ------        -------     -------       ------        -------
        Net cash used for investing
          activities................   (3,509)       (1,440)        (4,949)     (4,100)      (1,387)        (5,487)
                                       ------        ------        -------     -------       ------        -------
Cash Flows from Financing
  Activities:
Net borrowings (repayments) of
  short-term debt...................      558           321            879         210         (281)           (71)
Net proceeds (repayments) of
  long-term debt....................     (230)          183            (47)        638          332            970
Dividends paid......................   (1,428)           --         (1,428)     (1,420)          --         (1,420)
Purchase of treasury shares.........     (157)           --           (157)     (1,261)                     (1,261)
Funds allocated to/from the Latin
  America group.....................   (1,065)        1,065             --        (851)         851             --
Other financing activities, net.....       55            --             55         101           --            101
                                       ------        ------        -------     -------       ------        -------
        Net cash provided (used) for
          financing activities......   (2,267)        1,569           (698)     (2,583)         902         (1,681)
                                       ------        ------        -------     -------       ------        -------
Net Increase (Decrease) in Cash and
  Cash Equivalents..................    1,218           174          1,392         579           (6)           573
Cash and Cash Equivalents at
  Beginning of Period...............    1,175             3          1,178       2,393          177          2,570
                                       ------        ------        -------     -------       ------        -------
Cash and Cash Equivalents at End of
  Period............................   $2,393        $  177        $ 2,570     $ 2,972       $  171        $ 3,143
                                       ======        ======        =======     =======       ======        =======

                                          YEAR ENDED DECEMBER 31, 1999
                                      -------------------------------------
                                                  LATIN AMERICA
                                      BLS GROUP       GROUP       BELLSOUTH
                                      ---------   -------------   ---------
Cash Flow from Operating Activities:
Net Income..........................   $ 3,764       $  (316)      $ 3,448
Adjustments to reconcile net income
  to net cash provided by operating
  activities:.......................     3,871           880         4,751
                                       -------       -------       -------
        Net cash provided by
          operating activities......     7,635           564         8,199
                                       -------       -------       -------
Cash Flows from Investing
  Activities:
Capital expenditures................    (5,553)         (647)       (6,200)
Investments in subsidiaries.........    (3,640)         (399)       (4,039)
Proceeds from sale of operations....       215            --           215
Other investing activities, net.....       189           (53)          136
                                       -------       -------       -------
        Net cash used for investing
          activities................    (8,789)       (1,099)       (9,888)
                                       -------       -------       -------
Cash Flows from Financing
  Activities:
Net borrowings (repayments) of
  short-term debt...................     4,100           (30)        4,070
Net proceeds (repayments) of
  long-term debt....................       289            16           305
Dividends paid......................    (1,449)           --        (1,449)
Purchase of treasury shares.........    (3,120)           --        (3,120)
Funds allocated to/from the Latin
  America group.....................      (665)          665            --
Other financing activities, net.....        27            --            27
                                       -------       -------       -------
        Net cash provided (used) for
          financing activities......      (818)          651          (167)
                                       -------       -------       -------
Net Increase (Decrease) in Cash and
  Cash Equivalents..................    (1,972)          116        (1,856)
Cash and Cash Equivalents at
  Beginning of Period...............     2,972           171         3,143
                                       -------       -------       -------
Cash and Cash Equivalents at End of
  Period............................   $ 1,000       $   287       $ 1,287
                                       =======       =======       =======

                             BELLSOUTH CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                               1999        2000
                                                              ------      -------
Operating revenues:
  Wireline communications:
     Local service..........................................  $5,366      $ 5,683
     Network access.........................................   2,378        2,508
     Long distance..........................................     303          266
     Other wireline.........................................     535          642
                                                              ------      -------
          Total wireline communications.....................   8,582        9,099
  Domestic wireless.........................................   1,540        1,772
  International operations..................................   1,126        1,322
  Advertising and publishing................................     750          835
  Other.....................................................     123          211
                                                              ------      -------
          Total operating revenues..........................  12,121       13,239
                                                              ------      -------
Operating expenses:
  Operational and support expenses..........................   6,612        7,133
  Depreciation and amortization.............................   2,268        2,458
  Severance accrual.........................................      --           78
  Provision for asset impairment............................     320           --
                                                              ------      -------
          Total operating expenses..........................   9,200        9,669
                                                              ------      -------
Operating income............................................   2,921        3,570
Interest expense............................................     471          638
Gain on sale of operations..................................      16           --
Net earnings (losses) of equity affiliates..................    (209)         153
Other income, net...........................................     173          129
                                                              ------      -------
Income before income taxes..................................   2,430        3,214
Provision for income taxes..................................   1,029        1,149
                                                              ------      -------
          Net income........................................  $1,401      $ 2,065
                                                              ======      =======
Weighted-average shares of common stock outstanding:
  Basic.....................................................   1,912        1,881
  Diluted...................................................   1,930        1,899
Dividends declared per share of common stock................  $  .38      $   .38
Earnings per share of common stock:
  Basic.....................................................  $  .73      $  1.10
  Diluted...................................................  $  .73      $  1.09

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 1,287        $ 1,520
  Temporary cash investments................................        105             27
  Accounts receivable, net of allowance for uncollectibles
     of $312 and $316.......................................      5,177          4,990
  Material and supplies.....................................        451            468
  Other current assets......................................        367            590
                                                                -------        -------
     Total current assets...................................      7,387          7,595
                                                                -------        -------
Investments and advances....................................      6,097          7,456
                                                                -------        -------
Property, plant and equipment...............................     61,009         63,269
Less: accumulated depreciation..............................     36,378         37,972
                                                                -------        -------
Property, plant and equipment, net..........................     24,631         25,297
                                                                -------        -------
Deferred charges and other assets...........................      1,564          1,717
Intangible assets, net......................................      3,774          4,023
                                                                -------        -------
       Total assets.........................................    $43,453        $46,088
                                                                =======        =======
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Debt maturing within one year.............................    $ 7,653        $ 6,108
  Accounts payable..........................................      1,961          2,076
  Other current liabilities.................................      3,781          4,234
                                                                -------        -------
     Total current liabilities..............................     13,395         12,418
                                                                -------        -------
  Long-term debt............................................      9,113         10,869
                                                                -------        -------
  Noncurrent liabilities:
  Deferred income taxes.....................................      2,705          2,963
  unamortized investment tax credits........................        126            106
  Other noncurrent liabilities..............................      3,299          3,230
                                                                -------        -------
     Total noncurrent liabilities...........................      6,130          6,299
                                                                -------        -------
Shareholders' equity:
  Common stock, $1 par value (4,400 shares authorized; 1,883
     and 1,881 shares outstanding)..........................      2,020          2,020
  Paid-in capital...........................................      6,771          6,775
  Retained earnings.........................................     11,456         12,746
  Accumulated other comprehensive income....................       (358)            (5)
  Shares held in trust and treasury.........................     (4,798)        (4,832)
  Guarantee of ESOP debt....................................       (276)          (202)
                                                                -------        -------
     Total shareholders' equity.............................     14,815         16,502
                                                                -------        -------
       Total liabilities and shareholders' equity...........    $43,453        $46,088
                                                                =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $ 1,401    $ 2,065
Adjustments to net income:
  Depreciation and amortization.............................    2,268      2,458
  Severance Accrual.........................................       --         78
  Gain on sale of operations................................      (16)        --
  Provision for asset impairment............................      320         --
  Provision for uncollectibles..............................      165        179
  Net losses (earnings) of equity affiliates................      209       (153)
  Dividends received from equity affiliates.................       37         39
  Minority interests in income of subsidiaries..............       20         22
  Deferred income taxes and investment tax credits..........       (7)        98
Net change in:
  Accounts receivable and other current assets..............     (208)      (199)
  Accounts payable and other current liabilities............      332        641
  Deferred charges and other assets.........................     (279)      (337)
  Other liabilities and deferred credits....................      (81)      (182)
Other reconciling items, net................................      (68)        89
                                                              -------    -------
          Net cash provided by operating activities.........    4,093      4,798
                                                              -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................   (2,885)    (3,268)
Investments in and advances to equity affiliates............   (3,711)      (582)
Purchases of licenses and other intangible assets...........      (97)       (73)
Proceeds from disposition of short-term investments.........      133        247
Purchases of short-term investments.........................     (271)      (177)
Proceeds from repayment of loans and advances...............       50         14
Other investing activities, net.............................      129         44
                                                              -------    -------
          Net cash used for investing activities............   (6,652)    (3,795)
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) of short-term debt..............    4,049     (1,708)
Proceeds from long-term debt................................        6      2,083
Repayments of long-term debt................................     (193)      (335)
Dividends paid..............................................     (733)      (715)
Purchase of treasury shares.................................   (2,968)      (148)
Other financing activities, net.............................       11         53
                                                              -------    -------
          Net cash used for financing activities............      172       (770)
                                                              -------    -------
Net decrease in cash and cash equivalents...................   (2,387)       233
Cash and cash equivalents at beginning of period............    3,143      1,287
                                                              -------    -------
Cash and cash equivalents at end of period..................  $   756    $ 1,520
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                             FOR THE SIX MONTHS ENDED JUNE 30, 2000
                               --------------------------------------------------------------------------------------------------
                                NUMBER OF SHARES                                       AMOUNT
                               ------------------   -----------------------------------------------------------------------------
                                         SHARES                                    ACCUMULATED     SHARES
                                         HELD IN                                      OTHER        HELD IN    GUARANTEE
                               COMMON   TRUST AND   COMMON   PAID-IN   RETAINED   COMPREHENSIVE   TRUST AND    OF ESOP
                               STOCK    TREASURY    STOCK    CAPITAL   EARNINGS      INCOME       TREASURY      DEBT       TOTAL
                               ------   ---------   ------   -------   --------   -------------   ---------   ---------   -------
                                           (A)                                                       (A)
BALANCE AT DECEMBER 31,
  1999.......................  2,020      (138)     $2,020   $6,771    $11,456        $(358)       $(4,798)     $(276)    $14,815
Net income...................                                            2,065                                              2,065
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustments..............                                                            27                                    27
  Net unrealized gains on
    securities...............                                                           335                                   335
  Minimum pension liability
    adjustment...............                                                            (9)                                   (9)
                                                                                                                          -------
Total comprehensive income...                                                                                               2,418
Dividends declared...........                                             (715)                                              (715)
Shares issuances for employee
  benefit plans..............                2                             (60)                        114                     54
Purchase of treasury stock...               (3)                                                       (148)                  (148)
Tax benefit related to stock
  options....................                                     4                                                             4
ESOP activities and related
  tax benefit................                                                                                      74          74
                               -----      ----      ------   ------    -------        -----        -------      -----     -------
BALANCE AT JUNE 30, 2000.....  2,020      (139)     $2,020   $6,775    $12,746        $  (5)       $(4,832)     $(202)    $16,502
                               =====      ====      ======   ======    =======        =====        =======      =====     =======

---------------

(a) Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of June 30, 2000, there were approximately 36 shares held in trust and 103 shares held in treasury.

                                                             FOR THE SIX MONTHS ENDED JUNE 30, 1999
                               --------------------------------------------------------------------------------------------------
                                NUMBER OF SHARES                                       AMOUNT
                               ------------------   -----------------------------------------------------------------------------
                                         SHARES                                    ACCUMULATED     SHARES
                                         HELD IN                                      OTHER        HELD IN    GUARANTEE
                               COMMON   TRUST AND   COMMON   PAID-IN   RETAINED   COMPREHENSIVE   TRUST AND    OF ESOP
                               STOCK    TREASURY    STOCK    CAPITAL   EARNINGS      INCOME       TREASURY      DEBT       TOTAL
                               ------   ---------   ------   -------   --------   -------------   ---------   ---------   -------
                                           (B)                                                       (B)
BALANCE AT DECEMBER 31,
  1998.......................  2,020       (70)     $2,020   $6,766    $ 9,479        $ (64)       $(1,752)     $(339)    $16,110
Net income...................                                            1,401                                              1,401
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustments..............                                                          (114)                                 (114)
                                                                                                                          -------
Total comprehensive income...                                                                                               1,287
Dividends declared...........                                             (720)                                              (720)
Shares issuances for employee
  benefit plans..............                1                             (18)                         33                     15
Purchase of treasury stock...              (66)                                                     (2,965)                (2,965)
Purchase of stock by grantor
  trust......................                                                                           (3)                    (3)
ESOP activities and related
  tax benefit................                                                3                                     33          36
                               -----      ----      ------   ------    -------        -----        -------      -----     -------
BALANCE AT JUNE 30, 1999.....  2,020      (135)     $2,020   $6,766    $10,145        $(178)       $(4,687)     $(306)    $13,760
                               =====      ====      ======   ======    =======        =====        =======      =====     =======

---------------

(b) Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of June 30, 1999, there were approximately 36 shares held in trust and 100 shares held in treasury.

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

A.  PREPARATION OF INTERIM FINANCIAL STATEMENTS

     In this report, BellSouth Corporation and its subsidiaries are referred to as "we" or "BellSouth."

     The accompanying unaudited consolidated financial statements have been prepared based upon Securities and Exchange Commission (SEC) rules that permit reduced disclosure for interim periods. In our opinion, these statements include all adjustments necessary for a fair presentation of the results of the interim periods shown. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of our significant accounting policies and other information, you should read this report in conjunction with the consolidated financial statements included in this document.

     Certain amounts within the prior year's information have been reclassified to conform to the current year's presentation.

B.  RECENT ACCOUNTING PRONOUNCEMENTS

REVENUE RECOGNITION

     In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 requires that revenues and costs of revenues derived from services rendered at the beginning of a contract or business relationship be deferred and recognized over the life of the related contract or relationship. In June 2000, the SEC deferred the required adoption date of the guidelines in SAB 101 to the fourth quarter of 2000. We do not expect the adoption of these guidelines to have a material impact on our results of operations, financial position or cash flows.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard must be adopted by us no later than January 1, 2001. We do not expect the adoption of this standard will have a material impact on results of operations, financial position or cash flows.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

C.  EARNINGS PER SHARE

     Basic earnings per share is computed on the weighted-average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted-average number of common shares outstanding plus net incremental shares arising out of employee stock options and benefit plans. The following is a reconciliation of the weighted-average share amounts (in millions) used in calculating earnings per share:

                                                               FOR THE SIX
                                                               MONTHS ENDED
                                                                 JUNE 30,
                                                              --------------
                                                              1999     2000
                                                              -----    -----
Basic common shares outstanding.............................  1,912    1,881
Incremental shares from stock options.......................     18       18
                                                              -----    -----
Diluted common shares outstanding...........................  1,930    1,899
                                                              =====    =====

     The earnings amounts used for per-share calculations are the same for both the basic and diluted methods.

D.  WORKFORCE REDUCTION

     In February 2000, we announced that we would reduce our domestic general and administrative staff by approximately 2,100 positions. These reductions are the result of the streamlining of work processes in conjunction with our shift to a more simplified management structure. As a result of these reductions, we recorded a one-time charge of $78, or $48 after tax, for severance and post-employment health benefits.

E.  E-PLUS RESTRUCTURING

     In February 2000, we closed on a previously announced alliance with KPN Royal Dutch Telecom. We utilized our right of first refusal that enabled KPN to acquire a 77.5 percent interest in E-Plus and allows us the option after 18 months of converting our 22.5 percent interest in E-Plus into either 200 million shares of KPN or shares representing at the time an estimated 33.3 percent ownership interest in KPN's wireless subsidiary. We also have agreed to make up to $3 billion of loans to KPN to be used for further wireless investments in Europe and received non-detachable warrants to purchase approximately 90 million additional shares of KPN.

     As a result of this transaction, we recognized income of $143, or $68 after tax. The gain relates to a settlement payment from the selling shareholder regarding a dispute over the terms of the E-Plus shareholder agreement governing the provisions of the sale.

F.  ASSET IMPAIRMENT LOSS

     In June 1999, we executed a contract with Ericsson to replace infrastructure equipment, including switches, base stations and software, in 14 wireless markets in the southeastern United States. The new equipment is intended to improve network performance and to lay the foundation for migration of the network to Third Generation wireless (3G) and wireless Internet. We expect the conversion to be substantially completed by December 2000.

     The planned disposals of the existing infrastructure equipment require an evaluation of asset impairment in accordance with SFAS 121. As a result, a non-cash charge of $320, or $187 after tax, was recorded in the second quarter of 1999 to write these assets down to their fair market value, which was

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

estimated by the expected future cash flows of these assets through the date of disposal. We will continue to use the assets until the conversion process has been completed and depreciate the remaining net book value over this period.

G.  DEVALUATION OF BRAZILIAN CURRENCY

     In mid January 1999, the Brazilian Government changed its monetary exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in our Brazilian wireless properties recording net currency losses related to the net U.S. Dollar-denominated liabilities. Our share of the foreign currency losses for the first quarter of 1999 was $280.

H.  SEGMENT INFORMATION

     We have four reportable operating segments: (1) Wireline communications;
(2) Domestic wireless; (3) International operations; and (4) Advertising and publishing. We have included the operations of all other businesses falling below the reporting threshold in the "All Other" segment. The "Reconciling items" shown below include Corporate Headquarters and capital funding activities, intercompany eliminations and other nonoperating items. The following table provides information for each operating segment:

                                   FOR THE SIX
                                  MONTHS ENDED
                                    JUNE 30,
                                 ---------------     %
                                  1999     2000    CHANGE
                                 ------   ------   ------
WIRELINE COMMUNICATIONS
External revenues..............  $8,582   $9,099    6.0
Intersegment revenues..........     167      158   (5.4)
                                 ------   ------
Total revenues.................  $8,749   $9,257    5.8
                                 ======   ======
Operating income...............  $2,803   $3,141   12.1
                                 ======   ======
Segment net income.............  $1,582   $1,771   11.9
                                 ======   ======
---------------------------------------------------------
DOMESTIC WIRELESS
External revenues..............  $1,540   $1,772   15.1
Intersegment revenues..........       7        8   14.3
                                 ------   ------
Total revenues.................  $1,547   $1,780   15.1
                                 ======   ======
Operating income...............  $  189   $  285   50.8
                                 ======   ======
Net earnings (losses) of equity
  affiliates...................  $   72   $   80   11.1
                                 ======   ======
Segment net income.............  $  131   $  187   42.7
                                 ======   ======
---------------------------------------------------------

                                   FOR THE SIX
                                  MONTHS ENDED
                                    JUNE 30,
                                 ---------------     %
                                  1999     2000    CHANGE
                                 ------   ------   ------
INTERNATIONAL OPERATIONS
External revenues..............  $1,126   $1,322   17.4
Intersegment revenues..........      --       21    N/M*
                                 ------   ------
Total revenues.................  $1,126   $1,343   19.3
                                 ======   ======
Operating income (loss)........  $  121   $   56  (53.7)
                                 ======   ======
Net earnings (losses) of equity
  affiliates...................  $    8   $  (12)   N/M
                                 ======   ======
Segment net income (loss)......  $   30   $   (4)   N/M
                                 ======   ======
---------------------------------------------------------
ADVERTISING AND PUBLISHING
External revenues..............  $  750   $  835   11.3
Intersegment revenues..........       6       11   83.3
                                 ------   ------
Total revenues.................  $  756   $  846   11.9
                                 ======   ======
Operating income...............  $  302   $  344   13.9
                                 ======   ======
Net earnings (losses) of equity
  affiliates...................  $   (5)  $    4    N/M
                                 ======   ======
Segment net income.............  $  182   $  215   18.1
                                 ======   ======
---------------------------------------------------------

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                  FOR THE SIX
                                 MONTHS ENDED
                                   JUNE 30,
                               -----------------     %
                                1999      2000     CHANGE
                               -------   -------   ------
ALL OTHER
External revenues............  $   123   $   211    71.5
Intersegment revenues........      162       194    19.8
                               -------   -------
Total revenues...............  $   285   $   405    42.1
                               =======   =======
Operating income (loss)......  $  (152)  $  (129)  (15.1)
                               =======   =======
Net earnings (losses) of
  equity affiliates..........  $    --   $    (1)    N/M
                               =======   =======
Segment net loss.............  $  (116)  $   (99)  (14.7)
                               =======   =======
---------------------------------------------------------
RECONCILING ITEMS
Intersegment revenues........  $  (342)  $  (392)   14.6
                               =======   =======
Operating income (loss)......  $  (342)  $  (127)  (62.9)
                               =======   =======
Net earnings (losses) of
  equity affiliates..........  $  (284)  $    82     N/M
                               =======   =======
Segment net income (loss)....  $  (408)  $    (5)    N/M
                               =======   =======
---------------------------------------------------------

                                  FOR THE SIX
                                 MONTHS ENDED
                                   JUNE 30,
                               -----------------     %
                                1999      2000     CHANGE
                               -------   -------   ------
RECONCILIATION TO CONSOLIDATED
  FINANCIAL INFORMATION
OPERATING REVENUES
Wireline communications......  $ 8,749   $ 9,257    5.8
Domestic wireless............    1,547     1,780   15.1
International operations.....    1,126     1,343   19.3
Advertising and publishing...      756       846   11.9
All other....................      285       405   42.1
                               -------   -------
Total segments...............   12,463    13,631    9.4
                               -------   -------
Reconciling items............     (342)     (392)  14.6
                               -------   -------
Total consolidated...........  $12,121   $13,239    9.2
                               =======   =======
---------------------------------------------------------
NET INCOME
Wireline communications......  $ 1,582   $ 1,771   11.9
Domestic wireless............      131       187   42.7
International operations.....       30        (4)   N/M
Advertising and publishing...      182       215   18.1
All other....................     (116)      (99) (14.7)
                               -------   -------
Total segments...............    1,809     2,070   14.4
Reconciling items............     (408)       (5)   N/M
                               -------   -------
Total consolidated...........  $ 1,401   $ 2,065   47.4
                               =======   =======
---------------------------------------------------------

* Not Meaningful

I.  INVESTMENT ACTIVITY

Investment in Brazil

     In May 2000, we completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA, a Brazilian company, for a total purchase price of approximately $240. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as northern Brazil. The common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste. This investment is accounted for under the cost method, subject to the guidelines of available-for-sale securities under SFAS 115.

Investment in Colombia

     In June 2000, we acquired a 50.4% controlling equity interest in Celumovil S.A., a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $399, funded by $299 of cash and a $100 note payable due December 2000. We have commenced cobranding Celumovil with the BellSouth brand. Celumovil/BellSouth provides wireless service in the Eastern region of Colombia, which includes the capital city of Bogota, and in the Atlantic or coastal region.

See Note R -- Subsequent Event.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)


J.  MARKETABLE SECURITIES


     We have investments in marketable securities, primarily common stocks, which are accounted for under the cost method. These investments are comprised primarily of a 5% equity interest in Qwest and are classified as available-for-sale under SFAS 115. Under SFAS 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses, net of income taxes, recorded in accumulated other comprehensive income
(loss) in our statement of changes in shareholders' equity and comprehensive income. The fair values of our investments in marketable securities are determined based on market quotations. The table below shows certain summarized information related to these investments at June 30, 2000:

                                                             GROSS        GROSS
                                                           UNREALIZED   UNREALIZED
                                                   COST      GAINS        LOSSES     FAIR VALUE
                                                  ------   ----------   ----------   ----------
Investment in Qwest.............................  $3,500      $200         $ --        $3,700
Other investments...............................     458       167          (31)          594
                                                  ------      ----         ----        ------
          Total.................................  $3,958      $367         $(31)       $4,294
                                                  ======      ====         ====        ======

K.  SUBLEASE OF COMMUNICATIONS TOWERS

     In June 1999, we signed a definitive agreement with Crown Castle International Corporation for the sublease of all unused space on approximately 1,850 of our wireless communications towers in exchange for $610 to be paid in a combination of cash and Crown common stock. As of June 30, 2000 we have closed on 1,754 towers and received $577. Remaining towers covered by the agreement are expected to be subleased throughout the remainder of 2000. We also entered into a five-year, build-to-suit agreement with Crown covering up to 500 towers.

     Under a similar agreement, Crown will sublease all unused space on 773 PCS towers in exchange for $317 in cash. As of June 30, 2000, we have closed on 706 towers and received $290. Remaining towers covered by the agreement are expected to be subleased throughout the remainder of 2000. In connection with this agreement, we entered into an exclusive three-year, build-to-suit agreement.

L.  SUMMARY FINANCIAL INFORMATION FOR EQUITY INVESTEES;

     The following table displays the summary unaudited financial information for our equity method businesses. These amounts are shown on a 100-percent basis.

                                                               FOR THE SIX MONTHS
                                                                 ENDED JUNE 30,
                                                              --------------------     %
                                                               1999          2000    CHANGE
                                                              ------        ------   ------
Revenues....................................................  $2,459        $3,113    26.6
                                                              ======        ======
Operating income............................................  $  141        $  284     N/M
                                                              ======        ======
Net income(loss)............................................  $ (608)       $   72     N/M
                                                              ======        ======

M.  DEBT ISSUANCE

     In February 2000, we issued $2 billion of long-term debt, consisting of $1 billion of Ten-year, 7 3/4% Notes and $1 billion of Thirty-year, 7 7/8% Debentures. We received total proceeds of $1,974, which was used to retire commercial paper.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

N.  CONTINGENCIES

     Following the enactment of the Telecommunications Act of 1996, our telephone company subsidiary, BellSouth Telecommunications, Inc. (BST), and various competitive local exchange carriers entered into interconnection agreements providing for, among other things, the payment of reciprocal compensation for local calls initiated by the customers of one carrier that are completed on the network of the other carrier. Numerous competitive local carriers have claimed entitlement from BST for compensation associated with dial-up calls originating on BST's network and connecting with Internet service providers served by the competitive local carriers' networks. BST has maintained that dial-up calls to Internet service providers are not local calls for which terminating compensation is due under the interconnection agreements.

     In February 1999, the FCC issued a decision that such traffic does not terminate at the Internet service provider and, therefore, is interstate in nature, rather than local. The FCC stated, however, that it would not interfere with prior state commissions' decisions regarding this matter. The courts and state regulatory commissions in BST's operating territory that have considered the matter have, in most cases, ruled that BST is responsible for paying reciprocal compensation on these calls. BST has appealed the adverse decisions and continues to believe that it has a good legal basis for its position that such reciprocal compensation is not owed to the competitive local carriers. For those cases where BST believes it is probable that it has incurred a liability, it has recorded an estimate of the amount owed. At June 30, 2000, the exposure related to unrecorded amounts withheld from competitive local carriers was approximately $310, including accrued interest.

     In March 2000, the United States Court of Appeals for the D.C. Circuit vacated and remanded the FCC decision, concluding that the FCC had not adequately explained its finding that Internet service provider traffic was interstate. Based on statements made by the FCC since the court's decision, we do not believe that this most recent court decision adversely affects the ultimate outcome of pending state proceedings. Nonetheless, we have commenced discussions with several competitive local carriers concerning settlement of some claims, and agreements have been reached in certain circumstances.

OTHER RECIPROCAL COMPENSATION ISSUES

     In a related matter, a competitive local carrier was claiming terminating compensation of approximately $165 for service arrangements that we did not believe involved "traffic" under our interconnection agreements. We filed a complaint with the state regulatory commission asking that agency to declare that we did not owe reciprocal compensation for these arrangements. In March 2000, the state commission ruled in our favor finding that compensation was not owed to the competitive local carrier. This matter is currently on appeal.

O.  TRACKING STOCK PROPOSAL

     In March 2000, we filed with the SEC a preliminary proxy statement relating to a special shareholders' meeting to approve amendments to our charter. The amendments would permit us to issue our common stock in series, of which our Board of Directors would initially designate two: Latin America group stock, intended to reflect the separate performance of our Latin American businesses, and BLS group stock, intended to reflect the separate performance of all of our other businesses. We have also filed a registration statement for the offering of shares of Latin America group stock for sale to the public. Both filings remain subject to further review by the SEC.

     We plan to authorize a public offering of shares of Latin America group stock to finance our expansion in Latin America. At the time of a public offering, a number of shares of Latin America group

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

stock will be reserved for the BLS group or for issuance to the holders of BLS group stock. We expect that we would distribute, as a dividend to the holders of BLS group stock, the reserved shares of Latin America group stock within six to 12 months following the public offering.

     Our plans to create, issue and distribute Latin America group stock are subject to a number of conditions, including completion of the SEC review process, shareholder approval, market conditions and other factors.

P.  SATELLITE LEASES

     In May 2000, we signed a long-term satellite service agreement with GE Americom, a GE Capital company. As a result of this agreement, we are able to offer a full-suite of digital home entertainment and interactive information services to over 14 million households in our service territory. We plan to roll out service in our top markets within the next year and expand throughout the southeast by the first half of 2002.

Q.  QUARTERLY FINANCIAL INFORMATION

     In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.

                                                               FIRST     SECOND
                                                              QUARTER    QUARTER
                                                              -------    -------
1999
Operating Revenues..........................................  $5,973     $6,148
Operating Income............................................  $1,607     $1,314
Net Income..................................................  $  615     $  786
Earnings per share:
  Basic.....................................................  $  .32     $  .42
  Diluted...................................................  $  .32     $  .41
2000
Operating Revenues..........................................  $6,487     $6,752
Operating Income............................................  $1,623     $1,947
Net Income..................................................  $1,001     $1,064
Earnings per share:
  Basic.....................................................  $  .53     $  .57
  Diluted...................................................  $  .53     $  .56

     The quarters shown were affected by the following:

     - First quarter 2000 includes income related to the restructuring of our ownership interest in the German wireless operator, E-plus, which increased net income by $68, or $0.04 per share. First quarter 2000 also includes expense recorded as a result of our previously announced plan to reduce our domestic general and administrative staff, which reduced operating income by $78 and net income by $48, or $0.03 per share.

     - First quarter 1999 includes foreign currency gains and losses associated with the devaluation of the Brazilian Real, which reduced net income by $280.

     - Second quarter 1999 includes an asset impairment loss which decreased operating income by $320 and net income by $187, or $0.10 per share.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

R.  SUBSEQUENT EVENT

     Through a purchase on the Bogota stock exchange in July 2000, Celumovil/BellSouth acquired 100% of the shares of Cocelco, a wireless communications provider in the western region of Colombia. This acquisition was funded by a $384 capital contribution and a $30 shareholder loan from BellSouth, resulting in an increase in BellSouth's ownership interest in Celumovil to 66.0%. The transaction creates the first nationwide mobile cellular communications operator in Colombia.


     In October 2000, we combined substantially all of our domestic wireless businesses with those of SBC Communications into a venture that comprises the nation's second largest wireless company, with service in 42 of the top 50 U.S. markets. This venture, which covers a total population of 190 million people and serves more than 19.0 million customers, is owned 40% by BellSouth and 60% by SBC Communications but is jointly controlled.



     In September 2000, we acquired the remaining 44.2% interest in the Carolinas PCS partnership bringing our ownership interest to 100%. The partnership provides PCS service in North Carolina, South Carolina and Northeast Georgia. The purchase price of $885 was funded through the issuance of commercial paper. The PCS property and related debt will be contributed to the wireless joint venture with SBC Communications.


S.  CONSOLIDATING INFORMATION

     After shareholder approval and the proposed tracking stock offering discussed in Note N, we intend to separate for financial reporting purposes the BLS group and the Latin America group. Below is the consolidating financial information of the BLS group and the Latin America group. The financial information reflects the businesses of the BLS group and the Latin America group including the allocation of revenues and expenses between the BLS group and the Latin America group in accordance with our allocation policies. The BLS group presented below excludes its retained interest in the Latin America group.

     For each group, we attribute assets, liabilities, equity, revenue and expenses, except shared corporate services, based on specific identification of the companies which we include in each group. We attribute equity investments operating in Latin America to the Latin America group and all other equity investments to the BLS group.

     We directly charge specifically identified costs for shared corporate services to each group based upon use of those services. Where determinations based on use alone are not practical, we use other methods and criteria, based on revenues, expenses, net assets or income that we believe are fair and provide a reasonable allocation of the cost of shared corporate services used by the groups. Shared corporate services include executive management, sponsorships, human resources, legal accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                       CONSOLIDATING STATEMENTS OF INCOME

                                          SIX MONTHS ENDED JUNE 30, 1999
                               ----------------------------------------------------
                                           LATIN AMERICA
                               BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                               ---------   -------------   ------------   ---------
External revenues............   $10,990       $1,131           $ --        $12,121
Intercompany revenues:
Overhead allocations.........        19           10            (29)            --
Wireless services............        --            2             (2)            --
                                -------       ------           ----        -------
        Total revenues.......    11,009        1,143            (31)        12,121
External expenses............     8,194        1,006             --          9,200
Intercompany expenses:
  Overhead allocations.......        10           19            (29)            --
  Wireless services..........         2           --             (2)            --
                                -------       ------           ----        -------
        Total operating
          expenses...........     8,206        1,025            (31)         9,200
                                -------       ------           ----        -------
Operating income.............     2,803          118             --          2,921
Interest expense.............       429           49             (7)           471
Net earnings (losses) of
  equity affiliates..........        91         (300)            --           (209)
Interest income..............        80            7             (7)            80
Gain on sale of operations...        16           --             --             16
Miscellaneous other income
  (loss).....................       115           (2)            --            113
Minority interests...........        16          (36)            --            (20)
                                -------       ------           ----        -------
Other income/expense.........       227          (31)            (7)           189
                                -------       ------           ----        -------
Income (loss) before income
  taxes......................     2,692         (262)            --          2,430
Provision (benefit) for
  income taxes...............       982           47             --          1,029
                                -------       ------           ----        -------
Net income (loss)............   $ 1,710       $ (309)          $ --        $ 1,401
                                =======       ======           ====        =======

                                          SIX MONTHS ENDED JUNE 30, 2000
                               ----------------------------------------------------
                                           LATIN AMERICA
                               BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                               ---------   -------------   ------------   ---------
External revenues............   $11,872       $1,367           $ --        $13,239
Intercompany revenues:
Overhead allocations.........        14           10            (24)            --
Wireless services............        --           22            (22)            --
                                -------       ------           ----        -------
        Total revenues.......    11,886        1,399            (46)        13,239
External expenses............     8,324        1,345             --          9,669
Intercompany expenses:
  Overhead allocations.......        10           14            (24)            --
  Wireless services..........        22           --            (22)            --
                                -------       ------           ----        -------
        Total operating
          expenses...........     8,356        1,359            (46)         9,669
                                -------       ------           ----        -------
Operating income.............     3,530           40             --          3,570
Interest expense.............       583           59             (4)           638
Net earnings (losses) of
  equity affiliates..........       195          (42)            --            153
Interest income..............        56           14             (4)            66
Gain on sale of operations...        --           --             --             --
Miscellaneous other income
  (loss).....................        81            4             --             85
Minority interests...........        --          (22)            --            (22)
                                -------       ------           ----        -------
Other income/expense.........       137           (4)            (4)           129
                                -------       ------           ----        -------
Income (loss) before income
  taxes......................     3,279          (65)            --          3,214
Provision (benefit) for
  income taxes...............     1,160          (11)            --          1,149
                                -------       ------           ----        -------
Net income (loss)............   $ 2,119       $  (54)          $ --        $ 2,065
                                =======       ======           ====        =======

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                          CONSOLIDATING BALANCE SHEET

                                           AT DECEMBER 31, 1999                       AT JUNE 30, 2000
                           ----------------------------------------------------   -------------------------
                                       LATIN AMERICA                                          LATIN AMERICA
                           BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH   BLS GROUP       GROUP
                           ---------   -------------   ------------   ---------   ---------   -------------
Current assets...........   $ 6,413       $1,034          $ (60)       $ 7,387     $ 6,528       $1,110
Investments & advances...     5,840          374           (117)         6,097       7,315          501
Property, plant and
  equipment, net.........    22,908        1,723             --         24,631      23,384        1,913
Intangible assets, net...     2,303        1,471             --          3,774       2,503        1,520
Deferred charges and
  other assets...........     1,492           72             --          1,564       1,636           81
                            -------       ------          -----        -------     -------       ------
        Total assets.....   $38,956       $4,674          $(177)       $43,453     $41,366       $5,125
                            =======       ======          =====        =======     =======       ======
Current liabilities......   $12,358       $1,097          $ (60)       $13,395     $11,168       $1,293
Long-term debt...........     8,638          592           (117)         9,113      10,421          808
Noncurrent liabilities...     5,490          640             --          6,130       5,711          588
Shareholders' equity.....    12,470        2,345             --         14,815      14,066        2,436
                            -------       ------          -----        -------     -------       ------
        Total liabilities
          and equity.....   $38,956       $4,674          $(177)       $43,453     $41,366       $5,125
                            =======       ======          =====        =======     =======       ======

                               AT JUNE 30, 2000
                           ------------------------

                           ELIMINATIONS   BELLSOUTH
                           ------------   ---------
Current assets...........     $ (43)       $ 7,595
Investments & advances...      (360)         7,456
Property, plant and
  equipment, net.........        --         25,297
Intangible assets, net...        --          4,023
Deferred charges and
  other assets...........        --          1,717
                              -----        -------
        Total assets.....     $(403)       $46,088
                              =====        =======
Current liabilities......     $ (43)       $12,418
Long-term debt...........      (360)        10,869
Noncurrent liabilities...        --          6,299
Shareholders' equity.....        --         16,502
                              -----        -------
        Total liabilities
          and equity.....     $(403)       $46,088
                              =====        =======

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                    FOR THE SIX MONTHS ENDED JUNE 30,       FOR THE SIX MONTHS ENDED JUNE 30,
                                                                  1999                                    2000
                                                  -------------------------------------   -------------------------------------
                                                              LATIN AMERICA                           LATIN AMERICA
                                                  BLS GROUP       GROUP       BELLSOUTH   BLS GROUP       GROUP       BELLSOUTH
                                                  ---------   -------------   ---------   ---------   -------------   ---------
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income......................................   $ 1,710        $(309)       $ 1,401     $ 2,119        $ (54)       $ 2,065
Adjustments to reconcile net income to net cash
  provided by operating activities..............     2,137          555          2,692       2,459          274          2,733
                                                   -------        -----        -------     -------        -----        -------
        Net cash provided by operating
          activities............................     3,847          246          4,093       4,578          220          4,798
                                                   -------        -----        -------     -------        -----        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures............................    (2,575)        (310)        (2,885)     (2,827)        (441)        (3,268)
Investments in subsidiaries.....................    (3,682)         (29)        (3,711)       (339)        (243)          (582)
Other investing activities, net.................        (3)         (53)           (56)         54            1             55
                                                   -------        -----        -------     -------        -----        -------
        Net cash used for investing
          activities............................    (6,260)        (392)        (6,652)     (3,112)        (683)        (3,795)
                                                   -------        -----        -------     -------        -----        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (repayments) of short-term
  borrowings....................................     3,995           54          4,049      (1,758)          50         (1,708)
Net proceeds (repayments) of long-term debt.....      (218)          31           (187)      1,437          311          1,748
Dividends paid..................................      (733)          --           (733)       (715)          --           (715)
Purchase of treasury shares.....................    (2,968)          --         (2,968)       (148)          --           (148)
Funds allocated to/from the Latin America
  group.........................................      (218)         218             --        (159)         159             --
Other financing activities, net.................        11           --             11          53           --             53
                                                   -------        -----        -------     -------        -----        -------
        Net cash provided (used) for financing
          activities............................      (131)         303            172      (1,290)         520           (770)
                                                   -------        -----        -------     -------        -----        -------
Net Increase (Decrease) in Cash and Cash
  Equivalents...................................    (2,544)         157         (2,387)        176           57            233
Cash and Cash Equivalents at Beginning of
  Period........................................     2,972          171          3,143       1,000          287          1,287
                                                   -------        -----        -------     -------        -----        -------
Cash and Cash Equivalents at End of Period......   $   428        $ 328        $   756     $ 1,176        $ 344        $ 1,520
                                                   =======        =====        =======     =======        =====        =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of BellSouth Corporation

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and group net worth and comprehensive income present fairly, in all material respects, the financial position of the Latin America group of BellSouth Corporation at November 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the management of BellSouth Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note B, these combined financial statements have been derived from the consolidated financial statements and accounting records of BellSouth Corporation and its subsidiaries and reflect certain assumptions and allocations. The financial position, results of operations and cash flows of the Latin America group could differ from those that would have resulted had the Latin America group operated autonomously or as an entity independent of BellSouth Corporation. As more fully discussed in Note B, the combined financial statements of the Latin America group should be read in conjunction with the audited consolidated financial statements of BellSouth Corporation.

     As discussed in Note B to the combined financial statements, in 1999 the Latin America group adopted AICPA Statement of Position 98-1 and changed its method of accounting for internal-use software development costs.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 28, 2000 (except for Note S, as to
which the date is May 25, 2000)

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                    YEAR ENDED
                                                                   NOVEMBER 30,
                                                              ----------------------
                                                              1997    1998     1999
                                                              ----   ------   ------
Operating revenues..........................................  $940   $1,907   $2,405
                                                              ----   ------   ------
Operating expenses:
  Cost of services, products and equipment..................   344      607      867
  Selling, general and administrative.......................   455      766      982
  Depreciation and amortization.............................   140      338      450
                                                              ----   ------   ------
          Total operating expenses..........................   939    1,711    2,299
                                                              ----   ------   ------
Operating income............................................     1      196      106
Interest expense............................................    46       53       88
Other income (expense), net.................................    --       (1)      (5)
                                                              ----   ------   ------
Income (loss) before income taxes...........................   (45)     142       13
Provision (benefit) for income taxes........................     1      103     (116)
                                                              ----   ------   ------
Income (loss) before net earnings (losses) of equity
  affiliates and minority interests.........................   (46)      39      129
Net earnings (losses) of equity affiliates..................    14      (57)    (354)
Minority interests..........................................     4      (50)     (91)
                                                              ----   ------   ------
          Net loss..........................................  $(28)  $  (68)  $ (316)
                                                              ====   ======   ======

    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                     NOVEMBER 30,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................     $  171         $  287
  Temporary cash investments................................         19             66
  Accounts receivable, net of allowance for uncollectibles
     of $97 and $99.........................................        382            503
  Inventory.................................................         45             56
  Other current assets......................................        141            122
                                                                 ------         ------
     Total current assets...................................        758          1,034
                                                                 ------         ------
Investments and advances....................................        806            374
Property, plant and equipment, net..........................      1,454          1,723
Deferred charges and other assets...........................         94             72
Intangible assets, net......................................      1,059          1,471
                                                                 ------         ------
          Total assets......................................     $4,171         $4,674
                                                                 ======         ======

                             LIABILITIES AND GROUP NET WORTH
Current liabilities:
  External debt maturing within one year....................     $  315         $  280
  Intercompany debt maturing within one year................         77             23
  Accounts payable..........................................        254            322
  Other current liabilities.................................        258            472
                                                                 ------         ------
     Total current liabilities..............................        904          1,097
                                                                 ------         ------

Long-term debt:
  External long-term debt...................................        447            475
  Intercompany long-term debt...............................        117            117
                                                                 ------         ------
     Total long-term debt...................................        564            592
                                                                 ------         ------
Noncurrent liabilities:
  Deferred income taxes.....................................        298            151
  Other noncurrent liabilities..............................         64            174
                                                                 ------         ------
     Total noncurrent liabilities...........................        362            325
                                                                 ------         ------

Minority interests..........................................        222            315

Group net worth:
  Attributed capital........................................      2,341          3,059
  Retained deficit..........................................       (134)          (450)
  Accumulated other comprehensive income....................        (88)          (264)
                                                                 ------         ------
     Total group net worth..................................      2,119          2,345
                                                                 ------         ------
          Total liabilities and group net worth.............     $4,171         $4,674
                                                                 ======         ======

    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                YEAR ENDED NOVEMBER 30,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $   (28)  $   (68)  $  (316)
Adjustments to net loss:
  Depreciation and amortization.............................      140       338       450
  Provision for uncollectibles..............................       46        68        68
  Net losses (earnings) of equity affiliates................      (14)       57       354
  Foreign currency exchange losses..........................        3         1        10
  Minority interests in income (losses) of subsidiaries.....       (4)       50        91
  Deferred income taxes and investment tax credits..........       (3)      140       (59)
  Provision for asset impairment............................       --        25        --
Net change in:
  Accounts receivable and other current assets..............     (194)     (165)     (175)
  Accounts payable and other current liabilities............      138       120        69
  Deferred charges and other assets.........................        2       (43)       27
  Other liabilities and deferred credits....................      (42)      (28)       44
Other reconciling items, net................................       11       (19)        5
                                                              -------   -------   -------
          Net cash provided by operating activities.........       55       476       568
                                                              -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................     (448)     (697)     (647)
Acquisitions, net of cash acquired..........................     (309)     (402)     (199)
Investments in and advances to equity affiliates............     (679)     (248)      (77)
Purchases of wireless licenses..............................       --       (31)     (123)
Other investing activities, net.............................       (4)       (9)      (53)
                                                              -------   -------   -------
          Net cash used for investing activities............   (1,440)   (1,387)   (1,099)
                                                              -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of short-term debt...............................      464       206        29
Repayments of short-term debt...............................     (143)     (487)      (59)
Proceeds from long-term debt................................      233       388        43
Repayments of long-term debt................................      (50)      (56)      (27)
Funds attributed from the BLS group.........................    1,065       851       665
                                                              -------   -------   -------
          Net cash provided by financing activities.........    1,569       902       651
                                                              -------   -------   -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (10)        3        (4)
Net increase (decrease) in cash and cash equivalents........      174        (6)      116
Cash and cash equivalents at beginning of period............        3       177       171
                                                              -------   -------   -------
Cash and cash equivalents at end of period..................  $   177   $   171   $   287
                                                              =======   =======   =======

    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                   COMBINED STATEMENTS OF GROUP NET WORTH AND
                              COMPREHENSIVE INCOME
                                 (IN MILLIONS)

                                                                                  ACCUMULATED
                                                                                     OTHER
                                                         ATTRIBUTED   RETAINED   COMPREHENSIVE
                                                          CAPITAL     DEFICIT       INCOME       TOTAL
                                                         ----------   --------   -------------   ------
BALANCE AT NOVEMBER 30, 1996...........................    $  425      $ (38)        $  (7)      $  380
Net loss...............................................                  (28)                       (28)
Other comprehensive income, net of tax:
  Foreign currency translation adjustments.............                                 (3)          (3)
                                                                                                 ------
Total comprehensive income.............................                                             (31)
Funds attributed from the BLS group....................     1,065                                 1,065
                                                           ------      -----         -----       ------
BALANCE AT NOVEMBER 30, 1997...........................    $1,490      $ (66)        $ (10)      $1,414
                                                           ------      -----         -----       ------
Net loss...............................................                  (68)                       (68)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment..............                                (78)         (78)
                                                                                                 ------
Total comprehensive income.............................                                            (146)
Funds attributed from the BLS group....................       851                                   851
                                                           ------      -----         -----       ------
BALANCE AT NOVEMBER 30, 1998...........................    $2,341      $(134)        $ (88)      $2,119
                                                           ------      -----         -----       ------
Net loss...............................................                 (316)                      (316)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment..............                               (176)        (176)
                                                                                                 ------
Total comprehensive income.............................                                            (492)
Conversion of note payable to equity...................        53                                    53
Funds attributed from the BLS group....................       665                                   665
                                                           ------      -----         -----       ------
BALANCE AT NOVEMBER 30, 1999...........................    $3,059      $(450)        $(264)      $2,345
                                                           ======      =====         =====       ======

    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

A.  ORGANIZATION

     BellSouth Corporation ("BellSouth" or the "Company") is an international communications company providing wireline telecommunications, wireless communications, cable and digital TV, advertising and publishing and Internet and data services to nearly 40 million customers in 17 countries worldwide. The Company is headquartered in Atlanta, Georgia.

     The Board of Directors has approved a proposal (the "Tracking Stock Proposal") that would result in the creation of two series of common stock intended to reflect the separate performances of the Company's Latin American businesses and its domestic and other international businesses. The Company's Latin American businesses are referred to as the "Latin America group," the other businesses as the "BLS group" and both groups collectively as the "groups." The Company plans a public offering of shares of Latin America group stock, all of the proceeds of which will be attributed to the Latin America group. Immediately prior to the completion of that public offering, BellSouth will reserve a number of shares of Latin America group stock for the BLS group or for issuance to the holders of BLS group stock. The number of shares so reserved will be determined by dividing the estimated value of our businesses attributed to the Latin America group by the estimated offering price of Latin America group stock.

     Latin America group stock is intended to reflect the separate performance of the Latin America group, which includes the assets and liabilities shown in the combined balance sheets of the Latin America group appearing elsewhere in this document. The Company attributed these assets and liabilities to the Latin America group in accordance with the group's lines of business as set forth in the policy statement adopted by BellSouth's Board of Directors appearing as Annex II to this document. This initial attribution is reflected in the November 30, 1999 combined balance sheets of the Latin America group. Under the tracking stock policy statement, the companies in the Latin America group may generally engage in any business activity only in Latin America, which is defined to include South America, Central America, Mexico and the Caribbean area, excluding the territories and possessions of the United States and the Commonwealth of Puerto Rico. The companies in the BLS group generally may not provide telecommunications and related services and products in Latin America.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     The major assets and liabilities attributed to the Latin America group are BellSouth's interests in communications companies in ten Latin American countries. Information about the principal Latin American local operating companies in which the Company has interests is set forth below:

COUNTRY                  BRAND                         LOCAL OPERATING COMPANY               BELLSOUTH INTEREST
-------                  -----                         -----------------------               ------------------
Argentina       Movicom/BellSouth         Compania de Radiocomunicaciones Moviles S.A......         65.0%
Brazil          BCP                       BCP, S.A.........................................         44.5
                                          BSE, S.A.........................................         46.8
Chile           BellSouth Chile           BellSouth Communicaciones S.A....................        100.0
                                          BellSouth Chile S.A..............................        100.0
Ecuador         BellSouth Ecuador         Otecel S.A.......................................         89.4
Guatemala       BellSouth Guatemala       BellSouth Guatemala y Cia S.C.A..................         60.0
Nicaragua       BellSouth Nicaragua       Telefonia Celular de Nicaragua, S.A..............         49.0*
Panama          BellSouth Panama          BSC de Panama, S.A...............................         43.7
Peru            BellSouth Peru            BellSouth Peru, S.A..............................         96.8
Uruguay         Movicom/BellSouth         Abiatar, S.A.....................................         46.0
Venezuela       Telcel                    Telcel Celular, C.A..............................         78.2

* After a change of law in Nicaragua in December 1999, BellSouth determined to increase its 49% ownership interest to an 89% controlling stake in the Nicaraguan wireless operations. Accordingly, in first quarter 2000, the results of the Nicaraguan operations, which were previously reported under the equity method, were changed to the consolidation method.

     The Company has also attributed to the Latin America group BellSouth's interests in advertising and directory publishing companies in Brazil and Peru, a network services business providing wholesale communications services, an international roaming clearinghouse and BSI headquarters.

LOCATION                      OPERATING COMPANY                         BUSINESS                BELLSOUTH INTEREST
--------                      -----------------                         --------                ------------------
Brazil                Listel-Listas Telefonicas S.A.      Advertising and Directory Publishing        100.0%
Brazil                OESP Midia Ltda.                    Advertising and Directory Publishing         40.0
Peru                  BellSouth Advertising & Publishing
                      Peru S.R.L.                         Advertising and Directory Publishing        100.0
Atlanta, Georgia      BellSouth International Wireless
                      Services, Inc.                      Roaming Clearinghouse                       100.0
Atlanta, Georgia      BellSouth Access                    Wholesale Communications                    100.0
Atlanta, Georgia      BellSouth International, Inc.       Headquarters                                100.0

     As we acquire interests in other Latin American businesses, we currently intend that those assets, and any related liabilities, will be attributed to the Latin America group. All net income and cash flows generated by the assets attributed to the Latin America group and all net proceeds from the disposition of these assets will also be attributed to the Latin America group.

     Although we sometimes refer to these assets and liabilities as the Latin America group, the Latin America group is not a separate legal entity. Rather, all of the assets of the Latin America group are owned by BellSouth and holders of the Latin America group stock will be shareholders of BellSouth and subject to all of the risks of an investment in BellSouth and all of its businesses, assets and liabilities.

     The attribution to the Latin America group of assets, liabilities, equity revenue and expenses, except shared corporate services, reflected in BellSouth's financial statements is based on specific identification of those companies listed above which are consolidated in accordance with generally accepted accounting

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

principles in the consolidated financial statements of BellSouth. Equity investments of BellSouth that operate in Latin America have also been attributed to the Latin America group. Less than one percent of the Latin America group's general, administrative and selling expenses are allocated to the Latin America group as part of BellSouth's shared corporate expenses. These expenses are allocated to the Latin America group in accordance with the tracking stock policy statement.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF COMBINATION AND PRESENTATION

     For financial reporting purposes, BellSouth has attributed all of its consolidated assets, liabilities, shareholders' equity, revenues, expenses and cash flows to either the Latin America group or the BLS group. BellSouth's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships that BellSouth attributed to the Latin America group have been treated as investing activities of the Latin America group. Financing activities include cash attributed from BellSouth and debt incurred by the operating companies of the Latin America group. The financial statements of the operating companies comprising the Latin America group reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's consolidated financial results. The separate group combined financial statements give effect to the intergroup allocation policies described in Note C. The financial position, results of operations and cash flows of the groups could differ from those that would have resulted had the groups operated autonomously or as an entity independent of BellSouth. The combined financial statements for each group were prepared on a basis that management believes is reasonable and appropriate and include:

     - The combined historical balance sheets, results of operations and cash flows for each of the groups, with all significant intragroup transactions and balances eliminated.

     - In the case of the BLS group's financial statements, corporate assets and liabilities of the Company and related transactions identified with the BLS group, including allocated portions of the Company's debt and selling, general and administrative costs.

     - In the case of the Latin America group's financial statements, allocated portions of the Company's selling, general and administrative costs.

     Intergroup sales between the businesses attributed to each of the groups have not been eliminated in the groups' financial statements.

     The Latin America group combined financial statements provide shareholders with financial information about operations of the businesses attributed to the Latin America group. Investors in BLS group stock and Latin America group stock are BellSouth shareholders and are subject to benefits and risks related to all of BellSouth's businesses, assets and liabilities. Financial effects arising from one group that affect BellSouth's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial position of the other group or the market price of the other group's stock. In addition, net losses of either group and dividends paid on shares of Latin America group stock or BLS group stock will reduce the Company's funds legally available for dividends on the series of stock related to both groups. As a result, the Company's consolidated financial statements should be read along with the Latin America group combined financial statements.

     BellSouth directly charges specifically identified costs for shared corporate services to the Latin America group and the BLS group based upon use of those services and, where not practically determinable, by other allocation methods. While we believe these allocations are reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the levels of expenses that would have

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

resulted had the Latin America group been operating as an independent company. However, we believe that the level of expenses would not have been materially different if these services had been provided by third parties. The provision of services and other matters between the Latin America group businesses and the BLS group businesses will be in accordance with arrangements which are described in "Relationship Between the BLS Group and the Latin America Group." These arrangements were not in place during the periods presented. Nevertheless, in order to prepare combined financial statements that include charges and benefits of the types provided for under these arrangements, the financial statements for all periods included in this document reflect charges and benefits that would have applied if these inter-group arrangements had been in effect during the periods presented.

USE OF ESTIMATES

     These financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments in the combined balance sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $14 in 1999, $8 in 1998 and $2 in 1997.

INVENTORIES

     Inventories, which consist principally of handsets and accessories, are stated at the lower of cost (primarily average cost method) or replacement value. Any losses on the sales of handsets are recognized at the time of sale.

PROPERTY, PLANT AND EQUIPMENT

     The investment in property, plant and equipment is stated at original cost. The cost of property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Gains or losses on disposal of depreciable property, plant and equipment are recognized in the year of disposition as an element of other income (expense), net.

CAPITALIZED INTEREST

     The Company capitalizes interest costs related to the construction of significant additions to property, plant, and equipment and with the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives. Capitalized interest was $5 for 1999, $37 for 1998 and none for 1997.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the Company intends to hold for

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the Company intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

WIRELESS LICENSES

     The Latin America group's operating companies hold cellular and PCS licenses issued by various government authorities. Licenses acquired are generally stated at estimated fair value as of the date of acquisition and amortized using the straight-line method over periods of benefit not to exceed 40 years. The licenses generally have provisions for renewal upon expiration.

INTANGIBLE ASSETS

     Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired in business combinations accounted for under the purchase method and include goodwill and customer lists. These assets are being amortized using the straight-line and accelerated methods over periods of benefit. Such periods do not exceed 40 years. The carrying value of these assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business unit.

INTERNAL USE SOFTWARE

     Effective December 1, 1998, BellSouth adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires the capitalization of costs associated with software development for internal use. Adoption of the new standard resulted in an increase in earnings as a result of the capitalization of certain costs that had previously been expensed. The impacts were $18 on income before taxes and $15 on net loss.

FOREIGN CURRENCY

     Assets and liabilities of entities with a functional currency other than U.S. Dollars are translated into U.S. Dollars at exchange rates in effect at the end of the reporting period. Revenues and expenses are translated into U.S. Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments to group net worth component of other accumulated comprehensive income.

     Other operations consider the U.S. Dollar the functional currency (generally those in countries with hyperinflationary economies). The monetary assets and liabilities of these operations are re-measured into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates. Resulting re-measurement gains or losses are recognized in the results of operations.

DERIVATIVE FINANCIAL INSTRUMENTS

     BellSouth generally enters into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

either initially fails or later ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognized currently in income.

REVENUE RECOGNITION

     Wireless service revenues arise mainly from the provision of access to the cellular network (network access fees), usage of the cellular network (incoming and outgoing airtime and long distance revenues), activation services, net roaming and value-added services. Access revenue is recognized as earned. Airtime (including net roaming) and long distance revenues are recognized when the services are rendered. Equipment sales and other services revenues are recognized when the products are delivered and accepted by customers and when services are provided. Revenue associated with the sale of prepaid calling cards is deferred and recognized as the airtime is utilized or when the prepaid balances expire. Advertising and publishing revenues and related directory costs are recognized upon publication of directories. Allowances for uncollectible-billed services are adjusted monthly. The provision for such uncollectible accounts was $68 for 1999, $68 for 1998 and $46 for 1997.

MAINTENANCE AND REPAIRS

     The cost of maintenance and repairs of plant and equipment, including the cost of replacing minor items not resulting in substantial betterments, is charged to operating expense.

ADVERTISING

     BellSouth expenses advertising costs as they are incurred. The group's total advertising expense was $87 in 1999, $68 in 1998 and $54 in 1997.

INCOME TAXES

     Income taxes included in the financial statements of the Latin America group primarily reflect taxes of foreign entities not included in the consolidated tax return of BellSouth. Foreign income taxes are determined on a separate return basis by operating entity for their country of domicile and are included in the Latin America group financial statements.

     U.S. federal and state income taxes related to domestic operations of the Latin America group are allocated to the Latin America group in accordance with BellSouth's tax allocation policy. In general, this policy provides that the consolidated tax provision (and related tax payments or refunds) are allocated between the groups based principally upon financial income, taxable income, credits and other amounts directly related to the respective group. Tax benefits that cannot be utilized by the group generating such attributes, but can be utilized on a consolidated basis, are allocated to the group that generated such benefits.

     Assuming U.S. federal and state income taxes for domestic operations of the Latin America group were calculated on a separate return basis, the benefit for income taxes for the year ended November 30, 1999 would have been $84 and the net loss would have been $348.

     The Latin America group businesses record deferred income taxes based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Net deferred tax assets are evaluated to determine if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Valuation allowances have been recorded to reduce the deferred tax asset to the amount that is more likely than not to be realized.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

EARNINGS PER SHARE

     After the public issuance of Latin America group stock, the consolidated financial statements of BellSouth will present basic and diluted earnings per share for BLS group stock and Latin America group stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for BLS group stock and Latin America group stock according to participation rights in undistributed earnings. The combined financial statements of the Latin America group will not present earnings per share because Latin America group stock is a series of common stock of BellSouth and the Latin America group is not a legal entity with a capital structure.

     Basic earnings per share for the BLS group stock will be calculated by dividing BLS group earnings (including a portion of Latin America group earnings equal to the product of (i) net income of the Latin America group times (ii) 1 minus the outstanding shares fraction) by the weighted average number of shares of BLS group stock outstanding. Diluted earnings per share will be calculated similarly, except that it will include the dilutive effect of the assumed exercise of securities, including the effects of shares issuable under BellSouth's incentive plans, exclusive of options granted for Latin America group stock.

     Basic earnings per share for the Latin America group stock will be computed by dividing the product of (i) net income for the period times (ii) the "outstanding shares fraction," by the weighted-average number of shares of Latin America group stock outstanding. The outstanding shares fraction is calculated by dividing the number of shares of Latin America group stock then outstanding by the sum of (i) the number of shares of Latin America group stock then outstanding and (ii) the number of shares of Latin America group stock then reserved for issuance for the benefit of the BLS group or to the holders of BLS group stock. Diluted earnings per share for the Latin America group stock will be computed by dividing the product of (i) net income for the period times (ii) the outstanding shares fraction by the weighted-average number of shares of Latin America group stock outstanding, including the dilutive effect of Latin America group stock equivalents.

C.  INTERGROUP ALLOCATION POLICIES

     The Board of Directors has adopted a tracking stock policy statement, which includes the following policies. These policies may be modified or rescinded, exceptions may be made with respect to the application of these policies, or additional policies may be adopted at any time without approval of the shareholders.

GROUP FINANCING

     Loans from companies in the BLS group to companies in the Latin America group are made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the Latin America group would be able to obtain from third parties, assuming it were a legal entity. Loans from companies in the Latin America group to companies in the BLS group are made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the BLS group would be able to obtain from third parties, assuming it were a legal entity. Under this policy, loans are made on this basis, regardless of the interest rates and other terms and conditions on which those funds may actually have been acquired from third parties.

SHARED CORPORATE SERVICES

     BellSouth directly charges specifically identified costs for shared corporate services to the Latin America group and the BLS group based upon use of those services. Where determinations based on use

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

alone are not practical, BellSouth uses other allocation methods and criteria, based on revenues, expenses, net assets or income that BellSouth's management believes are fair and provide a reasonable allocation of the cost of shared corporate services used by the groups. Shared corporate services include executive management, sponsorships, human resources, legal, accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology.

INCOME TAXES

     Depending on the tax laws of the respective jurisdictions, income taxes, including any adjustments thereto, have been calculated on either a separate, consolidated, combined or unitary basis. Income tax provisions and related tax payments or refunds determined on a consolidated, combined or unitary basis have been allocated between the groups based on respective contributions (positive or negative) to the consolidated, combined, or unitary tax liability. Cumulative net tax benefits that were not used by the group generating those benefits but that were used on a consolidated, combined, or unitary basis were credited on a current basis to the group whose operations generated the benefit.

TRANSFERS OF OTHER ASSETS AND LIABILITIES

     We may reallocate assets and liabilities between the businesses attributed to the BLS group and the businesses attributed to the Latin America group not in the ordinary course of their respective businesses by:

     - increasing or decreasing, as applicable, the number of reserved shares related to the group transferring or receiving the assets or liabilities;

     - reallocating other assets, including cash, or liabilities from the group receiving the assets or transferring the liabilities; or

     - creating or reducing inter-group debt.

In each case, we will reallocate an amount equivalent to the fair value of the assets or liabilities. Our board of directors will approve any creation of, or increase or decrease in, reserved shares.

CASH MANAGEMENT

     Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by BellSouth headquarters on behalf of the groups. The Latin America group's operating companies will manage all day-to-day flows of disbursements and receipts and will maintain cash balances at the local level to enable the execution of those transactions.

D.  PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES

     BellSouth completed various transactions to further its strategy of expanding its wireless coverage area in Central and South America. A summary of significant transactions during 1999, 1998 and 1997 follows:

  1999

     BellSouth raised its ownership interest in the Peruvian communications company, Tele2000, now known as BellSouth Peru, through a series of transactions totaling $238. This increased its ownership from 59.0% to 96.8%. Because Tele2000's liabilities exceeded its assets, the excess of purchase price over net assets acquired was $238.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     BellSouth invested $20 for a 60.0% non-controlling stake in a Guatemalan operation that in 1999 won a nationwide license to provide wireless communications service within Guatemala.

     BellSouth acquired an additional 1.7% of the operations in Panama from a minority partner for $4.

     BellSouth acquired stakes in two directory publishers in Brazil. It paid $23 for a 40.0% interest in OESP Midia Ltda. and $115 for 100.0% of Listel-Listas Telefonicas. The excess of the purchase price over the fair value of the assets acquired in these transactions was $122.

  1998

     During 1998, BellSouth acquired additional ownership stakes in three of its existing operations. These included the acquisition of an additional 20.9% interest in Venezuela for $337; an additional 28.2% interest in Ecuador for $65; an additional 3.5% interest in Brazil Sao Paulo and a 4.3% interest in Brazil Northeast for a total of $73. The interests were acquired from BellSouth's existing partners in each case. The excess of the purchase price over the fair value of the assets acquired in these transactions was $366.

  1997

     In September 1997, BellSouth acquired an additional 7% interest and gained a controlling seat on the board of directors of its wireless operation in Venezuela. BellSouth paid $60 in cash and established a payable of approximately $29 to be paid at a later date. The acquisition was accounted for as a purchase and, accordingly, the operating results of Venezuela were included in the Latin America group's combined financial statements since the date of acquisition. The excess of the purchase price over the net assets acquired was approximately $45. The results of this operation were reflected in equity in earnings at BellSouth's ownership interest prior to the step acquisition.

     The following unaudited pro forma information presents the results of operations of Venezuela as if the acquisition had occurred at December 1, 1996:

                                                               1997
                                                              ------
Operating revenues..........................................  $1,270
Net loss....................................................  $  (33)

     The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the above date.

  Other transactions in 1997

     In early 1997, BellSouth acquired interests in three new entities. These included a 59.0% interest in Tele2000, a Peruvian communications company now known as BellSouth Peru, for $136 in cash; a 61.2% ownership interest in Otecel, one of two nationwide cellular companies in Ecuador, for $155 in cash; and a 49.0% interest in Nicacel, a Nicaraguan wireless carrier, and an option to acquire an additional 40% interest, for $36 in cash. Because the acquisitions took place near the beginning of the year, the operations of these entities prior to combination did not have a material effect on the combined results of operations for 1997.

     BellSouth also increased its ownership by 7.7% in Movicom/BellSouth, an Argentine wireless company, for $30.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     BellSouth invested approximately $600 for noncontrolling stakes in two Brazilian ventures that won licenses to provide cellular services in Sao Paulo and the northeastern Brazilian states of Alagoas, Ceara, Paraiba, Pernambuco, Piaui and Rio Grande do Norte.

     In all transactions, the excess of the respective purchase price over the net assets acquired was allocated to customer lists, wireless licenses or goodwill. The excess consideration paid over net assets acquired, along with other intangible assets, is being amortized using either straight-line or accelerated methods over periods of benefit which do not exceed 40 years.

E.  INVESTMENTS AND ADVANCES

     BellSouth holds investments in seven international partnerships and ventures that are accounted for under the equity method. Investments and advances as of November 30 consist of the following:

                                                              1998   1999
                                                              ----   ----
Investments in equity affiliates............................  $805   $348
Advances to equity affiliates...............................     1     26
                                                              ----   ----
          Total investments and advances....................  $806   $374
                                                              ====   ====

     Ownership in equity affiliates at November 30 is as follows:

                                                              1998    1999
                                                              ----    ----
Abiatar (Uruguay)...........................................  46.0%   46.0%
BellSouth Guatemala(1)......................................    --    60.0%
BellSouth Nicaragua(2)......................................  49.0%   49.0%
BellSouth Panama............................................  42.0%   43.7%
BCP - Sao Paulo (Brazil)....................................  44.5%   44.5%
BSE - Northeast (Brazil)....................................  46.8%   46.8%
OESP Midia Direta (Brazil)..................................    --    40.0%

---------------

(1) This investment is accounted for under the equity method due to the existence of significant minority rights that limit BellSouth's ability to exercise unilateral control over the operation.
(2) After a change in law in Nicaragua in December 1999, BellSouth elected to exercise an existing fully paid option to purchase an additional 40%.

     The following table is a rollforward of BellSouth's investments in equity affiliates included in the Latin America group:

                                                              1998   1999
                                                              ----   ----
Beginning of year...........................................  $684   $805
Additional investments......................................   248     54
Equity in net losses........................................   (57)  (354)
Currency translation adjustments............................   (70)  (157)
                                                              ----   ----
End of year.................................................  $805   $348
                                                              ====   ====

     The currency translation adjustment primarily reflects the effect of exchange rate fluctuations on the Company's investments in Brazil.

     At November 30, 1999 and 1998, the carrying value of investments accounted for under the equity method exceeded the Company's share of the underlying net assets by approximately $107 and $46. Amortization of excess carrying value of $7 in 1999, $3 in 1998 and $2 in 1997 is reflected as a

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

component of Net earnings (losses) of equity affiliates in the accompanying combined statements of operations.

     The Company's investments in Brazil have cumulative net operating losses, or NOLs, of approximately $1,271. Management has concluded that it is more likely than not that the NOLs will be utilized. Management's conclusion is based on the following positive factors:

     - The carryforward period for NOLs in Brazil is indefinite;

     - Financial projections prepared by management indicate that the NOLs will be utilized in the foreseeable future;

     - The Sao Paulo operation has generated positive cash flow since 1998; and

     - BellSouth has operated in a start-up situation in similar environments, and most of these ventures became net income positive in a relatively short period of time.

     Based on these factors, no valuation allowance has been established against the deferred tax asset.

     Advances to affiliates represent short-term loans to equity investees. These advances bear interest at market rates.

SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES

     A summary of combined financial information as reported by the Latin America group's equity investees is set forth below:

CONDENSED BALANCE SHEET INFORMATION                                     1998     1999
-----------------------------------                                    ------   ------
Current assets..............................................           $  475   $  361
Noncurrent assets...........................................            3,720    2,864
Current liabilities.........................................              399      624
Noncurrent liabilities......................................            2,114    2,040
Net equity..................................................            1,682      561

CONDENSED INCOME STATEMENT INFORMATION                         1997     1998     1999
--------------------------------------                        ------   ------   ------
Revenues....................................................  $   69   $  619   $1,020
Operating (loss) income.....................................     (22)      10       10
Net loss....................................................     (14)    (143)    (789)

DEVALUATION OF BRAZILIAN CURRENCY

     In mid January 1999, the Brazilian government changed its monetary exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Brazilian Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Brazilian Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in the Brazilian wireless properties recording net currency losses related to their net U.S. Dollar-denominated liabilities. BellSouth's share of the foreign currency losses was $308 for 1999.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

F.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows at November 30:

                                                             ESTIMATED
                                                            DEPRECIABLE
                                                               LIVES       1998     1999
                                                            -----------   ------   -------
                                                            (IN YEARS)
Wireless plant and equipment..............................      3-10      $1,253   $ 1,608
Operating and other equipment.............................      3-10         527       696
Buildings and building improvements.......................     10-30         163       207
Furniture and fixtures....................................      3-10          79        81
Land......................................................        --          19        21
Construction in progress..................................        --         196       209
Less: accumulated depreciation............................                  (783)   (1,099)
                                                                          ------   -------
  Property, plant and equipment, net......................                $1,454   $ 1,723
                                                                          ======   =======

G.  INTANGIBLE ASSETS

     Intangible assets are summarized as follows at November 30:

                                                             ESTIMATED
                                                            AMORTIZABLE
                                                               LIVES        1998     1999
                                                            ------------   ------   ------
                                                             (IN YEARS)
Licenses and concessions..................................     10-40       $  528   $  870
Goodwill..................................................     15-40          483      624
Customer lists............................................       3-6          233      249
Capitalized software......................................       3-5           18       41
Less: accumulated amortization............................                   (203)    (313)
                                                                           ------   ------
  Intangible assets, net..................................                 $1,059   $1,471
                                                                           ======   ======

     Amortization expense relating to intangible assets was $115 for 1999, $81 for 1998 and $37 for 1997. The increase in licenses and concessions in 1999 was attributable primarily to purchases in Argentina and Peru to expand the wireless coverage area in those countries. Goodwill increased as a result of the investments in the directory publishers in Brazil and the acquisition of additional interest in the business in Peru.

H.  OTHER CURRENT LIABILITIES

     Other current liabilities are summarized as follows at November 30:

                                                              1998   1999
                                                              ----   ----
Accrued taxes...............................................  $125   $162
Accrual for network equipment received......................    55    137
License payable.............................................    --     78
Salaries and wages payable..................................    30     44
Advance billings and deposits...............................    17     25
Other.......................................................    31     26
                                                              ----   ----
  Other current liabilities.................................  $258   $472
                                                              ====   ====

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

I.  DEBT

DEBT MATURING WITHIN ONE YEAR

     Debt maturing within one year is summarized as follows at November 30:

                                                               1998     1999
                                                              ------    ----
Short-term credit facilities, denominated in U.S. Dollars;
  Interest rates ranging from 5.79% to 26.5%
  Argentina.................................................  $    1    $ 28
  Ecuador...................................................      51      53
  Peru......................................................     184     167
Short-term credit facilities, denominated in local
  currencies; Local interest rates ranging from 6.50% to
  38.0%
  Chile.....................................................      29       9
  Venezuela.................................................      13      --
Current maturities of external long-term debt...............      37      23
Current maturities of intercompany long-term debt...........      77      23
                                                              ------    ----
          Total debt maturing within one year...............  $  392    $303
                                                              ======    ====
Weighted-average interest rate at end of period:
Short-term credit facilities................................   11.93%   7.41%

     Committed credit lines aggregated to $930 with various banks. Borrowings under the committed credit lines totaled $587 at November 30, 1999 and $556 at November 30, 1998. The companies in the Latin America group also maintain uncommitted lines of credit aggregating to $530. At November 30, 1999, borrowings under the uncommitted lines of credit totaled $149 and $45 at November 30, 1998. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

LONG-TERM DEBT

     Long-term debt is summarized below. Interest rates and maturities in the table below are for the amounts outstanding at November 30, 1999:

                                             CONTRACTUAL
                                            INTEREST RATES    MATURITIES    1998   1999
                                            --------------    -----------   ----   ----
External debt:
  Argentina...............................            9.25%   2000 - 2008   $150   $153
  Chile...................................   5.73% -  6.65%   2000 - 2005    100    100
  Ecuador.................................   7.61% - 11.36%   2000 - 2003     15     13
  Peru....................................   5.79% - 11.54%   2000 - 2001     19     12
  Venezuela...............................   7.19% - 23.00%      2001        200    220
Intercompany debt:
  Argentina...............................           LIBOR           2005    117    117
  Ecuador.................................           10.00%          2000     77     23
                                                                            ----   ----
                                                                             678    638
Current maturities of external debt.......                                   (37)   (23)
Current maturities of intercompany debt...                                   (77)   (23)
                                                                            ----   ----
          Total long-term debt............                                  $564   $592
                                                                            ====   ====

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     Maturities of long-term debt outstanding (principal amounts) at November 30, 1999 are summarized below:

MATURITIES
----------
2000........................................................  $ 46
2001........................................................   222
2002........................................................     2
2003........................................................     1
2004........................................................    --
Thereafter..................................................   367
                                                              ----
          Total.............................................  $638
                                                              ====

     These instruments contain certain covenants requiring certain financial ratios, limiting the incurrence of additional indebtedness and capital expenditures, and restricting the ability to pay dividends.

J.  OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities are summarized as follows at November 30:

                                                              1998   1999
                                                              ----   ----
License payable.............................................  $--    $ 79
Deferred credits............................................   36      33
Payable to related party....................................   --      25
Compensation related........................................   10      12
Other.......................................................   18      25
                                                              ---    ----
  Other noncurrent liabilities..............................  $64    $174
                                                              ===    ====

K.  STOCK COMPENSATION PLANS

     The Board of Directors has approved the proposed amendment of the BellSouth Corporation Stock Plan (the "Stock Plan"), subject to shareholder approval. The Stock Plan authorizes grants of stock options, stock appreciation rights, restricted stock awards, performance shares, stock payments and dividend equivalent rights with respect to BLS group stock and Latin America group stock. Executives and key employees will be granted awards of both BLS group stock and Latin America group stock. With respect to management employees of the BLS group, a preponderance of awards will be made in BLS group stock, and, with respect to management in the Latin America group, a preponderance of awards will be made in Latin America group stock. In addition, nonemployee directors will be granted awards of both BLS group stock and Latin America group stock. The Board of Directors believes that granting participants awards weighted toward the separate performance of the group in which the participants work and, in certain cases the other group, is in the best interests of BellSouth.

     BellSouth's existing stock compensation plans which offer benefits in the form of, or based on the performance of, the existing common stock will be affected by the tracking stock proposal.

1999 STOCK COMPENSATION PLANS

     At December 31, 1999, BellSouth has stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the "Existing Stock Plan") provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

common stock which may be granted under the Existing Stock Plan in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to adoption of the Existing Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

     The following table summarizes the activity for stock options outstanding:

                                                        1997         1998         1999
                                                     ----------   ----------   ----------
Options outstanding at January 1...................  37,142,784   45,122,812   59,202,910
Options granted....................................  12,507,766   17,963,592   15,385,731
Options exercised..................................  (4,001,490)  (2,784,312)  (1,839,933)
Options forfeited..................................    (526,248)  (1,099,182)  (1,049,627)
                                                     ----------   ----------   ----------
Options outstanding at December 31.................  45,122,812   59,202,910   71,699,081
                                                     ==========   ==========   ==========
Weighted -- average option prices per common share:
Outstanding at January 1...........................      $17.06       $18.67       $22.77
Granted at fair market value.......................      $22.23       $31.95       $45.51
Exercised..........................................      $14.69       $15.35       $15.74
Forfeited..........................................      $20.02       $23.47       $30.22
Outstanding at December 31.........................      $18.67       $22.77       $27.73
Weighted -- average fair value of options granted
  at fair market value during the year.............      $ 4.38       $ 7.22       $11.19
Options exercisable at December 31.................  12,065,032   14,733,210   19,114,773
Shares available for grant at December 31..........  19,835,596   19,504,179   18,825,466

     The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              1997    1998     1999
                                                              ----    -----    ----
Expected life (years).......................................     5        5       5
Dividend yield..............................................  3.24%    2.40%   1.67%
Expected volatility.........................................  19.0     21.0    23.0
Risk-free interest rate.....................................  6.22     5.42    4.82

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     The following table summarizes information about stock options outstanding at December 31, 1999:

                     OUTSTANDING                             EXERCISABLE
-----------------------------------------------------   ---------------------
                                             AVERAGE                 AVERAGE
                                   AVERAGE   EXERCISE                EXERCISE
EXERCISE PRICE RANGE   OPTIONS     LIFE(A)    PRICE      OPTIONS      PRICE
--------------------  ----------   -------   --------   ----------   --------
                      (MILLIONS)                        (MILLIONS)
$12.10 - 15.08           12.5       3.88      $14.28        8.7       $14.08
 15.13 - 21.28           14.4       5.63       20.33        5.5        20.01
 21.38 - 29.22           12.6       7.10       22.28        2.7        21.96
 30.91 - 37.92           15.5       8.11       31.06        1.6        31.02
 39.41 - 49.41           16.7       9.27       45.12        0.6        45.26
                         ----       ----      ------       ----       ------
$12.10 - 49.41           71.7       6.97      $27.73       19.1       $19.33
                         ====       ====      ======       ====       ======

---------------

(a) Average contractual life remaining in years.

OTHER

     BellSouth applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations in accounting for its stock-based compensation plans and discloses the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for the stock option plans and employee stock purchase plans, as all options have been issued at fair market value. Since Latin America group stock was not part of the capital structure of BellSouth for the periods presented, there were no stock options outstanding. Therefore, the pro forma effect of Latin America group stock options on the accompanying historical combined financial statements is not presented.

L.  EMPLOYEE BENEFIT PLANS

PENSION PLANS

     BellSouth maintains a noncontributory defined benefit pension plan that covers selected domestic employees in companies in the Latin America group. The plan is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. Pension plan assets are administered by BellSouth and are principally invested in equity and fixed income securities. Funding of the plan is determined in accordance with statutory funding requirements. Pension expense allocated to the Latin America group was $.8 in 1999, $.8 in 1998 and $.2 in 1997.

     BellSouth also maintains a nonqualified supplemental retirement plan that covers certain executives in companies in the Latin America group. Expense related to this plan allocated to the Latin America group was $.7 in 1999, $.8 in 1998 and $.4 in 1997.

RETIREE HEALTH AND LIFE PLANS

     BellSouth provides certain health care and life insurance benefits to selective domestic employees in companies in the Latin America group who retire and satisfy certain service and age requirements. The postretirement benefit expense allocated to companies in the Latin America group was not material for 1999, 1998 or 1997.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

DEFINED CONTRIBUTION PLANS

     BellSouth provides a 401(k) savings plan for most domestic employees of companies in the Latin America group. A portion of employees' eligible contributions to the Savings Plans is matched by BellSouth at rates determined annually by the Board of Directors. BellSouth contributions allocated to companies in the Latin America group were not material for 1999, 1998 or 1997.

M.  INCOME TAXES

     The combined balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the combined balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the Latin America group financial statements and as measured by tax laws using enacted tax rates.

     The provision (benefit) for income taxes is summarized as follows:

                                                              1997   1998   1999
                                                              ----   ----   -----
Federal
  Current...................................................  $(10)  $ (5)  $ (32)
Foreign
  Current...................................................    22     34      47
  Deferred, net.............................................    (3)    45      36
  Investment credits........................................    (8)    29    (167)
                                                              ----   ----   -----
          Total provision (benefit) for income taxes........  $  1   $103   $(116)
                                                              ====   ====   =====

     Temporary differences that gave rise to deferred tax assets and (liabilities) at November 30 were as follows:

                                                              1998    1999
                                                              -----   -----
Allowance for uncollectibles................................  $  15   $  15
Venezuelan telecommunications tax...........................     20      26
Other.......................................................     --      14
Net operating loss carryforwards............................     49      61
                                                              -----   -----
Deferred tax assets.........................................     84     116
Valuation allowance.........................................    (49)    (55)
                                                              -----   -----
Net deferred tax assets.....................................     35      61
                                                              -----   -----

Licenses....................................................   (139)   (147)
Customer lists..............................................    (54)    (36)
Capitalized interest........................................    (13)    (12)
Venezuelan ITC reserve......................................    (95)     --
Property related............................................    (19)    (17)
Other.......................................................    (13)     --
                                                              -----   -----
Deferred tax liabilities....................................   (333)   (212)
                                                              -----   -----
Net deferred tax asset (liability)..........................  $(298)  $(151)
                                                              =====   =====

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     Although there can be no assurances, management believes that it is more likely than not that it will generate future taxable income sufficient to fully realize future benefits from net deferred tax assets of $61 at November 30, 1999.

     At November 30, 1999, the Latin America group had cumulative net operating loss carryforwards and related deferred tax assets and valuation allowances as follows:

                                           RELATED       RELATED
                              NOL IN     DEFERRED TAX   VALUATION
         COUNTRY              U.S.$         ASSET       ALLOWANCE      CARRYFORWARD PERIOD
         -------            ----------   ------------   ---------   --------------------------
Chile.....................     $74           $11           $ 5      Unlimited
Ecuador...................      92            23            23      5 years; carryforwards
                                                                    expire between 2000 and 2005
Peru......................      89            27            27      4 years; carryforward
                                                                    period begins in first
                                                                    subsequent profitable year

     A reconciliation of the federal statutory income tax provision to the effective tax provision follows:

                                                              1997   1998   1999
                                                              ----   ----   -----
Tax at U.S. statutory rate..................................  $(16)  $ 50   $   5
Foreign tax rate differential...............................    (3)    12      20
Foreign investment tax credits..............................    (8)    29    (167)
Valuation allowances established............................    24     22      16
Other items, net............................................     4    (10)     10
                                                              ----   ----   -----
Reported provision (benefit)................................  $  1   $103   $(116)
                                                              ====   ====   =====

     At November 30, 1999, the deferred tax liability related to approximately $600 cumulative unrepatriated earnings on combined foreign subsidiaries and equity investments in unconsolidated businesses was excluded from recognition under Statement of Financial Accounting Standards No. 109 (SFAS 109) because such earnings are intended to be reinvested indefinitely. The determination of the deferred tax liability is not practicable at this time.

FOREIGN TAX CREDITS

     During 1998, the Latin America group's operation in Venezuela (Telcel) was notified by the local taxing authority that its claims for investment tax credits taken in 1995, 1996 and 1997 had been disallowed. The tax assessments were appealed before the Sixth Upper Court in Tax Matters and in August 1999 the Court ruled in favor of Telcel; the taxing authority appealed the decision. As a result of the favorable outcome, and since there are sufficient grounds to believe that the government authorities will disregard the appeal, the credits were recognized in income in 1999.

N.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                           1997   1998   1999
                                                           ----   ----   ----
Cash paid for:
Income taxes.............................................  $35    $40    $42
                                                           ===    ===    ===
Interest.................................................  $46    $53    $89
                                                           ===    ===    ===

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     In 1997, BellSouth began combining the Venezuelan operations that had previously been accounted for under the equity method. The combination resulted in an increase in assets of $382 (net of decreases of $262 in investments and advances) and corresponding increases in liabilities.

O.  SEGMENT INFORMATION

     Under the provisions of SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," the Latin America group operates in two segments: communications and advertising and directory publishing. All material operating units qualify for aggregation under SFAS 131 due to their similar economic characteristics, nature of products and services, procurement and distribution processes and identical customer base.

                                                               1997     1998     1999
                                                              ------   ------   ------
COMMUNICATIONS:
Operating revenues..........................................  $  940   $1,907   $2,336
Depreciation and amortization...............................     140      338      446
Operating income............................................       1      202      113
Interest expense............................................      46       53       87
Net earnings (losses) of equity affiliates..................      14      (57)    (349)
Provision (benefit) for income taxes........................       1      105     (116)
Segment net loss............................................  $  (28)  $  (64)  $ (301)

Segment assets..............................................  $3,098   $4,136   $4,483
Equity method investments...................................  $  684   $  805   $  323
Capital expenditures........................................  $  448   $  697   $  646

                                                               1997     1998     1999
                                                              ------   ------   ------
ADVERTISING AND DIRECTORY PUBLISHING:
Operating revenues..........................................  $   --   $   --   $   69
Depreciation and amortization...............................      --       --        4
Operating loss..............................................      --       (6)      (7)
Interest expense............................................      --       --        1
Net losses of equity affiliates.............................      --       --       (5)
Benefit for income taxes....................................      --       (2)      --
Segment net loss............................................  $   --   $   (4)  $  (15)

Segment assets..............................................  $   --   $   35   $  191
Equity method investments...................................  $   --   $   --   $   25
Capital expenditures........................................  $   --   $   --   $    1

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

GEOGRAPHIC INFORMATION

     For geographic reporting, revenues are attributed to the geographic location in which the customer is located. Long-lived assets consist primarily of wireless licenses and property, plant and equipment and are attributed to the geographic location in which they are located. Many of the Company's investments are accounted for under the equity method of accounting and, therefore, operating revenues and expenses of these investments as well as their long-lived assets are not reflected in the combined financial statements.

                                                                AT OR FOR THE YEAR
                                                                ENDED NOVEMBER 30,
                                                              ----------------------
                                                              1997    1998     1999
                                                              ----   ------   ------
Revenues:
  Argentina.................................................  $555   $  721   $  799
  Venezuela.................................................   122      806    1,109
  Other foreign.............................................   263      380      497
                                                              ----   ------   ------
          Total.............................................  $940   $1,907   $2,405
                                                              ====   ======   ======
Long-lived assets:
  Argentina.................................................         $  559   $  881
  Venezuela.................................................          1,112    1,171
  Other foreign.............................................          1,742    1,588
                                                                     ------   ------
          Total.............................................         $3,413   $3,640
                                                                     ======   ======

P.  FINANCIAL INSTRUMENTS

     The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. Fair value estimates for long-term debt are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that the Latin America group could realize in a current market exchange.

     At November 30, 1999 and 1998, the recorded amount of the long-term debt in the combined financial statements of the Latin America group was $638 and $678. The estimated fair value of the long-term debt was $773 for 1999 and $714 for 1998.

INTEREST RATE SWAPS

     BellSouth occasionally enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At November 30, 1999, an entity within the Latin America group was a party to interest rate swaps with a notional amount totalling $30. Under the agreement, the entity pays fixed rates denominated in Venezuelan Bolivars and receives fixed rates denominated in U.S. Dollars averaging 8%. The swaps are subject to periodic settlement and mature in February 2001. Because the instruments were entered into at the end of the period, the recorded amount equals the fair value.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Latin America group businesses to concentrations of credit risk consist principally of trade accounts receivable. The Latin America group derives the majority of its operating revenues from individuals, businesses and government-owned fixed telephony companies

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

(due to Calling Party Pays). The Latin America group's allowance for doubtful accounts is based upon management's estimates and past experience.

Q.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Latin America group businesses have entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $20 in 1999, $16 in 1998 and $12 in 1997. Capital leases currently in effect are not significant.

     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at November 30, 1999:

                                                              MINIMUM
                                                              RENTALS
                                                              -------
2000........................................................    $21
2001........................................................     19
2002........................................................     16
2003........................................................     12
2004........................................................     11
Thereafter..................................................      8
                                                                ---
          Total.............................................    $87
                                                                ===

PURCHASE COMMITMENTS

     In July 1998, the Venezuelan operation entered into an agreement with a major network vendor for the purchase, installation and maintenance of CDMA digital technology network equipment. The term of this agreement is three years, renewable for equal and consecutive one-year periods, subject to agreement between the parties. The initial total investment is estimated at approximately $200. During 1999, firm purchase orders for approximately $119 were placed under the terms of the agreement.

OTHER CLAIMS

     BellSouth is subject to claims arising in the ordinary course of business of the Latin America group involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions.

     While complete assurance cannot be given as to the outcome of any legal claims, the group believes that any financial impact would not be material to its results of operations, financial position or cash flows.

R.  RELATED PARTY TRANSACTIONS

     As discussed in Note B, the companies in the BLS group have provided necessary working capital requirements through intercompany debt and cash contributions to the Latin America group companies. These amounts are reflected in the accompanying combined balance sheets as intercompany debt due to the BLS group.

                                                   RATE      1998     1999
                                                   -----     ----     ----
Argentina........................................  LIBOR     $117     $117
Ecuador..........................................   10.0%      77       23
                                                             ----     ----
                                                             $194     $140
                                                             ====     ====

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     Intergroup interest on these loans was $14 in 1999, $10 in 1998 and $3 in 1997.

     Included in selling, general and administrative expenses are allocations to the Latin America group for its share of BellSouth's shared corporate services. These amounts totalled $62 for 1999, $47 for 1998 and $28 for 1997.

     The companies in the Latin America group have charged the BLS group for various services provided to its European and Asian operations, including marketing, network engineering and information technology consulting, totalling $25 in 1999, $24 in 1998 and $21 in 1997. These amounts have been recorded as revenue or netted against selling, general and administrative expenses in the accompanying combined statements of operations. Additionally, the Latin America group has recognized revenue in 1999 of $22 related to the provision of long distance and certain wireless administration services to the BLS group's domestic and European operations.

     The companies in the Latin America group recorded charges of $205 in 1999, $187 in 1998 and $203 in 1997 from minority shareholders for network and equipment for resale to customers.

S.  SUBSEQUENT EVENTS

     In December 1999, BellSouth acquired an additional wireless license in Chile that will expand its service area to the entire country. BellSouth paid approximately $85 for the license.

     In December 1999, the Nicaraguan regulations which restricted a foreign controlling ownership interest in an operation domiciled in that country were lifted. As a result, BellSouth will be able to exercise its existing, fully paid option to purchase an additional 40% ownership interest.

     In the first week of January 2000, the Ecuadorian government declared a national emergency and the Ecuadorian Sucre devalued approximately 40.0% against the U.S. Dollar. The effect on the Latin America Group is yet to be determined. On January 21, 2000, Ecuador suffered a military coup, which ousted Mr. Jamil Mahuad, the constitutionally-elected President of Ecuador, from office. The military junta was disbanded shortly thereafter, with power being ceded to Mr. Gustavo Noboa, who was formerly Vice President under Mr. Mahuad.

     In May 2000, BellSouth completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA, a Brazilian company, for a total purchase price of approximately $240. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as northern Brazil. The common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                              SIX MONTHS ENDED
                                                              -----------------
                                                              MAY 31,   MAY 31,
                                                               1999      2000
                                                              -------   -------
Operating revenues..........................................  $1,143    $1,399
                                                              ------    ------
Operating expenses:
  Cost of services, products and equipment..................     375       537
  Selling, general and administrative.......................     438       566
  Depreciation and amortization.............................     212       256
                                                              ------    ------
          Total operating expenses..........................   1,025     1,359
                                                              ------    ------
Operating income (loss).....................................     118        40
Interest expense............................................      49        59
Other income (expense), net.................................       5        18
                                                              ------    ------
Income (loss) before income taxes...........................      74        (1)
Provision (benefit) for income taxes........................      47       (11)
                                                              ------    ------
Income (loss) before net earnings (losses) of equity
  affiliates and minority interests.........................      27        10
Net earnings (losses) of equity affiliates..................    (300)      (42)
Minority interests..........................................     (36)      (22)
                                                              ------    ------
          Net loss..........................................  $ (309)   $  (54)
                                                              ======    ======

    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                                              NOVEMBER 30,     MAY 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................     $  287         $  344
  Temporary cash investments................................         66             --
  Accounts receivable, net of allowance for uncollectibles
     of $99 and $111........................................        503            559
  Inventory.................................................         56             91
  Other current assets......................................        122            116
                                                                 ------         ------
     Total current assets...................................      1,034          1,110
                                                                 ------         ------
Investments and advances....................................        374            501

Property, plant and equipment...............................      2,822          3,211
Less: accumulated depreciation..............................      1,099          1,298
                                                                 ------         ------
Property, plant and equipment, net..........................      1,723          1,913
                                                                 ------         ------
Deferred charges and other assets...........................         72             81
Intangible assets, net......................................      1,471          1,520
                                                                 ------         ------
          Total assets......................................     $4,674         $5,125
                                                                 ======         ======

                             LIABILITIES AND GROUP NET WORTH
Current liabilities:
  External debt maturing within one year....................     $  280         $  425
  Intercompany debt maturing within one year................         23             23
  Accounts payable..........................................        322            432
  Other current liabilities.................................        472            413
                                                                 ------         ------
     Total current liabilities..............................      1,097          1,293
                                                                 ------         ------
Long-term debt:
  External long-term debt...................................        475            448
  Intercompany long-term debt...............................        117            360
                                                                 ------         ------
     Total long-term debt...................................        592            808
                                                                 ------         ------
Noncurrent liabilities:
  Deferred income taxes.....................................        151            105
  Other noncurrent liabilities..............................        174            177
                                                                 ------         ------
     Total noncurrent liabilities...........................        325            282
                                                                 ------         ------
Minority interests..........................................        315            306

Group net worth:
  Attributed capital........................................      3,059          3,218
  Retained deficit..........................................       (450)          (504)
  Accumulated other comprehensive income....................       (264)          (278)
                                                                 ------         ------
     Total group net worth..................................      2,345          2,436
                                                                 ------         ------
          Total liabilities and group net worth.............     $4,674         $5,125
                                                                 ======         ======

    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                                   SIX MONTHS ENDED
                                                              ---------------------------
                                                                MAY 31,        MAY 31,
                                                                  1999           2000
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................     $(309)         $ (54)
Adjustments to net loss:
  Depreciation and amortization.............................       212            256
  Provision for uncollectibles..............................        32             33
  Net losses of equity affiliates...........................       300             42
  Foreign currency exchange (gains) losses..................        (1)            (4)
  Minority interests in income (losses) of subsidiaries.....        36             22
  Deferred income taxes and investment tax credits..........        28            (31)
Net change in:
  Accounts receivable and other current assets..............      (114)          (108)
  Accounts payable and other current liabilities............        37             98
  Deferred charges and other assets.........................        18             (5)
  Other liabilities and deferred credits....................         9            (29)
                                                                 -----          -----
          Net cash provided by operating activities.........       248            220
                                                                 -----          -----
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................      (310)          (441)
Investments in and advances to equity affiliates............       (29)          (243)
Purchases of wireless licenses..............................        --            (69)
Other investing activities, net.............................       (53)            70
                                                                 -----          -----
          Net cash used for investing activities............      (392)          (683)
                                                                 -----          -----
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of short-term debt...............................        69            296
Repayments of short-term debt...............................       (15)          (246)
Proceeds from long-term debt................................        45            347
Repayments of long-term debt................................       (14)           (36)
Funds attributed from the BLS group.........................       218            159
                                                                 -----          -----
          Net cash provided by financing activities.........       303            520
                                                                 -----          -----
Effect of exchange rate changes on cash and cash
  equivalents...............................................        (2)            --
Net increase in cash and cash equivalents...................       157             57
          Cash and cash equivalents at beginning of
            period..........................................       171            287
                                                                 -----          -----
Cash and cash equivalents at end of period..................     $ 328          $ 344
                                                                 =====          =====

    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                     COMBINED STATEMENTS OF GROUP NET WORTH
                            AND COMPREHENSIVE INCOME
                                  (UNAUDITED)
                                 (IN MILLIONS)

  For the six months ended May 31, 2000

                                                                                  ACCUMULATED
                                                                                     OTHER
                                                         ATTRIBUTED   RETAINED   COMPREHENSIVE
                                                          CAPITAL     DEFICIT       INCOME       TOTAL
                                                         ----------   --------   -------------   ------
BALANCE AT NOVEMBER 30, 1999...........................    $3,059      $(450)        $(264)      $2,345
                                                           ------      -----         -----       ------
Net loss...............................................                  (54)                       (54)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment..............                                  5            5
  Net unrealized gains on securities...................                                (19)         (19)
                                                                                                 ------
Total comprehensive income.............................                                             (68)
Funds attributed from the BLS group....................       159                                   159
                                                           ------      -----         -----       ------
BALANCE AT MAY 31, 2000................................    $3,218      $(504)        $(278)      $2,436
                                                           ======      =====         =====       ======

  For the six months ended May 31, 1999

                                                                                  ACCUMULATED
                                                                                     OTHER
                                                         ATTRIBUTED   RETAINED   COMPREHENSIVE
                                                          CAPITAL     DEFICIT       INCOME       TOTAL
                                                         ----------   --------   -------------   ------
BALANCE AT NOVEMBER 30, 1998...........................    $2,341      $(134)        $ (88)      $2,119
                                                           ------      -----         -----       ------
Net loss...............................................                 (309)                      (309)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment..............                               (143)        (143)
                                                                                                 ------
Total comprehensive income.............................                                            (452)
Funds attributed from the BLS group....................       218                                   218
                                                           ------      -----         -----       ------
BALANCE AT MAY 31, 1999................................    $2,559      $(443)        $(231)      $1,885
                                                           ======      =====         =====       ======

    The accompanying notes are an integral part of these combined financial statements

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

A.  PREPARATION OF INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited combined financial statements have been prepared based upon Securities and Exchange Commission (SEC) rules that permit reduced disclosure for interim periods. In management's opinion, these statements include all adjustments necessary for a fair presentation of the results of the interim periods shown. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of the Latin America group's significant accounting policies and other information, you should read this report in conjunction with the audited combined financial statements included in this document.

B.  CONSOLIDATION OF NICARAGUAN OPERATIONS

     After a change in law in Nicaragua in December 1999, BellSouth elected to increase its 49% ownership interest to an 89% controlling stake. Accordingly, in first quarter 2000, the results of the Nicaraguan operations that were previously reported under the equity method were changed to the consolidation method. The combination resulted in an increase in assets of $23, net of decreases of $54 in investments and advances, and corresponding increases in liabilities.

C.  SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES

     A summary of combined financial information as reported by BellSouth's equity investees included in the Latin America group is set forth below:

                                                              FOR THE SIX MONTHS
                                                                 ENDED MAY 31,
                                                              -------------------
CONDENSED INCOME STATEMENT INFORMATION                         1999         2000
--------------------------------------                        -------      ------
Revenues....................................................   $ 532        $615
Operating (loss) income.....................................     (11)         57
Net loss....................................................    (665)        (90)

DEVALUATION OF BRAZILIAN CURRENCY

     In mid January 1999, the Brazilian government changed its monetary exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Brazilian Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Brazilian Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in the Brazilian wireless properties recording net currency losses related to their net U.S. Dollar-denominated liabilities. BellSouth's share of the foreign currency losses for the first quarter of 1999 was $280.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

D.  PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES

INVESTMENT IN BRAZIL

     In May 2000, BellSouth completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes S.A., a Brazilian company, for a total purchase price of approximately $240. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as northern Brazil. The common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste. This investment is accounted for under the cost method, subject to the guidelines of available-for-sale securities under SFAS 115.

     BellSouth completed various transactions to further its strategy of expanding its wireless coverage area in Central and South America. A summary of significant transactions since June 30, 1999 follows:

     - BellSouth raised its ownership interest in the Peruvian communications company, Tele2000, now known as BellSouth Peru, through a series of transactions totaling $238. This increased its ownership from 59.0% to 96.8%. Because Tele2000's liabilities exceeded its assets, the excess of purchase price over net assets acquired was $238.

     - BellSouth invested $20 for a 60.0% non-controlling stake in a Guatemalan operation that in 1999 won a nationwide license to provide wireless communications service within Guatemala.

     - BellSouth acquired an additional 1.7% of the operations in Panama from a minority partner for $4.

     - BellSouth acquired stakes in two directory publishers in Brazil. It paid $23 for a 40.0% interest in OESP Midia Direta and $115 for 100.0% of Listel-Listas Telefonicas. The excess of the purchase price over the fair value of the assets acquired in these transactions was $122.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

E.  SEGMENT INFORMATION

     Under the provisions of SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," the Latin America group operates in two segments: communications and advertising and directory publishing. All material operating units qualify for aggregation under SFAS 131 due to their similar economic characteristics, nature of products and services, procurement and distribution processes and identical customer base.

                                                                  FOR THE
                                                                SIX MONTHS
                                                                   ENDED
                                                                  MAY 31,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
COMMUNICATIONS:
Operating revenues..........................................  $1,139   $1,354
Depreciation and amortization...............................     212      252
Operating income............................................     120       55
Interest expense............................................      49       59
Net losses of equity affiliates.............................    (297)     (46)
Provision (benefit) for income taxes........................      48       (4)
Segment net loss............................................  $ (305)  $  (51)

ADVERTISING AND DIRECTORY PUBLISHING:
Operating revenues..........................................  $    4   $   45
Depreciation and amortization...............................      --        4
Operating loss..............................................      (2)     (15)
Interest expense............................................      --       --
Net earnings (losses) of equity affiliates..................      (3)       4
Benefit for income taxes....................................      (1)      (7)
Segment net loss............................................  $   (4)  $   (3)

F.  FINANCIAL INSTRUMENTS

     The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. Fair value estimates for long-term debt are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that the companies in the Latin America group could realize in a current market exchange.

G.  RELATED PARTY TRANSACTIONS

     Included in selling, general and administrative expenses are allocations to the Latin America group for its share of BellSouth's shared corporate services. These amounts totalled $28 for the six months ended May 31, 2000 and $33 for the six months ended May 31, 1999.

     The Latin America group has charged the BLS group for providing various services to its European and Asian operations, including marketing, network engineering and information technology consulting, totaling $10 for the six months ended May 31, 2000 and $10 for the six months ended May 31, 1999. These amounts have been recorded as revenue or netted against selling, general and administrative expenses in the accompanying combined statements of operations. Additionally, the Latin America group

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

has recognized revenue of $22 for the six months ended May 31, 2000 related to the provision of long distance and certain wireless administration services to the BLS group's domestic and European operations.

     The Latin America group recorded charges of $78 for the six months ended May 31, 2000 and $44 for the six months ended May 31, 1999 from minority shareholders for network and equipment for resale to customers.

H.  DEVALUATION OF ECUADORAN CURRENCY

     In the first week of January 2000, the Ecuadorian government declared a national emergency and the Ecuadorian Sucre devalued approximately 40.0% against the U.S. Dollar. The effect on the Latin America group is yet to be determined. On January 21, 2000, Ecuador suffered a military coup, which ousted Mr. Jamil Mahuad, the constitutionally-elected President of Ecuador, from office. The military junta was disbanded shortly thereafter, with power being ceded to Mr. Gustavo Noboa, who was formerly Vice President under Mr. Mahuad.

I.  PURCHASE OF CHILEAN WIRELESS LICENSE

     In December 1999, BellSouth acquired an additional wireless license in Chile that will expand its service area to the entire country. BellSouth paid approximately $85 for the license.

J.  QUARTERLY FINANCIAL INFORMATION

     In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.

                                                               FIRST    SECOND
                                                              QUARTER   QUARTER
                                                              -------   -------
1999
Operating revenues..........................................   $ 565     $ 578
Operating income............................................   $  53     $  65
Net Income (loss)...........................................   $(314)    $   5

2000
Operating revenues..........................................   $ 695     $ 704
Operating income (loss).....................................   $ (12)    $  52
Net loss....................................................   $ (20)    $ (34)

First quarter 1999 includes foreign currency gains and losses associated with the devaluation of the Brazilian Real, which reduced net income by $280.

K.  SUBSEQUENT EVENTS

INVESTMENT IN COLOMBIA

     In June 2000, BellSouth acquired a 50.4% controlling equity interest in Celumovil S.A., a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $399, funded by $299 of cash and a $100 note payable due December 2000. BellSouth has commenced cobranding Celumovil with the BellSouth brand. Celumovil/BellSouth provides wireless service in the Eastern region of Colombia, which includes the capital city of Bogota, and in the Atlantic or coastal region.

                            THE LATIN AMERICA GROUP
                            OF BELLSOUTH CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)


     Through a purchase on the Bogota stock exchange in July 2000, Celumovil/BellSouth acquired 100% of the shares of Cocelco, a wireless communications provider in the western region of Colombia. This acquisition was funded by a $384 capital contribution and a $30 shareholder loan from BellSouth, resulting in an increase in BellSouth's ownership interest in Celumovil to 66.0%. The transaction creates the first nationwide mobile cellular communications operator in Colombia.

                                                                         ANNEX I

           TO BE ADOPTED BY OUR SHAREHOLDERS AT THE SPECIAL MEETING.

                         PROPOSED ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                             BELLSOUTH CORPORATION

To the Secretary of State
State of Georgia

     Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, BellSouth Corporation (the "Corporation") delivers these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation to the Secretary of State of Georgia for filing.

                                       1.

     The name of the Corporation is BellSouth Corporation.

                                       2.

     Article 5 of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended by deleting the first two paragraphs thereof and substituting therefor the text of the amendments attached hereto as Exhibit A and incorporated by reference herein.

                                       3.

     The amendments herein provided for were adopted by the Board of Directors
of the Corporation on          , 2000 and were duly approved by the shareholders
of the Corporation on               , 2000 in accordance with the provisions of
Section 14-2-1003 of the Georgia Business Corporation Code.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment
to be executed by its duly authorized officer, this      day of             ,
2000.

                                          BELLSOUTH CORPORATION

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                    Annex I-1

                                                                       EXHIBIT A

     The aggregate number of shares which the Corporation is authorized to issue is 8.75 billion shares, of which 8.65 billion shares shall be designated "Common Stock" and have a par value of $1 per share and 100,000,000 shares shall be designated "First Preferred Stock" and have a par value of $1 per share.

     The number of authorized shares of any class or classes may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock having a majority of the votes entitled to be cast by the holders of all shares, voting together as a single voting group, and without a vote of the holders of any class or series of stock, voting as a separate voting group, unless a vote of any such holders is required pursuant to the terms of such class or series or by law.

     The following is a description of the voting powers, preferences, designations, rights, qualifications, limitations and restrictions of the Common
Stock:

     All shares of Common Stock shall be identical except that the Board of Directors of the Corporation is expressly authorized and empowered to create from the unissued Common Stock one or more series and prior to the issuance of any of such shares in any particular series, to fix and determine, in the manner provided by law, the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of shares of such series, permitted by law and these Articles of Incorporation. Each share of Common Stock within an individual series shall be identical in all respects with the other shares of such series, but each series may have voting powers, preferences, designations, rights, qualifications, limitations or restrictions different from those of any other series.

     After the Board of Directors of the Corporation has established a series in accordance with applicable law and the terms of these Articles of Incorporation and unless otherwise specifically provided in the original Articles of Amendment establishing such series, the Board of Directors may at any time and from time to time increase or decrease the number of shares contained in such series (but not below the number of shares thereof then issued) in accordance with applicable law.

     Except as otherwise provided by law or by any provision of the Articles of Incorporation and subject to all the rights of any outstanding First Preferred Stock, the Common Stock shall together have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution. Such voting rights and rights upon dissolution may be allocated among one or more series of Common Stock pursuant to the terms of such series as fixed or as determined by the Board of Directors in the manner permitted by law and these Articles of Incorporation. If at any time there shall be outstanding shares of only one series of Common Stock or only shares having identical rights with all other outstanding shares of Common Stock, such shares shall together have all such voting rights and rights upon dissolution.

     The Common Stock of the Corporation as authorized by these Articles of Incorporation prior to the effectiveness of any Articles of Amendment to these Articles of Incorporation adopted by the Board of Directors creating and designating one or more series of Common Stock (the "Old Common Stock") shall be convertible into a new series of Common Stock designated as "BellSouth Corporation -- BLS Group Common Stock" (the "BLS Group Stock") as follows. Upon the effectiveness of such Articles of Amendment creating the BLS Group Stock with voting powers, preferences, designation, rights, qualifications, limitations and restrictions as described in the proxy statement dated
          , 2000, a copy of which shall be made available by the Corporation at any time on request to the holder of any share of Old Common Stock, each share of the Corporation's Old Common Stock outstanding at such time or held in the treasury of the Corporation shall be automatically redesignated, reclassified and converted into one share of BLS Group Stock.

                                    Annex I-2

                                                                        ANNEX II

                             BELLSOUTH CORPORATION
                               BOARD OF DIRECTORS

                           POLICY STATEMENT REGARDING
                   BLS GROUP AND LATIN AMERICA GROUP MATTERS

1.  GENERAL POLICY

     It is the policy of the Board of Directors of BellSouth Corporation ("BellSouth") that all material matters as to which the holders of BLS Stock and Latin America Stock may have potentially divergent interests shall be resolved in a manner that the Board of Directors or the Finance/Strategic Planning Committee of the Board of Directors determines to be in the best interests of BellSouth, after giving due consideration to the potentially divergent interests and all other interests of holders of the separate series of Common Stock of BellSouth that the Board of Directors or the Finance/Strategic Planning Committee, as the case may be, deems relevant.

2.  ROLE OF FINANCE/STRATEGIC PLANNING COMMITTEE

     The Finance/Strategic Planning Committee of the Board of Directors shall have and exercise such power, authority and responsibilities as the Board of Directors shall delegate to the Finance/Strategic Planning Committee with respect to the BLS Stock and the Latin America Stock, which initially shall include authority to interpret, make determinations under and oversee the implementation of these policies.

3.  SCOPE OF BUSINESS OF GROUPS; COMPETITION

          (a) The companies in the Latin America Group may generally engage in any business activity only in South America, Central America, Mexico and the Caribbean area, excluding the territories and possessions of the United States and the Commonwealth of Puerto Rico (collectively, "Latin America"), except as provided in Paragraphs 3(c) and (d) and Paragraph 4;

          (b) The companies in the BLS Group may generally engage in any business activity, except for the provision of telecommunications and related services and products in Latin America, except as provided in Paragraphs 3(c) and (d) and Paragraph 4. For this purpose, telecommunications and related services and products include all wireless and wireline services, including voice, video and data, whether local or long distance, Internet related services and the provision of The Real Yellow Pages(R) or white pages directories, whether in paper or electronic format.

          (c) The companies in the Latin America Group may provide outside Latin America telecommunications or related services or products that are incidental or ancillary to the provision of telecommunications services or products in Latin America and may establish facilities related to such products and services outside Latin America. The companies in the BLS Group may provide in Latin America telecommunications or related services or products that are incidental or ancillary to the provision of telecommunications services or products outside Latin America and may establish facilities related to such products and services in Latin America.

          (d) Paragraphs 3(a) and (b) shall not preclude the formation of commercially reasonable contracts or other arrangements between the companies in the BLS Group and the companies in the Latin America Group for sales agency, resale, traffic termination, clearinghouse services, network interconnection or any other arrangement with respect to the businesses conducted by either the companies in the BLS Group or the companies in the Latin America Group.

4.  CORPORATE OPPORTUNITIES

     The Board of Directors will review any significant matter which involves the allocation of any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the

                                   Annex II-1

BLS Group and the Latin America Group, in whole or in part, in a manner it considers to be in the best interests of BellSouth as contemplated by this Policy Statement, notwithstanding Paragraph 3. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either Group, it will be allocated by the Board of Directors in accordance with procedures adopted by the Board of Directors from time to time, or as otherwise determined by the Board of Directors, to ensure that decisions will be made in the best interests of BellSouth. Any such allocation may involve the consideration of a number of factors that the Board of Directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of a Group's business and whether a Group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability.

5.  RELATIONSHIPS BETWEEN GROUPS

     BellSouth will seek to manage the companies in the BLS Group and the companies in the Latin America Group in a manner designed to maximize the operations, unique assets and value of both Groups, and with complementary deployments of personnel, capital and facilities, with the continuing goal of positioning BellSouth as a unified source for telecommunications and related services and products.

          (A) Commercial Inter-Group Transactions. All material transactions in the ordinary course of the business between the companies in the BLS Group and the companies in the Latin America Group are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings, taking into account a number of factors, including quality, availability, volume and pricing.

          (B) Other Transfers of Assets and Liabilities. BellSouth may reallocate assets (including cash) and liabilities between the companies in the BLS Group and the companies in the Latin America Group in addition to transfers resulting from commercial transactions in the ordinary course of the businesses of the companies in the Groups described in Paragraph 5(a). Any reallocation of assets and liabilities between the companies in the Groups not in the ordinary course of their respective businesses shall be effected by:

             (i) the reallocation by the transferee Group to the transferor Group of other assets or consideration or liabilities;

             (ii) the creation of inter-group debt owed by the transferee Group to the transferor Group;

             (iii) the reduction of inter-group debt owed by the transferor Group to the transferee Group;

             (iv) the creation of, or an increase in, an Inter-Group Interest in the transferee Group held by the transferor Group;

             (v) the reduction of an Inter-Group Interest in the transferor Group held by the transferee Group; or

             (vi) a combination of any of the foregoing,

     in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor Group and, in the case of the creation of or an increase or decrease in an Inter-Group Interest, in accordance with the provisions of the Amended and Restated Articles of Incorporation and as determined by the Board of Directors or the Finance/Strategic Planning Committee, as the case may be. The Board of Directors will approve any creation of, or increase or decrease in, an Inter-Group Interest.

          (C) Cash Management. BellSouth will continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment

                                   Annex II-2
     of debt and the issuance and repurchase of Common Stock and preferred stock for the account of each Group.

          (D) Financing Arrangements. Loans from the companies in the BLS Group or the companies in the Latin America Group to the companies in the other Group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the borrowing Group (assuming it were a legal entity) would be able to obtain from third parties, including the public markets, determined in accordance with procedures adopted by the Board of Directors from time to time, or as otherwise determined by the Board of Directors or the Finance/Strategic Planning Committee, as the case may be. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which those funds may have been acquired. In the case of debt incurred for the Latin America Group, the difference, if any, between the interest rate charged to the Latin America Group and the borrowing cost, including fees and expenses, of such debt will be allocated to the BLS Group as compensation for use of the BLS Group's presumed credit capacity. Any fees incurred in connection with debt incurred for a particular Group will be allocated to the borrowing Group.

          (E) Intellectual Property. The companies in the BLS Group will manage on a centralized basis the intellectual property of BellSouth attributed to the Groups. The companies in the Latin America Group will manage the intellectual property attributed to the Latin America Group that is owned by the operating companies in the Latin America Group.

          The companies in the Group will have the right to use the intellectual property attributed to the other Group for appropriate business activities.

          Each operating company within the Latin America Group will be permitted to operate under the BellSouth mark and other BellSouth owned names and marks such as The Real Yellow Pages(R) for appropriate business activities in its capacity as a majority owned division or subsidiary of BellSouth or as a joint venture of BellSouth through which BellSouth is actively and substantially engaged in the operation of the business or in the provision of goods and services under the BellSouth mark and subject to the terms of a license agreement between BellSouth and each operating entity.

          Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the Group whose entities paid to develop the intellectual property sold or licensed. If the intellectual property being sold or licensed was jointly developed by the companies in the Groups and the companies in the Groups agree to allocate fees obtained in proportion to the development costs incurred by the companies in each Group, then any fees obtained through the sale or licensing will be so allocated. If such intellectual property was not predominantly developed by the companies in any one Group or was jointly developed by the companies in the Groups but the companies in the Groups do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through such sale or licensing will be allocated using the same general allocation as overhead expenses.

6.  DIVIDEND POLICY

          Subject to the limitations set forth in Amended and Restated Articles of Incorporation, including any preferential rights of any series of preferred stock of BellSouth, and to the limitations of applicable law, holders of shares of BLS Stock or Latin America Stock will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board of Directors.

          The payment of dividends on the BLS Stock will be a business decision to be made by the Board of Directors from time to time based upon the results of operations, financial condition and capital requirements of the companies in BellSouth and such other factors as the Board of Directors considers relevant. Payment of dividends on the BLS Stock may be restricted by loan agreements, indentures and other transactions entered into by BellSouth from time to time.

          Because the companies in the Latin America Group are expected to require significant capital commitments to finance their operations and fund their future growth, BellSouth does not expect to
                                   Annex II-3
     pay any dividends on shares of Latin America Stock for the foreseeable future. If and when the Board of Directors does determine to pay any dividends on shares of Latin America Stock, any such determination will also be subject to factors similar to those described above with respect to the payment of dividends on the BLS Stock.

7.  FINANCIAL REPORTING; ALLOCATION MATTERS

          (A) Financial Reporting. BellSouth will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), consolidated financial statements of BellSouth and combined financial statements of the Latin America Group (for so long as the Latin America Stock is outstanding). In addition, prior to the expected distribution to the holders of BLS Stock of Latin America Stock representing the BLS Group's inter-group interest in the Latin America Group, BellSouth will prepare and include in its filings with the Securities and Exchange Commission under the Exchange Act condensed consolidating financial statements of BellSouth. The combined financial statements of the Latin America Group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

          (B) Shared Corporate Services. A portion of BellSouth's shared corporate services (such as executive management, sponsorships, human resources, legal, accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology) will be allocated to the BLS Group and the Latin America Group based upon specific identification of such services used by that Group. Where determinations based on use alone are impracticable, other methods and criteria shall be used that management believes are fair and provide a reasonable estimate of the cost attributable to the Groups.

          (C) Taxes. Depending on the tax laws of the respective jurisdictions, income taxes, including any adjustments thereto, will be calculated on either a separate, consolidated, combined, or unitary basis. Income tax provisions and related tax payments or refunds determined on a consolidated, combined, or unitary basis will be allocated between the Groups based on their respective contributions (positive or negative) to the consolidated, combined, or unitary tax liability. Cumulative net tax benefits that cannot be used by the Group generating those benefits but that can be used on a consolidated, combined, or unitary basis will be credited on a current basis to the Group that generated the benefit.

8.  AMENDMENT AND MODIFICATION OF POLICY

          This Policy Statement and any resolution implementing the provisions hereof may at any time and from time to time be amended, modified or rescinded by the Board of Directors, and the Board of Directors may adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as the Board of Directors may determine to be in the best interests of BellSouth.

9.  DEFINITIONS

          Capitalized terms not defined in this Policy Statement shall have the meanings set forth in the Amended and Restated Articles of Incorporation. "Amended and Restated Articles of Incorporation" means the Amended and Restated Articles of Incorporation of BellSouth, as amended from time to time.

                                   Annex II-4

                                                                       ANNEX III

                            THE AMENDED AND RESTATED
                        BELLSOUTH CORPORATION STOCK PLAN
                            EFFECTIVE APRIL 24, 1995
                                   AS AMENDED

                                   ARTICLE I

                                    PURPOSE

     The purpose of this Plan is to promote the interests of BellSouth by granting stock-related Awards to Eligible Employees and Non-Employee Directors to:

     (1) attract and retain Eligible Employees and Non-Employee Directors;

     (2) provide Eligible Employees and Non-Employee Directors with long term financial incentives to increase the value of BellSouth; and

     (3) provide Eligible Employees and Non-Employee Directors with a stake in the future of BellSouth which corresponds to the stake of each of BellSouth's shareowners.

     Only Eligible Employees and Non-Employee Directors shall be eligible for Awards under this Plan.

                                   ARTICLE II

                                  DEFINITIONS

     2.1. DEFINITIONS. Each term set forth in this Article II shall have the respective meaning set forth opposite such term for purposes of this Plan, and when the defined meaning is intended the term is capitalized.

     "Additional Option" means an Option granted to a Non-Employee Director pursuant to Section 6.4 based upon his or her level of Stock ownership.

     "Administrator" means the Compensation Committee, the Director Committee or the Company Administrator, as applicable.

     "Agreement" means the written agreement which sets forth the terms and conditions of the grant of an Award as provided in this Plan and such additional terms and conditions, not inconsistent with this Plan, as the Administrator determines are appropriate.

     "Award" means an Option, SAR, Restricted Share, Performance Share, Dividend Equivalent Right or Stock Payment granted to a Participant under this Plan.

     "Basic Option" means an Option granted to a Non-Employee Director pursuant to Section 6.3.

     "BellSouth" means BellSouth Corporation, a Georgia corporation.

     "Beneficiary" means the person entitled to receive any payments or exercise any rights following the death of a Participant as determined pursuant to
Section 10.5.

     "BLS Share" means one share of BLS Stock.

     "BLS Stock" means (i) prior to a Tracking Stock Transaction, the par value $1 per share common stock of BellSouth and (ii) after a Tracking Stock Transaction, the BellSouth Corporation -- BLS Group Common Stock, par value $1 per share.

     "Board" means the Board of Directors of BellSouth.

     "Change in Control" means the occurrence of any of the following:

     (i) any "person" (as such term is defined in the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of BellSouth (or of another entity owned directly or indirectly by the shareholders of BellSouth in substantially the same proportions as their ownership of stock of BellSouth), becomes the "beneficial owner" (as defined in Rule 13d-3 under said

                                   Annex III-1

Act), directly or indirectly, of securities of BellSouth representing 20% or more of the total voting power represented by BellSouth's then outstanding voting securities;

     (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director whose election by the Board or nomination for election by BellSouth's shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

     (iii) the consummation of a merger, plan of reorganization, consolidation, share exchange, or other transaction, in one or a series of related transactions, involving BellSouth, if immediately following such merger, plan of reorganization, consolidation, share exchange, or other transaction or transactions the holders of the voting securities of BellSouth outstanding immediately prior thereto hold securities representing 70% or less of the combined voting power represented by the voting securities of BellSouth or such surviving entity outstanding immediately after such merger, plan of reorganization, consolidation, share exchange, or other transaction or transactions;

     (iv) the consummation of a transaction involving the sale or other disposition by BellSouth or one or more of its subsidiaries (defined for purposes of this subparagraph (iv) only as any corporation in which 50% or more of the total combined voting power of all classes of stock is owned directly or indirectly by BellSouth and any joint venture, partnership, limited liability company, or other similar entity of which 50% or more of the capital or profits interest is owned directly or indirectly by BellSouth), in one or a series of related transactions, of interests in an entity or entities, or of assets, which for the most recent audited twelve-month period produced total operating revenues or net income aggregating more than 30% of the total operating revenues or net income of BellSouth and its subsidiaries (taken as a whole), if following such transaction or transactions, any such entity is no longer a subsidiary or such assets are no longer held by a subsidiary;

     (v) the dissolution of BellSouth or the sale of all or substantially all of the assets of BellSouth; or

     (vi) the consummation of any other transaction which a majority of the Board, in its sole and absolute discretion, shall determine constitutes a Change in Control, for this purpose.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company Administrator" means the chief executive officer of BellSouth, the senior officer of BellSouth responsible for human resources matters or such other person or persons as are designated by the Compensation Committee to administer the Plan on behalf of Participants who are neither Non-Employee Directors nor Covered Employees.

     "Compensation" means all compensation payable to a Non-Employee Director for service to BellSouth as a director, other than reimbursement for expenses, including retainer fees for service on, and fees for attendance at meetings of, the Board and any committees thereof.

     "Compensation Committee" means the Executive Nominating, Compensation and Human Resources Committee of the Board, or any successor committee of the Board which administers this Plan as provided in Article V.

     "Covered Employee" means with respect to any grant of an Award a Participant whom the Compensation Committee deems may be or become a covered employee as defined in Section 162(m)(3) of the Code for any year that such Award may result in remuneration to the Participant and for which year such Participant may receive remuneration over $1 million which would not be deductible under Section 162(m) of the Code but for the provisions of the Plan and any other "qualified performance-based compensation" plan (as defined under Section 162(m) of the Code) of BellSouth; provided, however, that the Compensation Committee may determine that a Participant has ceased to be a Covered Employee prior to Settlement of any Award.

     "Director Committee" means the Committee on Directors and Corporate Governance of the Board, or any successor committee of the Board which administers this Plan as provided in Article V.

     "Dividend Equivalent Right" means a right, granted to a Participant under
Section 9.4, to receive cash or Shares based on the value of dividends paid with respect to a Share.

                                   Annex III-2

     "Eligible Employee" means any employee (including an Officer, Executive Officer or director who is an employee and including for purposes other than ISOs any former employee) of BellSouth or any Subsidiary. Such term also includes for purposes other than ISOs any non-employee advisor, consultant or independent contractor to BellSouth or any Subsidiary, and any references to employment or termination of employment under this Plan shall be deemed to apply to such an advisor, consultant or independent contractor, for purposes of this Plan only, as if the services of such person constitute employment services.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Executive Officer" means an Officer or other employee or former employee of BellSouth or a Subsidiary who is subject to the reporting requirements of
Section 16(a) of the Exchange Act.

     "Fair Market Value" for any day means (i) the average of the high and low daily sale prices of a Share on the New York Stock Exchange for that day or, if there are no sales on such day, for the most recent prior day on which a Share was sold on the New York Stock Exchange or (ii) the value of a Share determined in such other manner which reasonably reflects the fair value of a Share on that day as shall be determined by the Administrator.

     "IPO" means the initial Public Offering of the Latin America Stock.

     "ISO" or "Incentive Stock Option" means an option granted under this Plan to purchase Shares which is intended by BellSouth to satisfy the requirements of Code Section 422.

     "Latin America Share" means one share of Latin America Stock.

     "Latin America Stock" means the BellSouth Corporation -- Latin America Group Common Stock, par value $1 per share.

     "Non-Employee Director" means a member of the Board who is not an Officer or employee of BellSouth or its affiliates.

     "NQSO" or "Non-Qualified Stock Option" means an option granted under this Plan to purchase Shares which is not intended by BellSouth to be treated as an ISO.

     "Number of Shares Issuable with Respect to the Inter-Group Interest" has the meaning set forth in the Amended and Restated Articles of Incorporation.

     "Officer" means any executive of BellSouth or any Subsidiary who is a member of the executive compensation group under BellSouth's compensation practices (but not necessarily an Executive Officer).

     "Option" means an NQSO or ISO granted under this Plan.

     "Option Price" means the price determined in accordance with Section 6.6 which shall be paid to purchase one Share upon the exercise of an Option granted under this Plan.

     "Parent Corporation" means any corporation which is a parent of BellSouth within the meaning of Code Section 424(e).

     "Participant" means an Eligible Employee or a Non-Employee Director to whom an Award is made.

     "Performance Objective" means, as described in Section 10.2, a performance objective specified in the Agreement for a Performance Share, or for any other Award which the Administrator determines to make subject to a performance objective, upon which the vesting or Settlement of such Award is conditioned.

     "Performance Period" means the period of time specified in an Agreement over which Performance Shares are to be earned.

     "Performance Share" means a bookkeeping entry that records the equivalent of one share awarded pursuant to Section 9.2 of this Plan.


     "Plan" means this Amended and Restated BellSouth Corporation Stock Plan, as effective as of December 5, 2000 and as thereafter amended from time to time.


     "Prior Plan" means the BellSouth Corporation Stock Option Plan, the BellSouth Enterprises, Inc. Key Manager Incentive Compensation Plan, the BellSouth Executive Long Term Incentive Plan, the

                                   Annex III-3

BellSouth Corporation Shareholder Return Cash Plan, the BellSouth Corporation Key Manager Shareholder Return Cash Plan and the BellSouth Corporation Non-Employee Director Stock Option Plan, as applicable.

     "Prior Stock Plan" means the BellSouth Corporation Non-Employee Director Stock Plan.

     "Public Offering" means the first day as of which sales of Latin America Stock are made to the public in the United States pursuant to an underwritten public offering of the Latin America Stock.

     "Restricted Period" means the period of time from the date of grant of a Restricted Share until the lapse of restrictions attached thereto under the terms of the applicable Agreement.

     "Restricted Share" means a Share which has been awarded to a Participant subject to restrictions under Section 8.1.

     "Retainer Multiple" has the meaning set forth in Section 6.4(a).

     "Rule 16b-3" means Rule 16b-3 under the Exchange Act.

     "SAR" or "Stock Appreciation Right" means the contractual right granted to a Participant pursuant to Section 7.1 to receive a payment upon the exercise of such right which reflects the appreciation in the Fair Market Value of the number of Shares for which such right was granted.

     "SAR Exercise Date" means the date on which the exercise of an SAR occurs under the related Agreement.

     "SAR Exercise Price" means the Fair Market Value of a Share on the SAR Exercise Date.

     "SAR Grant Price" means the price which would have been the Option Price for one Share if the SAR had been granted as an Option or, if the SAR is granted in tandem with an Option, the Option Price for the related Option.

     "Settlement Date" means:

     (i) with respect to any Option that has been exercised in whole or in part, the date or dates upon which Shares are to be delivered to the Participant and the Option Price therefor paid;

     (ii) with respect to any SARs that have been exercised, the date or dates upon which a cash payment is to be made to the Participant, or in the case of SARs that are to be settled in Shares, the date or dates upon which such Shares are to be delivered to the Participant;

     (iii) with respect to Performance Shares, the date or dates upon which cash or Shares are to be delivered to the Participant;

     (iv) with respect to Dividend Equivalent Rights, the date upon which payment thereof is to be made; and

     (v) with respect to Stock Payments, the date upon which payment thereof is to be made, in each case, determined in accordance with the terms of this Plan and the Agreement under which any such Award was made.

     "Share" means a BLS Share or Latin America Share, as the case may be.

     "Stock" means BLS Stock or Latin America Stock, as the case may be.

     "Stock Payment" means payment of compensation in the form of Shares pursuant to Section 9.3.

     "Subsidiary" means:

     (i) with respect to an Award other than an ISO, any corporation, joint venture or partnership in which BellSouth owns directly or indirectly (A) with respect to a corporation, stock possessing at least 10% of the total combined voting power of all classes of stock in the corporation, or (B) in the case of a joint venture or partnership, a 10% interest in the capital or profits of such joint venture or partnership; and

     (ii) any corporation which is a subsidiary corporation (within the meaning of Code Section 424(f)) of BellSouth by reason of being in an unbroken chain of corporations (beginning with BellSouth) in which

                                   Annex III-4
each corporation in the unbroken chain (except the last such corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     "Ten Percent Shareowner" means a person who owns (after taking into account the attribution rules of Code Section 424(d)) more than 10% of the total combined voting power of all classes of stock of either BellSouth, or Subsidiary or Parent Corporation.

     "Tracking Stock Transactions" mean the IPO or any other transaction that provides for the issuance of the Latin America Stock.

     2.2. REFERENCES. All pronouns are masculine, solely for ease of reading, and should be read as feminine where applicable. Unless the context clearly requires otherwise, the singular shall include the plural and the plural shall include the singular. All references to sections of the Code or other laws or regulations shall include amendments and successor provisions thereto unless otherwise specifically stated or clearly required by the context.

                                  ARTICLE III

                             SHARES SUBJECT TO PLAN

     3.1 AGGREGATE LIMITS.

     (a) BLS SHARES. The aggregate number of BLS Shares with respect to which the grant of Awards, other than Stock Payments and Awards to Non-Employee Directors, may be made in any calendar year under this Plan shall not exceed 1.25% of the total number of BLS Shares outstanding at the time of such grant; provided, however, that the number of such BLS Shares with respect to which grants are not made in any calendar year shall be available for grant in a subsequent calendar year; provided, further, however, that the number of BLS Shares available for such Awards shall be increased by the excess of the number of shares available under the Plan in calendar years prior to the effective date set forth in Section 4.1 for such Awards over the number of shares with respect to which grants of such Awards were made in calendar years prior to such effective date. Within such total, the aggregate number of BLS Shares with respect to which the grant of Performance Shares and Restricted Shares may be made in any calendar year under this Plan shall not exceed in combination .25% of the total number of BLS Shares outstanding at the time of grant. Furthermore, in no event shall ISOs with respect to more than 4,000,000 BLS Shares be granted under this Plan. The aggregate number of BLS Shares with respect to which the grant of Stock Payments may be made in any calendar year under this Plan shall not exceed .125% of the total number of BLS Shares outstanding at the time of grant. Finally, the aggregate number of BLS Shares with respect to which Awards, other than Stock Payments, may be made to Non-Employee Directors shall not exceed 1,200,000, and the aggregate number of BLS Shares with respect to which Stock Payments may be granted to Non-Employee Directors shall not exceed 700,000.

     (b) LATIN AMERICA SHARES. The aggregate number of Latin America Shares with respect to which the grant of Awards, other than Stock Payments and Awards to Non-Employee Directors, may be made in any calendar year under this Plan shall not exceed 1.25% of the total number of Latin America Shares outstanding at the time of such grant; provided, however, that the number of such Latin America Shares with respect to which grants are not made in any calendar year shall be available for grant in a subsequent calendar year. Within such total, the aggregate number of Latin America Shares with respect to which the grant of Performance Shares and Restricted Shares may be made in any calendar year under this Plan shall not exceed in combination .25% of the total number of Latin America Shares outstanding at the time of grant. Furthermore, in no event shall ISOs with respect to more than 4,000,000 Latin America Shares be granted under this Plan. The aggregate number of Latin America Shares with respect to which the grant of Stock Payments may be made in any calendar year under this Plan shall not exceed .125% of the total number of Latin America Shares outstanding at the time of grant. Finally, the aggregate number of Latin America Shares with respect to which Awards, other than Stock Payments, may be made to Non-Employee Directors shall not exceed 1,200,000, and the aggregate number of Latin America Shares with respect to which Stock Payments may be granted to Non-Employee Directors shall not exceed 700,000.

     For purposes of this Section 3.1, the total number of Latin America Shares outstanding shall include the sum of (i) the number of Latin America Shares issued and outstanding; and (ii) the Number of

                                   Annex III-5

Shares Issuable with Respect to the Inter-Group Interest in the Latin America Group held by the BLS Group. In the event of a distribution of Latin America Shares to holders of BLS Shares, any grant of an Award of Latin America Shares to adjust an Award of BLS Shares to reflect such distribution shall not reduce the number of Latin America Shares available for grant under the Plan.

     3.2 INDIVIDUAL LIMITS.

     (a) BLS SHARES. The number of BLS Shares with respect to which the grant of Awards, other than Stock Payments, may be made to any Participant in any calendar year under this Plan shall not exceed 2,500,000 BLS Shares. Within such total, the number of BLS Shares with respect to which the grant of each of Performance Shares, Restricted Shares and Dividend Equivalent Rights may be made to any Participant in any calendar year under this Plan shall not exceed in combination 500,000 BLS Shares. Finally, the number of BLS Shares with respect to which the grant of Stock Payments may be made to any Participant in any calendar year under this Plan shall not exceed 250,000 BLS Shares.

     (b) LATIN AMERICA SHARES. The number of Latin America Shares with respect to which the grant of Awards, other than Stock Payments, may be made to any Participant in any calendar year under this Plan shall not exceed 2,500,000 Latin America Shares. Within such total, the number of Latin America Shares with respect to which the grant of each of Performance Shares, Restricted Shares and Dividend Equivalent Rights may be made to any Participant in any calendar year under this Plan shall not exceed in combination 500,000 Latin America Shares. Finally, the number of Latin America Shares with respect to which the grant of Stock Payments may be made to any Participant in any calendar year under this Plan shall not exceed 250,000 Latin America Shares. In the event of a distribution of Latin America Shares to holders of BLS Shares, any grant of an Award of Latin America Shares to adjust an Award of BLS Shares to reflect such distribution shall not reduce the number of Latin America Shares available for grant to any Participant under the Plan for the calendar year in which such distribution occurs.

     3.3 APPLICATION OF LIMITS. No grant of an Award shall be made at any time during a calendar year to the extent the number of Shares subject to such Award and the number of Shares subject to Awards previously granted during such year (or during the life of the Plan in the case of ISOs) would exceed a limit in
Section 3.1 or 3.2. The number of Shares subject to an Award shall be:

     (i) the number of Shares subject to an Option or subject to a SAR that is not granted in tandem with an Option (including a SAR that can be settled in cash);

     (ii) the number of Shares subject to a grant of Restricted Shares;

     (iii) the maximum number of Shares that could be issued upon Settlement of a grant of Performance Shares (or upon which a cash payment could be based) as determined under the Agreement for such grant and this Plan;

     (iv) the number of Shares with respect to which Dividend Equivalent Rights are granted, but excluding Shares subject to Dividend Equivalent Rights which are granted in tandem with another Award grant which otherwise does not provide for the payment of dividends to the Participant; and

     (v) the number of Shares that are paid as a Stock Payment.

     3.4 ADJUSTMENTS. The limits in Sections 3.1 and 3.2 shall be adjusted as provided in Section 10.6. If any Shares subject to an Award are forfeited or such Award otherwise terminates, such number of Shares shall be available for new Awards under the Plan. In addition, Shares surrendered in payment of any exercise or purchase price or in payment of taxes relating to any such Award shall be deemed to constitute Shares not delivered to the Participant and shall be deemed to be available for new Awards under the Plan for purposes of Section
3.1 only.

     3.5 SHARES. BellSouth shall reserve from time to time Shares for use under this Plan, and such Shares shall be reserved to the extent BellSouth deems appropriate from authorized but unissued Shares and from Shares which have been reacquired by BellSouth.

                                   Annex III-6

                                   ARTICLE IV

                          EFFECTIVE DATE AND DURATION


     4.1 EFFECTIVE DATE. The effective date of the amendment and restatement of this Plan shall be December 5, 2000. This Plan, as amended and restated, will become effective only if approved by the shareholders of BellSouth; provided, however, that the provisions of this Plan, as amended and restated, which relate to Latin America Stock will become effective only upon a Tracking Stock Transaction.



     4.2 PRIOR PLAN. This Plan is a successor to each Prior Plan and the Prior Stock Plan. No further grants of stock options, stock appreciation rights, performance shares, dividend equivalent rights, shareholder return cash units or other interests shall be made (i) under the Prior Plans on or after April 24, 1995 and (ii) under the Prior Stock Plan on or after December 5, 2000, if the Plan is approved by the shareholders. Options and stock appreciation rights, or performance shares, dividend equivalent rights, shareholder return cash units or other outstanding interests under a Prior Plan or Prior Stock Plan shall continue to be governed by the terms of the Prior Plan or Prior Stock Plan, as the case may be; provided, that, effective on and after September 23, 1996, terms of this Plan shall constitute an amendment to the terms of a Prior Plan or Prior Stock Plan, and to the terms of outstanding grants under a Prior Plan or Prior Stock Plan where applicable, when expressly so provided in this Plan.


     4.3 DURATION. This Plan shall terminate on December 31, 2004, unless earlier terminated by the Board pursuant to Article XI. No Award shall be granted after the date this Plan terminates. The applicable terms of this Plan, and any terms and conditions applicable to Awards granted prior to such date, shall survive the termination of the Plan and continue to apply to such Awards.

                                   ARTICLE V

                                 ADMINISTRATION

     5.1 ADMINISTRATOR. The Plan shall be administered by the Compensation Committee with respect to Covered Employees, the Director Committee with respect to Non-Employee Directors and, subject to regulations and guidelines that may be established by the Compensation Committee, by the Company Administrator with respect to all other Eligible Employees. The Compensation Committee or the Director Committee may adopt such regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan. Subject to such rules, regulations or guidelines, the Company Administrator shall have the power to adopt rules, regulations and guidelines to permit it to administer the Plan with respect to Eligible Employees other than Covered Employees.

     5.2 COMPENSATION COMMITTEE AND DIRECTOR COMMITTEE RESPONSIBILITIES. The Compensation Committee shall consist solely of at least two individuals who are intended to qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto). No member of the Compensation Committee or the Director Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or Awards. All members of the Compensation Committee and the Director Committee shall be fully protected by BellSouth, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation.

     5.3 ADMINISTRATOR RESPONSIBILITIES. The Administrator shall (a) determine the amount of all grants of Awards under this Plan, (b) determine the terms and conditions of grant Agreements and all election and other forms, which terms and conditions shall not be inconsistent with this Plan, (c) interpret the Plan and
(d) make all other decisions relating to the operation of the Plan. The Administrator may adopt, amend or rescind rules or guidelines as it deems are appropriate to implement the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems necessary or desirable.

     5.4 DETERMINATIONS. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participants, BellSouth and all other interested persons.

                                   Annex III-7

                                   ARTICLE VI

                                    OPTIONS

     6.1 GRANT. Subject to the terms and conditions of this Plan, the Administrator from time to time may grant such Options to such Eligible Employees and such Non-Employee Directors to purchase Shares as the Administrator acting in its sole discretion deems are appropriate under the circumstances. Each grant of an Option shall be evidenced by an Agreement, and each Agreement shall incorporate such terms and conditions as the Administrator in its sole discretion deems are consistent with the terms of this Plan, including conditions on the exercise of such Option which relate to the employment or service of the Participant or the requirement that the Participant exchange a prior outstanding Option and/or SAR; provided that, if the Administrator grants an ISO and NQSO to an Eligible Employee, the right of the Eligible Employee to exercise one such Option shall not be conditioned on his failure to exercise the other such Option. The Administrator may issue new Options equal to the number of Shares surrendered by a Participant upon exercise of a previously granted stock option.

     6.2 SPECIAL RULES FOR INCENTIVE STOCK OPTIONS. The grant of ISOs shall be subject to the following additional restrictions:

     (a) ELIGIBLE INDIVIDUALS. Incentive Stock Options shall only be granted to an Eligible Employee who at the time of grant is a common law employee of BellSouth or a Subsidiary.

     (b) TIME OF GRANT. No Incentive Stock Option shall be granted pursuant to this Plan more than 10 years after April 24, 1995.

     (c) ANNUAL LIMIT. The aggregate Fair Market Value (determined at the time the ISO is granted) of the Shares with respect to which one or more ISOs are exercisable for the first time by a Participant during any calendar year under the Plan or with respect to which any incentive stock options described in
Section 422 of the Code are so first exercisable under any other stock plan of BellSouth or a Parent Corporation or any Subsidiary shall not exceed $100,000 or such other maximum amount permitted under Section 422 of the Code.

     (d) OPTION TERM. The term of an ISO shall not exceed 10 years from the date of grant.

     (e) TEN PERCENT SHAREHOLDER. If any Participant to whom an ISO is to be granted pursuant to the provisions of the Plan is, on the date of grant, a Ten Percent Shareholder, then the following special provisions shall be applicable to the ISO granted to such individual:

     (i) the Option Price of shares subject to such ISO shall not be less than 110% of Fair Market Value on the date of grant; and

     (ii) the Option shall not have a term in excess of 5 years from the date of grant.

     Any Option purporting to constitute an ISO in violation of the restrictions in this Section 6.2 shall constitute a NQSO.

     6.3 NON-EMPLOYEE DIRECTOR BASIC OPTIONS. Unless otherwise determined by the Director Committee, on the date of each BellSouth annual shareholders' meeting, each individual who is at that time serving as a Non-Employee Director, whether or not such individual is first elected as a Board member at that meeting or whether or not such individual is standing for reelection as a Board member at that meeting, shall be granted an Option to purchase BLS Shares and/or an Option to purchase Latin America Shares as determined by the Director Committee.

                                   Annex III-8

     6.4 NON-EMPLOYEE DIRECTOR ADDITIONAL OPTIONS.

     (a) Unless otherwise determined by the Director Committee, each Non-Employee Director who receives a grant of a Basic Option under Section 6.3 on the date of an annual shareholders' meeting shall be granted Additional Options to purchase BLS Shares and/or Latin America Shares on such date if:

     (i) the number of BLS Shares and Latin America Shares owned by such Non-Employee Director (as determined under paragraph (b) below) as of the immediately preceding December 31 (adjusted to appropriately reflect the Tracking Stock Transactions) exceeds

     (ii) the sum of (A) the number of BLS Shares and Latin America Shares determined by: (I) dividing a portion of the product of (a) five multiplied by
(b) the amount of the annual retainer for Board members in effect on such December 31 (the "Retainer Multiple") by the representative BLS Share price on such December 31, and (II) dividing a portion of the Retainer Multiple by the representative Latin America Share price on such December 31 (as determined under paragraph (c) below) and (B) the number of BLS Shares and Latin America Shares subject to Additional Options previously granted to such Non-Employee Director under this Section 6.4 (whether or not any such previously granted Additional Option has been exercised or has expired). The portion of the Retainer Multiple to be applied to BLS Shares and Latin America Shares shall be in proportion to the number of BLS Shares and Latin America Shares granted as Basic Options for such year.

     Such Additional Option shall be for the number of BLS Shares and/or Latin America Shares equal to the excess of (A) one half of the number by which
Section 6.4(a)(i) exceeds Section 6.4(a)(ii)(A) (rounded to the next highest whole number) over (B) Section 6.4(a)(ii)(B), limited to a maximum annual grant of BLS Shares and Latin America Shares as determined by the Director Committee.

     (b) For purposes of this Section 6.4 only, a Non-Employee Director shall be deemed to "own" the number of Shares equal to the sum of:

     (i) those BLS Shares and Latin America Shares, whether registered in the owner's name or in nominee name, which (1) are owned by the Non-Employee Director or his spouse (or jointly) or (2) are owned by a trust with respect to which the Non-Employee Director or his spouse (or both) contributed the BLS Shares or Latin America Shares (or the money or other property used by the trustee to purchase the BLS Shares and/or Latin America Shares) and also holds the power to vote and dispose of such Shares; and

     (ii) the number of stock units (i.e., bookkeeping units which reflect the price changes and dividends on a Share) credited to the Non-Employee Director pursuant to any deferred compensation plan maintained by BellSouth.

     (c) For purposes of this Section 6.4 only, the representative price of a BLS Share or Latin America Share on any December 31 will equal the average of the Fair Market Value of such Share for the last five trading days on the New York Stock Exchange for the year ending that December 31 and the first five such trading days in the next succeeding year.

     6.5 OTHER OPTIONS. The Administrator may establish rules with respect to, and may grant to Eligible Employees or Non-Employee Directors, Options which comply with any amendment to the Code providing for special tax benefits for stock options made after the effective date of this Plan, provided such rules otherwise are consistent with the terms of this Plan.

     6.6 OPTION PRICE. The Option Price for each Share subject to an Option shall not be less than the greater of (i) the par value of a Share or (ii) the Fair Market Value of a Share on the date the Option is granted.

     6.7 OPTION PERIOD AND EXERCISABILITY.

     (a) ELIGIBLE EMPLOYEES.   Each Option granted to an Eligible Employee under
this Plan shall be exercisable at such time or times as set forth in the related Agreement over the period which begins on the date such Option is granted, and each Option shall expire automatically on the earliest of (i) the date such Option is exercised in full, (ii) the date such Option expires in accordance with the terms of the related Agreement or (iii) the date such Option is forfeited or deemed to expire upon the exercise of any tandem SAR. An Agreement may provide for the exercise of an Option after the employment of an Eligible Employee has terminated for any reason whatsoever, including retirement, death or disability, but

                                   Annex III-9
such provision shall have no force or effect whatsoever and shall be inoperative if the Administrator determines that such termination was for "cause" or was a result of misconduct in connection with his employment. Upon such termination, the Option shall be forfeited.

     (b) NON-EMPLOYEE DIRECTORS.

     (i) Unless otherwise provided in an Agreement, an Option granted to a Non-Employee Director shall become exercisable on the first anniversary of the Grant Date; provided, however, that in the event that, prior to such first anniversary, (1) the Non-Employee Director terminates his service on the Board by reason of (A) death, (B) disability, or (C) retirement (which shall mean termination of service on the Board after the Non-Employee Director has attained age 55 and completed at least five years of service as a director on the Board), or (2) a Change in Control shall occur, then an Option shall become immediately exercisable upon the occurrence of such event or, if later, the expiration of the six-month period following the Grant Date. Subject to the foregoing, an Option shall be exercisable at any time in whole or in part (but if in part, in an amount equal to at least 100 Shares or, if less, the number of Shares remaining to be exercised under the Option) on any business day of BellSouth before the date such Option expires under this Section 6.7.

     (ii) Unless otherwise provided in an Agreement, an Option shall expire on the earlier of:

     (1) the first date on or after the Grant Date and prior to a Change in Control on which the Non-Employee Director (A) resigns from or is not re-elected to the Board prior to being eligible for retirement under clause (b)(i)(1)(c) of this Section 6.7; (B) resigns for the purpose of accepting, or retires and subsequently accepts, a directorship or employment, or becomes associated with, employed by or renders service to, or owns an interest in (other than as a shareholder with a less than 5% interest in a publicly traded company) any business that is competitive with any BellSouth company or with any other business in which any of the BellSouth companies have a substantial direct or indirect interest; or (C) resigns as a result of an interest or affiliation which would prohibit continued service as a director;

     (2) the date the Option (or a tandem SAR) has been exercised in full; or

     (3) one day after the expiration of the ten-year period which begins on the Option Grant Date or, in the case of a Non-Employee Director who dies within six months prior to such day, the last day of the six month period which begins on the date of the Non-Employee Director's death.

     6.8 METHOD OF EXERCISE.

     (a) EXERCISE OF OPTION. An Option may be exercised by properly completing and actually delivering to BellSouth an exercise form prescribed by the Administrator for this purpose, together with payment in full of the Option Price for the Shares the Participant desires to purchase through such exercise in the manner specified in the exercise form. Payment may be made:

     (i) in cash or its equivalent (e.g., by check);

     (ii) in BLS Shares or Latin America Shares, as the case may be, having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Administrator; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Administrator or generally accepted accounting principles);

     (iii) partly in cash and partly in such Shares;

     (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to BellSouth an amount equal to the aggregate Option Price for the Shares being purchased; or

     (v) in the form of other property as determined by the Administrator.

     Any Shares which are tendered in payment shall be valued at their Fair Market Value on the Settlement Date.

     (b) ATTESTATION. Wherever in this Plan or any Agreement a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case BellSouth shall treat the Option

                                  Annex III-10
as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

                                  ARTICLE VII

                           STOCK APPRECIATION RIGHTS

     7.1 GRANT. Subject to the terms and conditions of this Plan, the Administrator may grant a SAR to any Eligible Employee or Non-Employee Directors either (i) in tandem with the grant of an ISO in the case of an Eligible Employee, (ii) in tandem with the grant of an NQSO or (iii) independent of the grant of an ISO or NQSO. The Administrator may grant a SAR to each Non-Employee Director in tandem with each grant of a Basic Option and an Additional Option. Each grant of a SAR which is in tandem with the grant of an ISO or an NQSO shall be evidenced by the same Agreement as the ISO or NQSO which is granted in tandem with such SAR and such SAR shall relate to the same number of Shares as such Option. Each SAR which is granted independent of an ISO or NQSO shall be evidenced by a separate Agreement which shall state the number of Shares to which such SAR shall relate and such other terms and conditions as the Administrator in its sole discretion deems are consistent with the terms of this Plan, including conditions on the exercise of such SAR which relate to the employment or service of the Participant or the requirement that the Participant exchange a prior outstanding Option and/or SAR.

     7.2 PAYMENT AT EXERCISE. Upon the settlement of a SAR in accordance with the terms of the related Agreement, the Participant shall (subject to the terms and conditions of this Plan and such Agreement) receive a payment equal to the excess, if any, of the SAR Exercise Price for the number of Shares of the SAR being exercised at that time over the SAR Grant Price for such Shares. Such payment may be made in whole Shares or in cash, or partially in Shares and partially in cash, as determined under the SAR Agreement. If payment is made in whole or in part in Shares, such Shares shall be valued for this purpose at the SAR Exercise Price on the date the SAR is exercised, and any payment in Shares which calls for a payment in a fractional Share automatically shall be paid in cash based on such valuation.

     7.3 SPECIAL TERMS AND CONDITIONS. Each Agreement which evidences the grant of a SAR shall incorporate such terms and conditions as the Administrator in its absolute discretion deems are consistent with the terms of this Plan and the Agreement for the ISOs and NQSOs, if any, granted in tandem with such SAR except that (i) if a SAR is granted in tandem with an ISO or a NQSO, the SAR shall be exercisable only when the related ISO or NQSO is exercisable and (ii) the Participant's right to exercise a SAR granted in tandem with an ISO or NQSO shall be forfeited to the extent that he exercises the related ISO or NQSO and his right to exercise the ISO or NQSO shall be forfeited to the extent he exercises the related SAR, but any such forfeiture shall not count as a forfeiture for purposes of making the Shares subject to such Option or SAR again available for use under Article III.

                                  ARTICLE VIII

                               RESTRICTED SHARES

     8.1 GRANT. Subject to the terms and conditions of this Plan, the Administrator may grant Restricted Shares to any Eligible Employee or Nonemployee Director as provided in this Article VIII. Each grant of Restricted Shares shall be evidenced by an Agreement which shall state such terms and conditions as the Administrator deems are consistent with the terms of this Plan.

     8.2 RESTRICTIONS. Restricted Shares shall be subject to such conditions and restrictions as the Administrator shall determine and specify in the related Agreement, which may include, but are not limited to, continued employment or service with BellSouth or a Subsidiary and achievement of Performance Objectives, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Administrator may determine and so specify. Except to the extent restricted under the terms of the Plan and the Agreement relating to the Restricted Shares, a Participant granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

     8.3 FORFEITURE. If a Participant fails to meet the terms and conditions of the Agreement for such Restricted Shares during the Restricted Period, Restricted Shares still subject to restrictions shall be

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forfeited, and all rights of the Participant to such Shares shall terminate without further obligation on the part of BellSouth. An Agreement may provide that the Restricted Period will end upon the retirement, death or disability of a Participant while an employee or director or upon such other event or events as the Administrator shall determine or may otherwise provide that such an event will not result in forfeiture of the Restricted Shares.

     8.4 CERTIFICATES FOR SHARES. Restricted Shares granted under the Plan may be evidenced in such manner as the Administrator shall determine. The Administrator may place a legend on the Share certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the Share certificates, together with duly endorsed stock powers, in the custody of BellSouth or its transfer agent or to maintain evidence of Share ownership, together with duly endorsed stock powers, in a certificateless book-entry account with BellSouth's transfer agent.

     8.5 ADJUSTMENTS. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend or pursuant to an adjustment under Section 10.6, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

                                   ARTICLE IX

                               OTHER STOCK RIGHTS

     9.1 GRANT. Subject to the terms and conditions of this Plan, the Administrator may grant Performance Shares, Stock Payments or Dividend Equivalent Rights as provided in this Article IX. A grant of Performance Shares and Dividend Equivalent Rights shall be evidenced by an Agreement, and a grant of Stock Payments may be evidenced by an Agreement, which Agreement shall contain such terms and conditions as the Administrator deems are consistent with the terms of this Plan.

     9.2 PERFORMANCE SHARES. Performance Shares shall become payable to a Participant based upon the achievement of specified Performance Objectives and upon such other terms and conditions as the Administrator may determine and specify in the Agreement evidencing such Performance Shares. Each grant shall satisfy the conditions for performance-based Awards under Section 10.2. A grant may provide for the forfeiture of Performance Shares in the event of termination of employment or other events, subject to exceptions for death, disability, retirement or other events, all as the Administrator may determine and specify in the Agreement for such grant, provided that no exception shall apply if the Administrator determines that the termination was for "cause" or was a result of misconduct in connection with his employment or service. Payment may be made at such time and in such form, either in cash or Shares, or a combination thereof, as the Administrator shall determine and specify in the Agreement.

     9.3 STOCK PAYMENTS.

     (a) ELIGIBLE EMPLOYEES. The Administrator may grant Stock Payments to an Eligible Employee as a bonus or additional compensation or in lieu of the obligation of BellSouth or a Subsidiary to pay cash compensation under other compensatory arrangements, with or without the election of the Eligible Employee. A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Payment upon the Participant becoming holder of record of such Shares; provided, however, the Plan Administrator may impose such restrictions on the assignment or transfer of such Shares as it deems are appropriate and specifies in an Agreement for such Stock Payment. A Stock Payment shall be subject to such other terms as the Administrator deems are consistent with the terms of this Plan and specifies in any Agreement for such Stock Payment.

     (b) NON-EMPLOYEE DIRECTORS. The Director Committee may grant Stock Payments to a Non-Employee Director as additional compensation or in lieu of the obligation of BellSouth to pay cash compensation. In addition, unless otherwise determined by the Director Committee, for each date that a retainer payment otherwise is due to a Non-Employee Director, BellSouth shall pay such Non-Employee Director a Stock Payment for the number of BLS Shares and/or Latin America Shares, as determined by the Director Committee, equal to 50% of such retainer payment based upon the average of the high and low daily sales prices of a BLS Share and/or a Latin America Share on the New York Stock Exchange ("NYSE") for the period of five trading days ending on such retainer payment date (or the period of five trading days immediately preceding such date if the NYSE is closed on such date). Such Stock Payment

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will be made in lieu of the cash payment of such 50% of the retainer.
Certificates or other evidence of all whole Shares will be delivered promptly following each Stock Payment. Any payment for a fractional Share automatically will be made in cash.

     9.4 DIVIDEND EQUIVALENT RIGHTS. The Plan Administrator may grant Dividend Equivalent Rights in tandem with the grant of Options, SARs, or Performance Shares that otherwise do not provide for the payment of dividends on the Shares subject to such Awards for the period of time to which such Dividend Equivalent Rights apply, or may grant Dividend Equivalent Rights that are independent of any such Award. A Dividend Equivalent Right granted in tandem with another Award may be evidenced by the Agreement for such other Award; otherwise, a Dividend Equivalent Right shall be evidenced by a separate Agreement. Payment may be made in cash or Shares, or a combination thereof, may be immediate or deferred, and may be subject to such employment, Performance Objectives or other conditions as the Administrator may determine and specify in the Agreement for such Dividend Equivalent Rights. The total payment attributable to a Share subject to a Dividend Equivalent Right shall not exceed 100% of the equivalent dividends payable with respect to a Share during the term of such Dividend Equivalent Right, taking into account any assumed reinvestment (including assumed reinvestment in Shares) or interest earnings on such equivalent dividends as determined under the Agreement in the case of deferred payment, provided that such percentage may increase to a maximum of 200% if the Dividend Equivalent Right is subject to a Performance Objective as described in Section 10.2.

                                   ARTICLE X

                    SPECIAL PROVISIONS APPLICABLE TO AWARDS

     10.1 RULE 16B-3 COMPLIANCE.

     (a) SIX-MONTH HOLDING PERIOD. Unless a Participant could otherwise exercise a derivative security or dispose of Shares delivered upon exercise of a derivative security granted under the Plan without incurring liability under
Section 16(b) of the Exchange Act, (i) Shares delivered under the Plan other than upon exercise or conversion of a derivative security granted under the Plan shall be held for at least six months from the date of acquisition, and (ii), with respect to a derivative security granted under the Plan, at least six months shall elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

     (b) REFORMATION TO COMPLY WITH EXCHANGE ACT RULES. It is the intent of BellSouth that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-l(c)(3) under the Exchange Act in connection with any grant of Awards to, or other transaction by, a Participant who is subject to
Section 16 of the Exchange Act (except for transactions exempted under alternative Exchange Act Rules). Accordingly, if any provision of this Plan or any Agreement relating to an Award does not comply with the requirements of Rule 16b-3 or Rule 16a-l(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-l(c)(3) so that such Participant shall avoid liability under Section 16(b).

     (c) PRIOR PLAN WINDOW PERIOD SARS. Effective November 24, 1996, in light of the elimination by the Securities and Exchange Commission of the condition for exemption from Section 16(b) of the Exchange Act that stock appreciation rights be exercised for cash only during a specified "window period", outstanding stock appreciation rights tandem to non-qualified options issued under the BellSouth Corporation Stock Option Plan are amended to remove the window period restriction for cash exercise such that such stock appreciation rights granted in 1989 and 1990 are now exercisable for cash at any time and that such stock appreciation rights granted in all other years are now exercisable for either cash or Shares at any time, provided in all cases that such a stock appreciation right can only be exercised if the optionee meets all other applicable requirements for the exercise of such stock appreciation right under the terms of the Prior Plan and the applicable grant agreement, including any requirement relating to the optionee's status under Section 16(a) of the Exchange Act at the time of grant or exercise. This Section 10.1(c) shall constitute an amendment to the BellSouth Corporation Stock Option Plan, and to outstanding non-qualified stock option and tandem stock appreciation right agreements thereunder, to the extent necessary to effect this change to such outstanding stock appreciation rights under such plan. A

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

Prior Plan participant's (or beneficiary's) election to exercise such an outstanding stock appreciation right during any expanded period provided by this
Section 10.1(c) shall constitute any required consent by the participant (or beneficiary) to such amendment.

     10.2 PERFORMANCE-BASED AWARDS.

     (a) GENERAL. Each Agreement for the grant of Performance Shares shall specify the number of Performance Shares subject to such Agreement, the Performance Period and the Performance Objective, and each Agreement for the grant of any other Award that the Administrator determines to make subject to a Performance Objective similarly shall specify the applicable number of Shares, the period for measuring performance and the Performance Objective. Each Agreement for a performance-based grant shall specify in respect of a Performance Objective the minimum level of performance below which no payment will be made, shall describe the method for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the Performance Objective, and shall specify the maximum percentage payout under the Agreement. Such maximum percentage in no event shall exceed 100% in the case of performance-based Restricted Shares and 200% in the case of Performance Shares or performance-based Dividend Equivalent Rights.

     (b) PERFORMANCE OBJECTIVE. The Administrator shall determine and specify the Performance Objective in the Agreement for a Performance Share or for any other performance-based Award, which Performance Objective shall consist of (i) one or more business criteria, including (except as limited under Section 10.2(c) below for Awards to Covered Employees) financial, service level and individual performance criteria, and (ii) a targeted level or levels of performance with respect to such criteria. Performance Objectives may differ between Participants and between types of Awards and from year to year.

     (c) ADDITIONAL RULES APPLICABLE TO COVERED EMPLOYEES. The Performance Objective for Performance Shares and any other performance-based Award granted to a Covered Employee shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code and shall be based on one or more of the following business criterion: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share;
(v) book value per Share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure;
(x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; and (xix) total shareholder return. The foregoing criterion may relate to BellSouth, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. Achievement of this Performance Objective shall be measured over a period of years not to exceed ten as specified by the Compensation Committee in the Agreement for the performance-based Award. No business criterion other than that named above in this Section 10.2(c) may be used in establishing the performance objective for an Award to a Covered Employee under this Section 10.2. For each such Award relating to a Covered Employee, the Compensation Committee shall establish the targeted level or levels of performance for such business criterion (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The Compensation Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award under this Section 10.2(c), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. All determinations by the Compensation Committee as to the achievement of Performance Objectives under this Section 10.2(c) shall be made in writing. The Compensation Committee may not delegate any responsibility under this Section 10.2(c).

     (d) INTENT WITH REGARD TO CODE SECTION 162(m). It is the intent of BellSouth that, unless otherwise determined by the Compensation Committee, Options, SARs, and Awards subject to Performance Objectives specified under this
Section 10.2, granted under the Plan to persons who are Covered Employees, shall constitute "qualified performance-based compensation" within the meaning of Code

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Section 162(m) and regulations thereunder. Accordingly, unless otherwise determined by the Compensation Committee, if any provision of the Plan or any Award agreement relating to such an Award granted to a Covered Employee does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder (including Proposed Regulation 1.162-27 unless and to the extent it is superseded by an interim or final regulation), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Compensation Committee or any other person discretion to increase the amount of compensation otherwise payable to a Covered Employee in connection with any such Award upon attainment of the Performance Objectives.

     10.3 CHANGE IN CONTROL.

     (a) GENERAL. The Compensation Committee shall have the right in its sole discretion to include with respect to any Award granted to a Participant under this Plan provisions accelerating the vesting or Settlement of such Award upon a Change in Control, subject to the restrictions on dispositions of equity securities set forth in Sections 10.1(a) and 12.1 and the restrictions in
Section 10.3(d) below. Such acceleration rights may be included as part of the Agreement for such Award or may be included at any time after the Award has been granted to the Participant. Such acceleration rights may include, or be made subject to, such restrictions as the Compensation Committee may deem are appropriate to avoid or ameliorate the federal income tax impact of excess parachute payments as defined in Section 280G(b) of the Code.

     (b) OPTIONS AND SAR GRANTS. Any Option or SAR granted under the Plan on and after September 23, 1996 shall become fully vested and exercisable upon a Change in Control. Such Option or SAR following a Change in Control accordingly
(i) shall be exercisable without regard to any dates specified in the applicable grant Agreement and (ii) any conditions specified in the grant Agreement or otherwise in the Plan for the forfeiture of the Option or SAR, including any conditions related to termination of employment or noncompetition, shall not apply, subject in both cases to the continued application of the expiration date specified in the grant Agreement on which the Option or SAR will expire in all events.

     (c) OUTSTANDING NON-QUALIFIED STOCK OPTIONS AND SARS. Effective September 23, 1996, Section 10.3(b) also shall apply to all outstanding non-qualified stock options and tandem SARs under this Plan and also those issued under the BellSouth Corporation Stock Option Plan, subject in both cases to the consent of the applicable participant in accordance with rules established by BellSouth. This Section 10.3 (and related definitions) shall constitute an amendment to the BellSouth Corporation Stock Option Plan, and to all outstanding non-qualified stock options and tandem stock appreciation rights under this Plan and under the Prior Plan, to the extent necessary to effect this change to all such outstanding non-qualified stock options and stock appreciation rights.

     (d) POOLING OF INTERESTS ACCOUNTING TREATMENT.   Notwithstanding anything
to the contrary in this Plan, if the application of this Section 10.3 would preclude the use of pooling of interests accounting treatment with respect to a transaction for which such treatment otherwise is available and to be adopted by BellSouth, the provisions of this Section 10.3 shall be modified as it applies to such transaction, to the minimum extent necessary to prevent such impact, including if necessary the invalidation of such provisions to the extent they otherwise would have been triggered by such transaction. If the pooling of interests accounting rules require modification or invalidation of one or more provisions of this Section 10.3 as it applies to such transaction, the adverse impact on the Participant (including for this purpose a Prior Plan participant) shall, to the extent reasonably possible, be proportionate to the adverse impact on other similarly situated Participants of BellSouth. The Board shall, in its sole and absolute discretion, make all determinations necessary under this subsection; provided, that determinations regarding the application of the pooling of interests accounting rules for these purposes shall be made by BellSouth with the concurrence of BellSouth's independent auditors at the time such determination is to be made.

     10.4 TRANSFERABILITY DURING LIFETIME.

     (a) GENERAL RULE. During the lifetime of a Participant to whom an Award is granted, only the Participant (or such Participant's legal representative) may exercise or receive payment of an Award. No Award (other than unrestricted Stock Payments upon receipt) may be sold, assigned, transferred (except as provided in the sentence above), exchanged, or otherwise encumbered or made subject to any creditor's process, whether voluntary, involuntary or by operation of law, and any attempt to do so shall be of no
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

effect. This Section 10.4(a) shall apply to all Awards except as provided in Sections 10.4(b) and 10.4(c) below.

     (b) LIMITED EXCEPTION FOR CERTAIN NQSOS AND SARS. Unless the terms of the applicable grant Agreement for an NQSO or SAR specifically provides that this
Section 10.4(b) shall not apply, a Participant who is an Officer or a Non-Employee Director (or a retired Officer or Non-Employee Director) may transfer such Participant's rights under any NQSO or SAR Agreement (other than a SAR tandem to an ISO) granted on or after November 24, 1996 by properly completing and delivering to the executive compensation group at BellSouth headquarters a Non-Qualified Stock Option Assignment Form and satisfying such other conditions as BellSouth may impose, provided that such transfer is without consideration and to (i) one or more of the Participant's spouse, parents, spouse's parents, siblings, siblings' lineal descendants, children, children's lineal descendants, children's spouses and children's spouses' lineal descendants, including in all cases legally adopted individuals, or (ii) a trust, partnership or similar entity for the benefit solely of one or more of the family members described above. The rights of any such transferee thereafter shall be nontransferable except that such transferee, where applicable under the terms of the transfer by the Participant, shall have the right previously held by the Participant to designate a Beneficiary. A Participant may make such a transfer of the Participant's rights with respect to less than all of the total number of Shares subject to an Option or SAR Agreement provided that each such transfer shall apply to at least 20% of the total number of Shares initially subject to such Agreement. Upon the transfer by a Participant of any rights under an SAR Agreement or under an NQSO Agreement which includes a tandem SAR, any right under the SAR to exercise such SAR for cash automatically is eliminated with respect to such transferred interest. Notwithstanding Section
12.5 or the terms of any Agreement, BellSouth or any Subsidiary shall not withhold any amount attributable to the Participant's tax liability from any payment of cash or Shares to a transferee or transferee's Beneficiary under this
Section 10.4(b) upon exercise of a transferred NQSO or SAR by such person, but may require the payment of an amount equal to BellSouth's or any Subsidiary's withholding tax obligation as a condition to such exercise or as a condition to the release of cash or Shares upon such exercise.

     (c) OUTSTANDING NON-QUALIFIED STOCK OPTIONS AND SARS. Effective November 24, 1996, Section 10.4(b) also shall apply to all non-qualified stock options and SARs tandem to non-qualified stock options outstanding under the Plan and also to all outstanding non-qualified stock options and tandem SARs issued under the BellSouth Corporation Stock Option Plan. This Section 10.4 (and related Plan provisions on transferability) shall constitute an amendment to the BellSouth Corporation Stock Option Plan, and to all outstanding non-qualified stock option and tandem stock appreciation right grant agreements under this Plan and the Prior Plan, to the extent necessary to effect this change to such outstanding non-qualified stock options and tandem stock appreciation rights. The election by a Participant or Beneficiary (including for this purpose a participant or beneficiary under the Prior Plan) to transfer any such non-qualified stock option and tandem stock appreciation right pursuant to this Section 10.4(c) shall constitute any required consent by the Participant (or Beneficiary) to such amendment.

     10.5 TRANSFERS TO DEATH BENEFICIARY. In the event of a Participant's death, all of such person's outstanding Awards, including his or her rights to receive any accrued but unpaid Stock Payments, will transfer to the maximum extent permitted by law to such person's Beneficiary (except to the extent a permitted transfer of a NQSO or SAR previously was made pursuant to Section 10.4). Each Participant may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her Beneficiary for purposes of this Plan. Each designation shall be on a form prescribed by the Administrator, will be effective only when delivered to BellSouth, and when effective will revoke all prior designations by the Participant. If a Participant dies with no such beneficiary designation in effect, such person's Beneficiary shall be his or her estate and such person's Awards will be transferable by will or pursuant to laws of descent and distribution applicable to such person.

     10.6 ADJUSTMENTS. In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under this Plan, then the Administrator, in such manner as it may deem equitable, shall adjust any or all of (i) the number and kind of shares which may thereafter be delivered in connection with Awards, (ii) the number and kind of shares that may be delivered or deliverable in respect of outstanding Awards, (iii) the number and kind of shares with respect

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to which Awards may be granted as set forth in Article III, and (iv) the exercise price, grant price, or purchase price relating to any Award, or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award. Any such adjustment made by the Administrator, including any cancellation of an outstanding Award made as part of such adjustment, will be final and binding. The terms of this Section 10.6 (and related definitions) shall apply to all outstanding grants and awards under the Prior Plans, and this
Section 10.6 shall constitute an amendment to the terms of the Prior Plans and to the terms of all such outstanding grants and awards.

                                   ARTICLE XI

                           AMENDMENTS AND TERMINATION

     The Board shall have the right to amend, modify, suspend or terminate the Plan at any time; provided, that following the approval of the Plan by BellSouth shareholders, this Plan may not be amended without further approval by shareholders, to the extent such approval is required by the Code, the Exchange Act or other applicable law. No enactment, modification, suspension or termination of the Plan shall alter or impair any Awards previously granted under this Plan without the consent of the holder thereof, unless otherwise required by law. It is conclusively presumed for this purpose that any adjustment for changes in capitalization pursuant to Section 10.6 of this Plan does not affect any right of the holder of an Award. Notwithstanding the foregoing, the Board may not amend the terms of any Option to reduce the Option price. Nor may the Board, without approval by shareholders, cancel any Option and grant a new Option with a lower Option price such that the effect would be the same as reducing the Option price.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1 STOCK RESTRICTIONS. BellSouth shall have the right under this Plan to restrict or otherwise delay the issuance of any Shares purchased or paid under this Plan until the requirements of any applicable laws or regulations and any stock exchange requirements have been in BellSouth's judgment satisfied in full. Furthermore, any Shares which are issued as a result of purchases or payments made under this Plan shall be issued subject to such restrictions and conditions on any resale and any other disposition as BellSouth shall deem necessary or desirable under any applicable laws or regulations or in light of any stock exchange requirements.

     12.2 TERM OF SERVICE. The granting of an Award to a Participant under this Plan shall not obligate BellSouth to provide that Participant upon the termination of his or her employment or service with any benefit whatsoever except as provided under the terms and conditions of that Award or obligate the Participant to remain an employee or director.

     12.3 NO SHAREHOLDER RIGHTS. No Award shall confer on any Participant, or anyone claiming on his behalf, any of the rights of a shareholder of BellSouth unless and until Shares are duly issued or transferred on the books of BellSouth in accordance with the terms and conditions of the Award.

     12.4 NO RIGHT TO EMPLOYMENT/CONTINUED SERVICE OR AWARDS. The granting of an Award under the Plan shall impose no obligation on BellSouth or any Subsidiary to continue the employment or service of a Participant and shall not lessen or affect BellSouth's or Subsidiary's right to terminate the employment or service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Administrator's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

     12.5 UNFUNDED PLAN. This Plan shall be unfunded and BellSouth shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither BellSouth, its affiliates, the Administrator, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between any such party and a Participant or anyone claiming on his or her behalf. To the extent a Participant or any other person acquires a right to receive payment

                                  Annex III-17
pursuant to an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of BellSouth.

     12.6 TAXES. BellSouth or any Subsidiary shall withhold from any payment of cash or Shares to a Participant or other person under this Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or shall take any other action as it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant or exercise of any Award under this Plan. BellSouth or any Subsidiary shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by BellSouth or any Subsidiary to meet any tax reporting obligation as a condition to exercise or before making any payment pursuant to an Award.

     12.7 BINDING EFFECT. The provisions of this Plan, and any applicable Agreement, election, Beneficiary designation or other related document, shall be binding upon each Participant and any of his Beneficiaries, transferees, heirs, assignees, distributees, executors, administrators, personal representatives or any other person claiming any rights under this Plan. Any such person claiming any rights under this Plan shall be subject to the terms and conditions of this Plan and all such documents and such other terms and conditions, not inconsistent with this Plan, as the Administrator may impose pursuant to Article V.

     12.8 CHOICE OF LAW AND VENUE. This Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to the conflict of laws provisions thereof (except to the extent provisions of federal law may be applicable). Acceptance of an Award shall be deemed to constitute consent to the jurisdiction and venue of the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia for all purposes in connection with any suit, action, or other proceeding relating to such Award, including the enforcement of any rights under this Plan or any Agreement or other document, and shall be deemed to constitute consent to any process or notice of motion in connection with such proceeding being served by certified or registered mail or personal service within or without the State of Georgia, provided a reasonable time for appearance is allowed.

                                  Annex III-18

PROXY/ VOTING INSTRUCTION CARD                                  [BELLSOUTH LOGO]

This proxy is solicited on behalf of the Board of Directors for the Special Meeting of BellSouth Shareholders to be held on XXXXX, 2000.

The undersigned hereby appoints Reuben V. Anderson, James H. Blanchard and John
G. Medlin, Jr., and each of them, proxies with full power of substitution, to vote all shares of BellSouth stock of the undersigned at the Special Meeting of Shareholders to be held at 9:00 A.M.EDT, on XXXX, XXXXX, 2000 at the XXXXX XXXXXX XXX, Atlanta, Georgia, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

This card also provides voting instructions for shares held in the BellSouth Direct Investment Plan and, if registrations are identical, shares held in the various employee stock purchase and benefit plans.

YOUR VOTE IS IMPORTANT. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE; OR MAIL TO BELLSOUTH CORPORATION, CHURCH STREET STATION, P. O. BOX 1456, NEW YORK, NEW YORK 10277-1456.

--------------------------------------------------------------------------------
                      Detach here from proxy voting card.

SPECIAL MEETING
OF BELLSOUTH
SHAREHOLDERS

XXXXXX
XXXXX, 2000

9:00 A.M. EASTERN
         TIME

                                                              Please mark
                                                              your votes as   X
                                                              indicated in
                                                              this example

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS

                                                                   FOR       AGAINST       ABSTAIN
1. Approval of the Tracking Stock Proposal as described in the accompanying proxy statement under "Proposal 1--The
   Tracking Stock Proposal"

                                                                FOR       AGAINST       ABSTAIN
2. Approval of the Amended and Restated BellSouth
   Corporation Stock Plan as described in the accompanying
   proxy statement under "Proposal 2--The Adoption of the
   Amended and Restated BellSouth Corporation Stock Plan"

3. Approval of the amendments to the By-laws as described in the accompanying proxy statement under "Proposal 3--
   Amendments to the By-laws"

             I consent to access future Annual Reports
             and Proxy Statements electronically via the
             Internet
             -------------------------------------------------------------------


             -------------------------------------------------------------------
             Signature(s)                            Date


             -------------------------------------------------------------------
             If joint owner please sign

             NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                     VOTE BY TELEPHONE OR INTERNET OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

             Telephone                                     Internet                              Mail
           1-800-840-1208                      http://www.proxyvoting.com/bls
Use any touch-tone telephone to              Use the Internet to vote your                Mark, sign and date
vote your proxy. Have your proxy       OR    proxy. Have your proxy card in        OR       your proxy card
card in hand when you call. You will         hand when you access the web                         and
be prompted to enter your control            site. You will be prompted to enter            return it in the
number, located in the box below,            your control number, located in             enclosed postage-paid
and then follow the directions on            the box below, to create and                      envelope.
the enclosed instructions.                   submit an electronic ballot.

            If you vote your proxy by telephone or on the Internet,
                  you do NOT need to mail back your proxy card.

--------------------------------------------------------------------------------

                                                                 [BELLSOUT LOGO]

                                                                  CONTROLNUMBER

                   BellSouth Special Meeting Admission Ticket